Subject to completion, as filed with the Securities and Exchange Commission on March 25, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENOVA INTERNATIONAL, INC.

(Exact Name of Each Registrant as Specified in Its Charter)

Delaware	6141	45-3190813
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

200 West Jackson Boulevard

Chicago, Illinois 60606

(312) 568-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David A. Fisher

President and Chief Executive Officer

200 West Jackson Boulevard

Chicago, Illinois 60606

(312) 568-4200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gerald T. Nowak, P.C.

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
9.75% Senior Notes due 2021	$500,000,000	$58,100
Guarantees related to the 9.75% Senior Notes due 2021 (2)	N/A	N/A
Total	$500,000,000	$58,100

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
AEL Net Marketing, LLC	DE	6141	20-4956150
AEL Net of Missouri, LLC	DE	6141	20-4956150
Billers Acceptance Group, LLC	DE	6141	45-2238254
CashEuroNet UK, LLC	DE	6141	26-3713455
CashNet CSO of Maryland, LLC	DE	6141	20-4956150
CashNetUSA CO LLC	DE	6141	20-4956150
CashNetUSA of Florida, LLC	DE	6141	26-2511622
CashNetUSA OR LLC	DE	6141	20-4956150
CNU Newco, LLC	DE	6141	47-1971101
CNU DollarsDirect Inc.	DE	6141	27-0977932
CNU DollarsDirect Lending Inc.	DE	6141	90-0793731
CNU of Alabama, LLC	DE	6141	20-4956150
CNU of Alaska, LLC	DE	6141	20-4956150
CNU of Arizona, LLC	DE	6141	20-4956150
CNU of California, LLC	DE	6141	20-4956150
CNU of Colorado, LLC	DE	6141	20-4956150
CNU of Delaware, LLC	DE	6141	20-4956150
CNU of Florida, LLC	DE	6141	20-5921254
CNU of Hawaii, LLC	DE	6141	20-4956150
CNU of Idaho, LLC	DE	6141	20-4956150
CNU of Illinois, LLC	DE	6141	20-4956150
CNU of Indiana, LLC	DE	6141	20-4956150
CNU of Kansas, LLC	DE	6141	20-4956150
CNU of Louisiana, LLC	DE	6141	47-2146746
CNU of Maine, LLC	DE	6141	20-4956150
CNU of Michigan, LLC	DE	6141	20-4956150
CNU of Minnesota, LLC	DE	6141	20-4956150
CNU of Mississippi, LLC	DE	6141	20-4956150
CNU of Missouri, LLC	DE	6141	20-4956150
CNU of Montana, LLC	DE	6141	20-4956150
CNU of Nevada, LLC	DE	6141	26-4506480
CNU of New Hampshire, LLC	DE	6141	26-1565395
CNU of New Mexico, LLC	DE	6141	20-4956150
CNU of North Dakota, LLC	DE	6141	47-2013090
CNU of Ohio, LLC	DE	6141	47-2031744
CNU of Oklahoma, LLC	DE	6141	37-1777953
CNU of Oregon, LLC	DE	6141	20-4956150
CNU of Rhode Island, LLC	DE	6141	20-4956150
CNU of South Carolina, LLC	DE	6141	20-4956150
CNU of South Dakota, LLC	DE	6141	47-2309597
CNU of Tennessee, LLC	DE	6141	47-2053102
CNU of Texas, LLC	DE	6141	20-4956150
CNU of Utah, LLC	DE	6141	36-4776756
CNU of Virginia, LLC	DE	6141	20-4956150
CNU of Washington, LLC	DE	6141	47-2017129
CNU of Wisconsin, LLC	DE	6141	20-4956150
CNU of Wyoming, LLC	DE	6141	20-4956150
CNU Online Holdings, LLC	DE	6141	20-4956150
CNU Technologies of Iowa, LLC	DE	6141	20-4956150

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
CreditMe, LLC	DE	6141	47-2932891
Debit Plus Payment Solutions, LLC	DE	6141	26-3471347
Debit Plus Services, LLC	DE	6141	26-2862455
Debit Plus Technologies, LLC	DE	6141	26-3955301
Debit Plus, LLC	DE	6141	26-2862455
DollarsDirect, LLC	DE	6141	26-4663418
DP Labor Holdings, LLC	DE	6141	98-1022571
Enova Brazil, LLC	DE	6141	20-4956150
Enova Financial Holdings, LLC	DE	6141	27-1129195
Enova International GEC, LLC	DE	6141	61-1725135
Enova Online Services, Inc.	DE	6141	27-1129063
EuroNetCash, LLC	DE	6141	20-4956150
Headway Capital, LLC	DE	6141	38-3952821
Mobile Leasing Group, Inc.	DE	6141	27-1758197
NC Financial Solutions of Alabama, LLC	DE	6141	80-0807037
NC Financial Solutions of Arizona, LLC	DE	6141	80-0807037
NC Financial Solutions of California, LLC	DE	6141	80-0807037
NC Financial Solutions of Delaware, LLC	DE	6141	80-0807037
NC Financial Solutions of Florida, LLC	DE	6141	20-4956150
NC Financial Solutions of Georgia, LLC	DE	6141	80-0807037
NC Financial Solutions of Idaho, LLC	DE	6141	80-0807037
NC Financial Solutions of Illinois, LLC	DE	6141	80-0807037
NC Financial Solutions of Indiana, LLC	DE	6141	27-2424775
NC Financial Solutions of Kansas, LLC	DE	6141	80-0807037
NC Financial Solutions of Louisiana, LLC	DE	6141	80-0807037
NC Financial Solutions of Maryland, LLC	DE	6141	80-0807037
NC Financial Solutions of Mississippi, LLC	DE	6141	80-0807037
NC Financial Solutions of Missouri, LLC	DE	6141	80-0807037
NC Financial Solutions of Montana, LLC	DE	6141	80-0807037
NC Financial Solutions of Nevada, LLC	DE	6141	80-0807037
NC Financial Solutions of New Hampshire, LLC	DE	6141	90-0847181
NC Financial Solutions of New Jersey, LLC	DE	6141	47-3181890
NC Financial Solutions of New Mexico, LLC	DE	6141	80-0807037
NC Financial Solutions of North Dakota, LLC	DE	6141	47-2017630
NC Financial Solutions of Ohio, LLC	DE	6141	80-0807037
NC Financial Solutions of Oregon, LLC	DE	6141	80-0807037
NC Financial Solutions of Rhode Island, LLC	DE	6141	80-0807037
NC Financial Solutions of South Carolina, LLC	DE	6141	80-0807037
NC Financial Solutions of South Dakota, LLC	DE	6141	80-0807037
NC Financial Solutions of Tennessee, LLC	DE	6141	80-0807037
NC Financial Solutions of Texas, LLC	DE	6141	80-0807037
NC Financial Solutions of Utah, LLC	DE	6141	35-2492962
NC Financial Solutions of Virginia, LLC	DE	6141	80-0807037
NC Financial Solutions of Wisconsin, LLC	DE	6141	80-0807037
NC Financial Solutions, LLC	DE	6141	80-0807037
Ohio Consumer Financial Solutions, LLC	DE	6141	20-4956150
Tennessee CNU, LLC	DE	6141	47-2803927
The Check Giant NM, LLC	DE	6141	20-4956150

*	Address and telephone numbers of principal executive offices are the same as those of Enova International, Inc.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated March 25, 2015

Preliminary Prospectus

ENOVA INTERNATIONAL, INC.

EXCHANGE OFFER FOR

$500,000,000 OUTSTANDING 9.75% SENIOR NOTES DUE 2021

Offer for outstanding 9.75% Senior Notes due 2021 (the “Exchange Offer”) in the aggregate principal amount of $500,000,000 (the “Old Notes”) in exchange for up to $500,000,000 in aggregate principal amount of 9.75% Senior Notes due 2021 (the “Exchange Notes” and together with the Old Notes, the “notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

Terms of the Exchange Offer:

•	The Exchange Offer expires 11:59 p.m., New York City time, , 2015, unless extended.

•	You may withdraw tendered outstanding Old Notes any time before the expiration or termination of the Exchange Offer.

•	Not subject to any condition other than that the Exchange Offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	We can amend or terminate the Exchange Offer.

•	We will not receive any proceeds from the Exchange Offer.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Terms of the Exchange Notes:

•	The Exchange Notes will be guaranteed by all of Enova’s direct and indirect domestic restricted subsidiaries. The Exchange Notes will be effectively subordinated to all existing and future liabilities of each of our non-guarantor subsidiaries.

•	The Exchange Notes will rank senior in right of payment to all of our and the guarantors’ subordinated indebtedness and equal in right of payment with any of our and the guarantors’ other senior indebtedness. In addition, the Exchange Notes will effectively be junior in right of payment to all of our and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities of our non-guarantor subsidiaries. The Exchange Notes will not be secured by any of our or the guarantors’ assets. We and our guarantors are restricted from securing indebtedness with assets other than certain liens permitted by the terms of the Exchange Notes, unless the Exchange Notes are also so secured. See “Description of Exchange Notes.”

•	The Exchange Notes will mature on June 1, 2021. The Exchange Notes will have a fixed annual interest rate of 9.75%, which will be paid every six months on June 1 and December 1.

•	We may redeem the Exchange Notes in whole or in part from time to time. See “Description of Exchange Notes.”

•	Upon a change of control and certain asset sales, we may be required to offer to repurchase the Exchange Notes.

•	The terms of the Exchange Notes are substantially identical to those of the respective outstanding Old Notes, except the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the Exchange Offer, see “Risk Factors” beginning on page 17 of this prospectus.

There is no established trading market for the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed to amend and supplement the prospectus of which this registration statement forms a part in order to permit such prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the Exchange Notes. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 9.75% Senior Notes due 2021.

Our principal executive offices are located at 200 West Jackson Boulevard, Chicago, Illinois 60606, and our main telephone number at that address is (312) 568-4200. Our website is located at http://www.enova.com. The information contained on our website or that can be accessed through our website is not part of or incorporated into this prospectus and you should not rely on that information.

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NOTE REGARDING THE USE OF CERTAIN TERMS

We use the following terms throughout this prospectus to refer to the items indicated:

•	the term “Adjusted EBITDA” means our net income excluding depreciation, amortization, interest, foreign currency transaction gains or losses, taxes and certain other expense items. Adjusted EBITDA is a financial measure that is not in conformity with generally accepted accounting principles in the United States, or GAAP, which we refer to as non-GAAP financial information. See “Selected Historical Financial and Other Data” for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Net Income for the years ended December 31, 2010, 2011, 2012, 2013 and 2014. Enova management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate our ability to incur and service debt and our capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. In addition, management believes that the adjustments for certain expense items are useful to investors to allow them to compare our financial results during the periods presented without the effect of those expense items. The computation of Adjusted EBITDA as presented may differ from the computation of similarly-titled measures provided by other companies;

•	“Cash America” refers to Cash America International, Inc., a Texas corporation, and, where appropriate in context, to one or more of its subsidiaries or all of them together, including Enova prior to the distribution and excluding Enova after the distribution;

•	each of the terms “distribution” and “Spin-off” refers to the distribution of 80 percent of the outstanding shares of Enova common stock on November 13, 2014 by Cash America to shareholders of Cash America as of the record date;

•	the term “distribution date” means the date on which the distribution occurred;

•	the term “e-commerce business” or “e-commerce segment” refers to the operations of Cash America’s E-Commerce Division, which, prior to the distribution, was composed of Cash America’s domestic and international online lending channels through which it offered or arranged consumer loans. In connection with the preparation for the proposed initial public offering of Enova’s common stock in 2011 and 2012, which was abandoned, substantially all assets and liabilities related to the e-commerce business that were not previously held by Enova or its subsidiaries were transferred to Enova or its subsidiaries at that time;

•	“Enova” refers to Enova International, Inc., a Delaware corporation, and, where appropriate in context, to one or more of its subsidiaries or all of them taken together;

•	the term “initial purchaser” means Jefferies LLC, the initial purchaser of the Old Notes;

•	the term “retail services business” refers to all of the operations of Cash America’s Retail Services Division, which is composed of domestic storefront locations that offer some or all of the following services: pawn loans, consumer loans, the purchase and sale of merchandise, check cashing and other ancillary products and services such as money orders, wire transfers, prepaid debit cards, tax filing services and auto insurance. Following the distribution, Cash America’s business consists solely of the retail services business, together with Cash America’s corporate operations;

•	the term “separation” refers to the separation of the e-commerce business from Cash America’s retail services business;

•

the term “transaction” means any transaction whereby a customer is provided credit, whether through direct funding of a loan originated by us, through a loan funded by an unaffiliated lender in connection with our credit services organization and credit access business programs and certain other relationships with third-party lenders that we arrange and guarantee, and includes new loans, renewals (where the customer agrees to pay the current finance charge on a loan for the right to make payment of the outstanding principal balance of such loan at a later date plus an additional finance charge) and each advance on a line of credit; in some instances in the United Kingdom, customers agree to repay a new short-term consumer loan by making two or three finance charge payments with repayment of the amount loaned due with the last finance charge payment, and in these cases we consider the obligation to make the first payment as a new short term consumer loan and the obligation to make additional payments as renewals of that loan because the customer pays a finance charge when each payment is made, similar to a renewed loan;

•	“we,” “us,” “our,” “company” and the “Company,” unless the context requires otherwise, refer to Enova; and

•	all references to $’s in this prospectus represent U.S. dollars, unless expressly stated otherwise (and foreign currencies have been converted to U.S. dollars as described in Note 3 to our consolidated financial statements for the year ended December 31, 2014).

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other materials we have filed or will file with the Securities and Exchange Commission (the “SEC”) contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. You should not place undue reliance on these statements. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of senior management with respect to the business, financial condition, operations and prospects of Enova International, Inc. and its subsidiaries (collectively, the “Company”). When used in this prospectus, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecast,” “project” and similar expressions or variations as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements address matters that involve risks and uncertainties that are beyond the ability of the Company to control and, in some cases, predict. Accordingly, there are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these statements. Key factors that could cause the Company’s actual financial results, performance or condition to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following:

•	the effect of laws and regulations targeting our industry that directly or indirectly regulate or prohibit our operations or render them unprofitable or impractical;

•	the effect of and compliance with domestic and international consumer credit, tax and other laws and government rules and regulations applicable to our business, including changes in such laws, rules and regulations, or changes in the interpretation or enforcement thereof, and the regulatory and examination authority of the Consumer Financial Protection Bureau with respect to providers of consumer financial products and services in the United States and the Financial Conduct Authority in the United Kingdom;

•	changes in our U.K. business practices in response to the requirements of the Financial Conduct Authority;

•	the effect of and compliance with enforcement actions, orders and agreements issued by applicable regulators, such as the November 2013 Consent Order issued by the Consumer Financial Protection Bureau;

•	our ability to effectively operate as a stand-alone, public company;

•	our ability to process or collect loans through the Automated Clearing House system;

•	the deterioration of the political, regulatory or economic environment in countries where we operate or in the future may operate;

•	the actions of third parties who provide, acquire or offer products and services to, from or for us;

•	public and regulatory perception of the consumer loan business and our business practices;

•	the effect of any current or future litigation proceedings and any judicial decisions or rule-making that affects us, our products or the legality or enforceability of our arbitration agreements;

•	changes in demand for our services, changes in competition and the continued acceptance of the online channel by our customers;

•	changes in our ability to satisfy our debt obligations or to refinance existing debt obligations or obtain new capital to finance growth;

•	a prolonged interruption in the operations of our facilities, systems and business functions, including our information technology and other business systems;

•	our ability to maintain an allowance or liability for estimated losses on loans that is adequate to absorb credit losses;

•	compliance with laws and regulations applicable to our international operations, including anti-corruption laws such as the Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 and international anti-money laundering, trade and economic sanctions laws;

•	our ability to attract and retain qualified officers;

•	cyber-attacks or security breaches;

•	acts of God, war or terrorism, pandemics and other events;

•	the ability to successfully integrate newly acquired businesses into our operations;

•	interest rate and foreign currency exchange rate fluctuations;

•	changes in the capital markets, including the debt and equity markets;

•	the effect of any of the above changes on our business or the markets in which we operate; and

•	other risks and uncertainties described herein.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. The foregoing list of factors is not exhaustive and new factors may emerge or changes to these factors may occur that would impact the Company’s business and cause actual results to differ materially from those expressed in any of the Company’s forward-looking statements. Additional information regarding these and other factors is contained in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. Other unknown or unpredictable factors also could harm the Company’s results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

The forward-looking statements included in this prospectus are made as of the date of this prospectus and the Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. The forward-looking statements in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements.

PROSPECTUS SUMMARY

This summary highlights material information about our business and about this offering of notes. This is a summary of material information contained elsewhere in this prospectus and incorporated by reference and is not complete and does not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, you should read this entire prospectus, including the section entitled “Risk Factors,” as well as the consolidated financial statements, the related notes thereto and the other information incorporated by reference into this prospectus.

COMPANY OVERVIEW

Enova is a leading provider of online financial services. In 2014, we extended approximately $2.2 billion in credit to borrowers. We currently offer or arrange loans to customers in 35 states in the United States and in the United Kingdom, Australia and Canada. In June 2014 and July 2014 we launched pilot programs in Brazil and China, respectively, where we began arranging loans for borrowers through a third party lender in each country. In addition, in late July 2014, we introduced a pilot program for a new line of credit product in the United States to serve the needs of small businesses. We use our proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans, allowing us to offer consumers and small businesses credit when and how they want it. Our customers include the large and growing number of consumers who and small businesses which have bank accounts but use alternative financial services because of their limited access to more traditional credit from banks, credit card companies and other lenders. We were an early entrant into online lending, launching our online business in 2004, and through December 31, 2014, we have completed over 31.9 million customer transactions and collected approximately nine terabytes of currently accessible consumer behavior data since launch, allowing us to better analyze and underwrite our specific customer base. We have significantly diversified our business over the past several years and currently offer or arrange multiple loan products in the United States, the United Kingdom, Australia, Canada, Brazil and China. These loan products include short-term loans, line of credit accounts, and installment loans.

We believe our customers highly value our services as an important component of their personal finances because our products are convenient, quick and often less expensive than other available alternatives. We attribute the success of our business to our advanced and innovative technology systems, the proprietary analytical models we use to predict loan performance, our sophisticated customer acquisition programs, our dedication to customer service and our talented employees.

We have developed a proprietary underwriting system based on data we have collected over our ten years of online lending experience. This system employs advanced risk analytics to decide whether to approve loan transactions, to structure the amount and terms of the loans we offer pursuant to jurisdiction-specific regulations and to provide customers with their funds quickly and efficiently. Our systems closely monitor loan collection and portfolio performance data that we use to continually refine the analytical models and statistical measures used in making our credit, marketing and collection decisions.

Our flexible and scalable technology platform allows us to process and complete customers’ transactions quickly and efficiently. In 2014, we processed approximately 4.5 million transactions, and we continue to grow our loan portfolio and increase the number of customers we serve through both desktop and mobile platforms. Our highly customizable technology platform allows us to efficiently develop and deploy new products to adapt to evolving regulatory requirements and customer preference, and to enter new markets quickly. In 2012, we launched a new product in the United States designed to serve near-prime customers and in 2014 we introduced a similar product in the United Kingdom. These new products are intended to allow us to further diversify our product offerings, customer base and geographic scope. In 2014, we derived 58.6% of our total revenue from the

United States and 41.4% of our total revenue internationally, with 97.0% of international revenue (representing 40.1% of our total revenue) generated in the United Kingdom. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion of the changes in our U.K. operations and our expectations for our U.K. business going forward.

PRODUCTS AND SERVICES

Our online loans provide customers with a deposit of funds to their bank account or debit card in exchange for a commitment to repay the amount deposited plus fees and/or interest. We originate, arrange, guarantee or purchase short-term consumer loans, line of credit accounts and installment loans.

•	Short-term consumer loans. We offer or arrange short-term, small-denomination consumer loans in 23 states in the United States, the United Kingdom and Canada. Short-term loans are unsecured loans written by us or by a third-party lender through our credit services organization and credit access business programs, which we refer to as our CSO programs, that we arrange and guarantee. Short-term loans generally have terms of seven to 90 days, with proceeds promptly deposited in the customer’s bank account or onto a debit card in exchange for a pre-authorized debit from their account. Our short-term consumer loans contributed approximately 31.7% of our total revenue in 2014, 50.9% in 2013, and 69.6% in 2012.

•	Line of credit accounts. We offer unsecured line of credit accounts in seven states in the United States and in the United Kingdom that allow customers to draw on the line of credit in increments of their choosing up to their credit limits. Customers may pay off their account balance in full at any time or make required minimum payments in accordance with the terms of the line of credit account. As long as the customer’s account is in good standing and has credit available, customers may continue to borrow on their line of credit. As a result of regulatory changes, we discontinued offering line of credit accounts to new customers in the United Kingdom and effective January 1, 2015, we discontinued draws on existing accounts in the United Kingdom. Our line of credit accounts contributed approximately 37.7% of our total revenue in 2014, 22.3% in 2013, and 11.1% in 2012.

•	Installment loans. We offer or arrange, through our CSO programs, unsecured multi-payment installment loan products in the United Kingdom and Australia and in 15 states in the United States. In September 2014, we began arranging and guaranteeing installment loans written by a third-party lender through our CSO programs in one state in the United States. Generally, terms are between two and 60 months. Our installment loan products generally have higher principal amounts than short-term loans and are repaid in installments of both principal and interest over the term of the loan. These loans may be repaid early at any time with no prepayment charges. Our installment loans contributed approximately 30.5% of our total revenue in 2014, 26.6% in 2013, and 19.1% in 2012.

•	Pilot Programs. In June 2014 and July 2014 we launched pilot programs in Brazil and China, respectively, where we began arranging loans for borrowers through a third party lender in each country as described below. In addition, in late July 2014, we also introduced a pilot program for a new line of credit product to serve the needs of small businesses, which was offered in eight states in the United States at December 31, 2014 and is included under “line of credit accounts.”

OUR MARKETS

We currently provide our services in the following countries:

•	United States. We began our online business in the United States in May 2004. As of December 31, 2014, we provided services in 35 states under the names CashNetUSA at www.cashnetusa.com, NetCredit at www.netcredit.com and Headway Capital at www.headwaycapital.com.

•	United Kingdom. We provide our services in the United Kingdom under the names QuickQuid at www.quickquid.co.uk, Pounds to Pocket at www.poundstopocket.co.uk and OnStride Financial at www.onstride.co.uk. We began our QuickQuid short-term consumer loan business in July 2007, our Pounds to Pocket installment loan business in September 2010 and our OnStride Financial near-prime installment loan business in April 2014. We offered a line of credit product from March 2013 to December 2014 under the brand name QuickQuid FlexCredit.

•	Australia. We began providing services in Australia in May 2009, where we provide services under the name DollarsDirect at www.dollarsdirect.com.au. See “Risk Factors—Risks Related to Our Business and Industry—Our business in Australia has become less profitable due to compliance with new regulations there, and if our new product offering is not sustainable, this could require us to exit the Australian market” for a discussion regarding risks related to our Australian operations.

•	Canada. We began providing services in Canada in October 2009. As of the date of this prospectus, we provide services in the provinces of Ontario, British Columbia, Alberta and Saskatchewan under the name DollarsDirect at www.dollarsdirect.ca.

•	Brazil. We launched a pilot program in Brazil on June 30, 2014, where we arrange loans for a third-party lender in accordance with applicable laws under the name Simplic at www.simplic.com.br. We also guarantee the payment of these loans by agreeing to purchase the loans from the third-party lender under certain circumstances. Our future plans for Brazil will largely depend on our results from this pilot program.

•	China. We launched a pilot program in China in late July 2014 where we have entered into a joint venture with a third party lender where the third party lender makes loans in accordance with applicable laws under the name YouXinYi at www.youxinyi.cn. Our future plans for China will largely depend on our results from this pilot program.

We have achieved significant growth since we began our online business as we have expanded both our product offerings and the geographic markets we serve. This growth in product offerings and geographic markets has resulted in significant revenue diversification as set forth below:

OUR INDUSTRY

The internet has transformed how consumers shop for and acquire products and services. According to International Data Corporation, global internet usage increased 51% from 2009 to 2013, from 1.8 billion to 2.7 billion users, and is expected to increase an additional 33%, to 3.5 billion users, by 2017. As internet accessibility has grown, a number of traditional financial services such as banking, bill payment and investing have become widely available online. A 2013 study by CFI Group found that approximately 82% of bank customers in a United States sample used their bank’s website at least once in the last 30 days. This level of use highlights the extent to which consumers now accept the internet for conducting their financial transactions and are willing to entrust their financial information to online companies. Moreover, the CFI Group study suggests that bank customers are actually more likely to bank online than at a branch. We believe the increased acceptance of online financial services has led to an increased demand for online lending, the benefits of which include customer privacy, easy access, security, 24/7 availability, speed of funding and transparency of fees and interest.

We use the internet to serve the large and growing number of underbanked consumers and small businesses who have bank accounts but use alternative financial services because of their limited access to more traditional consumer credit from banks, credit card companies and other lenders. Demand from these consumers has been fueled by several demographic and socioeconomic trends, including an overall increase in the population and stagnant to declining growth in the household income for working-class individuals. The necessity for alternative financial services was highlighted by a 2011 report from The National Bureau of Economic Research, which found that half of the Americans surveyed reported that it is unlikely that they would be able to gather $2,000 to cover a financial emergency, even if given a month to obtain funds.

We believe that consumers and small businesses seek online lending services for numerous reasons, including because they often:

•	prefer the simplicity, transparency and convenience of these services;

•	require access to financial services outside of normal banking hours;

•	have an immediate need for cash for financial challenges and unexpected expenses;

•	have been unable to access certain traditional lending or other credit services;

•	seek an alternative to the high cost of bank overdraft fees, credit card and other late payment fees and utility late payment fees or disconnect and reconnection fees; and

•	wish to avoid potential negative credit consequences of missed payments with traditional creditors.

COMPETITIVE STRENGTHS

We believe that the following competitive strengths position us well for continued growth:

•	Significant operating history and first mover advantage. As an early entrant in the online lending sector, we have accumulated approximately nine terabytes of currently accessible consumer behavior data from more than 31.9 million transactions during the past ten years (through December 31, 2014). This database allows us to market to a customer base with an established borrowing history as well as to better evaluate and underwrite new customers, leading to better loan performance. In order to develop a comparable database, we believe that competitors would need to incur high marketing and customer acquisition costs, overcome consumer brand loyalties and have sufficient capital to withstand higher early losses associated with unseasoned loan portfolios. Additionally, we are licensed in all jurisdictions which require licensing and believe that it would be difficult and time consuming for a new entrant to obtain such licenses. We have also created strong brand recognition over our ten year operating history and we continue to invest in our brands, such as CashNetUSA, NetCredit, Pounds to Pocket, QuickQuid, DollarsDirect, OnStride Financial, Headway Capital, Simplic and YouXinYi, to further increase our visibility.

•	Proprietary analytics, data and underwriting. We have developed a fully integrated decision engine that evaluates and rapidly makes credit and other determinations throughout the customer relationship, including automated decisions regarding marketing, underwriting, customer contact and collections. Our decision engine currently handles more than 100 algorithms and over 1,000 variables. These algorithms are constantly monitored, validated, updated and optimized to continuously improve our operations. Our proprietary models are built on ten years of lending history, using advanced statistical methods that take into account our experience with the millions of transactions we have processed during that time and the use of data from multiple third-party sources. Since we designed our system specifically for our specialized products, we believe our system provides more predictive assessments of future loan behavior than traditional credit assessments, such as the Fair Isaac Corporation score, or FICO score, and therefore, results in better evaluation of our customer base.

•	Scalable and flexible technology platform. Our proprietary technology platform is designed to be powerful enough to handle the large volume of data required to evaluate customer applications and flexible enough to capitalize on changing customer preferences, market trends and regulatory requirements. This platform has enabled us to achieve significant growth over the last ten years as we have expanded both our product offerings and the geographic markets we serve. We began offering installment loans in the United States and United Kingdom in 2008 and 2010, respectively, and added line of credit products in the United States and United Kingdom in 2010 and 2013, respectively. We have experienced significant growth in these products, with revenue contribution from installment and line of credit products increasing from 11.7% of total revenue in 2010 to 68.2% of total revenue in 2014. Similarly, total revenue contribution from our international operations, primarily in the United Kingdom, has grown at a compound annual growth rate of 52.6%, from $40.5 million, or 15.9% of total revenue in 2009, to $335.1 million, or 41.4% of total revenue in 2014. Our results from operations for the years ended December 31, 2014 and 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward. Due to the scalability of our platform, we were able to achieve this growth without significant investment in additional infrastructure, and over the past three years capital expenditures have averaged only 2.1% of revenue per year. We expect our advanced technology and underwriting platform to help continue to drive significant growth in our business.

•	Focus on consumer experience. We believe that alternative credit consumers are not adequately served by traditional lenders. To better serve these consumers and small businesses, we use customer-focused business practices, including 24/7 customer service by phone, email, fax and web chat. We continuously work to improve customer satisfaction by evaluating information from website analytics, customer surveys, call center feedback and focus groups. Our call center teams receive training on a regular basis and are monitored by quality assurance managers. We believe customers who wish to access credit again often return to us because of our dedication to customer service, the transparency of our fees and interest charges and our adherence to trade association “best practices.”

•

Diligent regulatory compliance. We conduct our business in a highly regulated industry. We are focused on regulatory compliance and have devoted significant resources to comply with laws that apply to us, while we believe many of our online competitors have not. We tailor our lending products and services to comply with the specific requirements of each of the jurisdictions in which we operate, including laws and regulations relating to fees, loan durations and renewals or extensions, loan amounts, disclosures and underwriting requirements. Our compliance experience and proprietary technology platform allow us to launch new products and to enter new geographic regions with a focus on compliance with applicable laws and customer protection. We are members of industry trade groups, including the Online Lenders Alliance in the United States and the Consumer Finance Association in the United Kingdom, which have promulgated “best practices” for our industry that we have adopted. The flexibility of our online platform enables us to rapidly adapt our products as necessary to comply with changes in regulation, without the need for costly and time consuming retraining of store-based employees and other expenses faced by our storefront competitors.

•	Proven history of growth and profitability. Over the last five years, we grew our net consumer loans, which are the gross outstanding balances for our consumer loans carried in the consolidated balance sheets net of the allowance for estimated loan losses, at a compound annual growth rate of 38.0%, from $89.2 million as of December 31, 2010 to $323.6 million as of December 31, 2014. Over the same period, our revenue grew at a compound annual growth rate of 21.0%, from $378.3 million in 2010 to $809.8 million in 2014, while Adjusted EBITDA grew at a compound annual growth rate of 38.8%, from $62.9 million to $233.7 million. Adjusted EBITDA margin has likewise improved, increasing over 1,200 basis points from 16.6% of revenue in 2010 to 28.9% of revenue in 2014. See note (a) to our “Selected Historical Financial and Other Data” included elsewhere in this prospectus for a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue (which is Adjusted EBITDA). Our results from operations for the years ended December 31, 2014 and 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward.

•	Talented, highly educated employees. We believe we have one of the most skilled and talented teams of professionals in the industry. Our employees have exceptional educational backgrounds, with numerous post-graduate and undergraduate degrees in science, technology, engineering and mathematics fields. We hire and develop top talent from graduate and undergraduate programs at institutions such as Carnegie Mellon University, Northwestern University and the University of Chicago. The extensive education of our team is complemented by the experience our leadership team obtained at leading technology firms and financial services companies such as Intel, optionsXpress, First American Bank and JPMorgan Chase.

GROWTH STRATEGY

•	Increase penetration in existing markets through direct marketing. We believe that we have reached only a small number of the potential customers for our products and services in the markets in which we currently operate. We continue to focus on our direct customer acquisition channels, with direct marketing (traditional and digital) generating approximately 55% of our new customer transactions in 2014, as compared to 32% in 2009. We believe these channels will ultimately allow us to reach a larger customer base at a lower acquisition cost than the traditional online lead purchasing model. Additionally, as our smaller and less sophisticated competitors, both online and storefront, struggle to adapt to both regulatory developments and evolving consumer preference, we believe we have the opportunity to gain significant market share.

•

Expand globally to reach new markets. We are building on our global reach by entering new markets, particularly in Latin America and Asia. In June 2014 and July 2014 we launched pilot programs in Brazil and China, respectively, where we began arranging loans for borrowers through a third party lender in each country. We believe that these countries have significant populations of underserved consumers. When pursuing geographic expansion, factors we consider include, among others, whether there is (i) widespread internet usage, (ii) an established and interconnected banking system and

(iii) government policy that promotes the extension of credit. Our recent launches in Brazil and China, as well as our launches into the United Kingdom in 2007 and Australia and Canada in 2009, demonstrate that we can quickly and efficiently enter new markets. Our revenue from international operations has increased from $1.6 million in 2007, or 0.9% of our total revenue, to $335.1 million in 2014, or 41.4% of our total revenue. Our results from operations for the years ended December 31, 2014 and 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward.

•	Introduce new products and services. We plan to attract new categories of consumers and small businesses not served by traditional lenders through the introduction of new products and services. We have introduced new products to expand our businesses from solely single-payment consumer loans to installment loans and line of credit accounts, using our analytics expertise and our flexible and scalable technology platform. In 2012, we launched NetCredit, a longer duration installment loan product for near-prime consumers in the United States, and we launched OnStride Financial, a similar near-prime product, in the United Kingdom in April 2014. In late July 2014 we launched Headway Capital, a pilot program for a new line of credit product in the United States that serves the needs of small businesses. In addition, we intend to continue to evaluate and offer new products and services that complement our online specialty financial services in order to meet the growing needs of our consumers and small businesses.

THE SEPARATION AND THE DISTRIBUTION

On April 10, 2014, the Board of Directors of Cash America International, Inc., or Cash America, authorized management to review potential strategic alternatives, including a tax-free spin-off, for our separation. On October 22, 2014, the Board of Directors of Cash America approved the distribution of approximately 80 percent of our issued and outstanding shares of common stock. On November 13, 2014, holders of Cash America common stock received 0.915 shares of Enova common stock for every one share of Cash America common stock held on November 3, 2013, the record date for the distribution, or the record date. Following the distribution, Cash America retained 20% of our common stock. Cash America will dispose of its retained shares of Enova (other than the shares retained for delivery under Cash America’s long-term incentive plans as described in this prospectus) as soon as practical consistent with the business reasons for the retention, but in no event later than two years after the distribution. The holders of outstanding unvested restricted stock units, or RSUs, vested deferred RSUs, unvested deferred RSUs and certain deferred shares payable by Cash America to Cash America’s directors relating to Cash America common stock under Cash America’s long-term incentive plans on the record date are entitled to receive, in addition to shares of Cash America, shares of Enova in the same ratio of the shareholders of Cash America with vesting and payment schedules consistent with the terms underlying the applicable Cash America equity awards. We have filed a registration statement on Form S-1 to register 20% of our common shares that Cash America retained (which amount includes up to 685,087 shares for delivery to holders of such awards, which represent approximately 2.08% of our outstanding shares). See “Description of Cash America Long-Term Incentive Plan Shares and Awards” for additional information.

OUR POST-SEPARATION RELATIONSHIP WITH CASH AMERICA

As part of the Spin-off, we entered into a Separation and Distribution Agreement and several other agreements with Cash America to effect the Spin-off and to provide a framework for our relationship with Cash America after the Spin-off. These agreements provide for the allocation between us and Cash America of the assets, liabilities and obligations of Cash America and its subsidiaries, and govern various aspects of the relationship between us and Cash America subsequent to the Spin-off, including with respect to transition services, registration rights, tax matters and other commercial relationships. In addition to the Separation and Distribution Agreement, which contains key provisions related to the Spin-off, these agreements include:

•	Tax Matters Agreement;

•	Transition Services Agreement;

•	Stockholder’s and Registration Rights Agreement; and

•	Software Lease and Maintenance Agreement.

For additional information regarding the Separation and Distribution Agreement and other agreements, see “Risk Factors—Risks Related to the Separation and the Distribution” and “Certain Relationships and Related Transactions—Separation and Distribution Agreement.”

EXCHANGE OFFER

On May 30, 2014, we sold, through a private placement exempt from the registration requirements of the Securities Act, $500,000,000 of our 9.75% Senior Notes due 2021 (the “Old Notes”), all of which are eligible to be exchanged for Exchange Notes. The Old Notes were issued under the indenture, dated as of May 30, 2014, among Enova, the guarantors party thereto and U.S. Bank National Association, as trustee (as supplemented, amended or modified, the “Indenture”).

The Old Notes were issued by Enova and are guaranteed by our existing and future direct and indirect domestic subsidiaries.

Simultaneously with the private placement of the Old Notes, Enova and the guarantors named therein entered into a registration rights agreement with the initial purchaser (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to use our commercially reasonable efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be filed with the SEC and to complete the Exchange Offer after the date the registration statement is declared effective. You may exchange your Old Notes for Exchange Notes in the Exchange Offer. You should read the discussion under the headings “Exchange Offer” and “Description of Exchange Notes” for further information regarding the Exchange Notes and the Exchange Offer.

Securities offered	$500,000,000 aggregate principal amount of 9.75% Senior Notes due 2021.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in integral principal multiples of $1,000. The Exchange Offer is being made pursuant to the Registration Rights Agreement, which grants the initial purchaser and any subsequent holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration date; withdrawal of tender	The Exchange Offer will expire at 11:59 p.m., New York City time, on , 2015, or a later time if we choose to extend the Exchange Offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the Exchange Offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions on the Exchange Offer.”

Procedures for tendering Old Notes held in the form of book-entry interests	The Old Notes were issued as global securities and were deposited upon issuance with U.S. Bank National Association, which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your outstanding Old Notes must be tendered in multiples of $1,000.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 11:59 p.m., New York City time, on the expiration date of the Exchange Offer.

United States federal income tax considerations	The Exchange Offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

Exchange agent	U.S. Bank National Association is serving as the exchange agent for the Exchange Offer.

Shelf registration statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely resell Exchange Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Failure to Exchange.”

DESCRIPTION OF EXCHANGE NOTES

Issuer	Enova International, Inc., a Delaware corporation

Securities	$500,000,000 in aggregate principal amount of 9.75% Senior Notes due 2021.

Maturity	The Exchange Notes will mature on June 1, 2021.

Interest	Interest on the Exchange Notes will be payable in cash and will accrue at a rate of 9.75% per annum.

Interest payment dates	June 1 and December 1.

Ranking	The Exchange Notes and the related guarantees will be the issuer’s and the guarantors’ senior unsecured obligations and will:

•	rank senior in right of payment to all of our and the guarantors’ subordinated indebtedness;

•	rank equally in right of payment to any of our and the guarantors’ other senior indebtedness;

•	be effectively junior in right of payment to all of our and the guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of our non-guarantor subsidiaries.

As of December 31, 2014, we had no secured indebtedness and approximately $494.2 million of senior indebtedness (net of $5.8 million of unamortized discount on the Old Notes).

Guarantees	The payment of the principal, premium and interest on the Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis by our existing and future direct and indirect domestic restricted subsidiaries. See “Description of Exchange Notes—Note Guarantees.” As of December 31, 2014, the total liabilities of our non-guarantor subsidiaries would have been approximately $2.2 million, including trade payables.

Optional redemption	We may redeem all or part of the Exchange Notes at any time prior to June 1, 2017, at a redemption price of 100%, plus accrued and unpaid interest to the redemption date, plus a make-whole premium. We may redeem all or part of the Exchange Notes at any time on or after June 1, 2017, at the redemption prices specified in “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date. In addition, at any time prior to June 1, 2017, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at a redemption price equal to 109.75% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of certain equity offerings.

Change of control offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the Exchange Notes, to cause us to repurchase some or all of your Exchange Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset sale offers	Upon the occurrence of certain asset sales, we will be required to use the net proceeds to make an offer to purchase Exchange Notes at an offer price in cash in an amount equal to 100% of the principal amount of the Exchange Notes plus accrued and unpaid interest to the repurchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain covenants	The Indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue disqualified capital stock;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments or acquisitions;

•	issue stock of subsidiaries;

•	grant or permit certain liens on our assets;

•	enter into certain transactions with affiliates;

•	merge, consolidate or transfer substantially all of our assets;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	transfer, sell or acquire assets, including capital stock of our subsidiaries; and

•	change the business we conduct.

These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes—Certain Covenants.”

No prior market	The Exchange Notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks of investing in the Exchange Notes.

Trustee	U.S. Bank National Association

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data for the periods indicated. The data as of December 31, 2014, 2013 and 2012 and for the years ended December 31, 2014, 2013 and 2012 have been derived from, and should be read together with, the consolidated financial statements for such years and accompanying notes thereto included elsewhere in this prospectus, which statements have been audited.

Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated audited financial statements and the related notes included elsewhere in this prospectus.

(in thousands, except per share and ratio)
	YEAR ENDED DECEMBER 31,
	2014	2013	2012
Statement of Income Data:
Revenue	$809,837	$765,323	$660,928
Cost of Revenue	266,787	315,052	288,474

Gross Profit	543,050	450,271	372,454

Expenses
Marketing	127,862	135,336	108,810
Operations and technology	73,573	70,776	63,505
General and administrative	107,875	84,420	72,690
Depreciation and amortization	18,732	17,143	13,272

Total Expenses	328,042	307,675	258,277

Income from Operations	215,008	142.596	114,177
Interest expense	(38,474)	(19,788)	(20,996)
Foreign currency transaction loss	(35)	(1,176)	(342)

Income before Income Taxes	176,499	121,632	92,839
Provision for income taxes	64,828	43,594	33,967

Net Income	$111,671	$78,038	$58,872

Earnings; Cash Dividends Per Share:
Earnings per common share, basic and diluted	$3.38	$2.36	$1.789
Weighted average common shares outstanding, basic	33,000	33,000	33,000
Weighted average common shares outstanding, diluted	33,008	33,000	33,000
Dividends declared per common share	3.71	—	—
Other Financial Data:
Adjusted EBITDA (a)	$233,740	$162,239	$131,328
Ratio of earnings to fixed charges (b)	5.4x	6.9x	5.3x
Capital expenditures	$13,284	$14,872	$17,872
Gross profit margin	67.1%	58.8%	56.4%
Adjusted EBITDA margin (a)	28.9%	21.2%	19.9%
Domestic revenue	$474,715	$395,549	$334,066
International revenue	$335,122	$369,774	$326,862
Number of employees (at period end)	1,151	1,027	993
Balance Sheet Data (at period end):
Cash and cash equivalents	$75,106	$47,480	$37,548
Consumer loans, net	$323,611	$303,467	$228,390
Total assets	$760,197	$692,152	$612,868
Long-term debt	$494,181	$424,133	$427,889
Total stockholders’ equity	$153,984	$173,048	$97,416

(in thousands, except per share and ratio)
	YEAR ENDED DECEMBER 31,
	2014	2013	2012
Other Operating Data:
Combined consumer loan balances, gross
Short-term loans (c)	$92,561	$122,165	$194,679
Line of credit accounts	$118,680	$125,802	$42,700
Installment loans	$213,588	$179,230	$121,570

Total combined consumer loan balances, gross (c)	$424,829	$427,197	$358,949

(a)	The table below shows a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Net Income and Adjusted EBITDA as a percentage of total revenue, which is Adjusted EBITDA margin (dollars in thousands):

	YEAR ENDED DECEMBER 31,
	2014	2013	2012
Net income	$111,671	$78,038	$58,872
Depreciation and amortization	18,732	17,143	13,272
Interest expense, net	38,474	19,788	20,996
Foreign currency transaction loss	35	1,176	342
Provision for income taxes	64,828	43,594	33,967
Adjustments:
Regulatory penalty (1)	—	2,500	—
Withdrawn IPO (2)	—	—	3,879

Adjusted EBITDA	$233,740	$162,239	$131,328

Total Revenue	$809,837	$765,323	$660,928
Adjusted EBITDA	$233,740	$162,239	$131,328

Adjusted EBITDA margin	28.9%	21.2%	19.9%

(1)	On November 20, 2013, Cash America consented to the issuance of a Consent Order by the CFPB pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2012 review of Cash America and us, to pay a civil money penalty of $5 million, of which we and Cash America agreed to allocate $2.5 million of this penalty to us (“the Regulatory Penalty”). For the year ended December 31, 2013, this figure represents the amount paid in connection with the Regulatory Penalty, which is nondeductible for tax purposes.
(2)	For the year ended December 31, 2012, this figure represents costs of $3.9 million, net of a tax benefit of $1.5 million, related to our withdrawn registration statement in July 2012 in connection with efforts in pursuit of an initial public offering.

(b)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expensed and capitalized, the amortization of capitalized expenses related to indebtedness and estimated interest within rental expense.

(c)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Disclosure—Combined Consumer Loans” for additional information about combined consumer loans. The table below shows combined consumer loan balances, a non-GAAP measure, which is composed of Company-owned consumer loan balances as reported on our consolidated balance sheets and consumer loans originated by third party lenders through the CSO programs that are not included in our financial statements but are disclosures required by GAAP (in thousands):

	DECEMBER 31,
	2014	2013	2012
Short-term loan balances, gross:
Company owned	$56,298	$80,753	$146,472
Guaranteed by the Company	36,263	41,412	48,207

Combined	$92,561	$122,165	$194,679

Installment loan balances, gross:
Company owned	$213,581	$179,230	$121,570
Guaranteed by the Company	7	—	—

Combined	$213,588	$179,230	$121,570

Total consumer loan balances, gross:
Company owned	$388,559	$385,785	$310.742
Guaranteed by the Company	36,270	41,412	48,207

Combined	$424,829	$427,197	$358,949

RISK FACTORS

Participating in the Exchange Offer is subject to a number of risks. You should carefully consider the following risk factors as well as the other information and data included in this prospectus prior to participating in the Exchange Offer. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, cash flows, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, cash flows, financial condition or results of operations. In such case, you may lose all or part of your original investment in your notes.

Risks Related to Our Business and Industry

Our business is highly regulated, and if we fail to comply with applicable laws, regulations, rules and guidance, our business could be adversely affected.

Our products and services are subject to extensive regulation, supervision and licensing under various federal, state, local and international statutes, ordinances, regulations, rules and guidance. These requirements generally mandate licensing or authorization as a lender or as a credit services organization or credit access business, or CSO, establish limits on the amount, duration, renewals or extensions of and charges for (including interest rates and fees) various categories of loans, direct the form and content of our loan contracts and other documentation, restrict collection practices, outline underwriting requirements and subject us to periodic examination and ongoing supervision by regulatory authorities, among other things. Because short-term loans, installment loans and line of credit accounts to consumers, such as those provided by us, are viewed as extensions of credit in the United States, we must comply with certain federal laws, such as the federal Truth in Lending Act, or TILA, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, the Gramm-Leach-Bliley Act and Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, among other laws, and with respect to our CSO programs, the Fair Debt Collection Practices Act, or FDCPA, as well as regulations adopted to implement those laws. In addition, our marketing and disclosure efforts and the representations made about our products and services are subject to unfair and deceptive practice statutes, including the Federal Trade Commission Act, the Telephone Consumer Protection Act and the CAN-SPAM Act of 2003 in the United States and analogous state statutes under which the Federal Trade Commission, or the FTC, the Consumer Financial Protection Bureau, or the CFPB, state attorneys general or private plaintiffs may bring legal actions.

We are also subject to various international laws, licensing or authorization requirements and disciplinary actions in connection with the products or services we offer in Australia, China, Brazil, Canada, and the United Kingdom, which are discussed below. Compliance with applicable laws, regulations, rules and guidance requires forms, processes, procedures, training, controls and the infrastructure to support these requirements. Compliance may also create operational constraints, be costly or adversely affect operating results. See “Regulation and Legal Proceedings” for further discussion of the laws applicable to us.

The regulatory environment in which we conduct our business is extensive and complex. From time to time we become aware of instances where our products and services have not fully complied with requirements under applicable laws and regulations or applicable contracts. Determinations of compliance with applicable requirements or contracts, such as those discussed above, can be highly technical and subject to varying interpretations. When we become aware of such an instance, whether as a result of our compliance reviews, regulator inquiry, customer complaint or otherwise, we generally conduct a review of the activity in question and determine how to address it, such as modifying the product, making customer refunds or providing additional disclosure. We also evaluate whether reports or other notices to regulators are required and provide notice to regulators whenever required. In some cases we have decided to take corrective action even after applicable statutory or regulatory cure periods have expired, and in some cases we have notified regulators even where such notification may not have been required. Regulators or customers reviewing such incidents or remedial activities may interpret the laws, regulations and customer contracts differently than we have, or may choose to take regulatory action against us or bring private litigation against us notwithstanding the corrective measures we have taken. This may be the case even if we no longer offer the product or service in question.

State, federal and international regulators, as well as the plaintiffs’ bars, have subjected our industry to intense scrutiny in recent years. Failure to comply with applicable laws, regulations, rules and guidance, or any finding that our past forms, practices, processes, procedures, controls or infrastructure were insufficient or not in compliance, could subject us to regulatory enforcement actions, result in the assessment against us of civil, monetary, criminal or other penalties (some of which could be significant in the case of knowing or reckless violations), result in the issuance of cease and desist orders (which can include orders for restitution, as well as other kinds of affirmative relief), require us to refund interest or fees, result in a determination that certain loans are not collectible, result in a revocation of licenses or authorization to transact business, result in a finding that we have engaged in unfair and deceptive practices, limit our access to services provided by third-party financial institutions or cause damage to our reputation, brands and valued customer relationships.

Our failure to comply with any regulations, rules or guidance applicable to our business could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows and could prohibit or directly or indirectly impair our ability to continue current operations.

The consumer lending industry continues to be targeted by new laws or regulations in many jurisdictions that could restrict the short-term consumer lending products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations.

Governments at the national, state and local levels, as well as international governments, may seek to impose new laws, regulatory restrictions or licensing requirements that affect the products or services we offer, the terms on which we may offer them, and the disclosure, compliance and reporting obligations we must fulfill in connection with our consumer lending business. They may also interpret or enforce existing requirements in new ways that could restrict our ability to continue our current methods of operation or to expand operations, impose significant additional compliance costs, and may have a negative effect on our business, prospects, results of operations, financial condition and cash flows. In some cases these measures could even directly prohibit some or all of our current business activities in certain jurisdictions, or render them unprofitable and/or impractical to continue.

In recent years, consumer loans, and in particular the category commonly referred to as “payday loans,” which includes certain of our short-term loan products, have come under increased regulatory scrutiny that has resulted in increasingly restrictive regulations and legislation that makes offering such loans in certain states in the United States or the international countries where we operate (as further described below) less profitable or unattractive. Laws or regulations in some states in the United States require that all borrowers of certain short-term loan products be reported to a centralized database and limit the number of loans a borrower may receive or have outstanding. Other laws limit the availability of some of our consumer loan products in the United States to active duty military personnel, active members of the National Guard or members on active reserve duty and their immediate dependents.

Certain consumer advocacy groups and federal and state legislators and regulators have advocated that laws and regulations should be tightened so as to severely limit, if not eliminate, the type of loan products and services we offer to consumers, and this has resulted in both the executive and legislative branches of the U.S. federal government and state governmental bodies exhibiting an interest in debating legislation that could further regulate consumer loan products and services such as those that we offer. The U.S. Congress, as well as other similar federal, state and local bodies and similar international governmental authorities, have debated, and may in the future adopt, legislation or regulations that could, among other things, place a cap (or decrease a current cap) on the interest or fees that we can charge or a cap on the effective annual percentage rate that limits the amount of interest or fees that may be charged, ban or limit loan renewals or extensions (where the customer agrees to pay the current finance charge on a loan for the right to make payment of the outstanding principal balance of such loan at a later date plus an additional finance charge), including the rates to be charged for loan renewals or extensions, require us to offer an extended payment plan, limit origination fees for loans, require changes to our underwriting or collections practices, require short-term lenders to be bonded or require lenders to report consumer loan activity to databases designed to monitor or restrict consumer borrowing activity, impose “cooling off” periods between the time a loan is paid off and another loan is obtained or prohibit us from providing any of our consumer loan products in the United States to active duty military personnel, active members of the National Guard or members on active reserve duty and their immediate dependents.

Significant new laws and regulations have also been adopted in the United Kingdom, and further new laws and regulations will continue to be imposed. See “—The United Kingdom has imposed, and continues to impose, increased regulation of the short-term high-cost credit industry with the stated expectation that some firms will exit the market” below for additional information.

We cannot currently assess the likelihood of any future unfavorable federal, state, local or international legislation or regulations being proposed or enacted that could affect our products and services. We closely monitor proposed legislation in jurisdictions where we offer our loan products. Additional legislative or regulatory provisions could be enacted that could severely restrict, prohibit or eliminate our ability to offer a consumer loan product. In addition, under statutory authority, U.S. state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes, that could adversely affect the way we do business and may force us to terminate or modify our operations in particular states or affect our ability to obtain new licenses or renew the licenses we hold.

Furthermore, legislative or regulatory actions may be influenced by negative perceptions of us and our industry, even if such negative perceptions are inaccurate, attributable to conduct by third parties not affiliated with us (such as other industry members), or attributable to matters not specific to our industry.

Any of these or other legislative or regulatory actions that affect our consumer loan business at the national, state, international and local level could, if enacted or interpreted differently, have a material adverse impact on our business, prospects, results of operations, financial condition and cash flows and could prohibit or directly or indirectly impair our ability to continue current operations.

The Consumer Financial Protection Bureau has examination authority over our U.S. consumer lending business that could have a significant impact on our U.S. business.

In July 2010, the U.S. Congress passed the Dodd-Frank Act, and Title X of the Dodd-Frank Act created the CFPB, which regulates U.S. consumer financial products and services, including consumer loans offered by us. The CFPB has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, such as us, including explicit supervisory authority to examine and require registration of such providers.

The CFPB has begun exercising supervisory review over and examining certain non-bank providers of consumer financial products and services, including providers of consumer loans such as us. The CFPB has examined our lending products, services and practices, and we expect to continue to be examined on a regular basis by the CFPB. The CFPB’s examination authority permits CFPB examiners to inspect the books and records of providers of short-term, small dollar lenders, and ask questions about their business practices, and the examination procedures include specific modules for examining marketing activities; loan application and origination activities; payment processing activities and sustained use by consumers; collections, accounts in default, and consumer reporting activities as well as third-party relationships. As a result of these examinations, we could be required to change our products, services or practices, whether as a result of another party being examined or as a result of an examination of us, or we could be subject to monetary penalties, which could materially adversely affect us.

Furthermore, because the CFPB is a relatively new entity, its practices and procedures regarding examination, enforcement and other matters relevant to us and other CFPB-regulated entities are subject to further development and change. Where the CFPB holds powers previously assigned to other regulators, the CFPB may not continue to apply such powers or interpret relevant concepts consistent with previous regulators’ practice. This may adversely affect our ability to anticipate the CFPB’s expectations or interpretations in our interaction with the CFPB.

The CFPB also has broad authority to prohibit unfair, deceptive and abusive acts and practices and to investigate and penalize financial institutions that violate this prohibition. In addition to having the authority to obtain monetary penalties for violations of applicable federal consumer financial laws (including the CFPB’s own rules), the CFPB can require remediation of practices, pursue administrative proceedings or litigation and obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief). Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented thereunder, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to remedy violations of state law. If the CFPB or one or more state attorneys general or state regulators believe that we have violated any of the applicable laws or regulations, they could exercise their enforcement powers in ways that could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

We are subject to a Consent Order issued by the Consumer Financial Protection Bureau, and any noncompliance would materially adversely affect our business.

On November 20, 2013, Cash America consented to the issuance of a Consent Order by the CFPB pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2012 review of Cash America and us, to pay a civil money penalty of $5 million. The Consent Order relates, in part, to issues self-disclosed to the CFPB during its 2012 examination of us, including the making of a limited number of loans to consumers who may have been active duty members of the military at the time of the loan at rates in excess of the interest rate permitted by the federal Military Lending Act, for which we have made refunds of approximately $33,500, and for certain failures to timely provide and preserve records and information in connection with the CFPB’s examination of us. In addition, as a result of the CFPB’s review, we enhanced our compliance management programs and are implementing additional policies and procedures to address the issues identified by the CFPB. We are also required to provide periodic reports to the CFPB. We are subject to the restrictions and obligations of the Consent Order, including the CFPB’s order that we ensure compliance with federal consumer financial laws and develop more robust compliance policies and procedures. These new policies, procedures and other initiatives are in many cases subject to review and potential objection by the CFPB, and no guarantee can be made regarding the timing, substance or effect of any such measures the CFPB may decide to take. Furthermore, the compliance plan mandated by the Consent Order requires us to perform a formal consumer protection compliance risk review before introducing or implementing new or changed products or services. This requirement could result in additional delay or cost when introducing or implementing new or changed products or services, or a decision not to proceed with such initiatives. Any noncompliance with the Consent Order or similar orders or agreements from other regulators could lead to further regulatory penalties and could have a material adverse impact on our business, prospects, results of operations, financial condition and cash flows and could prohibit or directly or indirectly impair our ability to continue current operations.

The CFPB has announced that it will soon promulgate new rules affecting the consumer lending industry, and these or subsequent new rules and regulations may significantly restrict the conduct of our U.S. consumer lending business.

On April 24, 2013, the CFPB issued a report entitled “Payday Loans and Deposit Advance Products: A White Paper of Initial Findings,” indicating that it had “engaged in an in-depth review of short-term small dollar loans, including payday loans.” The report discusses the initial findings of the CFPB regarding short-term payday loans, a category which the CFPB and some other regulators use to include certain of our short-term loan products, loans provided by non-bank financial institutions at storefront locations and deposit account advances offered by depository institutions. While the CFPB’s study stated that “these products may work for some consumers for whom an expense needs to be deferred for a short period of time,” the CFPB also stated that its “findings raised substantial consumer protection concerns” related to the sustained use of payday loans and deposit account advances. The report also indicated that the CFPB planned to analyze the effectiveness of limitations such as cooling-off periods between payday loans, “in curbing sustained use and other harms.” In furtherance of that report, on March 25, 2014, the CFPB held a hearing on payday lending and issued a report entitled “CFPB Data Point: Payday Lending,” presenting “the results of several analyses of consumers’ use of payday loans.” The report presents the CFPB’s findings as to borrowers’ loan sequences, which refers to a series of loans a borrower may take out following an initial loan. The CFPB found that payday borrowing typically involves multiple renewals following an initial loan, rather than distinct loans separated by at least 15 days. The report states that for the majority of loan sequences, there is no reduction in the principal amount between the first and last loan in the sequence. In the reports and subsequent statements, the CFPB reiterated its commitment to use its various tools to protect consumers from unlawful acts and practices in connection with the offering of consumer financial products and services. Both the April 24, 2013 white paper and the March 25, 2014 report indicated that online payday loans were not the focus of the CFPB’s reports, but the CFPB has indicated that it is currently analyzing borrowing activity by consumers using online payday loans.

The CFPB announced that it is in the late stages of considering the formulation of rules regarding consumer loans, including certain of our short-term loan products, which will ensure that consumers can get the credit they need without long-term impact to their financial futures. These rules will likely impose limitations on payday lending. We do not currently know the nature and extent of the rules that the CFPB will adopt, but those rules could be proposed and adopted this year. If the CFPB adopts any rules or regulations that significantly restrict the conduct of our business, any such rules or regulations could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows or could make the continuance of all or part of our U.S. business impractical or unprofitable. Any new rules or regulations adopted by the CFPB could also result in significant compliance costs.

The United Kingdom has imposed, and continues to impose, increased regulation of the short-term high-cost credit industry with the stated expectation that some firms will exit the market.

In the United Kingdom, we are subject to regulation by the Financial Conduct Authority, or the FCA, the Financial Services and Markets Act 2000, or the FSMA, the European Union Consumer Credit Directive, the Consumer Credit Act 1974, as amended, or the CCA, and secondary legislation passed under it, among other rules and regulations. In December 2012, the U.K. Parliament passed the Financial Services Act 2012, or the FSA Act 2012, which created a new regulatory framework for the supervision and regulation of the consumer credit industry in the United Kingdom, including the consumer lending industry in which we operate. The FSA Act 2012 mandated that in April 2014, the FCA take over responsibility for regulating consumer credit from the Office of Fair Trading, or the OFT, and it also made changes to the relevant legislation including the CCA and the FSMA.

The FCA regulates consumer credit and related activities pursuant to the FSMA and the FCA Handbook, which includes prescriptive rules and regulations and carries across many of the standards set out in the CCA and its secondary legislation as well as the OFT’s previous Irresponsible Lending Guidance, or the Guidance. The regulations under the FCA consumer credit regime are more prescriptive than the former U.K. consumer credit regime. The FSMA gives the FCA the power to authorize, supervise, examine and bring enforcement actions against providers of consumer credit, as well as to make rules for the regulation of consumer credit. On February 28, 2014, the FCA issued the Consumer Credit Sourcebook, or the CONC, contained in the FCA Handbook. The CONC incorporates prescriptive regulations for consumer loans such as those that we offer, including mandatory affordability checks on borrowers, limiting the number of rollovers to two, restricting how lenders can advertise, banning advertisements that the FCA deems misleading, and introducing a limit of two unsuccessful attempts on the use of continuous payment authority (which provides a creditor the ability to directly debit a customer’s account for payment when authorized by the customer to do so) to pay off a loan. Certain provisions of the CONC took effect on April 1, 2014, and other provisions for high-cost short-term credit providers, such as the limits on rollovers, continuous payment authority and advertising, took effect on July 1, 2014. As a result of the FCA’s requirements, we made significant adjustments to many of our business practices in the United Kingdom, as discussed below under “—Our primary regulators in the United Kingdom have expressed and continue to express serious concerns about our compliance with applicable U.K. regulations, which caused us to make significant changes to our U.K. business that have impacted and will continue to negatively impact our operations and results, and this impact has been and will continue to be significant.”

In addition, on December 18, 2013, the United Kingdom passed the Financial Services (Banking Reform) Act, which includes an amendment to the FSMA that requires the FCA to introduce rules “with a view to securing an appropriate degree of protection for borrowers against excessive charges” on “high-cost short-term” consumer loans. On July 15, 2014, the FCA issued a consultation paper that proposed a cap on the total cost of high-cost short-term credit and requested comments on the proposal. The consultation paper proposed a maximum rate of 0.8% of principal per day, and the proposal limits the total fees, interest (including post-default interest) and charges (including late fees which are capped at £15) to an aggregate amount not to exceed 100% of the principal amount loaned. The FCA requested comments on the proposal and issued its final rule on November 11, 2014. The final rule was largely the same as the proposed rule and required us to make changes to all of our high-cost short-term products in the United Kingdom. As a result of the final rule, we discontinued offering line of credit accounts to new customers in the United Kingdom and effective January 1, 2015, we discontinued draws on existing accounts in the United Kingdom. Once U.K. customers have paid off their outstanding line of credit balance, they may apply for either a short-term or installment loan. We also expect to introduce additional short-term and installment loan products during 2015. We expect revenues from these new and existing products to offset the lost revenue from our discontinued line of credit offerings in the United Kingdom. The final rule became effective on January 2, 2015, as required by the 2013 amendment to the FSMA. In addition, on February 24, 2015, the FCA issued a consultation paper that, among other things, proposes to remove the exemption from the requirement that providers of high-cost short-term credit include a risk warning in financial promotions and to amend its rules to allow firms to introduce continuous payment authority to collect repayments where a customer is in arrears or default and the lender is exercising forbearance. The FCA has requested comments on the proposals by May 6, 2015.

The FCA has stated that actions taken by it with respect to the payday industry will likely force a quarter or more of the firms out of the industry in the United Kingdom. The rule changes are likely to continue to have a significant effect on the results of our U.K. operations in the first half of 2015. Any changes that we made to our U.K. business as a result of the final rule could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

During the years ended December 31, 2014 and 2013, our U.K. operations represented 40.1% and 47.1%, respectively, of our consolidated total revenue. The results for the year ended December 31, 2014 do not include the full impact of the changes described above, and the results for the year ended December 31, 2013 do not include any impact of the changes described above. The results for each of these periods are not indicative of our future results of operations and cash flows from our operations in the United Kingdom.

These changes that we have implemented or are required to implement in the future as a result of such legislative and regulatory activities could have a material adverse effect on our U.K. business, as further described below under “—Our primary regulators in the United Kingdom have expressed and continue to express serious concerns about our compliance with applicable U.K. regulations, which caused us to make significant changes to our U.K. business that have impacted and will continue to negatively impact our operations and results, and this impact has been and will continue to be significant,” and “—Due to restructuring of the consumer credit regulatory framework in the United Kingdom, we are required to obtain full authorization from our U.K. regulators to continue providing consumer credit and perform related activities in the United Kingdom, and there is no guarantee that we will receive full authorization to continue offering consumer loans in the United Kingdom.”

Due to restructuring of the consumer credit regulatory framework in the United Kingdom, we are required to obtain full authorization from our U.K. regulators to continue providing consumer credit and perform related activities in the United Kingdom, and there is no guarantee that we will receive full authorization to continue offering consumer loans in the United Kingdom.

We have obtained interim permission from the FCA to provide consumer credit and perform related activities. We are required to apply for and obtain full authorization from the FCA to continue to provide consumer credit. We submitted our application for full authorization before the February 28, 2015 deadline for providers of high-cost short-term credit and will submit our application for our near-prime lending business before the August 31, 2015 deadline. In order to obtain full authorization, and as a threshold condition to maintaining our interim permission to provide consumer credit in the United Kingdom, we are required to demonstrate that we satisfy, and will continue to satisfy, certain minimum standards set out in the FSMA, including certain specified “threshold conditions,” and this may result in additional costs to us that could be significant. As a “threshold condition” to maintaining our interim permission and to obtaining and retaining full authorization, the FCA must be satisfied that we can be “effectively supervised” by the FCA, as this term is defined in the FSMA. The FCA informed us that it had concerns that we could not be “effectively supervised” given our previous structure with all of our operations conducted outside of the United Kingdom. We have historically performed substantially all of our U.K. business operations from the United States, as business functions have been performed remotely from our U.S. facilities. In order to alleviate the FCA’s concerns in relation to our ability to presently demonstrate to the FCA that we are capable of being effectively supervised, we have established an office as well as the management of our U.K. business in the United Kingdom. Furthermore, the FCA must approve certain individuals conducting “controlled functions” with respect to the operation and management of our U.K. business. All of these changes will result in additional costs to us. We are in frequent communication with the FCA regarding our activities to address the FCA’s concerns about the threshold conditions. The FCA has the power to revoke our interim permission to conduct a consumer credit business if it determines we do not meet the threshold conditions. Additionally, the FCA could elect to impose additional conditions that could delay the authorization process, further increase our compliance costs or require further changes to the conduct of our U.K. business that could have a material adverse effect on our U.K. operations.

The FCA is expected to complete the process of reviewing applications of previous OFT license holders, such as us, for full authorization by April 1, 2016, and there is no guarantee that we will receive full authorization for either or both of our U.K. businesses. If we do not receive full authorization for either of our U.K. lending businesses, we will have to cease that business.

Our primary regulators in the United Kingdom have expressed and continue to express serious concerns about our compliance with applicable U.K. regulations, which caused us to make significant changes to our U.K. business that have impacted and will continue to negatively impact our operations and results, and this impact has been and will continue to be significant.

In February 2012, the OFT launched a review of the payday lending sector to assess the sector’s compliance with the CCA, the Guidance, and other relevant guidance and legal obligations. As part of this review, the OFT conducted examinations of a number of payday lenders in the United Kingdom, including us, to assess individual company compliance with these laws and guidance. In May 2013, the OFT sent us a letter of findings related to its examination of our U.K. short term consumer loan (or payday) business, which indicated that we may not have been complying fully with all aspects of the Guidance, the CCA and other relevant laws and guidance. This letter indicated the OFT’s general and specific concerns in the following categories: advertising and marketing, pre-contract information and explanations, affordability assessments, rollovers, debt forbearance and debt collection, and regulatory and other compliance issues. As requested by the OFT, in July 2013, we provided the OFT with an independent audit report setting out the steps taken to address each concern the OFT had identified in its letter. Through March 2014, we continued to receive additional requests for data and documentation from the OFT, and we complied with those requests.

On April 1, 2014, the FCA assumed the supervision and regulation of us, and we are subject to ongoing examination and review by the FCA. We continue to receive additional requests for data and documentation from the FCA about our consumer loan products and have been complying with those requests. The FCA informed us that it had serious concerns regarding our compliance with the FCA’s rules and principles, including those with respect to our affordability assessment process in determining whether the loans we made were affordable for our customers and our debt forbearance practices (or our practices regarding customers who have indicated they are experiencing financial difficulty). The FCA also noted concerns regarding certain of our advertising practices. The FCA has appointed an independent auditor, referred to as a skilled person under section 166 of the FSMA, to undertake a review of certain of our practices, as well as our ability to be effectively supervised. If that review identifies activities that are deemed by the FCA to have caused consumer detriment or are not in compliance with the FCA’s requirements, the FCA could require us to take remedial action (which could result in additional changes to our business practices and/or the payment of consumer redress), impose fines or penalties, refuse our full authorization application, withdraw our interim authorization or full authorization if granted impose limitations or restrictions on our regulatory permission or take other actions.

We have been, and continue to be, in frequent communication with the FCA and the appointed skilled person regarding the concerns raised by the FCA and our efforts to address such concerns through, among other things, significant modifications to our business practices. The FCA is closely monitoring our efforts to comply with its requirements, including our changes to our business practices made in an effort to comply with the FCA’s concerns. For example, we have established an office as well as the management of our U.K. business in the United Kingdom to help alleviate the FCA’s concerns about effective supervision, and we will be required to obtain FCA approval of certain individuals performing “controlled functions,” as defined by applicable regulation, as discussed above under “—Due to restructuring of the consumer credit regulatory framework in the United Kingdom, we are required to obtain full authorization from our U.K. regulators to continue providing consumer credit and perform related activities in the United Kingdom, and there is no guarantee that we will receive full authorization to continue offering consumer loans in the United Kingdom.”

In addition, we made significant adjustments to many of our business practices, including modifying our affordability assessments and underwriting standards, reducing certain maximum loan amounts, changing our collections processes (including our practices relating to continuous payment authority) and debt forbearance practices and altering certain advertising practices, all of which resulted in a significant year-over-year decrease in our U.K. loan volume, U.K. loan balances and U.K. revenue in the second half of 2014. The implementation of stricter affordability assessments and underwriting standards resulted in a decrease in the number of consumer loans written, the average consumer loan amount and the total amount of consumer loans written to new and returning customers. Additionally, the changes we made to our collections and debt forbearance practices in the United Kingdom could result in lower collection rates for delinquent loans, and we experienced and will continue to experience an increase in compliance- and administrative-related costs for our U.K. operations. In addition, the FCA could require us to make additional changes to our business that could further negatively affect future results for our U.K. operations. We are continuing to assess the impact of the changes we have made to our U.K. operations and additional changes we may elect to implement and what effect such changes may have on our business, but the impact of these changes is likely to be significant for the first half of 2015 and could result in a material adverse effect on our U.K. business and our prospects, results of operation, financial condition and cash flows.

We may be unable to successfully implement the changes we are making to our U.K. business described above or any additional changes we may be required to make to our U.K. business to address concerns raised by the FCA. Any inability to make changes to the satisfaction of the FCA could also have an adverse effect on our existing interim authorization from the FCA to continue to provide consumer credit and on our ability to obtain full authorization from the FCA, and we may not be able to successfully resolve the concerns expressed by the FCA. Any such changes or our failure to successfully make any such changes or resolve the concerns of the FCA could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Many U.K. regulatory matters are subject to increased uncertainty because supervision of the U.K. consumer credit regime has recently been transferred to the FCA, which previously did not hold such authority.

Supervision of our U.K. business was transferred from the OFT to the FCA in April 2014. The FCA applies more prescriptive regulations to our U.K. operations, as opposed to the previous regime. The FCA is responsible for determining whether we will receive full authorization to continue providing consumer credit and perform related activities and whether we will continue to hold our existing interim permission. Because the FCA’s authority over consumer credit is new, the FCA’s practices regarding supervisory matters and other matters relevant to us are subject to further development and change. The FCA is not bound by the previous practices of the OFT and is operating under a different legal framework and regime, and the FCA will apply its supervisory powers and interpret relevant concepts more stringently than such previous practices. This may adversely affect our ability to anticipate the FCA’s expectations or interpretations in our interaction with the FCA.

Competition regulators in the United Kingdom completed a review of our industry and, as a result of the findings, the FCA is likely to require lenders to implement additional changes to their operations, which could have a negative effect on our operations in the United Kingdom.

In June 2013, the OFT referred the payday lending industry in the United Kingdom to the Competition Commission, which is now the Competition & Markets Authority, or the CMA, for a market investigation. The CMA gathered data from industry participants, including us, in connection with its review of the U.K. payday lending industry to determine whether certain features of the payday lending industry prevent, restrict or distort competition (which is also referred to as having an adverse effect on competition) and, if so, what remedial action should be taken.

On June 11, 2014, the CMA released a provisional findings report in which it indicated that it believes that many payday lenders fail to compete on price and indicated that it will look at potential ways to increase price competition. The CMA also announced the expansion of its review of the payday lending industry to include lead generators. The CMA announced its provisional decision on remedies on October 9, 2014, and published its final report on February 24, 2015. The CMA will order online lenders to provide details of their products on at least one price comparison website which is authorized by the FCA. The CMA will also order online and storefront lenders to provide existing customers with a summary of their cost of borrowing. The CMA will publish an order within six months of the date of its report with its requirement regarding the price comparison website and the borrowing summaries. In addition, the CMA recommended that the FCA take steps to improve the disclosure of late fees and other additional charges, help customers compare competing loan products without unduly affecting their ability to access credit, improve real-time data sharing between lenders and credit reference agencies and ensure that lead generators explain how they operate much more clearly to customers. It is expected that the FCA will consult in the summer of 2015 on the measures to be introduced in response to the CMA’s recommendations and will likely publish its standards in late 2015 or early 2016, with the changes becoming effective by the end of 2016. The CMA will work closely with the FCA to implement the recommendations.

The remedies that are likely to be implemented by the FCA could have a negative effect on our operations in the United Kingdom.

Our advertising and marketing materials and disclosures have been and continue to be subject to regulatory scrutiny, particularly in the United Kingdom.

In the jurisdictions where we operate, our advertising and marketing activities and disclosures are subject to regulation under various industry standards, consumer protection laws, and other applicable laws and regulations. Consistent with the consumer lending industry as a whole (see “—The consumer lending industry continues to be targeted by new laws or regulations in many jurisdictions that could restrict the short-term consumer lending products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations” above), our advertising and marketing materials have come under increased scrutiny. In the United Kingdom, for example, consumer credit firms are subject to the financial promotions regime set out in the FSMA (Financial Promotions) Order 2005 and specific rules in the CONC, such as the inclusion of a risk warning on certain advertising materials. The FCA has also decided to adopt certain elements of industry codes as FCA rules on a case by case basis. Our advertising and marketing materials in the United Kingdom are reviewed both by the FCA and the Advertising Standards Authority. We have in some cases been ordered to withdraw, amend or add disclosures to such materials, or have done so voluntarily in response to inquiries or complaints. In addition, on February 24, 2015, the FCA issued a consultation paper that, among other things, proposes a requirement that providers of high-cost short-term credit include a risk warning in all financial promotions. The FCA has requested comments on the proposals by May 6, 2015. Going forward, there can be no guarantee that we will be able to advertise and market our business in the United Kingdom or elsewhere in a manner we consider effective. Any inability to do so could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Our business in Australia has become less profitable due to compliance with new regulations there, and if our new product offering is not sustainable, this could require us to exit the Australian market.

In Australia we must comply with the responsible lending conduct obligations under the National Consumer Credit Protection Act (2010), which was amended in 2012. The amendment includes limitations on permissible fees and interest charged on certain consumer loans, including consumer loans made by us. We have altered the product we offer in Australia and it is less profitable than the product previously offered. If the reduction in profitability is such that our product offering is not sustainable, we may need to exit Australia if the product cannot be further modified in a way that retains our profitability in that country.

Significant changes in international laws or regulations or a deterioration of the political, regulatory or economic environment of Australia, Canada, the United Kingdom, Brazil or China, or any other country in which we intend to begin operations, could affect our operations in these countries.

We offer or arrange online consumer loans to customers in Australia, Brazil, Canada, China and the United Kingdom. Australia and the United Kingdom have recently increased regulation of our industry as well as demonstrated an increasing interest in legislation or regulations that could further regulate or restrict the consumer loan products we offer. See the risk factors above for recent U.K. and Australian regulatory activity.

Significant changes in international laws or regulations or a deterioration of the political, regulatory or economic environment of Australia, Brazil, Canada, China or the United Kingdom could restrict our ability to sustain or expand our operations in these countries. Similarly, a significant change in laws, regulations or overall treatment (including an interpretation or application of such laws and regulations not anticipated when exploring or initiating business) or a deterioration of the political, regulatory or economic environment of any other country in which we may decide to explore business could also materially adversely affect our prospects and could restrict our ability to initiate a pilot program or develop a pilot program into full business operations.

We have previously ceased business in certain jurisdictions due to regulatory restrictions and, if we are forced to exit many key jurisdictions due to regulatory restrictions, it could adversely affect our business as a whole.

In the past we have ceased business in, restricted our operations in, or chosen not to begin business in, certain jurisdictions due to regulatory restrictions which render our operations impermissible, unprofitable or impractical. In addition, because we are in some cases subject to state/provincial and local regulation in addition to federal/national regulation, we may restrict or discontinue business in certain jurisdictions within countries where we are otherwise active. For example, as of December 31, 2014, we did not conduct business in 15 U.S. states or in the District of Columbia because we do not believe it is economically feasible to operate in those jurisdictions due to specific statutory or regulatory restrictions, such as interest rate ceilings or caps on the fees that may be charged.

The adoption of state regulatory measures cannot be predicted, but we expect that other states may propose or enact similar restrictions on our consumer loan products in the future, which could affect our operations in such states. Legislation or regulations targeting or otherwise directly affecting our products and services have been introduced or adopted in a number of states over the last few years, and we are currently monitoring proposed legislation or regulations in Alabama, Hawaii, Minnesota, Missouri, New Mexico, Rhode Island, Tennessee, Texas and Wisconsin. For more information, see “Regulation and Legal Proceedings—U.S. State Regulation.”

If we are forced to exit many key jurisdictions due to such concerns, we cannot guarantee that we will be able to find suitably attractive additional business opportunities elsewhere, which could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Regulators and payment processors are scrutinizing certain online lenders’ access to the Automated Clearing House system to disburse and collect loan proceeds and repayments, and any interruption or limitation on our ability to access this critical system would materially adversely affect our business.

When making loans in the United States, we use the Automated Clearing House, or ACH, system to deposit loan proceeds into our customers’ bank accounts, and our business, including loans made through the CSO programs, depends on the ACH system to collect amounts due by withdrawing funds from our customers’ bank accounts when we have obtained authorization to do so from the customer. Our ACH transactions are processed by banks, and if these banks cease to provide ACH processing services, we would have to materially alter, or possibly discontinue, some or all of our business if alternative ACH processors are not available.

It has been reported that actions by the U.S. Department of Justice, or the Justice Department, the Federal Deposit Insurance Corporation, or the FDIC, and certain state regulators, referred to as Operation Choke Point, appear to be intended to discourage banks and ACH payment processors from providing access to the ACH system for certain short-term consumer loan providers that they believe are operating illegally, cutting off their access to the ACH system to either debit or credit customer accounts (or both). According to published reports, the Justice Department issued subpoenas to banks and payment processors and the FDIC and other regulators were reported to have used bank oversight examinations to discourage banks from providing access to the ACH system to certain online lenders. In August 2013, the Department of Financial Services of the State of New York, or the NYDFS, sent letters to approximately 35 online short-term consumer loan companies (which did not include us as we do not offer consumer loans in New York) demanding that they cease and desist offering illegal payday loans to New York consumers and also sent letters to over 100 banks, as well as the National Automated Clearing House Association, or NACHA (which oversees the ACH network), requesting that they work with the NYDFS to cut off ACH system access to New York customer accounts for illegal payday lenders. NACHA, in turn, requested that its participants review origination activity for these 35 online short-term consumer loan companies and advise NACHA whether it had terminated these lenders’ access to the ACH system or, if not, the basis for not doing so. NACHA also requested that participants review ACH origination activities related to other online loan companies and to terminate any ACH system access that would violate NACHA rules, which would include, according to NACHA, any authorizations to use the ACH system to pay illegal short-term consumer loans that are unenforceable under state law. Maryland’s Division of Financial Regulation has also been reported to have taken steps to stop banks in Maryland from processing illegal payday loans in its state, and the California Department of Business Oversight is reported to have similarly directed state-licensed banks and credit unions to monitor transactions with any unlicensed lenders.

This heightened regulatory scrutiny by the Justice Department, the FDIC and other regulators has caused banks and ACH payment processors to cease doing business with consumer lenders who are operating legally, without regard to whether those lenders are complying with applicable laws, simply to avoid the risk of heightened scrutiny or even litigation. In June 2014, Community Financial Services of America, a trade association representing short-term lenders and a major payday lender filed a lawsuit against three U.S. banking regulators, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency and the Comptroller of

the Currency, alleging that the federal regulators are improperly causing banks to terminate business relationships with payday lenders. The complaint seeks a declaration that the agencies have acted wrongfully and seeks an injunction barring the agencies from certain actions or informally pressuring banks to terminate their relationship with payday lenders. The lawsuit says that Bank of America Corp., Capital Financial One Corp., Fifth Third Bancorp, J.P. Morgan Chase & Co. and many smaller banks have terminated their relationships with payday lenders.

Our access to the ACH system could be impaired as a result of this operation by regulators to cut off the ACH system to payday lenders or the NACHA rule amendments. The limited number of financial institutions we depend on may choose to discontinue providing ACH processing and similar services to us. If our access to the ACH system is impaired, we may find it difficult or impossible to continue some or all of our business, which could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows. If we are unable to maintain access to needed services on favorable terms, we would have to materially alter, or possibly discontinue, some or all of our business if alternative processors are not available.

In addition, NACHA has certain operating rules that govern the use of the ACH system. Amendments to the rules were adopted by NACHA’s members in August 2014 and will become effective on various dates in 2015 and 2016. These amendments will, among other things (1) establish certain ACH return rate levels, including an overall ACH return rate level of 15% of the originator’s debit entries (and if any of the specified return rate levels are exceeded, the origination practices and activities of the originator would be subject to a new preliminary inquiry process by NACHA), (2) enhance limitations on certain ACH reinitiation activities, (3) impose fees on certain unauthorized ACH returns and (4) allow for increased flexibility in how NACHA rules violation investigations can be initiated, which does not change the rules enforcement process, but defines additional circumstances under which NACHA may initiate a risk investigation or rules enforcement proceeding based on the origination of unauthorized entries. The revised amendments provide clarification that certain industries deal with customers who are more likely to experience an insufficient funds scenario and that the review of an originator with returns in excess of certain of the specified thresholds would take into account the originator’s business model in conjunction with its ACH origination practices. As a result of these amendments, our access to the ACH system could be restricted, our ACH costs could increase and we may need to make changes to our business practices.

The failure to comply with debt collection regulations could subject us to fines and other liabilities, which could harm our reputation and business.

The Fair Debt Collection Practices Act, or the FDCPA, regulates persons who regularly collect or attempt to collect, directly or indirectly, consumer debts owed or asserted to be owed to another person. Many states impose additional requirements on debt collection communications, and some of those requirements may be more stringent than the federal requirements. Moreover, regulations governing debt collection are subject to changing interpretations that differ from jurisdiction to jurisdiction.

Non-U.S. jurisdictions also regulate debt collection. For example, in the United Kingdom, due to new rules under the CONC we have made adjustments to some of our business practices, including our collections processes, which could possibly result in lower collections on loans made by us and has resulted in a decrease in the number of new customers that we are able to approve. In addition, the concerns expressed to us by the OFT and the FCA relate in part to debt collection. We could be subject to fines, written orders or other penalties if we, or parties working on our behalf, are determined to have violated the FDCPA, the CONC or analogous state or international laws, which could have a material adverse effect on our reputation, business, prospects, results of operations, financial condition and cash flows.

We use lead providers and marketing affiliates to assist us in obtaining new customers, and if lead providers or marketing affiliates do not comply with an increasing number of applicable laws and regulations, or if our ability to use such lead providers or marketing affiliates is otherwise impaired, it could adversely affect our business.

We are dependent on third parties, referred to as lead providers (or lead generators) and marketing affiliates, as a source of new customers. Our marketing affiliates place our advertisements on their websites that direct potential customers to our websites. Generally, lead providers operate, and also work with their own marketing affiliates who operate, separate websites to attract prospective customers and then sell those “leads” to online lenders. As a result, the success of our business depends substantially on the willingness and ability of lead providers or marketing affiliates to provide us customer leads at acceptable prices.

If regulatory oversight of lead providers or marketing affiliates is increased, through the implementation of new laws or regulations or the interpretation of existing laws or regulations, our ability to use lead providers or marketing affiliates could be restricted or eliminated. For example, during 2013, the State of California began enforcing its short-term lending statute to require lead providers to be licensed in order to provide leads to licensed lenders. As a result, we have discontinued using lead providers to generate leads for short-term consumer loans in California. In April 2014, the Attorney General of the State of Illinois filed a lawsuit against a lead provider, alleging that the lead provider offered and arranged payday loans without a license. As a result, we discontinued the use of lead providers in Illinois. While these discontinuations did not have a material adverse effect on us, we expect that other states may propose or enact similar restrictions on lead providers and potentially on marketing affiliates in the future, and if other states adopt similar restrictions, our ability to use lead providers or marketing affiliates in those states would also be interrupted.

In addition, the CFPB has indicated its intention to examine compliance with federal laws and regulations by lead providers and to scrutinize the flow of non-public, private consumer information between lead providers and lead buyers, such as us. We also expect that the ongoing regulatory review of consumer lending in the United Kingdom may lead to increased restrictions on the operations and/or use of lead providers. On December 1, 2014, the FCA published a policy statement which set out its concerns about the practices of some credit brokers which charge upfront fees to consumers. It also introduced new rules targeted at ensuring that key features of brokers’ relationships with consumers are transparent, which came into effect on January 2, 2015. In addition, in its February 24, 2015 final report regarding the payday industry, the CMA recommended that the FCA take steps to ensure that lead generators explain how they operate much more clearly to customers, including that lead generators be required to state that application details are referred to the lender that offers the lead generator the best commercial deal rather than to the lender that offers the most suitable loan for the customer’s needs. That same day, the FCA issued a consultation paper that invites comments regarding whether to retain or modify the rules on credit broking that were introduced on December 1, 2014 and whether to introduce additional rules. The FCA has requested comments by May 6, 2015.

Lead providers’ or marketing affiliates’ failure to comply with applicable laws or regulations, or any changes in laws or regulations applicable to lead providers or marketing affiliates’ or changes in the interpretation or implementation of such laws or regulations, could have an adverse effect on our business and could increase negative perceptions of our business and industry. Additionally, the use of lead providers and marketing affiliates could subject us to additional regulatory cost and expense. If our ability to use lead generators or marketing affiliates were to be impaired, our business, prospects, results of operations, financial condition and cash flows could be materially adversely affected.

The use of personal data used in credit underwriting is highly regulated.

In the United States the Fair Credit Reporting Act, or the FCRA, regulates the collection, dissemination and use of consumer information, including consumer credit information. Compliance with the FCRA and related laws and regulations concerning consumer reports has recently been under regulatory scrutiny. The FCRA requires us to provide a Notice of Adverse Action to a loan applicant when we deny an application for credit, which, among other things, informs the applicant of the action taken regarding the credit application and the specific reasons for the denial of credit. The FCRA also requires us to promptly update any credit information reported to a consumer reporting agency about a consumer and to allow a process by which consumers may inquire about credit information furnished by us to a consumer reporting agency. Historically, the FTC has played a key role in the implementation, oversight, enforcement and interpretation of the FCRA. Pursuant to the Dodd-Frank Act, the CFPB has primary supervisory, regulatory and enforcement authority of FCRA issues, although the FTC also retains its enforcement role regarding the FCRA but shares that role in many respects with the CFPB. The CFPB has taken a more active approach than the FTC, including with respect to regulation, enforcement and supervision of the FCRA. Changes in the regulation, enforcement or supervision of the FCRA may materially affect our business if new regulations or interpretations by the CFPB or the FTC require us to materially alter the manner in which we use personal data in our credit underwriting.

In the United Kingdom, we are also subject to the requirements of the Data Protection Act 1988, or the DPA, and are required to be fully registered as a data-controller under the DPA. We are also required to be certified under the European Union Safe Harbor provisions, which allow European Union data to be passed to non-European Union countries.

The oversight of the FCRA by both the CFPB and the FTC and any related investigation or enforcement activities or our failure to comply with the DPA may have a material adverse impact on our business, including our operations, our mode and manner of conducting business and our financial results.

Negative public perception of our business could cause demand for our products to significantly decrease.

In recent years, consumer advocacy groups and some media reports have advocated governmental action to prohibit or place severe restrictions on short-term and high-cost consumer loans. Such consumer advocacy groups and media reports generally focus on the annual percentage rate for this type of consumer loan, which is compared unfavorably to the interest typically charged by banks to consumers with top-tier credit histories. The fees and/or interest charged by us and others in the industry attract media publicity about the industry and can be perceived as controversial. If the negative characterization of these types of loans becomes increasingly accepted by consumers, demand for any or all of the consumer loan products that we offer could significantly decrease, which could materially affect our business, prospects, results of operations, financial condition and cash flows. Additionally, if the negative characterization of these types of loans is accepted by legislators and regulators, we could become subject to more restrictive laws and regulations applicable to short-term loans or other consumer loan products that we offer that could materially adversely affect our business, prospects, results of operations, financial condition and cash flows and could impair our ability to continue current operations.

In addition, our ability to attract and retain customers is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters—even if related to seemingly isolated incidents, or even if related to practices not specific to short-term loans, such as debt collection—could erode trust and confidence and damage our reputation among existing and potential customers, which could make it difficult for us to attract new customers and retain existing customers and could significantly decrease the demand for our products, could materially adversely affect our business, prospects, results of operations, financial condition and cash flows and could impair our ability to continue current operations.

Current and future litigation or regulatory proceedings could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

We have been and are currently subject to lawsuits (including purported class actions) that could cause us to incur substantial expenditures, generate adverse publicity and could significantly impair our business, force us to cease doing business in one or more jurisdictions or cause us to cease offering or alter one or more products. We are also likely to be subject to further litigation in the future. An adverse ruling in or a settlement of any current or future litigation against us or another lender could cause us to have to refund fees and/or interest collected, forego collection of the principal amount of loans, pay treble or other multiple damages, pay monetary penalties and/or modify or terminate our operations in particular jurisdictions.

Defense of any lawsuit, even if successful, could require substantial time and attention of our management and could require the expenditure of significant amounts for legal fees and other related costs. We and others are also subject to regulatory proceedings, and we could suffer losses as a result of interpretations of applicable laws, rules and regulations in those regulatory proceedings, even if we are not a party to those proceedings. Any of these events could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows and could impair our ability to continue current operations.

Judicial decisions, CFPB rule-making or amendments to the Federal Arbitration Act could render the arbitration agreements we use illegal or unenforceable.

We include arbitration provisions in our consumer loan agreements. These provisions are designed to allow us to resolve any customer disputes through individual arbitration rather than in court and explicitly provide that all arbitrations will be conducted on an individual and not on a class basis. Thus, our arbitration agreements, if enforced, have the effect of shielding us from class action liability. Our arbitration agreements do not generally have any impact on regulatory enforcement proceedings. We take the position that the arbitration provisions in our consumer loan agreements, including class action waivers, are valid and enforceable; however, the enforceability of arbitration provisions is often challenged in court. If those challenges are successful, our arbitration and class action waiver provisions could be unenforceable, which could subject us to additional litigation, including additional class action litigation.

In addition, the U.S. Congress has considered legislation that would generally limit or prohibit mandatory arbitration agreements in consumer contracts and has enacted legislation with such a prohibition with respect to certain mortgage loan agreements and also certain consumer loan agreements to members of the military on active duty and their dependents. Further, the Dodd-Frank Act directed the CFPB to study consumer arbitration and report to the U.S. Congress, and it authorized the CFPB to adopt rules limiting or prohibiting consumer arbitration, consistent with the results of its study. In March 2015, the CFPB released its final report on consumer arbitration that indicates it may propose rules that prohibit or limit the use of arbitration provisions in consumer loan agreements. Any rule adopted by the CFPB would apply to arbitration agreements entered into more than six months after the final rule becomes effective (and not to prior arbitration agreements).

Any judicial decisions, legislation or other rules or regulations that impair our ability to enter into and enforce consumer arbitration agreements and class action waivers could significantly increase our exposure to class action litigation as well as litigation in plaintiff-friendly jurisdictions, which would be costly and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

The failure of third parties who provide products, services or support to us to maintain their products, services or support could disrupt our operations or result in a loss of revenue.

A portion of our short-term consumer loan and installment loan revenue depends in part on the willingness and ability of unaffiliated third-party lenders, through the CSO programs, to make loans to customers. We also utilize many other third parties to provide services to facilitate lending, loan underwriting and payment processing in our online lending consumer channels. In addition, we rely on third party lenders in connection with our pilot programs that we recently launched in Brazil and China. The loss of the relationship with any of these third parties, and an inability to replace them or the failure of these third parties to maintain quality and consistency in their programs or services or to have the ability to provide their products and services, could cause us to lose customers and substantially decrease the revenue and earnings of our business. Our revenue and earnings could also be adversely affected if any of those third-party providers make material changes to the products or services that we rely on. We also use third parties to support and maintain certain of our communication systems and information systems. If a third-party provider fails to provide its products or services, makes material changes to such products and services, does not maintain its quality and consistency or fails to have the ability to provide its products and services, our operations could be disrupted. Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Our business depends on the uninterrupted operation of our systems and business functions, including our information technology and other business systems, as well as the ability of such systems to support compliance with applicable legal and regulatory requirements.

Our business is highly dependent upon our employees’ ability to perform, in an efficient and uninterrupted fashion, necessary business functions, such as internet support, call center activities, and processing and servicing of our loans. A shut-down of or inability to access the facilities in which our internet operations and other technology infrastructure are based, such as a power outage, a failure of one or more of our information technology, telecommunications or other systems, or sustained or repeated disruptions of such systems could significantly impair our ability to perform such functions on a timely basis and could result in a deterioration of our ability to underwrite, approve and process loans, provide customer service, perform collections activities, or perform other necessary business functions. Any such interruption could have a materially adverse effect on our business, prospects, results of operations, financial condition and cash flows.

In addition, our systems and those of third parties on whom we rely must consistently be capable of compliance with applicable legal and regulatory requirements and timely modification to comply with new or amended requirements. For example, we believe that the federal Military Lending Act compliance issues involved in the CFPB’s Consent Order were related in part to system errors. Any such systems problems going forward could have a material adverse effect on our business, prospects, results of operations, financial conditions and cash flows and could impair or prohibit our ability to continue current operations.

Decreased demand for our products and specialty financial services and our failure to adapt to such decrease could result in a loss of revenue and could have a material adverse effect on us.

The demand for a particular product or service may decrease due to a variety of factors, such as regulatory restrictions that reduce customer access to particular products, the availability of competing or alternative products or changes in customers’ financial conditions. Should we fail to adapt to a significant change in our customers’ demand for, or access to, our products, our revenue could decrease significantly. Even if we make adaptations or introduce new products to fulfill customer demand, customers may resist or may reject products whose adaptations make them less attractive or less available. In any event, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time. In particular, we have changed, and will continue to change, some of our operations and the products we offer. Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Potential union activities could have an adverse effect on our relationship with our workforce.

None of our employees are currently covered by a collective bargaining agreement or represented by an employee union. Occasionally we experience union organizing activities. In addition, on April 14, 2015, the National Labor Relations Board’s new representation election rules become effective, which may make it easier for unions to organize. If our employees become represented by an employee union or become subject to a collective bargaining agreement, it may make it more difficult for us to manage our business and to attract and retain new employees and may increase our cost of doing business. Having our employees become represented by an employee union, having a collective bargaining agreement or having additional requirements related to our employees imposed on us could result in work stoppages and higher employee costs and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows and could impair our ability to continue current operations.

If our allowance for losses and liability for estimated losses on third-party lender-owned consumer loans is not adequate to absorb losses or if we do not successfully manage our credit risk for unsecured loans, our business, prospects, results of operations, financial condition and cash flows may be adversely affected.

As more fully described under Note 2 to our consolidated financial statements for the year ended December 31, 2014 included elsewhere in this prospectus, we utilize a variety of underwriting criteria, monitor the performance of our loan portfolios and maintain either an allowance or liability for estimated losses on loans (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in the receivables portfolio and expected losses from loans guaranteed under the CSO programs. The allowance deducted from the carrying value of consumer loans was $64.9 million at December 31, 2014, and the liability for estimated losses on third-party lender-owned consumer loans was $1.6 million at December 31, 2014. These reserves are estimates, and if actual loan losses are materially greater than our reserves, our results of operations and financial condition could be adversely affected. In addition, if we do not successfully manage credit risk for our unsecured loans through our loan underwriting, we could incur substantial credit losses due to customers being unable to repay their loans. Any failure to manage credit risk could materially adversely affect our business, prospects, results of operations, financial condition and cash flows.

We are subject to impairment risk.

At December 31, 2014, we had goodwill totaling $255.9 million on our consolidated balance sheets, all of which represents assets capitalized in connection with acquisitions and business combinations. Accounting for goodwill requires significant management estimates and judgment. Events may occur in the future, and we may not realize the value of our goodwill. Management performs periodic reviews of the carrying values of our goodwill to determine whether events and circumstances indicate that impairment in value may have occurred. A variety of factors could cause the carrying value of goodwill or an intangible asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the goodwill or intangible asset would occur, resulting in a non-cash charge, which could adversely affect our results of operations and could also lead to our inability to comply with certain covenants in our financing documents, which could cause a default under those agreements.

We are subject to anticorruption laws including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, anti-money laundering laws and economic sanctions laws, and our failure to comply therewith, particularly as we continue to expand internationally, could result in penalties that could harm our reputation and have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Anticorruption Laws. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits companies and their agents or intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Although we have policies and procedures designed to ensure that we, our employees, agents and intermediaries comply with the FCPA and other anticorruption laws, such policies or procedures may not work effectively all of the time or protect us against liability for actions taken by our employees, agents and intermediaries with respect to our business or any businesses that we may acquire. In the event that we believe, or have reason to believe, that our employees, agents or intermediaries have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have a third party investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Our continued operation and expansion outside the United States could increase the risk of such violations in the future.

We are subject to other anti-corruption laws, such as the U.K. Bribery Act 2010, or the Bribery Act, which prohibit the giving or receiving of a bribe to any person, including but not limited to public officials, and make failing to prevent bribery by relevant commercial organizations a criminal offense. This offense applies when any person associated with the organization offers or accepts bribes anywhere in the world intending to obtain or retain a business advantage for the organization or in the conduct of business. The Bribery Act is applicable to businesses that operate in the United Kingdom such as us. The Bribery Act is broader in scope than the FCPA in that it directly addresses commercial bribery in addition to bribery of government officials and it does not allow certain exceptions, notably facilitation payments that are permitted by the FCPA.

Other countries in which we operate, including Australia, Canada, China and Brazil, and other countries where we intend to operate also have anticorruption laws, which we are or will be subject to.

If we are not in compliance with the FCPA, the Bribery Act and other laws governing the conduct of business with government entities (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse effect on our business, reputation, results of operations and financial condition. Any investigation of any potential violations of the FCPA, the Bribery Act or other anticorruption laws by U.S. or foreign authorities could harm our reputation and could have a material adverse effect on our business, reputation, prospects, results of operations, financial condition and cash flows.

Anti–Money Laundering Laws. We are also subject to anti-money laundering laws and related compliance obligations in the United States and other jurisdictions in which we do business. In the United States, the USA PATRIOT Act and the Bank Secrecy Act require us to maintain an anti-money laundering compliance program covering certain of our business activities. The program must include: (1) the development of internal policies, procedures and controls; (2) designation of a compliance officer; (3) an ongoing employee training program; and (4) an independent audit function to test the program. Furthermore, certain of our subsidiaries are registered as money services businesses with the U.S. Treasury Department and must re-register with the Financial Crimes Enforcement Network, or FinCEN, at least every two years. If we are not in compliance with U.S. or other anti-money laundering laws, we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse effect on our business, results of operations, financial condition and cash flows. Any investigation of any potential violations of anti-money laundering laws by U.S. or international authorities could harm our reputation and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows. In the United Kingdom, we are also subject to specific anti-money laundering and counter terrorist financing requirements that require us to develop and maintain anti-money laundering and counter terrorist financing policies and procedures, including reporting suspicious activity to the Serious Organised Crime Agency pursuant to the Proceeds of Crime Act 2002 and the Terrorism Act 2000.

In Australia, we are also subject to specific anti-money laundering and counter terrorist financing requirements that require us to develop and maintain anti-money laundering and counter terrorist financing policies and procedures, including: (i) the appointment of a compliance officer; (ii) regular review to identify significant changes in money laundering/terrorist financing risk; (iii) regular independent review; (iv) reporting suspicious matters to the Australian Transaction Reports and Analysis Centre, or the AUSTRAC; and (v) consideration of AUSTRAC feedback.

Economic Sanctions Laws. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. In particular, the United States prohibits U.S. persons from engaging with individuals and entities identified as “Specially Designated Nationals,” such as terrorists and narcotics traffickers. These prohibitions are administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC. OFAC rules prohibit U.S. persons from engaging in financial transactions with or relating to the prohibited individual, entity or country, require the blocking of assets in which the individual, entity or country has an interest. Blocked assets (e.g., property or bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Other countries in which we operate also maintain economic and financial sanctions regimes. In the event that we believe, or have reason to believe, that our employees, agents or intermediaries have or may have violated applicable laws or regulations, we may be required to investigate or have a third party investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. If we are not in compliance with OFAC regulations and other economic and financial sanctions regulations, we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse effect on our business, prospects, results of operations, financial condition and cash flows. Any investigation of any potential violations of OFAC regulations or other economic sanctions by U.S. or foreign authorities could harm our reputation and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Our continued international expansion could increase the risk of violations of FCPA, the Bribery Act, anti-money laundering laws, OFAC regulations, or similar applicable laws and regulations in the future.

Increased competition from banks, credit card companies, other consumer lenders, and other entities offering similar financial products and services could adversely affect our business, prospects, results of operations, financial condition and cash flows.

We have many competitors. Our principal competitors are consumer loan companies, CSOs, online lenders, credit card companies, consumer finance companies, pawnshops and other financial institutions that offer similar financial services. Many other financial institutions or other businesses that do not now offer products or services directed toward our traditional customer base, many of whom may be much larger than us, could begin doing so. Significant increases in the number and size of competitors for our business could result in a decrease in the number of loans that we fund, resulting in lower levels of revenue and earnings in these categories.

Competitors of our business may operate, or begin to operate, under business models less focused on legal and regulatory compliance, which could put us at a competitive disadvantage. Some of our U.S. competitors operate using other business models, including a “single-state model” where the lender is generally licensed in one state and follows only the laws and regulations of that state regardless of the state in which the customer resides and a “tribal model” where the lender follows the laws of a Native American tribe regardless of the state in which the customer resides. Competitors using these models may be able to lend in jurisdictions where we do not and may have higher revenue per customer and significantly less burdensome compliance requirements, among other advantages. Additionally, negative perceptions about these models could cause legislators or regulators to pursue additional industry restrictions that could affect the business model under which we operate. To the extent that these models or other new lending models gain acceptance among consumers, small businesses and investors or that they face less onerous regulatory restrictions than we do, we may be unable to replicate their business practices or otherwise compete with them effectively, which could cause demand for our products to decline substantially. We may be unable to compete successfully against any or all of our current or future competitors. As a result, we could lose market share and our revenue could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations. Any such changes in our competition could materially adversely affect our business, prospects, results of operations, financial condition and cash flows.

Our success is dependent, in part, upon our officers, and if we are not able to attract and retain qualified officers, our business could be materially adversely affected.

Our success depends, in part, on our officers, which is a relatively small group of individuals. Many members of the senior management team have significant industry experience, and we believe that our senior management would be difficult to replace, if necessary. Because the market for qualified individuals is highly competitive, we may not be able to attract and retain qualified officers or candidates. In addition, increasing regulations on, and negative publicity about, the consumer financial services industry could affect our ability to attract and retain qualified officers. If we are unable to attract or retain qualified officers, it could materially adversely affect our business.

Our international operations subject us to foreign exchange risk.

We are subject to the risk of unexpected changes in foreign currency exchange rates by virtue of our loans to residents of Australia, Brazil, Canada, China and the United Kingdom. In 2014, 41.4% of our total revenue was derived from our international operations. Our results of operations and certain of our intercompany balances associated with our Australia, Brazil, Canada, China and United Kingdom businesses are denominated in their respective currencies and are, as a result, exposed to foreign exchange rate fluctuations. Upon consolidation, as exchange rates vary, gross profit and other operating results may differ materially from expectations, and we may record significant gains or losses on the remeasurement of intercompany balances.

A sustained deterioration in the economy could reduce demand for our products and services and result in reduced earnings.

A sustained deterioration in the economy could cause deterioration in the performance of our loan portfolios. An economic slowdown could result in a decreased number of loans being made to customers due to higher unemployment or an increase in loan defaults in our loan products. During an economic slowdown, we could be required to tighten our underwriting standards, which would likely reduce loan balances, and we could face more difficulty in collecting defaulted loans, which could lead to an increase in loan losses.

We may be unable to protect our proprietary technology and analytics or keep up with that of our competitors.

The success of our business depends to a significant degree upon the protection of our software, fraud defenses, underwriting algorithms and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. In addition, competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology. Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors’ could put us at a disadvantage relative to our competitors. Any such failures could have a material adverse effect on our business.

We may be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

From time to time, we face, and we expect to face in the future, allegations that we have infringed the trademarks, copyrights, patents or other intellectual property rights of third parties, including from our competitors or non-practicing entities. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering certain products or product features, acquire licenses, which may not be available at a commercially reasonable price or at all, or modify our products, product features, processes or websites while we develop non-infringing substitutes.

In addition, we use open source software in our technology platform and plan to use open source software in the future. From time to time, we may face claims from parties claiming ownership of, or demanding release of, the source code, potentially including our valuable proprietary code, or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our platform, any of which could have a negative effect on our business and operating results.

We are subject to cyber security risks and security breaches and may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents.

Our business involves the storage and transmission of consumers’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. We are entirely dependent on the secure operation of our websites and systems as well as the operation of the internet generally. While we have incurred no material cyber-attacks or security breaches to date, a number of other companies have disclosed cyber-attacks and security breaches, some of which have involved intentional attacks. Attacks may be targeted at us, our customers, or both. Although we devote significant resources to maintain and regularly upgrade our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to us and our customers, our security measures may not provide absolute security. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently or are not recognized until launched, and because cyber-attacks can originate from a wide variety of sources, including third parties outside the company such as persons who are involved with organized crime or associated with external service providers or who may be linked to terrorist organizations or hostile foreign governments. These risks may increase in the future as we continue to increase our mobile and other internet-based product offerings and expand our internal usage of web-based products and applications or expand into new countries. If an actual or perceived breach of security occurs, customer and/or supplier perception of the effectiveness of our security measures could be harmed and could result in the loss of customers, suppliers or both. Actual or anticipated attacks and risks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third party experts and consultants.

A successful penetration or circumvention of the security of our systems could cause serious negative consequences, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or systems or those of our customers and counterparties, and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation exposure, and harm to our reputation, all of which could have a material adverse effect on us. In addition, our applicants provide personal information, including bank account information when applying for loans. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of confidential information, including customer bank account and other personal information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in the technology used by us to protect transaction data being breached or compromised. Data breaches can also occur as a result of non-technical issues.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, including “denial-of-service” type attacks. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches, including any breach of our systems or by persons with whom we have commercial relationships that result in the unauthorized release of consumers’ personal information, could damage our reputation and expose us to a risk of loss or litigation and possible liability. In addition, many of the third parties who provide products, services or support to us could also experience any of the above cyber risks or security breaches, which could impact our customers and our business and could result in a loss of customers, suppliers or revenue.

Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

If internet search engine providers change their methodologies for organic rankings or paid search results, or our organic rankings or paid search results decline for other reasons, our new customer growth or volume from returning customers could decline.

Our new customer acquisition marketing and our returning customer relationship management is partly dependent on search engines such as Google, Bing and Yahoo! to direct a significant amount of traffic to our desktop and mobile websites via organic ranking and paid search advertising. Our competitors’ paid search, pay per click or search engine marketing activities may result in their sites receiving higher paid search results than ours and significantly increasing the cost of such advertising for us.

Our paid search activities may not produce (and in the past have not always produced) the desired results. Internet search engines often revise their methodologies, which could adversely affect our organic rankings or paid search results, resulting in a decline in our new customer growth or existing customer retention; difficulty for our customers in using our web and mobile sites; more successful organic rankings, paid search results or tactical execution efforts for our competitors than for us; a slowdown in overall growth in our customer base and the loss of existing customers; and higher costs for acquiring returning customers, which could adversely impact our business. In addition, search engines could implement policies that restrict the ability of consumer finance companies such as us to advertise their services and products, which could preclude companies in our industry from appearing in a favorable location or any location in the organic rankings or paid search results when certain search terms are used by the consumer. Our online marketing efforts are also susceptible to actions by third parties that negatively impact our search results such as spam link attacks, which are often referred to as “black hat” tactics. Our sites have experienced meaningful fluctuations in organic rankings and paid search results in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of consumers directed to our web and mobile sites could harm our business and operating results.

Our operations could be subject to natural disasters and other business disruptions, which could adversely impact our future revenue and financial condition and increase our costs and expenses.

Our services and operations are vulnerable to damage or interruption from tornadoes, hurricanes, earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors and similar events. A significant natural disaster, such as a tornado, hurricane, earthquake, fire or flood, could have a material adverse impact on our ability to conduct business, and our insurance coverage may be insufficient to compensate for losses that may occur. Acts of terrorism, war, civil unrest, violence or human error could cause disruptions to our business or the economy as a whole. Any of these events could cause consumer confidence to decrease, which could result in a decreased number of loans being made to customers. Any of these occurrences could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Failure to keep up with the rapid changes in e-commerce and the uses and regulation of the internet could harm our business.

The business of providing products and services such as ours over the internet is dynamic and relatively new. We must keep pace with rapid technological change, consumer use habits, internet security risks, risks of system failure or inadequacy, and governmental regulation and taxation, and each of these factors could adversely impact our business. In addition, concerns about fraud, computer security and privacy and/or other problems may discourage additional consumers from adopting or continuing to use the internet as a medium of commerce. In countries such as the United States and the United Kingdom, where e-commerce generally has been available for some time and the level of market penetration of our online financial services is relatively high, acquiring new customers for our services may be more difficult and costly than it has been in the past. In order to expand our customer base, we must appeal to and acquire consumers who historically have used traditional means of commerce to conduct their financial services transactions. If these consumers prove to be less profitable than our previous customers, and we are unable to gain efficiencies in our operating costs, including our cost of acquiring new customers, our business could be adversely impacted.

Our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

Our business is subject to a variety of laws and regulations in the United States and internationally that involve user privacy issues, data protection, advertising, marketing, disclosures, distribution, electronic contracts and other communications, consumer protection and online payment services. The introduction of new products or expansion of our activities in certain jurisdictions may subject us to additional laws and regulations. In addition, international data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. U.S. federal and state and international laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change, and the U.S. government, including the FTC and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving e-commerce industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current or past policies and practices. A number of proposals are pending before federal, state, and international legislative and regulatory bodies that could significantly affect our business. For example, the European Commission is currently considering a data protection regulation that may include operational requirements for companies that receive personal data that are different than those currently in place in the European Union, and that may also include significant penalties for non-compliance. Similarly, there have been a number of recent legislative proposals in the United States, at both the federal and state level, that could impose new obligations in areas such as privacy. In addition, some countries are considering legislation requiring local storage and processing of data that, if enacted, would increase the cost and complexity of delivering our services. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, the expansion into new markets, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including demands that we modify or cease existing business practices or pay fines, penalties or other damages.

Growth may place significant demands on our management and our infrastructure and could be costly.

We have experienced substantial growth in our business. This growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure. Expanding our products or entering into new jurisdictions with new or existing products can be costly and require significant management time and attention. Additionally, as our operations grow in size, scope and complexity and our product offerings increase, we will need to enhance and upgrade our systems and infrastructure to offer an increasing number of enhanced solutions, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for our customers, develop and improve our operational, financial and management controls, develop and enhance our legal and compliance controls and processes, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel. Competition for these personnel is intense and is particularly intense for technology and analytics professionals. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources or more attractive compensation mixes than we have had. Managing our growth will require significant expenditures and allocation of valuable management resources. Failure to achieve the necessary level of efficiency in our organization as it grows could materially adversely affect our business, prospects, results of operations, financial condition and cash flows and could impair our ability to continue current operations.

New top level domain names may allow the entrance of new competitors or dilution of our brands, which may reduce the value of our domain name assets.

We have invested heavily in promoting our brands, including our website addresses. The Internet Corporation for Assigned Names and Numbers, the entity responsible for administering internet protocol addresses, has introduced, and has proposed the introduction of, additional new domain name suffixes in different formats, many of which may be more attractive than the formats held by us and which may allow the entrance of new competitors at limited cost. It may also permit other operators to register websites with addresses similar to ours, causing customer confusion and dilution of our brands, which could materially adversely affect our business, prospects, results of operations, financial condition and cash flows. Any defensive domain registration strategy or attempts to protect our trademarks or brands could become a large and recurring expense and may not be successful.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our product and service offerings and markets and grow our business in response to changing customer demands, regulatory environments, technologies and competitive pressures. In some circumstances, we may expand our offerings through the acquisition of complementary businesses, solutions or technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. Furthermore, even if we successfully complete an acquisition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of the business that we acquire, particularly if key personnel of an acquired company decide not to work for us. In addition, we may issue equity securities to complete an acquisition, which would dilute our stockholders’ ownership and could adversely affect the price of our common stock. Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience or may expose us to additional material liabilities. Consequently, we may not achieve anticipated benefits of the acquisitions, which could harm our operating results.

We may incur property, casualty or other losses not covered by insurance.

We maintain a program of insurance coverage for various types of property, casualty and other risks. The types and amounts of insurance that we obtain will vary from time to time, depending on availability, cost and management’s decisions with respect to risk retention. The policies are subject to deductibles and exclusions that could result in our retention of a level of risk on a self-insurance basis. Losses not covered by insurance could be substantial and may increase our expenses, which could harm our results of operations and financial condition.

The preparation of our financial statements and certain tax positions taken by us require the judgment of management, and we could be subject to risks associated with these judgments or could be adversely affected by the implementation of new, or changes in the interpretation of existing, accounting principles, financial reporting requirements or tax rules.

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. In addition, management’s judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. Management’s judgment is also required in evaluating whether tax benefits meet the more-likely-than-not threshold for recognition under Accounting Standards Codification 740-10-25, Income Taxes. Upon audit, if the ultimate determination of the taxes owed by us is for an amount in excess of amounts previously accrued, we could be required to make certain additional tax payments, which could materially adversely affect our results of operations and cash flows.

In addition, we prepare our financial statements in accordance with GAAP and its interpretations are subject to change over time. If new rules or interpretations of existing rules require us to change our financial reporting, our results of operations and financial condition could be materially adversely affected, and we could be required to restate historical financial reporting.

Our U.S. short-term loan business is seasonal in nature, which causes our revenue and earnings to fluctuate.

Our U.S. short-term loan business is affected by fluctuating demand for our products and services and fluctuating collection rates throughout the year. Demand for our short-term consumer loan products in the United States has historically been highest in the third and fourth quarters of each year, corresponding to the holiday season, and lowest in the first quarter of each year, corresponding to our customers’ receipt of income tax refunds. Typically, our cost of revenue for our short-term consumer loan products in the United States, which represents our loan loss provision, is lowest as a percentage of revenue in the first quarter of each year, corresponding to our customers’ receipt of income tax refunds, and increases as a percentage of revenue for the remainder of each year. This seasonality requires us to manage our cash flows over the course of the year. If our revenue or collections were to fall substantially below what we would normally expect during certain periods, our ability to service debt and meet our other liquidity requirements may be adversely affected, which could have a material adverse effect on our business, prospects, results of operations, and financial condition.

Changes in our financial condition or a potential disruption in the capital markets could reduce available capital.

If funds are not available from our cash flow from operations, excess cash on hand or our revolving credit facility (as described in “Description of Certain Financing Arrangements—Credit Agreement”), we will be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. We also expect to periodically access the debt capital markets to obtain capital to finance growth. Efficient access to the debt capital markets will be critical to our ongoing financial success; however, our future access to the debt capital markets could become restricted due to a variety of factors, including a deterioration of our earnings, cash flows, balance sheet quality, or overall business or industry prospects, adverse regulatory changes, a disruption to or deterioration in the state of the capital markets or a negative bias toward our industry by market participants. Disruptions and volatility in the capital markets may cause banks and other credit providers to restrict availability of new credit. Due to the negative bias toward our industry, commercial banks and other lenders have restricted access to available credit to participants in our industry, and we may have more limited access to commercial bank lending than other businesses. Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, and a potential disruption in the capital markets may adversely affect our efforts to arrange additional financing on terms that are satisfactory to us, if at all. If adequate funds are not available, or are not available on acceptable terms, we may not have sufficient liquidity to fund our operations, make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges and this, in turn, could adversely affect our ability to advance our strategic plans. Additionally, if the capital and credit markets experience volatility, and the availability of funds is limited, third parties with whom we do business may incur increased costs or business disruption and this could adversely affect our business relationships with such third parties.

Risks Related to the Separation and the Distribution

We may be responsible for U.S. federal and state income tax liabilities that relate to the distribution.

Prior to the distribution, Cash America received a private letter ruling from the IRS, or the IRS Ruling, to the effect that the retention by Cash America of up to 20% of Enova’s stock will not be in pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax within the meaning of Section 355(a)(1)(D)(ii) of the Internal Revenue Code (the “Code”). Notwithstanding the IRS Ruling, the IRS could determine on audit that the retention of the Enova stock was in pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax if it determines that any of the facts, assumptions, representations or undertakings that we or Cash America have made or provided to the IRS are not correct. If the retention was in pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax, then the distribution could ultimately be determined to be taxable, and Cash America would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to Cash America shareholders on the distribution date over Cash America’s tax basis in such shares of our common stock. Moreover, Cash America could incur significant U.S. federal and state income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the distribution are taxable. Under U.S. Treasury regulations each member of the Cash America consolidated group at the time of the distribution (including us and our subsidiaries) would be severally liable for the entire amount of any resulting U.S. federal income tax liability.

Cash America has also received an opinion of tax counsel that the distribution will be treated as a transaction that is tax-free for U.S. federal income tax purposes under Section 355(a) of the Code. An opinion of tax counsel is not binding on the IRS. Accordingly, the IRS may reach conclusions with respect to the distribution that are different from the conclusions reached in the opinion. Like the IRS Ruling, the opinion is based on certain factual statements and representations, which, if incomplete or untrue in any material respect, could alter tax counsel’s conclusions. If, notwithstanding the receipt of the IRS Ruling and the opinion of tax counsel, the IRS were to determine the distribution to be taxable, Cash America would recognize a substantial tax liability.

The Tax Matters Agreement that we entered into in connection with the separation and distribution allocates the responsibility for taxes for periods prior to the distribution among Cash America and us. For periods prior to the distribution, generally we are required to reimburse Cash America with respect to any U.S. federal, state or local or international income taxes reportable on consolidated and combined returns that include us that are attributable to us. We are responsible for filing and paying all U.S. federal, state or local or international income taxes that are reportable on returns that only include us. We and Cash America are responsible for certain non-income taxes, such as property, excise, sales and use taxes, attributable to each company and its respective subsidiaries.

Under the Tax Matters Agreement, we are generally required to indemnify Cash America against any tax resulting from the distribution to the extent that such tax resulted from (i) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (ii) other actions or failures to act by us or (iii) any of our representations or undertakings in support of the tax-free status of the distribution being incorrect. For a more detailed discussion, see “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Tax Matters Agreement.” Our indemnification obligations to Cash America and its officers and directors are not limited by any maximum amount. If we are required to indemnify Cash America or such other persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

We may not realize the potential benefits from our separation from Cash America, and our historical consolidated financial information is not necessarily indicative of our future prospects. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.

We may not realize the potential benefits we expect from our separation from Cash America. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Cash America, including loss of access to some of the financial, managerial and professional resources from which we have benefited in the past.

The historical consolidated financial information included in this prospectus for periods prior to consummation of the separation and distribution may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented or those that we will achieve in the future. The costs and expenses reflected in such historical consolidated financial information for periods prior to the separation and distribution include an allocation for certain corporate functions historically provided by Cash America, including executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. We have not adjusted our historical consolidated financial information for periods prior to the separation and distribution to reflect changes that will occur in our cost structure and operations as a result of our transition to becoming a stand-alone public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with Securities and Exchange Commission, or the SEC, reporting and the NYSE requirements. Therefore, our historical consolidated financial information for periods prior to the separation and distribution may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

The one-time and ongoing costs of the distribution may be greater than we expected.

We are incurring costs in connection with our transition to being a stand-alone public company that relate primarily to accounting, tax, legal and other professional costs; compensation, such as modifications to certain incentive awards upon completion of the distribution; recruiting and relocation costs associated with hiring additional senior management personnel; and costs to separate assets and information systems. In addition, we have already incurred costs of approximately $16.3 million as of the date of this prospectus in connection with obtaining independent financing that we will need in order to operate as a separate stand-alone company. These costs may be greater than anticipated and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have no history operating as an independent public company. We will incur significant costs to create the corporate infrastructure necessary to operate as an independent public company and meet our legal and regulatory compliance requirements. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company and meet our legal and regulatory compliance requirements.

We have historically used Cash America’s corporate infrastructure to support some of our business functions, including services related to executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting. The expenses related to establishing and maintaining this infrastructure were spread among all of Cash America’s businesses. Following the separation and after the expiration of the transition arrangements described below, we will no longer have access to Cash America’s infrastructure, and we will need to establish our own. We have begun incurring costs to establish the necessary infrastructure and expect to continue to incur such costs.

Cash America is only contractually obligated to provide to us those transition services specified in the Transition Services Agreement and the other agreements we entered into with Cash America in connection with the separation and the distribution. The expiration date of the Transition Services Agreement varies by service provided, but generally is no longer than 12 months from the distribution date. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Transition Services Agreement” for a description of the terms of the Transition Services Agreement. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Cash America previously provided to us. Upon the expiration of the Transition Services Agreement or other agreements, many of the services that are covered in such agreements will be provided internally or by unaffiliated third parties. We expect that, in some instances, we will incur higher costs to obtain such services than we incurred prior to the separation and the distribution or under the terms of such agreements. If Cash America does not effectively perform the services that are called for under the Transition Services Agreement and other agreements, we may not be able to operate our business effectively, and our profitability may decline. After the expiration of the Transition Services Agreement and the other agreements, we may be unable to replace the services specified in such agreements in a timely manner or on comparable terms.

Furthermore, as discussed under “—Risks Related to Our Business and Industry” under the captions “—Our business is highly regulated, and if we fail to comply with applicable laws, regulations, rules and guidance, our business could be adversely affected,” “—The consumer lending industry continues to be targeted by new laws or regulations in many jurisdictions that could restrict the short-term consumer lending products and services we offer, impose additional compliance costs on us, render our current operations unprofitable or even prohibit our current operations,” “—We are subject to a Consent Order issued by the Consumer Financial Protection Bureau, and any noncompliance would materially adversely affect our business” and “—The United Kingdom has imposed, and continues to impose, increased regulation of the short-term high-cost credit industry with the stated expectation that some firms will exit the market,” we face significant ongoing legal and regulatory compliance requirements arising from the heavily regulated industry in which we operate, which continues to be targeted by legislators and regulators, and also from compliance with enforcement actions, orders and agreements issued by applicable regulators, such as the November 2013 Consent Order issued by the Consumer Financial Protection Bureau. In particular, the Consent Order requires us to allocate resources to ensure that we have a compliance function that is commensurate with our size, complexity, product lines, and business operations to ensure the implementation of an adequate compliance program, including appropriate staffing levels with qualified and experienced personnel. If, as a stand-alone company, we are unable to maintain these resources in a timely manner or on comparable terms, we may face an increased risk of noncompliance with the Consent Order and other regulatory requirements or additional enforcement actions. These risks could have a material adverse impact on our business, prospects, results of operations, financial condition and could prohibit or directly or indirectly impair our ability to continue current operations.

In connection with our separation from Cash America, we and Cash America have agreed to indemnify each other for certain liabilities. If we are required to act on these indemnities to Cash America, we may need to divert cash to meet those obligations, and Cash America’s indemnity could be insufficient or Cash America could be unable to satisfy its indemnification obligations.

Pursuant to the Separation and Distribution Agreement and other agreements with Cash America, Cash America agreed to indemnify us for certain liabilities related to tax, regulatory, litigation or other liabilities, and we agreed to indemnify Cash America for certain similar liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Transactions—Agreements Between Us and Cash America.” Indemnities that we may be required to provide Cash America are not subject to any cap, may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities that Cash America has agreed to retain. Further, the indemnity from Cash America could be insufficient to protect us against the full amount of such liabilities, or Cash America may be unable to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Cash America any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves and could suffer reputational risks if the losses are related to regulatory, litigation or other matters. Each of these risks could have a material adverse effect on our business, prospects, results of operations, financial condition and cash flows.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

We have historically operated as a subsidiary of Cash America and have not been subject to financial and other reporting and corporate governance requirements of a stand-alone public company. As a stand-alone public company, we are required to file annual, quarterly and other reports with the SEC. We will need to prepare and timely file financial statements that comply with SEC reporting requirements. We are also subject to other reporting and corporate governance requirements under the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which could impose significant new compliance costs and obligations upon us. The changes necessitated by becoming a stand-alone public company require a commitment of additional resources and management oversight which will increase our operating costs. These changes also place significant additional demands on our finance, accounting and legal staff and on our financial accounting and information systems. Other expenses associated with being a stand-alone public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a stand-alone public company, we are required, among other things, to:

•	prepare and file periodic and current reports, and distribute other stockholder communications, in compliance with the federal securities laws and the NYSE;

•	define and expand the roles and the duties of our Board of Directors and its committees;

•	institute comprehensive investor relations and internal audit functions and continue to enhance our compliance function; and

•	subject to applicable phase-in requirements, evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, beginning with the year ending December 31, 2015, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404(a) of the Sarbanes-Oxley Act. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, beginning with the year ending December 31, 2015. In addition we are required under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal control over financial reporting (at such time as it is required to do so), investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

We are unable to take certain actions because such actions could jeopardize the tax-free status of the distribution, and such restrictions could be significant.

The Tax Matters Agreement prohibits us from taking actions that could reasonably be expected to cause the distribution to be taxable or to jeopardize the conclusions of the IRS Ruling or opinions of counsel received by us or Cash America. In particular, for two years after the distribution, we may not:

•	enter into any agreement, understanding or arrangement or engage in any substantial negotiations with respect to any transaction involving the acquisition, issuance, repurchase or change of ownership of our capital stock, or options or other rights in respect of our capital stock, subject to certain exceptions relating to employee compensation arrangements and open market stock repurchases;

•	cease the active conduct of our business; or

•	voluntarily dissolve, liquidate, merge or consolidate with any other person, unless we survive and the transaction otherwise complies with the restrictions in the Tax Matters Agreement.

Nevertheless, we are permitted to take any of the actions described above if we obtain Cash America’s consent, or if we obtain a supplemental IRS private letter ruling and an opinion of counsel that is reasonably acceptable to Cash America to the effect that the action will not affect the tax-free status of the distribution. However, the receipt by us of any such consent or opinion and ruling does not relieve us of any obligation we have to indemnify Cash America for an action we take that causes the distribution to be taxable to Cash America or its shareholders.

Because of these restrictions, for two years after the distribution, we may be limited in the amount of capital stock that we can issue to make acquisitions or to raise additional capital. Also, our indemnity obligation to Cash America may discourage, delay or prevent a third party from acquiring control of us during this two-year period in a transaction that our stockholders might consider favorable. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Tax Matters Agreement.”

We potentially could have received better terms from unaffiliated third parties than the terms we receive in our agreements with Cash America.

The agreements we entered into with Cash America in connection with the separation, including the Separation and Distribution Agreement, the Transition Services Agreement, the Tax Matters Agreement and the Software Lease and Maintenance Agreement (each as described in “Certain Relationships and Related Transactions—Agreements Between Us and Cash America”) were negotiated in the context of the separation while we were still a wholly-owned subsidiary of Cash America. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the separation relate to, among other things, the allocation of assets, liabilities, rights and other obligations between Cash America and us. Arm’s-length negotiations between Cash America and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America.”

We are subject to continuing contingent liabilities of Cash America.

There are several potential circumstances under which the liabilities of Cash America may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the Cash America consolidated U.S. federal income tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire Cash America consolidated tax reporting group for that taxable period. In connection with the separation, we entered into a Tax Matters Agreement with Cash America that allocates the responsibility for prior period taxes of the Cash America consolidated tax reporting group between us and Cash America. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Tax Matters Agreement.” However, if Cash America is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes.

The separation and distribution may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

The separation and distribution could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that the distribution left Cash America insolvent or with unreasonably small capital or that Cash America intended or believed it would incur debts beyond its ability to pay such debts as they mature and that Cash America did not receive fair consideration or reasonably equivalent value in the separation and distribution. If a court were to agree with such a claim, then such court could void the distribution as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or the distributed shares of our stock to Cash America, voiding our liens and claims against Cash America, or providing Cash America with a claim for money damages against us in an amount equal to the difference between the consideration received by Cash America and the fair market value of the company at the time of the distribution.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if either the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), or it is unlikely to be able to pay its liabilities as they become due. We do not know what standard a court would apply to determine insolvency. Further, a court could determine that Cash America was insolvent at the time of or after giving effect to the distribution of Enova common stock.

Under the Separation and Distribution Agreement, we are responsible for the debts, liabilities and other obligations related to the business or businesses which we own and operate. Although we do not expect to be liable for any obligations not expressly assumed by us pursuant to the Separation and Distribution Agreement, it is possible that we could be required to assume responsibility for certain obligations retained by Cash America should Cash America fail to pay or perform its retained obligations. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Separation and Distribution Agreement.”

Certain members of management, directors and stockholders may face actual or potential conflicts of interest.

Our management and directors and the management and directors of Cash America may own both Cash America common stock and our common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Cash America’s management and directors face decisions that could have different implications for us and Cash America. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and Cash America regarding the terms of the agreements governing the distribution and our relationship with Cash America thereafter or in the strategy for defending or resolving any litigation in which both Cash America and Enova are involved. These agreements include the Separation and Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Software Lease and Maintenance Agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise because one of our directors, Daniel R. Feehan, is currently the President and Chief Executive Officer of Cash America. Further, conflicts of interest may arise out of any commercial arrangements that we or Cash America may enter into in the future.

We do not have a non-competition agreement with Cash America to restrict Cash America from competing with us, and Cash America is not required to offer corporate opportunities to us.

We do not have any noncompetition agreement or arrangement with Cash America. Cash America is free to compete with us in any activity or line of business. Additionally, Cash America continues to offer alternative financial services and other financial services to consumers through its retail locations in markets served by us and is not restricted from reentering the online financial services business such as ours. We will not have any interest or expectancy in any business activity, opportunity, transaction or other matter in which Cash America engages or seeks to engage merely because we engage in the same or similar lines of business. In addition, Cash America will have no duty to communicate its knowledge of, or offer, any potential business opportunity, transaction or other matter to us, and Cash America is free to pursue or acquire such business opportunity, including opportunities that would be in direct competition with us.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of December 31, 2014, we had $494.2 million of indebtedness (net of $5.8 million of unamortized discount on the Old Notes). See “Capitalization.”

Our ability to make payments of principal or interest on, or to refinance, our indebtedness will depend on our future operating performance, and our ability to enter into other debt financings, which, to a certain extent, are subject to economic, financial, competitive, regulatory, capital markets and other factors beyond our control.

If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any refinancing of our debt will be possible or that any additional financing could be obtained on acceptable terms. The inability to service or refinance our existing debt or to obtain additional financing would have a material adverse effect on our financial position, liquidity, and results of operations.

The degree to which we are leveraged creates risks, including:

•	we may be unable to satisfy our obligations under our outstanding indebtedness;

•	we may have to dedicate a substantial portion of our cash resources to payments on our outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	we may be vulnerable to adverse general economic, capital markets and industry conditions.

Our revolving credit facility (as described in “Description of Certain Financing Arrangements,” the “Credit Agreement”) and other debt agreements we may enter into in the future will likely require us to comply with certain financial ratios and covenants. These restrictions may interfere with our ability to obtain additional financing or to engage in other necessary or desirable business activities. For additional information regarding the Credit Agreement, see “Description of Certain Financing Arrangements.”

If we cannot comply with the requirements in our debt agreements (including the Indenture and the Credit Agreement), then the lenders may increase our borrowing costs or declare the outstanding debt immediately due and payable. We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such case, our financial condition, liquidity, and results of operations would materially suffer.

Additionally, we may incur significant additional indebtedness in the future. If new indebtedness is added to our current indebtedness levels, the related risks we face could increase. See “—Despite current indebtedness levels, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage” for additional information.

The terms of the agreements governing our indebtedness restrict our current and future operations, particularly our ability to respond to changes or to take certain actions, which could harm our long-term interests.

The agreements governing our indebtedness (including the Indenture and the Credit Agreement) contain various restrictive covenants and require that we maintain certain financial ratios that impose operating and financial restrictions on us and limit our ability to engage in actions that may be in our long-term best interests. These restrictive covenants, among other things, restrict our ability to:

•	incur additional debt;

•	incur or permit certain liens to exist;

•	make certain investments;

•	merge or consolidate with or into, or convey, transfer, lease or dispose of all or substantially all of our assets to, another company;

•	make certain dispositions;

•	make certain payments; and

•	engage in certain transactions with affiliates.

As a result of all of these covenants and restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

Any failure to comply with any of these financial and other affirmative and negative covenants could constitute an event of default under our debt agreements, entitling the lenders to, among other things, terminate future credit availability under the Credit Agreement, increase the interest rate on outstanding debt, or accelerate the maturity of outstanding obligations under our debt agreements. Any such default could materially adversely affect our business, prospects, results of operations, financial condition and cash flows and could impair our ability to continue current operations. See “Description of Certain Financing Arrangements,” “Description of Exchange Notes” and “Capitalization” for additional information concerning our indebtedness.

We may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations will depend on our financial condition and operating performance and our ability to enter into other debt financings, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory, capital markets and other factors beyond our control. We might not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. For information regarding the risks to our business that could impair our ability to satisfy our obligations under our indebtedness, see “Risk Factors—Risks Related to Our Business and Industry.” If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to affect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. If we cannot make scheduled payments on our debt, we will be in default, and lenders could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Agreement could terminate their commitments to loan money and we could be forced into bankruptcy or liquidation. The agreements governing our indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions and also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial condition, liquidity, results of operations and cash flows and our ability to satisfy our obligations under our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may incur substantial additional indebtedness in the future. Although the Indenture and the Credit Agreement contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Any secured borrowings would effectively be senior to the notes and the related guarantees to the extent of the value of the assets securing such indebtedness. Moreover, the Indenture generally does not impose any limitation on our incurrence of liabilities that are considered “Permitted Debt” thereunder, nor does it impose any limitation on liabilities incurred by any subsidiaries that are designated as “unrestricted subsidiaries” or may be designated as such in the future. See “Description of Exchange Notes—Certain

Covenants—Designation of Restricted and Unrestricted Subsidiaries.” If we incur additional debt, the risks associated with our substantial leverage, including our possible inability to service our debt, would increase.

Although the notes are referred to as “senior notes,” the notes are effectively subordinated to the rights of our future secured creditors and any liabilities of our non-guarantor subsidiaries.

The notes are our unsecured obligations. Holders of any future secured indebtedness and the secured indebtedness of our subsidiaries will have claims that are senior to your claims as holders of the notes, to the extent of the value of the collateral securing such other indebtedness. The notes are effectively subordinated to any future secured indebtedness incurred by us. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. The notes are also structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor subsidiaries.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A change of control, as defined below under “Description of Exchange Notes—Certain Definitions,” will require us to make an offer to repurchase all outstanding notes. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.” The definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all our assets to another individual, group or entity may be uncertain.

We may be unable to repurchase the notes upon a change of control.

There is no sinking fund with respect to the notes, and the entire outstanding principal amount of the notes will become due and payable at maturity. If we experience a change of control, you may require us to repurchase all or a portion of your notes prior to maturity. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.” Additionally, the occurrence of a change of control under the Indenture would constitute a change in control under the Credit Agreement. Upon the occurrence of a change of control under the Credit Agreement, the lenders thereunder could opt to accelerate our outstanding indebtedness under the Credit Agreement, in which case such lenders and holders of our notes would have pari passu claims with respect to the assets of Enova and the guarantors. Furthermore, any of our future debt agreements may prohibit the repayment of the notes in the event of a change in control. Accordingly, we may be unable to satisfy our obligations to purchase the notes in that event unless we are able to refinance or obtain waivers under the Credit Agreement and any future indebtedness that we incur that restricts our ability to repurchase the notes. We cannot assure you that we will have enough funds to pay our obligations under the notes upon a change of control.

We are a holding company. Our only internal source of cash is from distributions from our subsidiaries.

We, the issuer of the notes, are a holding company with no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is the outstanding capital stock and other equity interests of our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including payment of principal, premium, if any, and interest on any of our indebtedness, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to any of our indebtedness or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under any outstanding senior or unsecured indebtedness and that will guarantee our obligations under the notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay interest or principal on the notes or any of our other indebtedness.

Our rights to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subject to the claims of any secured creditor of that subsidiary.

Only our domestic restricted subsidiaries guarantee the notes as of the date of this prospectus. Our non-guarantor subsidiaries hold or may in the future hold a significant portion of our consolidated assets and have incurred substantial indebtedness. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of December 31, 2014, we and the guarantors had $494.2 million of indebtedness (net of $5.8 million of unamortized discount on the Old Notes and none was secured). As of December 31, 2014, our subsidiaries that do not guarantee the notes had $2.2 million of liabilities (excluding intercompany indebtedness and obligations) and $2.6 million of assets.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantee and require noteholders to return payments received from us or the guarantor.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes or the guarantees could be subordinated to all other debts of ours or the guarantors if, among other things, we or the guarantors, at the time the indebtedness evidenced by the notes or the guarantee was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the granting of the guarantee;

•	were engaged in a business or transaction for which our or any guarantors’ remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or any of the guarantors’ would incur, debts beyond our or their ability to pay those debts as they mature.

In addition, any payment by us or any guarantor pursuant to the notes or a guarantee could be voided and required to be returned to us or a guarantor, or to a fund for the benefit of our creditors or the creditors of our guarantors.

The Indenture limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or our guarantors would be considered insolvent if:

•	the sum of our or such guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of our or such guarantor’s assets;

•	the present fair saleable value of our or such guarantor’s assets were less than the amount that would be required to pay our or such guarantor’s probable liability on our or such guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or such guarantor could not pay our or such guarantor’s debts as they become due.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the Indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The covenants in the Indenture do not necessarily restrict our ability to take actions that may impair our ability to repay the notes.

Although the Indenture includes covenants that restrict us from taking certain actions, the terms of these covenants include important exceptions. Notwithstanding the covenants in the Indenture, we expect that we will continue to be able to incur substantial additional indebtedness and to make significant investments and, potentially, significant acquisitions and other restricted payments, all of which may adversely affect our ability to perform our obligations under the Indenture and could intensify the related risks that we face and those faced by holders of the notes.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if market interest rates increase, the market value of your notes may decline. We cannot predict future levels of market interest rates.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

The notes have been rated by nationally recognized statistical ratings organizations. The notes may in the future be rated by additional rating agencies. We cannot assure you that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes to our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, which could include us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

The notes are held in book-entry form and therefore you must rely on the procedures of the relevant clearing system to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes (which will only occur in very limited circumstances), owners of the book-entry interests will not be considered owners or holders of notes. The Depository Trust Company, or DTC, will be the sole registered holder of the applicable global notes. Payments of principal, interest and other amounts owing on or in respect of the relevant global note will be made to DTC’s nominee as the registered owner of such global note. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. After payment to DTC’s nominee, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest in the notes, you must rely on the procedures of DTC, and if you are not a participant through DTC, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of the notes under the Indenture.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, or, if applicable, from a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any matters or on a timely basis.

Similarly, upon the occurrence of an event of default under the Indenture, unless and until definitive registered notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC, or, if applicable, a participant. We cannot assure you that the procedures to be implemented through DTC, or, if applicable, a participant, will be adequate to ensure the timely exercise of rights under the notes.

Risks Related to the Exchange Offer

Because there is no public market for the Exchange Notes, you may not be able to resell your notes.

The Exchange Notes will be registered under the Securities Act and will constitute a single series of securities with the Old Notes and the Private Exchange Notes (as defined in “Exchange Offer—Private Exchange”), which have been exchanged for notes registered under the Securities Act. Notwithstanding the foregoing, there can be no assurance as to:

•	the maintenance or liquidity of any trading market that may develop;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which holders would be able to sell their Exchange Notes.

If a trading market were to develop or be maintained, the Exchange Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities, our financial performance or prospects or prospects for companies in our industry generally.

We offered the Old Notes in reliance on an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Old Notes may be transferred or resold only in a transaction registered or exempt from the Securities Act and applicable state securities laws. We are conducting the Exchange Offer pursuant to an effective registration statement, whereby we are offering to exchange the Old Notes for substantially identical notes that you will be able to trade without registration under the Securities Act provided you are not one of our affiliates. We cannot assure you that the Exchange Offer will be conducted in a timely fashion or at all. Moreover, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop or be maintained. For more information, see “Exchange Offer.”

Holders of Old Notes who fail to exchange their Old Notes in the Exchange Offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussion below under the caption “Exchange Offer—Consequences of Failure to Exchange.”

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer—Procedures for Tendering Old Notes through Brokers and Banks” and “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

THE SEPARATION AND THE DISTRIBUTION

General

Substantially all assets and liabilities related to the e-commerce business that were not held by Enova or its subsidiaries were transferred to Enova or its subsidiaries in 2011 and 2012. Since that time, we have owned all of the assets and incurred all of the liabilities related to Cash America’s e-commerce business, with some limited exceptions, in which case such assets were transferred to us pursuant to the Separation and Distribution Agreement, as described in “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Separation and Distribution Agreement.”

For a description of the Credit Agreement, see “Description of Certain Financing Arrangements” included elsewhere in this prospectus.

The separation and distribution was effected on November 13, 2014, the distribution date, by way of a pro rata distribution of 80 percent of the outstanding shares of Enova common stock to Cash America’s shareholders of record as of 5:00 p.m. Eastern Time on November 3, 2014, the record date for the distribution.

The Number of Shares Distributed by Cash America in the Distribution

Each Cash America shareholder of record received 0.915 shares of Enova common stock for every one share of Cash America common stock held on the record date for the distribution. Fractional shares were not distributed in connection with the distribution. Instead, the transfer agent aggregated fractional shares into whole shares, sold the whole shares in the open market at prevailing market prices and distributed the aggregate cash proceeds from the sales, net of brokerage fees and other costs, pro rata to each holder who would otherwise have been entitled to receive a fractional share in the distribution. Cash America shareholders were not entitled to interest on any cash payment made in lieu of fractional shares.

Results of the Separation and the Distribution

After the separation and the distribution, we became an independent, publicly traded company. Immediately following the distribution, we had approximately 489 stockholders of record, based on the number of registered shareholders of Cash America common stock on October 20, 2014, and 33,000,000 shares of Enova common stock outstanding. The actual number of shares distributed was determined on the record date and reflected any vesting of Cash America equity-based awards prior to the record date for the distribution.

Before the distribution, we entered into the Separation and Distribution Agreement and several other agreements with Cash America to effect the separation and provide a framework for our relationship with Cash America after the separation. These agreements (as described in “Certain Relationships and Related Transactions—Agreements Between Us and Cash America”) provide for the allocation between Cash America and Enova of certain of Cash America’s assets, liabilities, and obligations subsequent to the separation and distribution, including with respect to transition matters, employee matters, intellectual property matters, tax matters and other commercial relationships. We also entered into a Stockholder’s and Registration Rights Agreement with Cash America pursuant to which, among other things, we agreed that, upon the request of Cash America, we will use our best efforts to effect the registration under applicable federal and state securities laws of the shares of common stock retained by Cash America after the distribution. We have filed a registration statement on Form S-1 (File No. 333-199733) to register these shares in accordance with the terms of the Separation and Distribution Agreement. For a description of these agreements, see “Certain Relationships and Related Transactions—Agreements Between Us and Cash America” included elsewhere in this prospectus.

Distribution

For the distribution of the Enova stock to Cash America shareholders to qualify as a tax-free distribution under Section 355(a) of the Code, Cash America has to establish to the satisfaction of the IRS that the retention of 20% of Enova’s stock was not in pursuant to a plan having as one of its principal purposes the avoidance of federal income tax. Cash America received a private letter ruling from the IRS (the “IRS Ruling”), to the effect that the retention by Cash America of up to 20% of Enova’s stock was not in pursuant to a plan having as one of its principal purposes the avoidance of U.S. federal income tax within the meaning of Section 355(d)(1)(D)(ii) of the Code. Cash America also received an opinion from the law firm of Hunton & Williams LLP (as described below).

On the basis the distribution so qualified, in general, for U.S. federal income tax purposes: (i) the distribution did not result in any taxable income, gain or loss to Cash America; (ii) no gain or loss was recognized by (and no amount was included in the income of) U.S. holders of Cash America common stock upon their receipt of shares of Enova common stock in the distribution, except with respect to cash received in lieu of fractional shares measured by the difference between the cash received for such fractional share and the U.S. holder’s basis in that fractional share, as determined below; (iii) the aggregate basis of the Cash America common stock and the Enova common stock (including any fractional share interests in Enova common stock for which cash was received) in the hands of each U.S. holder of Cash America common stock after the distribution equaled the aggregate basis of Cash America common stock held by the U.S. holder immediately before the distribution, allocated between the Cash America common stock and the Enova common stock in proportion to the relative fair market value of each on the date of the distribution; and (iv) the holding period of the Enova common stock received by each U.S. holder of Cash America common stock (including any fractional share interests in Enova common stock for which cash was received) included the holding period for the Cash America common stock on which the distribution was made as of the time of the distribution, provided that the Cash America common stock was held as a capital asset on the date of the distribution.

Although the IRS Ruling generally will be binding on the IRS, if the factual representations or assumptions made in the request for the IRS Ruling are untrue or incomplete in any material respect, we will not be able to rely on the IRS Ruling. Furthermore, the IRS Ruling is only with respect to the retention of Enova shares and does not address whether a distribution satisfies other requirements necessary to obtain tax-free treatment under Section 355 of the Code or whether the overall distribution should be treated as satisfying the requirements of Section 355 of the Code. In addition, the IRS Ruling with respect to the retention of Enova shares is based upon representations by Cash America that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.

Cash America also received an opinion from the law firm of Hunton & Williams LLP substantially to the effect that the distribution qualified as a reorganization for U.S. federal income tax purposes under Section 355 of the Code. The opinion relied on the IRS Ruling as to matters covered by the IRS Ruling. In addition, the opinion was based on, among other things, certain assumptions and representations made by Cash America and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by the law firm in its opinion. The tax opinion is not binding on the IRS or the courts.

Notwithstanding receipt by Cash America of the IRS Ruling and the opinion from Hunton & Williams LLP, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Cash America’s shareholders and Cash America could be subject to significant U.S. federal income tax liability. In general, Cash America would be subject to tax as if it had sold the Enova common stock in a taxable sale for its fair market value and Cash America shareholders who received shares of Enova common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. In addition, even if the distribution was otherwise to qualify under Section 355 of the Code, it may be taxable to Cash America (but not to Cash America shareholders) under Section 355(e) of the Code, if the distribution was later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquires, directly or indirectly, stock representing a 50 percent or greater interest in Cash America or us. For this purpose, any acquisitions of Cash America stock or of our common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although we or Cash America may be able to rebut that presumption.

Tax Matters Agreement

In connection with the distribution, we and Cash America entered into a Tax Matters Agreement pursuant to which we agreed to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the Tax Matters Agreement, in the event the distribution were to fail to qualify for U.S. federal income tax purposes under Section 355 of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Cash America or us, the party responsible for such failure would be responsible for all taxes imposed on Cash America to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of our shares or assets or any of our representations or undertakings being incorrect or breached, we would be responsible for all taxes imposed on Cash America as a result of such acquisition or our representations and warranties being incorrect or breached. For a more detailed discussion, see “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Tax Matters Agreement.” Our indemnification obligations to Cash America and its subsidiaries, officers and directors will not be limited in amount or subject to any cap. If we are required to indemnify Cash America and its subsidiaries and their respective officers and directors under the circumstances set forth in the Tax Matters Agreement, the amount we become obligated to pay Cash America may be substantial.

Manner of Effecting the Separation and the Distribution

The general terms and conditions relating to the separation and the distribution are set forth in the Separation and Distribution Agreement that we entered into with Cash America. For a description of the terms of that agreement, see “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Separation and Distribution Agreement” included elsewhere in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated:

For the Years Ended December 31,
2014	2013	2012	2011	2010
5.4x	6.9x	5.3x	4.2x	3.5x

For the purposes of computing the ratio of earnings to fixed charges, “earnings” consist of earnings before provision for income taxes plus fixed charges. “Fixed charges” consist of interest expensed and capitalized, the amortization of capitalized expenses related to indebtedness and estimated interest within rental expense.

EXCHANGE OFFER

Purpose of the Exchange Offer

The Exchange Offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on May 30, 2014 to the initial purchaser pursuant to the purchase agreement dated May 23, 2014. The Old Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchaser to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the Exchange Offer. The Registration Rights Agreement provides that we will prepare and file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the applicable provisions of the Registration Rights Agreement.

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes that exchanges such Old Notes for Exchange Notes in the Exchange Offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes in violation of the provisions of the Securities Act, (iii) it is not engaged in, and does not intend to engage in, the distribution of the notes, (iv) it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of Enova, and (v) the Exchange Notes to be received by such holder are not in exchange for notes acquired directly from the Company or an affiliate thereof.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activity, it will be required to acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

(1) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the outstanding Old Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Old Notes (i.e., December 1, 2014).

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See “—Fees and Expenses” and “—Transfer Taxes” below.

The Exchange Offer will remain open for at least 20 full business days. The term “expiration date” will mean 11:59 p.m., New York City time, on                     , 2015, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “expiration date” will mean the latest date and time to which the Exchange Offer is extended.

To extend the Exchange Offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by written notice, and

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “Conditions on the Exchange Offer” shall have not been satisfied,

(a) to delay accepting any Old Notes,

(b) to extend the Exchange Offer, or

(c) to terminate the Exchange Offer, or

(2) to amend the terms of the Exchange Offer in any manner, provided however, that if we amend the Exchange Offer to make a material change, including the waiver of a material condition, we will extend the Exchange Offer, if necessary, to keep the Exchange Offer open for at least five business days after such amendment or waiver; provided further, that if we amend the Exchange Offer to change the percentage of Old Notes being exchanged or the consideration being offered, we will extend the Exchange Offer, if necessary, to keep the Exchange Offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Old Notes through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this Exchange Offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this Exchange Offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 11:59 PM (NEW YORK CITY TIME) DEADLINE ON                     , 2015.

Deemed Representations

To participate in the Exchange Offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes in exchange for your Old Notes in the Exchange Offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes issued in the Exchange Offer in violation of the provisions of the Securities Act;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes in the Exchange Offer is engaged in, and does not intend to engage in, the distribution of Exchange Notes issued in the Exchange Offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Old Notes is an “affiliate” (as defined under Rule 405 of the Securities Act) of the Company;

(5) the Exchange Notes to be issued to you or any other person in exchange for your Old Notes in the Exchange Offer are not in exchange for Old Notes acquired directly from the Company or an affiliate thereof; and

(6) if you or another person acquiring Exchange Notes in exchange for your Old Notes is a broker-dealer and you or any such person acquired the Old Notes as a result of market-making activities or other trading activity, you or such person acknowledge that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (6) of the paragraph above cannot use this prospectus in connection with resales of the Exchange Notes issued in the Exchange Offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Old Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the Exchange Offer, you or that person:

(1) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the Exchange Offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Old Notes.

You may tender some or all of your Old Notes in this Exchange Offer. However, your Old Notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Old Note not properly tendered;

(2) refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this Exchange Offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Old Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 11:59 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this Exchange Offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such Old Notes;

(2) Account number of the beneficial owner tendering such Old Notes;

(3) Principal amount of Old Notes tendered by such beneficial owner; and

(4) A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the Exchange Offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit such Old Notes to an account maintained with DTC promptly after the Exchange Offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 11:59 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 11:59 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Old Notes to be withdrawn; and

(2) identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions on the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or amend the Exchange Offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the Exchange Offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the Exchange Offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the Exchange Offer.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the Exchange Offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

U.S. Bank National Association

Attention: Specialized Finance

111 Fillmore Avenue

St. Paul, Minnesota 55107-1402

For information call

(651) 466-7150

For facsimile transmission (for eligible institutions only):

(651) 466-7372

Confirm by Telephone:

(651) 466-7150

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the Exchange Offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for certain rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the Exchange Offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the Exchange Offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the Exchange Offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture provides for if we do not complete the Exchange Offer.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Private Exchange

The Registration Rights Agreement also requires that if upon consummation of the Exchange Offer, the initial purchaser holds any such notes acquired by it and having the status of an unsold allotment in the initial distribution of the Old Notes, we (upon the written request of such initial purchaser) shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer issue and deliver to the initial purchaser, in exchange (the “Private Exchange”) for the Old Notes held by the initial purchaser, a like principal amount of Old Notes that are identical to the Exchange Notes except for the existence of restrictions on transfer under the Securities Act and securities laws of the several states of the United States (the “Private Exchange Notes”). Any Private Exchange Notes shall be issued pursuant to the Indenture and shall bear the same CUSIP number as the Exchange Notes.

Shelf Registration

The Registration Rights Agreement also requires that we file a shelf registration statement if:

(1) prior to consummation of the Exchange Offer, the holders of a majority in aggregate principal amount of the Old Notes determine in its or their reasonable judgment that the Exchange Notes would not, upon receipt, be tradable by the holders thereof without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable Blue Sky or state securities laws;

(2) applicable interpretations of the staff of the SEC would not permit us to consummate the Exchange Offer prior to May 25, 2015;

(3) subsequent to consummation of the Private Exchange, any holder of Private Exchange Notes so requests;

(4) the Exchange Offer is not consummated by June 24, 2015 for any reason; or

(5) in the case of (A) any holder of Old Notes not permitted by applicable law or SEC policy to participate in the Exchange Offer, (B) any holder of Old Notes participating in the Exchange Offer that receives Exchange Notes that may not be sold without restrictions under state and federal securities laws (other than due solely to the status of such holder as an affiliate of Enova within the meaning of the Securities Act) or (C) any broker-dealer that holds Old Notes acquired directly from us or any of our affiliates and, in each such case, such holder notifies us prior to the 20th day following the consummation of the Exchange Offer.

Old Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Old Notes in the Exchange Offer;

(2) a broker-dealer has exchanged the Old Notes in the Exchange Offer and sells them to a purchaser that receives a prospectus from the broker-dealer on or before the sale;

(3) the Old Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Old Notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash or other proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expenses of the Exchange Offer.

$479 million of net proceeds from the offering of the Old Notes were used to repay all of our intercompany indebtedness due to Cash America, which was $361.4 million as of May 30, 2014. The remaining net proceeds from such offering were used to pay a significant portion of $122.4 million in cash dividends we paid to Cash America, of which $120.7 million was paid on May 30, 2014 and $1.7 million was paid on June 30, 2014.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014. You should read the information set forth below in conjunction with “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes included elsewhere in this prospectus (dollars in thousands).

As of December 31, 2014
Cash and Cash equivalents	$75,106

Indebtedness:
Credit Agreement (1)	—
Old Notes (2)	500,000
Unamortized discount on Old Notes (2)	(5,819)

Total long-term indebtedness	$494,181

Stockholders’ Equity:
Total stockholders’ equity	$153,984

Total Capitalization	$648,165

(1)	The revolving line of credit under the Credit Agreement was undrawn as of December 31, 2014, but we had $6.6 million of outstanding letters of credit thereunder as of such date.
(2)	The Old Notes have an aggregate principal amount of $500.0 million, but were issued at a $6.2 million discount from the principal amount. As of December 31, 2014, we had $5.8 million of unamortized discount on the Old Notes.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table sets forth a summary of our consolidated historical financial data as of and for the periods presented. The historical financial information as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014 and 2013 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial information as of December 31, 2012, 2011 and 2010 and for each of the years ended December 31, 2012, 2011 and 2010 has been derived from our audited consolidated financial statements that are not included in this prospectus.

Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated audited financial statements and the related notes included elsewhere in this prospectus.

(In thousands, except per share)
	Year Ended December 31,
	2014	2013	2012	2011	2010
Statement of Income Data:
Revenue	$809,837	$765,323	$660,928	$480,340	$378,317
Cost of Revenue	266,787	315,052	288,474	201,687	164,957

Gross Profit	543,050	450,271	372,454	278,653	213,360

Expenses
Marketing	127,862	135,336	108,810	73,329	59,197
Operations and technology	73,573	70,776	63,505	52,371	40,983
General and administrative	107,875	84,420	72,690	65,401	50,252
Depreciation and amortization	18,732	17,143	13,272	11,263	8,559

Total Expenses	328,042	307,675	258,277	202,364	158,991

Income from Operations	215,008	142,596	114,177	76,289	54,369
Interest expense	(38,474)	(19,788)	(20,996)	(17,420)	(15,505)
Investment interest income	—	—	—	—	296
Foreign currency transaction loss	(35)	(1,176)	(342)	(487)	(156)

Income before Income Taxes	176,499	121,632	92,839	58,382	39,004
Provision for income taxes	64,828	43,594	33,967	21,350	14,183

Net Income	$111,671	$78,038	$58,872	$37,032	$24,821

Earnings per Share
Earnings per common share, basic and diluted	$3.38	$2.36	$1.78	$1.12	$0.75
Dividends declared per common share	$3.71	$—	$—	$2.27	$—
Weighted average common shares outstanding:
Basic	33,000	33,000	33,000	33,000	33,000
Diluted	33,008	33,000	33,000	33,000	33,000
Other Financial Data:
Adjusted EBITDA (a)	$233,740	$162,239	$131,328	$87,552	$62,928
Capital expenditures	$13,284	$14,872	$17,872	$15,073	$12,687
Gross profit margin	67.1%	58.8%	56.4%	58.0%	56.4%
Adjusted EBITDA margin (a)	28.9%	21.2%	19.9%	18.2%	16.6%
Domestic revenue	$474,715	$395,549	$334,066	$254,752	$276,295
International revenue	$335,122	$369,774	$326,862	$225,588	$102,022
Number of employees (at period end)	1,151	1,027	993	872	756

(In thousands, except per share)
	Year Ended December 31,
	2014	2013	2012	2011	2010
Balance Sheet Data (at period end):
Cash and cash equivalents (b)	$75,106	$47,480	$37,548	$34,411	$17,653
Consumer loans, net (b)	323,611	303,467	228,390	162,985	89,193
Total assets (b)	760,197	692,152	612,868	529,740	419,071
Long-term debt (c)	494,181	424,133	427,889	410,964	270,839
Total stockholders’ equity (c)	153,984	173,048	97,416	41,849	79,577
Other Operating Data:
Combined consumer loan balances, gross
Short-term loans (d)	$92,561	$122,165	$194,679	$182,939	$138,309
Line of credit accounts	118,680	125,802	42,700	21,648	10,963
Installment loans (d)	213,588	179,230	121,570	60,213	14,892

Total combined consumer loan balances, gross (d)	$424,829	$427,197	$358,949	$264,800	$164,164

(a)	The table below shows a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Net Income and Adjusted EBITDA as a percentage of total revenue, which is Adjusted EBITDA margin (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012	2011	2010
Net income	$111,671	$78,038	$58,872	$37,032	$24,821
Depreciation and amortization	18,732	17,143	13,272	11,263	8,559
Interest expense, net	38,474	19,788	20,996	17,420	15,209
Foreign currency transaction loss	35	1,176	342	487	156
Provision for income taxes	64,828	43,594	33,967	21,350	14,183
Adjustments:
Regulatory penalty (1)	—	2,500	—	—	—
Withdrawn IPO (2)	—	—	3,879	—	—

Adjusted EBITDA	$233,740	$162,239	$131,328	$87,552	$62,928

Adjusted EBITDA margin calculated as follows:
Total revenue	$809,837	$765,323	$660,928	$480,340	$378,317
Adjusted EBITDA	233,740	162,239	131,328	87,552	62,928

Adjusted EBITDA as a percentage of total revenue	28.9%	21.2%	19.9%	18.2%	16.6%

(1)	On November 20, 2013, Cash America consented to the issuance of a Consent Order by the CFPB pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2012 review of Cash America and us, to pay a civil money penalty of $5 million, of which we and Cash America agreed to allocate $2.5 million of this penalty to us, or the Regulatory Penalty. For the year ended December 31, 2013, this figure represents the amount paid in connection with the Regulatory Penalty, which is nondeductible for tax purposes.
(2)	For the year ended December 31, 2012, represents costs of $3.9 million, net of a tax benefit of $1.5 million, related to our withdrawn registration statement in July 2012 in connection with efforts in pursuit of an initial public offering.

(b)

Cash and cash equivalents, Consumer loans, net, and Total assets as of December 31, 2011 and 2010 were revised to correct the classification of cash and accounts payable and to correct for consumer loans that had not funded as of the balance sheet date. The correction resulted in a decrease in cash and cash equivalents of $3.7 million and $1.5 million, a decrease in consumer loans, net of $1.0 million and $1.2 million, and a decrease in accounts payable and accrued expenses of $4.7 million and $2.7 million as of December 31, 2011 and 2010, respectively. Management determined that the impact on previously issued financial statements was immaterial; however, management determined it was appropriate to correct the December 31, 2011 and 2010 financial statement amounts.
(c)	Long-term debt and total stockholders’ equity as of December 31, 2011 and 2010 were revised to correct the classification of certain net equity transactions with Cash America. Management determined that the impact on previously issued financial statements was immaterial; however, management determined it was appropriate to correct the presentation herein. The correction resulted in increases of $0.1 million and $0.6 million to long-term debt as of December 31, 2011 and 2010, respectively, and an increase of $0.3 million and a decrease of $0.3 million to total stockholder’s equity as of December 31, 2011 and 2010, respectively.
(d)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Disclosure—Combined Consumer Loans” for additional information about combined consumer loans. The table below shows combined consumer loan balances, a non-GAAP measure, which is composed of Company-owned consumer loan balances as reported on our consolidated balance sheets and consumer loans originated by third party lenders through the CSO programs that are not included in our financial statements but are disclosures required by GAAP. The amounts in the table below reflect the revision amounts from (b) above (in thousands):

	YEAR ENDED DECEMBER 31,
	2014	2013	2012	2011	2010
Short-term loan balances, gross:
Company owned	$56,298	$80,753	$146,472	$140,178	$99,360
Guaranteed by the Company	36,263	41,412	48,207	42,761	38,949

Combined	$92,561	$122,165	$194,679	$182,939	$138,309
Installment loan balances, gross:
Company owned	$213,581	$179,230	$121,570	$60,213	$14,892
Guaranteed by the Company	7	—	—	—	—

Combined	$213,588	$179,230	$121,570	$60,213	$14,892
Total consumer loan balances, gross:
Company owned	$388,559	$385,785	$310,742	$222,039	$125,215
Guaranteed by the Company	36,270	41,412	48,207	42,761	38,949

Combined	$424,829	$427,197	$358,949	$264,800	$164,164

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

SEPARATION FROM CASH AMERICA

On April 10, 2014, the Board of Directors of Cash America authorized management to review potential strategic alternatives, including a tax-free spin-off, for our separation. After evaluating alternatives for Enova, Cash America’s management recommended that Cash America’s Board of Directors pursue a tax-free spin-off for the separation. On October 22, 2014, after receiving a private letter ruling from the Internal Revenue Service, an opinion from Cash America’s tax counsel and a solvency opinion from an independent financial advisor, Cash America’s Board of Directors approved the spin-off. The distribution occurred at 12:01 am ET on November 13, 2014 (the “Spin-off”). Cash America’s shareholders received 0.915 shares of our stock for every one share of Cash America common stock held at the close of business November 3, 2014, which was the record date for the distribution. Following the Spin-off, we became an independent, publicly traded company, and our shares of common stock are listed on the New York Stock Exchange under the symbol “ENVA.”

Since 2011, we have owned all of the assets and incurred all of the liabilities related to Cash America’s e-commerce business, with some limited exceptions, in which case such assets were transferred to us and such liabilities were assumed by us pursuant to a Separation and Distribution Agreement upon completion of the Spin-off. On the Spin-off date, we entered into several other agreements with Cash America that govern the relationship between us and Cash America after completion of the Spin-off and provide for the allocation between us and Cash America of various assets, liabilities, rights and obligations (including insurance and tax-related assets and liabilities). Our guarantees of Cash America’s long-term indebtedness were also released in connection with the Spin-off. These agreements also include arrangements with respect to transitional services to be provided by Cash America to us and vice versa.

RECENT REGULATORY DEVELOPMENTS

Financial Conduct Authority

During the years ended December 31, 2014 and December 31, 2013, our U.K. operations generated 40.1% and 47.1%, respectively, of our consolidated total revenue. Regulatory changes in the United Kingdom during 2014 significantly affected previous results and will significantly affect future results from our U.K. operations as described below.

In the United Kingdom, supervision of consumer credit was transferred on April 1, 2014 to the Financial Conduct Authority, or the FCA, and pursuant to new legislation, the FCA is authorized to adopt prescriptive rules and regulations. On February 28, 2014, the Consumer Credit Sourcebook was issued as part of the FCA Handbook and incorporates prescriptive regulations for lenders such as us, including mandatory affordability assessments on borrowers, limiting the number of rollovers to two, restricting how lenders can advertise, banning advertisements the FCA deems misleading, and introducing a limit of two unsuccessful attempts on the use of continuous payment authority (which provides a creditor the ability to directly debit a customer’s account for payment when authorized by the customer to do so) to pay off a loan. On July 15, 2014, the FCA issued a consultation paper that proposed a cap on the total cost of high-cost short-term credit and requested comments on the proposal. The consultation paper proposed a maximum rate of 0.8% of principal per day, and the proposal limits the total fees, interest (including post-default interest) and charges (including late fees which are capped at £15) to an aggregate amount not to exceed 100% of the principal amount loaned. The FCA requested comments on the proposal and issued its final rule on November 11, 2014. The final rule was largely the same as the proposed rule and required us to make changes to all of our high-cost short-term products in the United Kingdom. The final rule became effective on January 2, 2015, as required by the 2013 amendment to the Financial Services and Markets Act 2000. As a result of the final rule, we discontinued offering line of credit accounts to new customers in the United Kingdom and effective January 1, 2015, we discontinued draws on existing accounts in the United Kingdom. Once U.K. customers have paid off their outstanding line of credit balance, they may apply for either a short-term or installment loan. We also expect to introduce additional short-term and installment loan products during 2015. We expect revenue from these new and existing products to offset the lost revenue from our discontinued line of credit offerings in the United Kingdom. On February 24, 2015, the FCA issued a consultation paper that, among other things, proposes to require that providers of high-cost short-term credit include a risk warning in all financial promotions and to amend the FCA rules to allow firms to introduce continuous payment authority to collect repayments where a customer is in arrears or default and the lender is exercising forbearance. The FCA has requested comments on the proposals by May 6, 2015.

We are subject to ongoing examination and review by the FCA. We are in frequent communication with the FCA in an effort to demonstrate that we satisfy the expectations of the FCA, and we have made significant modifications to many of our business practices to address the FCA’s requirements. These modifications included adjustments to our affordability assessment practices and underwriting standards that govern who will qualify for a loan from us, reductions in certain maximum loan amounts, alterations to advertising practices and adjustments to collections processes (including our practices related to continuous payment authority) and debt forbearance processes (or our practices regarding customers who have indicated they are experiencing financial difficulty). In addition, we previously have not had a physical presence in the United Kingdom as business functions have been performed remotely from our facilities in the United States. In order to alleviate concerns in relation to our ability to presently demonstrate to the FCA that we are capable of being effectively supervised, we have established an office as well as the management of our U.K. business in the United Kingdom.

The FCA has appointed an independent auditor, referred to as a skilled person under section 166 of the FSMA, to undertake a review of certain of our practices, as well as our ability to be effectively supervised. If that review or other examination by the FCA identifies activities that are deemed by the FCA to have caused consumer detriment or are not in compliance with the FCA’s requirements, the FCA could require us to take remedial action (which could result in additional changes to our business practices and/or the payment of consumer redress), impose fines or penalties, refuse our full authorization application, withdraw our interim authorization or full authorization if granted, impose limitations or restrictions on our regulatory permission or take other actions.

In connection with implementing the changes described above to our U.K. business, we experienced a significant year-over-year decrease in our U.K. loan volume, U.K. loan balances and U.K. revenue during the second half of 2014 as a result of adapting our U.K. business practices in response to the requirements of the FCA. We expect these trends to continue for the first half of 2015. The implementation of stricter affordability assessments and underwriting standards resulted in a decrease in the number of consumer loans written, the average consumer loan amount and the total amount of consumer loans written to new and returning customers. Additionally, we have experienced and will continue to experience an increase in compliance- and administrative-related costs for the United Kingdom, but the overall expenses of our U.K. business (including our cost of revenue) decreased as our U.K. business contracted. The ultimate impact of the changes we have made to our U.K. operations will be dependent on a number of factors (some of which may be unforeseen), including the effectiveness of our execution of the operational changes, the impact the FCA’s requirements may have on our competitors that could result in a potential increase in our market share, and consumer reaction to the changes occurring to our services, among other things. The decline in revenue and loan balances in the United Kingdom has been offset to an extent by improved performance of our U.K. consumer loan portfolio as a result of stricter affordability assessments and underwriting standards being implemented, which has resulted in lower consumer loan loss rates, and by continued strong demand for the online loan products we offer in the United States and other markets. We are continuing to assess the impact of the changes we have made to our U.K. operations and additional changes we may elect to implement and what effect such changes may have on our business, but the impact of these changes is likely to be significant for the first half of 2015.

The results for the year ended December 31, 2014 do not include the full impact of the changes described above, and the results for the year ended December 31, 2013 do not include any impact of the changes described above. The results for each of these periods are not indicative of our future results of operations and cash flows from our operations in the United Kingdom. For recent developments related to the FCA, including concerns that have been expressed by the FCA regarding our compliance with U.K. legal and regulatory requirements, such as the requirement that our business be capable of being effectively supervised by the FCA and compliance with FCA rules and principles relating to affordability assessments and debt collection and forbearance processes, see “Risk Factors—Risks Related to Our Business and Industry—Our primary regulators in the United Kingdom have expressed and continue to express serious concerns about our compliance with applicable U.K. regulations, which caused us to make significant changes to our U.K. business that have impacted and will continue to negatively impact our operations and results, and this impact has been and will continue to be significant,” “—Due to restructuring of the consumer credit regulatory framework in the United Kingdom, we are required to obtain full authorization from our U.K. regulators to continue providing consumer credit and perform related activities in the United Kingdom, and there is no guarantee that we will receive full authorization to continue offering consumer loans in the United Kingdom” and “—The United Kingdom has imposed, and continues to impose, increased regulation of the short-term high-cost credit industry with the stated expectation that some firms will exit the market.”

Consumer Financial Protection Bureau

On November 20, 2013, Cash America consented to the issuance of a Consent Order by the Consumer Financial Protection Bureau, or the CFPB, pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2012 review of Cash America and us, to pay a civil money penalty of $5 million, of which we and Cash America agreed to allocate $2.5 million of this penalty to us, or the Regulatory Penalty. The Consent Order also relates to issues self-disclosed to the CFPB during its 2012 examination of Cash America and us, including the making of a limited number of loans to consumers who may have been active duty members of the military at the time of the loan at rates in excess of the annual percentage rate permitted by the federal Military Lending Act due in part to system errors, and for which we have made refunds of approximately $33,500; and for certain failures to timely provide and preserve records and information in connection with the CFPB’s examination of us and Cash America. In addition, as a result of the CFPB’s review, we have enhanced and continue to enhance our compliance management programs and have implemented additional procedures to address the issues identified by the CFPB. We are also required to provide periodic reports to the CFPB. We are subject to the restrictions and obligations of the Consent Order, including the CFPB’s order that we ensure compliance with federal consumer financial laws and develop more robust compliance policies and procedures.

BASIS OF PRESENTATION AND CRITICAL ACCOUNTING POLICIES

Enova International, Inc. was formed on September 7, 2011 by Cash America to hold the assets of Cash America’s online lending business. On September 13, 2011, Cash America contributed to Enova International, Inc. all of the stock of its wholly-owned subsidiary, Enova Online Services, Inc., in exchange for 33 million shares of our common stock. As of December 31, 2014, Enova offered or arranged consumer and small business loans (collectively referred to as “consumer loans” throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations) through a number of its subsidiaries to customers in 35 states in the United States, United Kingdom, Australia, Canada, Brazil and China.

Prior to the Spin-off, we operated as a division of Cash America and not as a stand-alone company. Our historical consolidated financial statements include the assets, liabilities, revenue and expenses directly attributable to our operations carved out of Cash America’s consolidated financial statements. In addition, the historical financial statements for periods prior to the Spin-off include allocations of costs relating to certain functions historically provided by Cash America, including corporate services such as executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting. The expense allocations have been determined on a basis that Cash America and we consider to be reasonable reflections of the utilization of services provided by Cash America.

The amounts recorded for these transactions and allocations are not, however, necessarily representative of the amounts that would have been incurred had we been a separate, stand-alone entity that operated independently of Cash America. As a separate stand-alone public company, our future results of operations will include costs and expenses for us to operate as a stand-alone company, and, consequently, these costs may be materially different than as reflected in our historical results of operations. Accordingly, the financial statements for these years may not be indicative of our future results of operations, financial position and cash flows.

Upon our separation from Cash America, we entered into a transition services agreement with Cash America. The expiration date of the agreement varies by service provided but is generally no longer than 12 months from the separation date. Under the agreement, Cash America provides support for certain information systems related to financial reporting and payment processing to us for a period of time following the completion of the Spin-off for which we will compensate Cash America. In addition, we will reimburse Cash America for all out-of-pocket costs and expenses it pays or incurs in connection with providing such services. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America” for additional information regarding the Spin-off and agreements entered into between us and Cash America in connection with the Spin-off.

Revenue Recognition

We recognize revenue based on the loan products and services we offer. “Revenue” in the consolidated statements of income includes: interest income, finance charges, fees for services provided through the CSO programs, or CSO fees, service charges, draw fees, minimum fees, late fees, nonsufficient funds fees and any other fees or charges permitted by applicable laws and pursuant to the agreement with the borrower. For short-term loans that we offer, interest and finance charges are recognized on an effective yield basis over the term of the loan, and fees are recognized when assessed to the customer. CSO fees are recognized on an effective yield basis over the term of the loan. For line of credit accounts, interest is recognized over the reporting period based upon the balance outstanding and the contractual interest rate, and fees are recognized when assessed to the customer. For installment loans, interest is recognized on an effective yield basis over the term of the loan and fees are recognized when assessed to the customer. Unpaid and accrued interest and fees are included in “Consumer loans, net” in the consolidated balance sheets.

Current and Delinquent Consumer Loans

We classify our consumer loans as either current or delinquent. Short-term loans are considered delinquent when payment of an amount due is not made as of the due date. If a line of credit account or installment loan customer misses one payment, that payment is considered delinquent and the balance of the loan is considered current. We do not accrue interest on the delinquent payment portion of the loan but do continue to accrue interest on the remaining portion of the loan. If a line of credit account or installment loan customer does not make two consecutive payments, the entire account or loan is classified as delinquent. We allow for normal payment processing time before considering a payment or a loan delinquent but do not provide for any additional grace period.

Where permitted by law and as long as a loan is not considered delinquent, a customer may choose to renew a short-term loan or installment loan or extend the due date on a short-term loan. In order to renew or extend a short-term loan, a customer must agree to pay the current finance charge for the right to make a later payment of the outstanding principal balance plus an additional finance charge. In order to renew an installment loan, the customer enters into a new installment loan contract and agrees to pay the principal balance and finance charge in accordance with the terms of the new loan contract. If a short-term loan is renewed, but the customer fails to pay that loan’s current finance charge as of the due date, the unpaid finance charge is classified as delinquent. References throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations to renewed consumer loans include both renewals and extensions made by customers to their existing loans as discussed above.

We generally do not accrue interest on delinquent consumer loans and do not resume accrual of interest on a delinquent loan unless it is returned to current status. In addition, delinquent consumer loans generally may not be renewed, and if, during an attempt to collect on a delinquent consumer loan, we allow additional time for payment through a payment plan or a promise to pay, it is still considered delinquent. Generally, all payments received are first applied against accrued but unpaid interest and fees and then against the principal balance of the loan.

Allowance and Liability for Estimated Losses on Consumer Loans

We monitor the performance of our consumer loan portfolio and maintain either an allowance or liability for estimated losses on consumer loans (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in the portfolio. The allowance for losses on our owned consumer loans reduces the outstanding loan balance in the consolidated balance sheets. The liability for estimated losses related to loans guaranteed under the CSO programs is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.

In determining the allowance or liability for estimated losses on consumer loans, we apply a documented systematic methodology. In calculating the allowance or liability for loan losses, outstanding loans are divided into discrete groups of short-term loans, line of credit accounts and installment loans and are analyzed as current or delinquent. Increases in either the allowance or the liability, net of charge-offs and recoveries, are recorded as a “Cost of revenue” in the consolidated statements of income.

The allowance or liability for short-term loans classified as current is based on historical loss rates adjusted for recent default trends for current loans. For delinquent short-term loans, the allowance or liability is based on a six month rolling average of loss rates by stage of collection. For line of credit account and installment loan portfolios, we generally use a migration analysis to estimate losses inherent in the portfolio. The allowance calculation under the migration analysis is based on historical charge-off experience and the loss emergence period, which represents the average amount of time between the first occurrence of a loss event to the charge-off of a loan. The factors we consider to assess the adequacy of the allowance or liability include past due performance, historical behavior of monthly vintages, underwriting changes and recent trends in delinquency in the migration analysis.

We fully reserve and generally charge off consumer loans, including accrued interest and/or fees, once the loan or a portion of the loan has been classified as delinquent for 60 consecutive days. If a loan is deemed uncollectible before it is fully reserved, it is charged off at that point. Consumer loans classified as delinquent generally have an age of one to 59 days from the date any portion of the loan became delinquent, as defined above. Recoveries on loans previously charged to the allowance are credited to the allowance when collected.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. In accordance with Accounting Standards Codification, or ASC, 350, Goodwill, we test goodwill and intangible assets with an indefinite life for potential impairment annually as of June 30 and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount.

We use the income approach to complete our annual goodwill assessment. The income approach uses future cash flows and estimated terminal values for us that are discounted using a market participant perspective to determine the fair value, which is then compared to the carrying value to determine if there is impairment. The income approach includes assumptions about revenue growth rates, operating margins and terminal growth rates discounted by an estimated weighted-average cost of capital derived from other publicly-traded companies that are similar but not identical from an operational and economic standpoint. We completed our annual assessment of goodwill as of June 30, 2014 and determined that the fair value of our goodwill exceeded carrying value, and, as a result, no impairment existed at that date. Following our separation from Cash America, we completed an interim assessment of goodwill, including market capitalization and other qualitative factors, as of December 31, 2014. Consistent with the assessment completed as of June 30, 2014, no impairment existed as of December 31, 2014. A 10% decrease in the estimated fair value for the June 2014 assessment would not have resulted in a goodwill impairment. Although no goodwill impairment was noted, there can be no assurances that future goodwill impairments will not occur.

Long-lived Assets Other Than Goodwill

An evaluation of the recoverability of property and equipment and intangible assets subject to amortization is performed whenever the facts and circumstances indicate that the carrying value may be impaired. An impairment loss is recognized if the future undiscounted cash flows associated with the asset and the estimated fair value of the asset are less than the asset’s corresponding carrying value. The amount of the impairment loss, if any, is the excess of the asset’s carrying value over its estimated fair value.

We amortize finite-lived intangible assets subject to amortization on the basis of their expected periods of benefit, generally three to five years. The costs of start-up activities and organization costs are charged to expense as incurred.

Marketing Expenses

Marketing expenses consist of online marketing costs such as sponsored search and advertising on social networking sites, and offline marketing costs such as television, radio and direct mail advertising. In addition, marketing expenses include lead purchase costs paid to lead providers and marketing affiliates in exchange for providing information or applications from potential customers interested in using our services. Online marketing and lead purchase costs are expensed as incurred. The production costs associated with offline marketing are expensed as incurred. Other marketing costs are expensed as incurred. We also have an agreement with an independent third party pursuant to which we pay a portion of the net revenue received on the customers referred to us by such third party. We also had an arrangement with Cash America pursuant to which we paid either a lead purchase fee or a portion of the net revenue received on loans made to or arranged for the customers referred to us by Cash America. This agreement was terminated in connection with the Spin-off and we have no outstanding obligations thereunder. These referral fees were expensed as incurred and included in “Marketing” in the consolidated statements of income.

Operations and Technology Expenses

Operations and technology expenses include all expenses related to the direct operations and technology infrastructure related to loan underwriting and processing. This includes call center and operations personnel costs, software maintenance expense, underwriting data from third-party vendors, and telephony costs.

General and Administrative Expenses

General and Administrative expenses primarily include corporate personnel costs, as well as legal, occupancy, and other related costs. We allocate these expenses between domestic and international operations on the basis of revenue. In addition, general and administrative expenses included expense allocations for certain corporate service functions historically provided by Cash America, such as executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting. Cash America allocated these expenses to us based on our share of Cash America’s corporate services expenses incurred for the consolidated entity.

Income Taxes

We account for income taxes under ASC 740, Income Taxes, or ASC 740. Accordingly, income tax expense and the deferred income tax balances in the consolidated financial statements have been calculated on a separate tax return basis although prior to the Spin-off our operations had been included as part of consolidated and unitary tax returns with Cash America and its affiliated companies. Prior to May 30, 2014, we settled our current tax balances with Cash America on a quarterly basis through an adjustment to our affiliate line of credit with Cash America. With the exception of certain entities outside of the United States, we settled our current tax balances with Cash America on a quarterly basis for the period from May 31, 2014 until the Spin-off.

As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax expense together with assessing temporary differences in recognition of income for tax and accounting purposes. These differences result in deferred tax assets and liabilities and are included within the consolidated balance sheets. Management must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent it believes that recovery is not likely, it must establish a valuation allowance. An expense or benefit is included within the tax provision in the statement of operations for any increase or decrease in the valuation allowance for a given period.

We perform an evaluation of the recoverability of our deferred tax assets on a quarterly basis. We establish a valuation allowance if it is more-likely-than-not (greater than 50 percent) that all or some portion of the deferred tax asset will not be realized. We analyze several factors, including the nature and frequency of operating losses, our carryforward period for any losses, the reversal of future taxable temporary differences, the expected occurrence of future income or loss and the feasibility of available tax planning strategies to protect against the loss of deferred tax assets.

We account for uncertainty in income taxes in accordance with ASC 740, which requires that a more-likely-than-not threshold be met before the benefit of a tax position may be recognized in the consolidated financial statements and prescribes how such benefit should be measured. Management must evaluate tax positions taken on our tax returns for all periods that are open to examination by taxing authorities and make a judgment as to whether and to what extent such positions are more likely than not to be sustained based on merit.

Management’s judgment is required in determining the provision for income taxes, the deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. Management’s judgment is also required in evaluating whether tax benefits meet the more-likely-than-not threshold for recognition under ASC 740.

Recent Accounting Pronouncements

See Note 3 in the notes to our audited financial statements included elsewhere in this prospectus for a discussion of recent accounting pronouncements.

RESULTS OF OPERATIONS

HIGHLIGHTS

The Company’s financial results for the year ended December 31, 2014, or 2014, are summarized below.

•	Consolidated total revenue increased $44.5 million, or 5.8%, to $809.8 million in 2014 compared to $765.3 million for the year ended December 31, 2013, or 2013.

•	Consolidated gross profit increased $92.8 million to $543.1 million in 2014 compared to $450.3 million in 2013.

•	Consolidated income from operations was $215.0 million in 2014, compared to $142.6 million in 2013.

•	Consolidated net income was $111.7 million in 2014 compared to $78.0 million in 2013. Consolidated diluted earnings per share were $3.38 in 2014 compared to $2.36 in 2013.

Our results from operations for 2014 do not include the full impact of changes in our U.K. operations resulting from regulatory and legislative changes and our results from operations for 2013 do not include any impact of these changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. operations. We expect our future results of operations will continue to be adversely affected as a result of modifying many of our business practices to satisfy the requirements of the FCA, including stricter underwriting and affordability assessment guidelines, changes to our collection practices and increased compliance costs, including the cost of operating an office in the United Kingdom. See “—Recent Regulatory Developments—Financial Conduct Authority” above for further information.

OVERVIEW

The following tables reflect our results of operations for the periods indicated, both in dollars and as a percentage of total revenue (dollars in thousands, except per share data):

	Year Ended December 31,
	2014	2013	2012
Revenue
Consumer loan fees	$808,987	$764,126	$659,569
Other	850	1,197	1,359

Total Revenue	809,837	765,323	660,928
Cost of Revenue	266,787	315,052	288,474

Gross Profit	543,050	450,271	372,454
Expenses
Marketing	127,862	135,336	108,810
Operations and technology	73,573	70,776	63,505
General and administrative	107,875	84,420	72,690
Depreciation and amortization	18,732	17,143	13,272

Total Expenses	328,042	307,675	258,277

Income from Operations	215,008	142,596	114,177
Interest expense, net	(38,474)	(19,788)	(20,996)
Foreign currency transaction loss	(35)	(1,176)	(342)

Income before Income Taxes	176,499	121,632	92,839
Provision for income taxes	64,828	43,594	33,967

Net Income	$111,671	$78,038	$58,872

Diluted earnings per share	$3.38	$2.36	$1.78
Revenue
Consumer loan fees	99.9%	99.8%	99.8%
Other	0.1	0.2	0.2

Total Revenue	100.0	100.0	100.0
Cost of Revenue	32.9	41.2	43.6

Gross Profit	67.1	58.8	56.4

Expenses
Marketing	15.8	17.7	16.5
Operations and technology	9.1	9.3	9.6
General and administrative	13.4	11.0	11.0
Depreciation and amortization	2.3	2.2	2.0

Total Expenses	40.6	40.2	39.1

Income from Operations	26.5	18.6	17.3
Interest expense, net	(4.7)	(2.6)	(3.2)
Foreign currency transaction loss	0.0	(0.1)	(0.1)

Income before Income Taxes	21.8	15.9	14.0
Provision for income taxes	8.0	5.7	5.1

Net Income	13.8%	10.2%	8.9%

NON-GAAP DISCLOSURE

In addition to the financial information prepared in conformity with generally accepted accounting principles, or GAAP, we provide historical non-GAAP financial information. Management believes that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of our operations. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Management provides non-GAAP financial information for informational purposes and to enhance understanding of our GAAP consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, its financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.

Adjusted Earnings Measures

In addition to reporting financial results in accordance with GAAP, we have provided adjusted earnings and adjusted earnings per share, or, collectively, the Adjusted Earnings Measures, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments and amortization methods, which provides a more complete understanding of our financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as the Adjusted Earnings Measures, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, management believes that the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results during the periods shown without the effect of each of these expense items.

The following table provides reconciliations between net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Earnings Measures, which are shown net of tax (in thousands, except per share data):

	Year Ended December 31,
	2014	2013	2012
Net Income	$111,671	$78,038	$58,872
Adjustments (net of tax):
Regulatory Penalty (a)	—	2,500	—
Withdrawn IPO (b)	—	—	2,424
Intangible asset amortization	28	88	175
Non-cash equity-based compensation	420	160	92
Foreign currency transaction loss	22	755	217

Adjusted earnings	$112,141	$81,541	$61,780

Diluted earnings per share	$3.38	$2.36	$1.78
Adjustments (net of tax):
Regulatory Penalty (a)	—	0.08	—
Withdrawn IPO (b)	—	—	0.08
Intangible asset amortization	—	—	—
Non-cash equity-based compensation	0.02	0.01	—
Foreign currency transaction loss	—	0.02	0.01

Adjusted earnings per share	$3.40	$2.47	$1.87

(a)	For the year ended December 31, 2013, represents the amount paid in connection with the Regulatory Penalty, which is nondeductible for tax purposes.
(b)	For the year ended December 31, 2012, represents charges of $3.9 million, before tax benefit of $1.5 million, directly related to our withdrawn initial public offering.

Adjusted EBITDA

The table below shows Adjusted EBITDA, which is a non-GAAP measure that we define as earnings excluding depreciation, amortization, interest, foreign currency transaction gains or losses and taxes, and Adjusted EBITDA margin, which is a non-GAAP measure that we define as Adjusted EBITDA as a percentage of total revenue. Management believes Adjusted EBITDA and Adjusted EBITDA margin are used by investors to analyze operating performance and evaluate our ability to incur and service debt and our capacity for making capital expenditures. Adjusted EBITDA and Adjusted EBITDA margin are also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA and Adjusted EBITDA margin as presented below may differ from the computation of similarly-titled measures provided by other companies (in thousands):

	Year Ended December 31,
	2014	2013	2012
Net Income	$111,671	$78,038	$58,872
Depreciation and amortization expenses	18,732	17,143	13,272
Interest expense, net	38,474	19,788	20,996
Foreign currency transaction loss	35	1,176	342
Provision for income taxes	64,828	43,594	33,967
Adjustments:
Regulatory Penalty (a)	—	2,500	—
Withdrawn IPO (b)	—	—	3,879

Adjusted EBITDA	$233,740	$162,239	$131,328

Adjusted EBITDA margin calculated as follows:
Total Revenue	$809,837	$765,323	$660,928
Adjusted EBITDA	233,740	162,239	131,328
Adjusted EBITDA as a percentage of total revenue	28.9%	21.2%	19.9%

(a)	For the year ended December 31, 2013, represents the amount paid in connection with the Regulatory Penalty, which is nondeductible for tax purposes.
(b)	For the year ended December 31, 2012, represents charges directly related to our withdrawn initial public offering of $3.9 million.

Combined Consumer Loans

Combined consumer loans is a non-GAAP measure that includes both consumer loans we own and consumer loans we guarantee, which are either GAAP items or disclosures required by GAAP. See “—Basis of Presentation and Critical Accounting Policies—Allowance and Liability for Estimated Losses on Consumer Loans.”

Management believes this non-GAAP measure provides investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the consumer loan portfolio on an aggregate basis. Management also believes that the comparison of the aggregate amounts from period to period is more meaningful than comparing only the amounts reflected on our balance sheet since both revenue and cost of revenue for loans are impacted by the aggregate amount of loans we own and those we guarantee as reflected in our financial statements.

YEAR ENDED 2014 COMPARED TO YEAR ENDED 2013

Revenue and Gross Profit

Revenue increased $44.5 million, or 5.8%, to $809.8 million for 2014 as compared to $765.3 million for 2013. The increase in revenue is primarily due to growth in domestic consumer loan balances, with revenue from domestic operations increasing by $79.2 million. The increase in revenue from domestic operations was partially offset by a decrease in revenue of $34.7 million from our international operations, due to regulatory changes in the United Kingdom.

Our gross profit increased by $92.8 million to $543.1 million for 2014 from $450.3 million for 2013, primarily due to the growth and composition of the consumer loan portfolio in our domestic and international operations. Our consolidated gross profit as a percentage of revenue, or our gross profit margin, increased to 67.1% for 2014, from 58.8% for 2013, primarily because our consumer loan portfolios had a higher percentage mix of customers with established payment histories during 2014 as compared to 2013 and increased collections resulting in a lower percentage of delinquent loans. New customers tend to have a higher risk of default than customers with a history of successfully repaying loans. Line of credit account and installment loan products comprised 78.2% of the combined gross consumer loan balance at December 31, 2014 compared to 71.4% at December 31, 2013. While the short-term consumer loan product was a less significant portion of the aggregate portfolio, loss experience for the product also decreased in 2014 compared to 2013, contributing to the increase in gross profit margin for the period. In addition, modifications to many of our U.K. business practices to address the FCA requirements during 2014 resulted in refinements to our underwriting models, which contributed to the higher gross profit margin. Stricter underwriting standards led to lower loan volumes, decreasing loan balances, and lower cost of revenue in the United Kingdom. Additional discussion of the specific factors influencing each product is included in “—Consumer Loan Loss Experience by Product” below. Our historical results from operations do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes and are not indicative of our future results of operations and cash flows from our U.K. operations. See “—Recent Regulatory Developments—Financial Conduct Authority” above for further information. Management expects the consolidated gross profit margin will continue to be influenced by the mix of loans to new and returning customers, the mix of outstanding loan products as product design and underwriting rules vary, and loan volumes for our U.K. business.

The following tables set forth the components of revenue and gross profit, separated between domestic and international for 2014 and 2013 (in thousands):

	Year Ended December 31,
	2014	2013	$ Change	% Change
Revenue by product:
Short-term loans	$257,169	$389,706	$(132,537)	(34.0)%
Line of credit accounts	305,118	170,496	134,622	79.0%
Installment loans	246,700	203,924	42,776	21.0%

Total consumer loan revenue	808,987	764,126	44,861	5.9%
Other	850	1,197	(347)	(29.0)%

Total revenue	$809,837	$765,323	$44,514	5.8%

Revenue by product (% to total)
Short-term loans	31.7%	50.9%
Line of credit accounts	37.7%	22.3%
Installment loans	30.5%	26.6%

Total consumer loan revenue	99.9%	99.8%
Other	0.1%	0.2%

Total revenue	100.0%	100.0%

	Year Ended December 31,
	2014	2013	$ Change	% Change
Domestic:
Revenue	$474,715	$395,549	$79,166	20.0%
Cost of revenue	171,798	157,344	14,454	9.2%
Gross profit	302,917	238,205	64,712	27.2%
Gross profit margin	63.8%	60.2%	3.6%	6.0%
International:
Revenue	$335,122	$369,774	$(34,652)	(9.4)%
Cost of revenue	94,989	157,708	(62,719)	(39.8)%
Gross profit	240,133	212,066	28,067	13.2%
Gross profit margin	71.7%	57.4%	14.3%	24.9%
Total:
Revenue	$809,837	$765,323	$44,514	5.8%
Cost of revenue	266,787	315,052	(48,265)	(15.3)%
Gross profit	543,050	450,271	92,779	20.6%
Gross profit margin	67.1%	58.8%	8.3%	14.1%

Consumer Loan Balances

The outstanding combined portfolio balance of consumer loans, net of allowance and liability for estimated losses, increased $15.5 million, or 4.5%, to $358.3 million as of December 31, 2014 from $342.8 million as of December 31, 2013, primarily due to increased demand for the domestic line of credit account and installment loan products, partially offset by a reduction in international short-term and installment loan balances due to changes made in our U.K. business as a result of new regulatory requirements. Our domestic installment loan product intended to serve a near-prime customer base was a significant contributor to the growth in our consumer loan portfolio for 2014. Management expects the loan balances in the line of credit account and installment loan portfolios to continue to comprise a larger percentage of the total consumer loan portfolio, due to customers’ preference for these products and the regulatory changes in the United Kingdom. See “—Non-GAAP Disclosure—Combined Consumer Loans” above for additional information related to combined consumer loans.

The combined consumer loan balance includes $388.6 million and $385.8 million as of December 31, 2014 and 2013, respectively, of our owned consumer loan balances before the allowance for losses of $64.9 million and $82.3 million provided in the consolidated financial statements for December 31, 2014 and 2013, respectively. The combined consumer loan balance also includes $36.3 million and $41.4 million as of December 31, 2014 and 2013, respectively, of consumer loan balances that are guaranteed by us, which are not included in our financial statements, before the liability for estimated losses of $1.6 million and $2.0 million provided in “Accounts payable and accrued expenses” in the consolidated financial statements for December 31, 2014 and 2013, respectively.

The following tables summarize consumer loan balances outstanding as of December 31, 2014 and 2013 (in thousands):

	As of December 31,
	2014			2013
	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)
Ending consumer loan balances:
Short-term loans	$56,298	$36,263	$92,561	$80,753	$41,412	$122,165
Installment loans	118,680	—	118,680	125,802	—	125,802
Line of credit accounts	213,581	7	213,588	179,230	—	179,230

Total ending loan balance, gross	388,559	36,270	424,829	385,785	41,412	427,197

Less: Allowance and liabilities for losses (a)	(64,948)	(1,576)	(66,524)	(82,318)	(2,047)	(84,365)

Total ending loan balance, net	$323,611	$34,694	$358,305	$303,467	$39,365	$342,832

Allowance and liability for losses as a % of consumer loan balances, gross	16.7%	4.3%	15.7%	21.3%	4.9%	19.7%

	As of December 31,
	2014			2013
	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)
Ending consumer loan balances:
Total domestic, gross	$270,801	$36,270	$307,071	$175,309	$41,412	$216,721
Total international, gross	117,758	—	117,758	210,476	—	210,476

Total ending loan balance, gross	$388,559	$36,270	$424,829	$385,785	$41,412	$427,197

(a)	GAAP measure. The consumer loan balances guaranteed by us relate to loans originated by third-party lenders through the CSO programs and are not included in our financial statements.
(b)	Except for allowance and liability for estimated losses, amounts represent non-GAAP measures.

Average Amount Outstanding per Consumer Loan

The average amount outstanding per consumer loan is calculated as the total combined consumer loans, gross balance at the end of the period divided by the total number of combined consumer loans outstanding at the end of the period. The following table shows the average amount outstanding per consumer loan by product at December 31, 2014 and 2013:

	As of December 31,
	2014	2013
Average amount outstanding per consumer loan (in ones) (a)
Short-term loans (b)	$503	$566
Line of credit accounts	834	777
Installment loans (b)	1,365	1,094

Total consumer loans (b)	$880	$789

(a)	The disclosure regarding the average amount per consumer loan is statistical data that is not included in our financial statements.
(b)	Includes loans guaranteed by us, which represent loans originated by third-party lenders through the CSO programs and are not included in our financial statements.

The average amount outstanding per consumer loan increased to $880 from $789 during 2014 compared to 2013, mainly due to a greater mix in 2014 of line of credit accounts and installment loans, which have higher average amounts outstanding per loan relative to short-term loans, in 2014 compared to 2013. This increase was partially offset by a decrease in short-term loans, which have a lower average loan amount outstanding relative to line of credit accounts and installment loans.

Average Consumer Loan Written

The average amount per consumer loan is calculated as the total amount of combined consumer loans written and renewed for the period divided by the total number of combined consumer loans written and renewed for the period. The following table shows the average amount per consumer loan by product for 2014 compared to 2013:

	As of December 31,
	2014	2013
Average amount per consumer loan (in ones) (a)
Short-term loans (b)	$510	$529
Line of credit accounts (c)	269	299
Installment loans (b)	1,414	1,173

Total consumer loans (b)	$488	$529

(a)	The disclosure regarding the average amount per consumer loan is statistical data that is not included in our financial statements.
(b)	Includes loans guaranteed by us, which represent loans originated by third-party lenders through the CSO programs and are not included in our financial statements.
(c)	Represents the average amount of each incremental draw on line of credit accounts.

The average amount per consumer loan decreased to $488 from $529 during 2014 compared to 2013, mainly due to a greater mix in 2014 of line of credit accounts, which have lower average amounts per loan relative to short-term loans, and stricter underwriting standards for our U.K. business in 2014 compared to 2013. This decrease was partially offset by an increase in installment loans, which have a higher average loan amount relative to short-term loans. The higher average amount per installment loan was driven by increased demand for our domestic product intended to serve a near-prime customer base, which has a higher average loan amount relative to other installment loan products.

CONSUMER LOAN LOSS EXPERIENCE

The allowance and liability for estimated losses as a percentage of combined consumer loans and fees receivable decreased to 15.7% as of December 31, 2014 from 19.7% as of December 31, 2013, primarily due to improved performance across all products in our consumer loan portfolio, partially related to the maturing of our product offerings, such as line of credit accounts and installment loans, to include a higher percentage of customers with established payment histories and partially related to stricter underwriting standards for our U.K. business.

The cost of revenue in 2014 was $266.7 million, which was composed of $267.2 million related to our owned consumer loans offset by a $0.5 million decrease in the liability for estimated losses related to loans we guaranteed through the CSO programs. The cost of revenue in 2013 was $315.0 million, which was composed of $315.6 million related to our owned consumer loans, offset by a $0.6 million decrease in the liability for estimated losses related to loans we guaranteed through the CSO programs. Total charge-offs, net of recoveries, were $283.7 million and $316.3 million in 2014 and 2013, respectively.

The following tables show consumer loan balances and fees receivable and the relationship of the allowance and liability for losses to the combined balances of consumer loans for each of the last eight quarters (in thousands):

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Consumer loan balances and fees receivable:
Gross—Company owned	$354,466	$359,760	$373,693	$388,559
Gross—Guaranteed by the Company (a)	29,643	34,915	35,429	36,270

Combined consumer loans and fees receivable, gross (b)	384,109	394,675	409,122	424,829
Allowance and liability for losses on consumer loans	75,479	69,375	71,443	66,524

Combined consumer loans and fees receivable, net (b)	$308,630	$325,300	$337,679	$358,305

Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (b)	19.7%	17.6%	17.5%	15.7%

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Consumer loan balances and fees receivable:
Gross—Company owned	$281,947	$310,178	$359,055	$385,785
Gross—Guaranteed by the Company (a)	30,002	35,416	35,128	41,412

Combined consumer loans and fees receivable, gross (b)	311,949	345,594	394,183	427,197
Allowance and liability for losses on consumer loans	77,231	79,436	88,996	84,365

Combined consumer loans and fees receivable, net (b)	$234,718	$266,158	$305,187	$342,832

Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (b)	24.8%	23.0%	22.6%	19.7%

(a)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(b)	Non-GAAP measure.

Consumer Loan Loss Experience by Product

Management evaluates loss rates for all consumer loan products in our portfolio to determine credit quality and evaluate trends. For our products, we evaluate consumer loan losses as a percentage of the average consumer loan balance outstanding or the average combined consumer loan balance outstanding, whichever is applicable, for each portfolio. We expect future loss rates to continue to be affected by changes to our U.K. business. See “—Recent Regulatory Developments—Financial Conduct Authority.”

Short-term Loans

Demand for our short-term loan product in the United States has historically been highest in the third and fourth quarters of each year, corresponding to the holiday season, and lowest in the first quarter of each year, corresponding to our customers’ receipt of income tax refunds. Typically, our gross profit margin is highest in the first quarter of each year, corresponding to the seasonal decline in consumer loan balances outstanding. The cost of revenue as a percentage of the average combined consumer loan balance for short-term loans outstanding is typically lower in the first quarter and generally peaks in the second half of the year with higher loan demand. This seasonal trend was not evident during 2013, primarily due to a significant decline in demand for short-term loans in the United Kingdom when we began offering a line of credit account product. This trend continued in the United Kingdom during 2014. The cost of revenue as a percentage of the average combined consumer loan balance of short-term loans was also impacted by increased collections as well as recent refinements made to our consumer loan underwriting models, primarily as a result of changes in business practices in the United Kingdom. The average combined consumer loan balance outstanding for short-term consumer loans declined during 2013 and 2014, primarily due to a decrease in demand for short-term loans and customers’ preference for the line of credit account product.

The following table includes information related only to short-term consumer loans and shows our loss experience trends for short-term consumer loans for each of the last eight quarters (in thousands):

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Short-term consumer loans:
Cost of revenue	$16,316	$19,670	$18,936	$14,984
Charge-offs (net of recoveries)	19,156	19,755	19,630	17,803
Average short-term combined consumer loans and fees receivable, gross:
Company owned (a)	71,686	62,404	55,296	49,083
Guaranteed by the Company (a)(b)	34,321	32,022	35,594	34,461

Average short-term combined consumer loans and fees receivable, gross (a)(c)	$106,007	$94,426	$90,890	$83,544

Ending short-term combined consumer loans and fees receivable, gross:
Company owned	$65,910	$60,140	$50,822	$56,298
Guaranteed by the Company (b)	29,643	34,915	35,389	36,263

Ending short-term combined consumer loans and fees receivable, gross (c)	$95,553	$95,055	$86,211	$92,561

Ending allowance and liability for losses	$19,726	$19,829	$18,857	$15,899

Short-term consumer loan ratios:
Cost of revenue as a % of average short-term combined consumer loans and fees receivable, gross (a)(c)	15.4%	20.8%	20.8%	17.9%
Charge-offs (net of recoveries) as a % of average short-term combined consumer loans and fees receivable, gross (a)(c)	18.1%	20.9%	21.6%	21.3%
Gross profit margin	77.6%	70.1%	69.4%	73.5%
Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (c)(d)	20.6%	20.9%	21.9%	17.2%

(a)	The average short-term combined consumer loans and fees receivable is the average of the month-end balances during the period.
(b)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(c)	Non-GAAP measure.
(d)	Allowance and liability for losses as a percentage of combined consumer loans and fees receivable, gross, is determined using period-end balances.

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Short-term consumer loans:
Cost of revenue	$39,604	$37,069	$33,606	$25,678
Charge-offs (net of recoveries)	41,267	37,656	42,922	35,863
Average short-term combined consumer loans and fees receivable, gross:
Company owned (a)	136,087	125,106	108,032	84,651
Guaranteed by the Company (a)(b)	39,520	32,457	35,951	36,369

Average short-term combined consumer loans and fees receivable, gross (a)(c)	$175,607	$157,563	$143,983	$121,020

Ending short-term combined consumer loans and fees receivable, gross:
Company owned	$128,100	$121,890	$96,505	$80,753
Guaranteed by the Company (b)	30,002	35,416	35,128	41,412

Ending short-term combined consumer loans and fees receivable, gross (c)	$158,102	$157,306	$131,633	$122,165

Ending allowance and liability for losses	$41,346	$40,772	$32,514	$22,513

Short-term consumer loan ratios:
Cost of revenue as a % of average short-term combined consumer loans and fees receivable, gross (a)(c)	22.6%	23.5%	23.3%	21.2%
Charge-offs (net of recoveries) as a % of average short-term combined consumer loans and fees receivable, gross (a)(c)	23.5%	23.9%	29.8%	29.6%
Gross profit margin	65.6%	64.0%	63.7%	67.6%
Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (c)(d)	26.2%	25.9%	24.7%	18.4%

(a)	The average short-term combined consumer loans and fees receivable is the average of the month-end balances during the period.
(b)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(c)	Non-GAAP measure.
(d)	Allowance and liability for losses as a percentage of combined consumer loans and fees receivable, gross, is determined using period-end balances.

Line of Credit Accounts

The cost of revenue as a percentage of average consumer loan balance for line of credit accounts exhibits a similar quarterly seasonal trend to short-term consumer loan loss rates as the ratio is typically lower in the first quarter and increases throughout the remainder of the year, peaking in the second half of the year with higher loan demand. The gross profit margin is generally lower for line of credit accounts because the highest levels of default are exhibited in the early stages of the account, while the revenue is recognized over the term of the account. As a result, particularly in periods of higher growth for line of credit account portfolios, as has been the case in recent years, the gross profit margin will be lower for this product than for our short-term loan products. The year over year decrease in the allowance for losses as a percentage of consumer loan balance was primarily due to the maturing of the line of credit portfolio which reflected a lower percentage of the portfolio in a delinquent status and a decline during the fourth quarter of 2014 in the average line of credit balance, primarily as a result of changes in business practices in the United Kingdom. We expect that this trend will continue as we discontinued offering line of credit accounts to new customers in the United Kingdom and effective January 1,

2015, we discontinued offering draws on existing accounts in the United Kingdom. Once U.K. customers have paid off their outstanding line of credit balance, they may apply for either a short-term or installment loan. We also expect to introduce additional short-term and installment loan products during 2015. We expect revenues from these new and existing products to offset the lost revenue from our discontinued line of credit offerings in the United Kingdom. See “—Recent Regulatory Developments—Financial Conduct Authority” for further discussion.

The following table includes information related only to line of credit accounts and shows our loss experience trends for line of credit accounts for each of the last eight quarters (in thousands):

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Line of credit accounts:
Cost of revenue	$23,913	$21,786	$25,913	$20,849
Charge-offs (net of recoveries)	26,602	27,211	24,292	23,381
Average consumer loan balance (a)	121,457	120,228	126,908	121,950
Ending consumer loan balance	119,004	122,409	128,275	118,680
Ending allowance for losses balance	$26,669	$21,579	$22,672	$19,749
Line of credit account ratios:
Cost of revenue as a % of average consumer loan balance (a)	19.7%	18.1%	20.4%	17.1%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	21.9%	22.6%	19.1%	19.2%
Gross profit margin	67.3%	70.9%	68.0%	72.7%
Allowance for losses as a % of consumer loan balance (b)	22.4%	17.6%	17.7%	16.6%

(a)	The average consumer loan balance for line of credit accounts is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Line of credit accounts:
Cost of revenue	$6,510	$9,964	$26,152	$29,682
Charge-offs (net of recoveries)	9,596	7,321	14,211	25,159
Average consumer loan balance (a)	39,558	45,629	79,757	110,439
Ending consumer loan balance	37,120	58,071	99,606	125,802
Ending allowance for losses balance	$9,479	$12,109	$24,405	$29,244
Line of credit account ratios:
Cost of revenue as a % of average consumer loan balance (a)	16.5%	21.8%	32.8%	26.9%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	24.3%	16.0%	17.8%	22.8%
Gross profit margin	72.0%	64.8%	48.2%	56.7%
Allowance for losses as a % of consumer loan balance (b)	25.5%	20.9%	24.5%	23.2%

(a)	The average consumer loan balance for line of credit accounts is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

Installment Loans

For installment loans, the cost of revenue as a percentage of average consumer loan balance is typically more consistent throughout the year. Due to the scheduled monthly or bi-weekly payments that are inherent with installment loans, we do not experience the higher level of repayments in the first quarter for these loans as we experience with short-term loans and, to a lesser extent, line of credit accounts.

The gross profit margin is generally lower for the installment loan product than for other loan products, primarily because the highest levels of default are exhibited in the early stages of the loan, while revenue is recognized over the term of the loan. In addition, installment loans typically have a higher average amount per loan. As a result, particularly in periods of higher growth for the installment loan portfolio, which has been the case in recent years, the gross profit margin is typically lower for this product than for our short-term consumer loan products. Another factor contributing to the lower gross profit margin is that the loan yield for installment loans is typically lower than the other loan products we offer. During 2014, we experienced higher gross profit margin than we experienced in 2013, primarily due to the maturing of the installment loan product, the growth of our near-prime installment loan products, and lower loan volumes for new and returning customers in the United Kingdom due to regulatory changes initiated in that market. The higher gross profit margin was also partially a result of a lower allowance for losses in 2014 compared to 2013 because the installment loan portfolio includes a higher percentage of customers with established payment histories in 2014 compared to 2013. New customers tend to have a higher risk of default than customers with a history of successfully repaying loans.

The following table includes information related only to our installment loans and shows our loss experience trends for installment loans for each of the last eight quarters (in thousands):

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Installment loans:
Cost of revenue	$26,203	$25,384	$28,070	$24,759
Charge-offs (net of recoveries)	29,899	26,818	25,620	23,509
Average installment combined consumer loan balances, gross:
Company owned (a)	175,198	171,043	186,298	201,799
Guaranteed by the Company (a)(b)	—	—	10	22

Average installment combined consumer loan balances, gross (a)(c)	$175,198	$171,043	$186,308	$201,821

Ending installment combined consumer loan balances, gross:
Company owned	$169,552	$177,211	$194,596	$213,581
Guaranteed by the Company (b)	—	—	40	7

Ending installment combined consumer loan balances, gross (c)	$169,552	$177,211	$194,636	$213,588

Ending allowance and liability for losses	$29,084	$27,967	$29,914	$30,876

Installment loan ratios:
Cost of revenue as a % of average installment combined consumer loan balances, gross (a)(c)	15.0%	14.8%	15.1%	12.3%
Charge-offs (net of recoveries) as a % of average installment combined consumer loan balances, gross (a)(c)	17.0%	15.7%	13.8%	11.6%
Gross profit margin	58.0%	58.3%	54.6%	59.8%
Allowance and liability for losses as a % of combined consumer loan balances, gross (c)(d)	17.2%	15.8%	15.4%	14.5%

(a)	The average installment combined consumer loan and fees receivable is the average of the month-end balances during the period.
(b)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(c)	Non-GAAP measure.
(d)	Allowance and liability for losses as a percentage of combined consumer loans and fees receivable, gross, is determined using period-end balances.

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Installment loans:
Cost of revenue	$21,884	$23,127	$30,631	$31,145
Charge-offs (net of recoveries)	22,329	23,025	26,089	30,866
Average consumer loan balance (a)	120,035	122,339	146,142	168,588
Ending consumer loan balance	116,727	130,217	162,944	179,230
Ending allowance for losses balance	$26,403	$26,555	$32,077	$32,608
Installment loan ratios:
Cost of revenue as a % of average consumer loan balance (a)	18.2%	18.9%	21.0%	18.5%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	18.6%	18.8%	17.9%	18.3%
Gross profit margin	49.8%	48.0%	44.1%	49.0%
Allowance for losses as a % of consumer loan balance (b)	22.6%	20.4%	19.7%	18.2%

(a)	The average consumer loan balance for installment loans is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

Total Expenses

Total expenses increased $20.3 million, or 6.6%, to $328.0 million in 2014, compared to $307.7 million in 2013.

Marketing expense decreased to $127.8 million in 2014 compared to $135.3 million in 2013, primarily due to lower lead generation and pay-per-click advertising costs in the United Kingdom as a result of regulatory changes that led to lower loan volumes. The decline was partially offset by increased spend in our domestic markets. Direct mail and pay-per-click advertising increased while lead generation costs and television advertising declined in our domestic operations.

Operations and technology expense increased to $73.6 million in 2014 compared to $70.8 million in 2013, primarily due to higher personnel costs in our domestic operations resulting from higher loan volume.

General and administrative expense increased $23.5 million, or 27.8%, to $107.9 million in 2014 compared to $84.4 million in 2013, primarily due to higher incentive accruals resulting from our strong financial performance and the addition of new personnel in technology and analytics to support our growth, higher accounting and legal professional services expenses incurred in 2014 in conjunction with our separation from Cash America and certain other matters (see “—Separation from Cash America”) and higher regulatory expenses related to our U.K. operations (see “—Recent Regulatory Developments—Financial Conduct Authority”).

Depreciation and amortization expense increased $1.5 million, or 9.3%, in 2014 compared to 2013, primarily due to the acceleration of depreciation resulting from our planned office relocation of our headquarters in 2015.

Interest Expense, Net

On May 30, 2014, we issued and sold $500.0 million in aggregate principal amount of the Old Notes in a private offering and terminated our credit agreement with Cash America. The notes bear interest at a rate of 9.75% and were sold at a discount of the principal amount thereof to yield 10.0% to maturity. We used all of the net proceeds, or $479.0 million, of the Old Notes offering to repay all of our intercompany indebtedness due to Cash America, which was $361.4 million as of May 30, 2014, and the remaining net proceeds were used to pay a significant portion of a $122.4 million cash dividend to Cash America, of which $120.7 million was paid on May 30, 2014 and $1.7 million was paid on June 30, 2014. Prior to issuing the Old Notes, we utilized affiliate borrowing agreements with Cash America for all borrowing arrangements. Pursuant to these agreements, interest was charged at a base rate plus an applicable margin.

Interest expense, net increased $18.7 million, or 94.4%, to $38.5 million in 2014 compared to $19.8 million in 2013. The increase was due to an increase in the weighted average interest rate on our outstanding debt to 8.11% in 2014 from 4.72% in 2013, and an increase in the average amount of debt outstanding, which increased $40.8 million to $452.3 million during 2014 from $411.5 million during 2013.

Provision for Income Taxes

Provision for income taxes increased $21.2 million, or 48.7%, to $64.8 million in 2014 compared to $43.6 million in 2013. The increase was primarily due to a 45.1% increase in income before income taxes and an increase in the effective tax rate to 36.7% in 2014 from 35.8% in 2013, primarily due to nondeductible expenses related to the Spin-off.

Net Income

Net income increased $33.7 million, or 43.1% to $111.7 million in 2014 compared to $78.0 million in 2013. The increase was primarily due to the growth of our line of credit account and installment loan products in the United States and stricter underwriting standards in the United Kingdom that bolstered our U.K. loan portfolio performance.

YEAR ENDED 2013 COMPARED TO YEAR ENDED 2012

Revenue and Gross Profit

Revenue increased $104.4 million, or 15.8%, to $765.3 million for 2013 as compared to $660.9 million for 2012. The increase in revenue is primarily due to the expansion of our line of credit account and installment loan portfolios in the United States and the United Kingdom.

Our gross profit increased by $77.8 million to $450.3 million in 2013 from $372.5 million in 2012, primarily due to the growth and the composition of the consumer loan portfolio in our domestic and international operations. Our consolidated gross profit margin increased to 58.8% in 2013 from 56.4% in 2012, primarily because our consumer loan portfolios had a higher percentage of customers with established payment histories during 2013 as compared to 2012.

The following table sets forth the components of revenue and gross profit, separated between domestic and international, in 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013	2012	$ Change	% Change
Revenue by product:
Short-term loans	$389,706	$459,835	$(70,129)	(15.3)%
Line of credit accounts	170,496	73,532	96,964	131.9%
Installment loans	203,924	126,202	77,722	61.6%

Total consumer loan revenue	764,126	659,569	104,557	15.9%
Other	1,197	1,359	(162)	(11.9)%

Total revenue	$765,323	$660,928	$104,395	15.8%

Revenue by product (% to total):
Short-term loans	50.9%	69.6%
Line of credit accounts	22.3%	11.1%
Installment loans	26.6%	19.1%

Total consumer loan revenue	99.8%	99.8%
Other	0.2%	0.2%

Total revenue	100.0%	100.0%

	Year Ended December 31,
	2013	2012	$ Change	% Change
Domestic:
Revenue	$395,549	$334,066	$61,483	18.4%
Cost of revenue	157,344	144,455	12,889	8.9%
Gross profit	238,205	189,611	48,594	25.6%
Gross profit margin	60.2%	56.8%	3.4%	6.0%
International:
Revenue	$369,774	$326,862	$42,912	13.1%
Cost of revenue	157,708	144,019	13,689	9.5%
Gross profit	212,066	182,843	29,223	16.0%
Gross profit margin	57.4%	55.9%	1.5%	2.7%
Total:
Revenue	$765,323	$660,928	$104,395	15.8%
Cost of revenue	315,052	288,474	26,578	9.2%
Gross profit	450,271	372,454	77,817	20.9%
Gross profit margin	58.8%	56.4%	2.4%	4.3%

Consumer Loan Balances

The outstanding combined portfolio balance of consumer loans, net of allowances and liabilities for losses, increased $68.8 million, or 25.1%, to $342.8 million at December 31, 2013 from $274.0 million at December 31, 2012, primarily due to increased demand for line of credit account and installment loan products in both domestic and international markets, partially offset by a decrease in demand for short-term loans.

The combined consumer loan balance includes $385.8 million and $310.7 million at December 31, 2013 and 2012, respectively, of our owned consumer loan balances, before the allowance for losses of $82.3 million and $82.4 million, respectively, which have both been provided in the consolidated financial statements at December 31, 2013 and 2012, respectively. The combined consumer loan balance also includes $41.4 million and $48.2 million at December 31, 2013 and 2012, respectively, of consumer loan balances that are guaranteed by us and are not included in our financial statements. The liability for estimated losses related to the consumer loan balances we guarantee of $2.0 million and $2.6 million has been included in “Accounts payable and accrued expenses” in the consolidated financial statements at December 31, 2013 and 2012, respectively.

The following tables summarize the consumer loan balances as of December 31, 2013 and 2012 (in thousands):

	As of December 31,
	2013			2012
	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)
Ending consumer loan balances:
Short-term loans	$80,753	$41,412	$122,165	$146,472	$48,207	$194,679
Line of credit accounts	125,802	—	125,802	42,700	—	42,700
Installment loans	179,230	—	179,230	121,570	—	121,570

Total ending loan balance, gross	385,785	41,412	427,197	310,742	48,207	358,949

Less: Allowance and liabilities for losses (a)	(82,318)	(2,047)	(84,365)	(82,352)	(2,624)	(84,976)

Total ending loan balance, net	$303,467	$39,365	$342,832	$228,390	$45,583	$273,973

Allowance and liability for losses as a % of consumer loan balances, gross	21.3%	4.9%	19.7%	26.5%	5.4%	23.7%

	As of December 31,
	2013			2012
	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)	Company Owned (a)	Guaranteed by the Company (a)	Combined (b)
Ending consumer loan balances:
Total domestic, gross	$175,309	$41,412	$216,721	$126,147	$44,261	$170,408
Total international, gross	210,476	—	210,476	184,595	3,946	188,541

Total ending loan balance, gross	$385,785	$41,412	$427,197	$310,742	$48,207	$358,949

(a)	GAAP measure. The consumer loan balances guaranteed by us relate to loans originated by third-party lenders through the CSO programs and are not included in our financial statements.
(b)	Except for allowance and liability for estimated losses, amounts represent non-GAAP measures.

Average Amount Outstanding per Consumer Loan

The following table shows the average amount outstanding per consumer loan by product at December 31, 2013 and 2012:

	As of December 31,
	2013	2012
Average amount outstanding per consumer loan (in ones) (a)
Short-term loans (b)	$566	$606
Line of credit accounts	777	758
Installment loans	1,094	963

Total consumer loans (b)	$789	$712

(a)	The disclosure regarding the average amount per consumer loan is statistical data that is not included in our financial statements.
(b)	Includes loans guaranteed by us, which represent loans originated by third-party lenders through the CSO programs and are not included in our financial statements.

The average amount outstanding per consumer loan increased to $789 from $712 during 2014 compared to 2013, mainly due to a greater mix in 2014 of line of credit accounts and installment loans, which have higher average amounts outstanding per loan relative to short-term loans. This increase was partially offset by a decrease in short-term loans, which have a lower average loan amount outstanding relative to line of credit accounts and installment loans.

Average Consumer Loan Written

The following table shows the average amount per consumer loan by product for 2013 compared to 2012:

	As of December 31,
	2013	2012
Average amount per consumer loan (in ones) (a)
Short-term loans (b)	$529	$541
Line of credit accounts (c)	299	279
Installment loans	1,173	1,100

Total consumer loans (b)	$529	$542

(a)	The disclosure regarding the average amount per consumer loan is statistical data that is not included in our financial statements.
(b)	Includes loans guaranteed by us, which represent loans originated by third-party lenders through the CSO programs and are not included in our financial statements.
(c)	Represents the average amount of each incremental draw on line of credit accounts.

The average amount per consumer loan decreased to $529 from $542 during 2013 compared to 2012, mainly due to a greater mix in 2013 of line of credit accounts, which have lower average amounts per loan relative to short-term loans. This decrease was partially offset by an increase in installment loans, which have a higher average loan amount relative to short-term loans.

CONSUMER LOAN LOSS EXPERIENCE

The allowance and liability for estimated losses as a percentage of combined consumer loans and fees receivable decreased to 19.7% in 2013 from 23.7% in 2012, primarily due to improved performance of the consumer loan portfolios, partially related to the maturing of our product offerings, such as line of credit accounts and installment loans, to include a higher percentage of customers with established payment histories.

The cost of revenue in 2013 was $315.0 million, which was composed of $315.6 million related to our owned consumer loans, offset by a $0.6 million decrease in the liability for estimated losses related to loans we guaranteed through the CSO programs. The cost of revenue in 2012 was $288.5 million, which was composed of $288.1 million related to our owned consumer loans and $0.4 million related to loans we guaranteed through the CSO programs. Total charge-offs, net of recoveries, were $316.3 million and $266.6 million in 2013 and 2012, respectively.

The following tables show consumer loan balances and fees receivable and the relationship of the allowance and liability for losses to the combined balances of consumer loans by quarter for the years ended December 31, 2013 and 2012 (in thousands):

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Consumer loan balances and fees receivable:
Gross—Company owned	$281,947	$310,178	$359,055	$385,785
Gross—Guaranteed by the Company (a)	30,002	35,416	35,128	41,412

Combined consumer loans and fees receivable, gross (b)	311,949	345,594	394,183	427,197
Allowance and liability for losses on consumer loans	77,231	79,436	88,996	84,365

Combined consumer loans and fees receivable, net (b)	$234,718	$266,158	$305,187	$342,832

Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (b)	24.8%	23.0%	22.6%	19.7%

(a)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(b)	Non-GAAP measure.

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Consumer loan balances and fees receivable:
Gross—Company owned	$212,363	$241,083	$280,832	$310,742
Gross—Guaranteed by the Company (a)	32,220	40,634	41,660	48,207

Combined consumer loans and fees receivable, gross (b)	244,583	281,717	322,492	358,949
Allowance and liability for losses on consumer loans	58,026	70,016	81,110	84,976

Combined consumer loans and fees receivable, net (b)	$186,557	$211,701	$241,382	$273,973

Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (b)	23.7%	24.9%	25.2%	23.7%

(a)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(b)	Non-GAAP measure.

Consumer Loan Loss Experience by Product

Management evaluates loss rates for all consumer loan products in our portfolio to determine credit quality and evaluate trends. For our products, we evaluate consumer loan losses as a percentage of the average consumer loan balance outstanding or the average combined consumer loan balance outstanding, whichever is applicable, for each portfolio.

Short-term Loans

The following tables include information related only to short-term consumer loans and show our loss experience trends for short-term consumer loans for 2013 and 2012 (in thousands):

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Short-term consumer loans:
Cost of revenue	$39,604	$37,069	$33,606	$25,678
Charge-offs (net of recoveries)	41,267	37,656	42,922	35,863
Average short-term combined consumer loans and fees receivable, gross:
Company owned (a)	136,087	125,106	108,032	84,651
Guaranteed by the Company (a) (b)	39,520	32,457	35,951	36,369

Average short-term combined consumer loans and fees receivable, gross (a) (c)	$175,607	$157,563	$143,983	$121,020

Ending short-term combined consumer loans and fees receivable, gross:
Company owned	$128,100	$121,890	$96,505	$80,753
Guaranteed by the Company (b)	30,002	35,416	35,128	41,412

Ending short-term combined consumer loans and fees receivable, gross (c)	$158,102	$157,306	$131,633	$122,165

Ending allowance and liability for losses	$41,346	$40,772	$32,514	$22,513

Short-term consumer loan ratios:
Cost of revenue as a % of average short-term combined consumer loans and fees receivable, gross (a) (c)	22.6%	23.5%	23.3%	21.2%
Charge-offs (net of recoveries) as a % of average short-term combined consumer loans and fees receivable, gross (a) (c)	23.5%	23.9%	29.8%	29.6%
Gross profit margin	65.6%	64.0%	63.7%	67.6%
Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (c) (d)	26.2%	25.9%	24.7%	18.4%

(a)	The average short-term combined consumer loans and fees receivable is the average of the month-end balances during the period.
(b)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(c)	Non-GAAP measure.
(d)	Allowance and liability for losses as a percentage of combined consumer loans and fees receivable, gross, is determined using period-end balances.

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Short-term consumer loans:
Cost of revenue	$40,786	$44,692	$44,428	$47,146
Charge-offs (net of recoveries)	47,427	39,565	46,346	45,444
Average short-term combined consumer loans and fees receivable, gross:
Company owned (a)	132,183	126,464	132,083	134,997
Guaranteed by the Company (a) (b)	37,392	36,991	41,800	43,670

Average short-term combined consumer loans and fees receivable, gross (a) (c)	$169,575	$163,455	$173,883	$178,667

Ending short-term combined consumer loans and fees receivable, gross:
Company owned	$124,971	$130,058	$133,396	$146,472
Guaranteed by the Company (b)	32,220	40,634	41,660	48,207

Ending short-term combined consumer loans and fees receivable, gross (c)	$157,191	$170,692	$175,056	$194,679

Ending allowance and liability for losses	$39,366	$43,785	$42,995	$44,566

Short-term consumer loan ratios:
Cost of revenue as a % of average short-term combined consumer loans and fees receivable, gross (a) (c)	24.1%	27.3%	25.6%	26.4%
Charge-offs (net of recoveries) as a % of average short-term combined consumer loans and fees receivable, gross (a) (c)	28.0%	24.2%	26.7%	25.4%
Gross profit margin	62.8%	60.1%	62.2%	60.9%
Allowance and liability for losses as a % of combined consumer loans and fees receivable, gross (c) (d)	25.0%	25.7%	24.6%	22.9%

(a)	The average short-term combined consumer loans and fees receivable is the average of the month-end balances during the period.
(b)	Represents loans originated by third-party lenders through the CSO programs, which are not included in our financial statements.
(c)	Non-GAAP measure.
(d)	Allowance and liability for losses as a percentage of combined consumer loans and fees receivable, gross, is determined using period-end balances.

Line of Credit Accounts

The following tables include information related only to line of credit accounts and show our loss experience trends for line of credit accounts for 2013 and 2012 (in thousands):

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Line of credit accounts:
Cost of revenue	$6,510	$9,964	$26,152	$29,682
Charge-offs (net of recoveries)	9,596	7,321	14,211	25,159
Average consumer loan balance (a)	39,558	45,629	79,757	110,439
Ending consumer loan balance	37,120	58,071	99,606	125,802
Ending allowance for losses balance	$9,479	$12,109	$24,405	$29,244
Line of credit account ratios:
Cost of revenue as a % of average consumer loan balance (a)	16.5%	21.8%	32.8%	26.9%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	24.3%	16.0%	17.8%	22.8%
Gross profit margin	72.0%	64.8%	48.2%	56.7%
Allowance for losses as a % of consumer loan balance (b)	25.5%	20.9%	24.5%	23.2%

(a)	The average consumer loan balance for line of credit accounts is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Line of credit accounts:
Cost of revenue	$3,718	$6,554	$11,363	$14,616
Charge-offs (net of recoveries)	3,625	3,460	6,736	13,588
Average consumer loan balance (a)	20,892	25,115	37,207	42,485
Ending consumer loan balance	20,112	30,595	42,362	42,700
Ending allowance for losses balance	$3,815	$6,909	$11,537	$12,565
Line of credit account ratios:
Cost of revenue as a % of average consumer loan balance (a)	17.8%	26.1%	30.5%	34.4%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	17.4%	13.8%	18.1%	32.0%
Gross profit margin	68.1%	54.1%	52.3%	38.6%
Allowance for losses as a % of consumer loan balance (b)	19.0%	22.6%	27.2%	29.4%

(a)	The average consumer loan balance for line of credit accounts is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

Installment Loans

The following tables include information related only to installment loans and show our loss experience trends for installment loans for 2013 and 2012 (in thousands):

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Installment loans:
Cost of revenue	$21,884	$23,127	$30,631	$31,145
Charge-offs (net of recoveries)	22,329	23,025	26,089	30,866
Average consumer loan balance (a)	120,035	122,339	146,142	168,588
Ending consumer loan balance	116,727	130,217	162,944	179,230
Ending allowance for losses balance	$26,403	$26,555	$32,077	$32,608
Installment loan ratios:
Cost of revenue as a % of average consumer loan balance (a)	18.2%	18.9%	21.0%	18.5%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	18.6%	18.8%	17.9%	18.3%
Gross profit margin	49.8%	48.0%	44.1%	49.0%
Allowance for losses as a % of consumer loan balance (b)	22.6%	20.4%	19.7%	18.2%

(a)	The average consumer loan balance for installment loans is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Installment loans:
Cost of revenue	$13,707	$15,913	$22,137	$23,425
Charge-offs (net of recoveries)	11,623	11,098	15,498	22,100
Average consumer loan balance (a)	64,327	73,860	94,078	111,479
Ending consumer loan balance	67,281	80,430	105,074	121,570
Ending allowance for losses balance	$14,844	$19,322	$26,577	$27,845
Installment loan ratios:
Cost of revenue as a % of average consumer loan balance (a)	21.3%	21.5%	23.5%	21.0%
Charge-offs (net of recoveries) as a % of average consumer loan balance (a)	18.1%	15.0%	16.5%	19.8%
Gross profit margin	37.9%	38.4%	38.6%	44.5%
Allowance for losses as a % of consumer loan balance (b)	22.1%	24.0%	25.3%	22.9%

(a)	The average consumer loan balance for installment loans is the average of the month-end balances during the period.
(b)	Allowance for losses as a percentage of consumer loan balance is determined using period-end balances.

Total Expenses

Total expenses increased $49.4 million, or 19.1%, to $307.7 million in 2013, compared to $258.3 million in 2012.

Marketing expenses increased $26.5 million, or 24.4%, to $135.3 million in 2013 compared to $108.8 million in 2012, primarily due to continuing efforts to expand our customer base in both domestic and international markets.

Operations and technology expense increased $7.3 million, or 11.4%, to $70.8 million in 2013 compared to $63.5 million in 2012, primarily due to increased personnel, software maintenance and loan underwriting and processing expenses.

General and administrative expense increased $11.7 million, or 16.1%, to $84.4 million in 2013 compared to $72.7 million in 2012, primarily due to the addition of new personnel to support our growth, higher incentive accruals due to strong financial performance and higher legal expenses. These increases were partially offset by a $0.6 million decrease in expenses allocated from Cash America reflecting lower allocated corporate services costs.

Depreciation and amortization expense increased $3.8 million, or 29.2%, in 2013 compared to 2012, primarily due to increased expenditures for capitalized software and equipment to support product innovations and the acceleration of depreciation related to the phase-out of certain loan platforms in 2013.

Interest Expense, Net

Interest expense, net decreased $1.2 million, or 5.8%, to $19.8 million in 2013, compared to $21.0 million in 2012. The decrease was mainly due to a decrease in our weighted-average interest rate to 4.7% in 2013 from 5.0% in 2012 and, to a lesser extent, a decrease in the average amount of debt outstanding to $411.5 million in 2013 from $416.2 million in 2012.

Provision for Income Taxes

Provision for income taxes increased $9.6 million, or 28.3%, to $43.6 million in 2013 compared to $34.0 million in 2012. The increase was primarily due to a 31.0% increase in income before income taxes, partially offset by a decrease in the effective tax rate to 35.8% in 2013 from 36.6% in 2012.

Net Income

Net income increased $19.1 million, or 32.6%, to $78.0 million in 2013 compared to $58.9 million in 2012. The increase was primarily due to the growth of our installment loan and line of credit account products in the United States and United Kingdom.

LIQUIDITY AND CAPITAL RESOURCES

Capital Funding Strategy

Historically, we have generated significant cash flow through normal operating activities for funding both short-term and long-term needs. Our near-term liquidity is managed to ensure that adequate resources are available to fund our seasonal working capital growth, which is driven by demand for our loan products. In addition to operating cash flows, liquidity was historically provided by affiliate advances from Cash America that were evidenced through borrowings under an intercompany credit agreement with Cash America. Our credit agreement with Cash America, which has been terminated, permitted us to borrow, repay and re-borrow funds from Cash America on a revolving credit basis in a maximum amount equal to $450 million. On May 14, 2014, we entered into the Credit Agreement as further described below under “—Credit Agreement.” On May 30, 2014 we issued and sold the Old Notes, as further discussed below under “Senior Notes.” As of December 31, 2014, our available borrowings under the Credit Agreement were $68.4 million. We expect that our operating needs will be satisfied by a combination of cash flows from operations and borrowings under our Credit Agreement.

As of December 31, 2014, we were in compliance with all financial ratios, covenants and other requirements set forth in our debt agreements. Unexpected changes in our financial condition or other unforeseen factors may result in our inability to obtain third-party financing or could increase our borrowing costs in the future. To the extent we experience short-term or long-term funding disruptions, we have the ability to adjust our volume of lending to consumers that would reduce cash outflow requirements while increasing cash inflows through repayments of consumer loans. Additional alternatives may include the securitization or sale of assets and reductions in capital spending which could be expected to generate additional liquidity.

Credit Agreement

On May 14, 2014, we and certain of our domestic subsidiaries, as guarantors, entered into the Credit Agreement with Jefferies Finance LLC, as administrative agent, and Jefferies Group LLC, as lender. The Credit Agreement provides for our unsecured revolving line of credit in an aggregate principal amount of up to $75.0 million, including a multi-currency sub-facility that gives us the ability to borrow up to $25.0 million that may be specified in foreign currencies subject to the terms and conditions of the Credit Agreement. The Credit Agreement contains customary representations and warranties and covenants (including financial maintenance covenants) and permits dividends only if certain conditions are met, including that the aggregate amount of certain restricted payments under the Credit Agreement (including dividends on our common stock) may not exceed $35 million plus 50% of our cumulative net income (as defined in the Credit Agreement) after June 30, 2014.

Our revolving line of credit may be used for our and our subsidiaries’ general corporate purposes, including possible acquisitions. Interest on the loans borrowed under the Credit Agreement will be charged, at our option, at either LIBOR for one week or one-, two-, three- or six-month periods, as selected by us, plus a margin varying from 2.50% to 3.75% or at the agent’s base rate plus a margin varying from 1.50% to 2.75%. The margin for the Credit Agreement borrowings is dependent on our cash flow leverage ratios. We will also be required to pay a fee on the unused portion of the line of credit ranging from 0.25% to 0.50% (0.375% as of December 31, 2014) based on our cash flow leverage ratios. Our Credit Agreement will mature on June 30, 2017. No loans were outstanding under the Credit Agreement as of December 31, 2014.

The Credit Agreement also includes a sub-limit of up to $20.0 million for standby or commercial letters of credit. In the event that an amount is paid by the issuing bank under a letter of credit, it will be due and payable by us on demand. Pursuant to the terms of the Credit Agreement, we agree to pay fees equal to the LIBOR margin per annum on the undrawn amount of each outstanding standby letter of credit plus a one-time commercial letter of credit fee of 0.20% of the face amount of each commercial letter of credit plus 0.25% per annum on the average daily amount of the total letter of credit exposure. We had standby letters of credit of $6.6 million under our Credit Agreement as of December 31, 2014.

On March 25, 2015, we, certain of our domestic subsidiaries, as guarantors, and the administrative agent entered into an amendment of our Credit Agreement. This amendment reduced our unsecured revolving line of credit to $65.0 million (from $75.0 million) and increased an additional senior secured indebtedness basket to the greater of $20.0 million or 2.75% of consolidated total assets (as defined in the Credit Agreement) (from $15.0 million or 2% of consolidated total assets). In addition, the amendment revised certain definitions and provisions relating to limitations on indebtedness, investments, dispositions, fundamental changes and burdensome agreements to allow certain of our foreign subsidiaries, which opt to become guarantors of our obligations under the Credit Agreement, to be treated as domestic subsidiaries for purposes of those provisions. We currently do not have any foreign subsidiaries that have elected to become guarantors under our Credit Agreement.

Senior Notes

On May 30, 2014, we issued and sold the Old Notes. The Old Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act.

We used all of the net proceeds, or $479.0 million, of the Old Notes offering to repay all of our intercompany indebtedness due to Cash America, which was $361.4 million as of May 30, 2014, and the remaining net proceeds were used to pay a significant portion of $122.4 million in cash dividends we paid to Cash America, of which $120.7 million was paid on May 30, 2014 and $1.7 million was paid on June 30, 2014.

The notes are governed by the Indenture. The notes bear interest at a rate of 9.75% per year on the principal amount of the notes, payable semi-annually in arrears on June 1 and December 1 of each year. The notes will mature on June 1, 2021. The notes are senior unsecured debt obligations of Enova and are unconditionally guaranteed by our domestic restricted subsidiaries.

The Indenture contains certain covenants that, among other things, limit our and certain of our subsidiaries’ ability to incur additional debt, acquire or create new subsidiaries, create liens, engage in certain transactions with affiliates and consolidate or merge with or into other companies. The Indenture generally restricts the issuance of dividends other than those made pursuant to a $35 million restricted payment basket and except to the extent the pro forma fixed charge coverage ratio (as defined in the Indenture) would be at least 2.0 to 1.0. In addition, we will be entitled to pay dividends in an amount generally equal to 50% of our consolidated net income (as defined in the Indenture) from April 1, 2014 plus any contribution to equity or proceeds from sales of equity; provided that such amount will be reduced to the extent of certain other restricted payments.

The notes are redeemable at our option, in whole or in part, (i) at any time prior to June 1, 2017 at 100% of the aggregate principal amount of notes redeemed plus the applicable “make whole” redemption price specified in the Indenture, plus accrued and unpaid interest, if any, to the redemption date and (ii) at any time on or after June 1, 2017 at a premium specified in the Indenture that will decrease over time as described in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to June 1, 2017, we may redeem from time to time up to 35% of the aggregate principal amount of the notes at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date with the proceeds from certain equity offerings as described in the Indenture. If a change of control occurs, as that term is defined in the Indenture, the holders of the notes will have the right, subject to certain conditions, to require Enova to repurchase their notes at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase. The Spin-off did not constitute a change of control under the Indenture.

In addition, on May 30, 2014, we entered into the Registration Rights Agreement with the initial purchaser of the Old Notes, pursuant to which we agreed to use commercially reasonable efforts to cause a registration statement to be declared effective as promptly as practicable but in no event later than the 360th day following the closing date relating to an exchange offer of the Old Notes for identical new notes registered under the Securities Act. In certain circumstances, we may be required to file a shelf registration statement to cover resales of the Old Notes. If we do not comply with certain covenants set forth in the Registration Rights Agreement, we must pay liquidated damages to holders of the Old Notes.

The Indenture provides for customary events of default, including nonpayment and failure to comply with covenants or other agreements in the Indenture.

Financial Conduct Authority

See “—Recent Regulatory Developments—Financial Conduct Authority” for a discussion of changes we made to our U.K. business practices in response to the requirements of the FCA and the cap on the total cost of credit in the United Kingdom. Our U.K. operations have experienced a decline in working capital necessary to operate our U.K. consumer loan business as consumer loans outstanding, revenue and cost of revenue declined during 2014 as we adjusted our business practices. In addition, we recently made the cost of credit cap changes to our products based on the final rule issued on November 11, 2014, which became effective on January 2, 2015. It is possible that the rule change could have a significant effect on the results of our U.K. operations.

Cash Flows

Our cash flows and other key indicators of liquidity are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Cash flows provided by operating activities	$429,935	$438,298	$375,508
Cash flows used in investing activities
Consumer loans	(291,246)	(388,867)	(346,467)
Property and equipment additions	(13,284)	(14,872)	(17,872)
Restricted cash deposit	(7,868)	—	—
Investment in non-marketable securities	(703)	—	(1,000)
Other	4	—	(178)

Total cash flows used in investing activities	(313,097)	(403,739)	(365,517)
Cash flows used in financing activities	(79,039)	(28,567)	(9,008)
Working capital	376,696	340,933	261,068
Current ratio	6.9x	7.9x	6.5x
Total debt to Adjusted EBITDA (a)	2.1x	2.6x	3.3x

(a)	Total debt to Adjusted EBITDA, a non-GAAP measure, is calculated using Adjusted EBITDA for the twelve months ended for the respective period indicated. See “—Non-GAAP Disclosure—Adjusted EBITDA.”

Cash Flows from Operating Activities

2014 comparison to 2013

Net cash provided by operating activities decreased $8.4 million, or 1.9%, to $429.9 million for 2014 from $438.3 million for 2013. The decrease was primarily driven by a $48.3 million decrease in cost of revenue, a non-cash expense, primarily because our consumer loan portfolios had a higher percentage of customers with established payment histories during 2014 as compared to 2013 and also due to stricter underwriting standards in our U.K. business during 2014, partially offset by a $33.7 million increase in net income.

Other significant changes in net cash provided by operating activities for 2014 compared to 2013 included cash flows from the following activities:

•	changes in finance and service charges on consumer loans resulted in a $9.4 million increase in net cash provided by operating activities, due to the decrease in consumer loan balances in the United Kingdom; and

•	changes in non-cash affiliate interest expense resulted in a $12.2 million decrease in net cash provided by operating activities, due to the repayment of our affiliate line of credit.

2013 comparison to 2012

Net cash provided by operating activities increased $62.8 million, or 16.7%, to $438.3 million for 2013 from $375.5 million for 2012. The increase was primarily driven by a $19.2 million increase in net income during 2013 and a $26.6 million increase in the cost of revenue, a non-cash expense, primarily as a result of increased lending activity. Increases in outstanding customer loan balances immediately require an increase in the balance sheet reserve for potential loan losses and generate the cost of revenue, a non-cash expense, during the period. The related cash expense for uncollectible loans is captured as the difference in consumer loans originated or acquired and consumer loans repaid for those loans that are uncollectible. These amounts are reflected in the cash flows from investing activities.

Other significant changes in net cash provided by operating activities for 2013 compared to 2012 included cash flows from the following activities:

•	changes in deferred income taxes, net, resulted in a $7.7 million increase in net cash provided by operating activities, primarily due to increases in deferred tax liabilities related to amortizable intangible assets;

•	depreciation and amortization expense increased $3.9 million in 2013 compared to 2012, primarily due to increased expenditures for capitalized software and equipment to support product innovations and the acceleration of depreciation related to the phase-out of certain loan platforms in 2013; and

•	changes in accounts payable and accrued expenses resulted in a $3.1 million increase in net cash provided by operating activities, primarily due to the timing of payments of marketing and lead purchase costs.

Management believes cash flows from operations and available cash balances and borrowings will be sufficient to fund our future operating liquidity needs.

Cash Flows from Investing Activities

2014 comparison to 2013

Net cash used in investing activities decreased $90.6 million, or 22.5%, for 2014 compared to 2013, primarily due to a $97.6 million decrease in net cash invested in consumer loans due to a higher percentage of consumer loans repaid compared to consumer loans originated or acquired. The implementation of stricter affordability assessments and underwriting standards in the United Kingdom also contributed to this decrease in net cash used in investing activities. Also, a $7.9 million cash security deposit for a third-party service provider resulted in an increase in net cash used in investing activities.

Expenditures for property and equipment decreased $1.6 million to $13.3 million in 2014 compared to $14.9 million in 2013, primarily related to decreases in computer hardware expenditures. Management anticipates that total expenditures for property and equipment for the twelve months ended December 31, 2015 will be between $32 million and $37 million, primarily for expenses related to the relocation of our headquarters in Chicago, Illinois and continued development activities related to our technology platform and the purchase of computer hardware.

2013 comparison to 2012

Net cash used in investing activities increased $38.2 million, or 10.5%, for 2013 compared to 2012, primarily due to a $42.4 million increase in consumer loans originated or acquired, net of consumer loans repaid, primarily resulting from growth in our installment loan and line of credit account products.

Expenditures for property and equipment used $14.9 million of cash in 2013 compared to $17.9 million in 2012. The $3.0 million year-over-year decrease primarily related to reduced spending on leasehold improvements.

Cash Flows from Financing Activities

2014 comparison to 2013

Net cash used in financing activities increased $50.4 million to $79.0 million in 2014 from $28.6 million in 2013.

During 2014, we issued the Old Notes and entered into the Credit Agreement. We used all of the net proceeds of the Old Notes offering, or $479.0 million, to repay all of our intercompany indebtedness due to Cash America, which was $361.4 million as of May 30, 2014, and the remaining net proceeds were used to pay a significant portion of $122.4 million in cash dividends we paid to Cash America, of which $120.7 million was paid on May 30, 2014 and $1.7 million was paid on June 30, 2014. Also, we incurred $16.3 million of debt issuance costs in 2014 resulting from the issuance of the Old Notes and the Credit Agreement. See “—Senior Notes” and “—Credit Agreement” above for additional information about the notes and Credit Agreement, respectively. In addition, cash flows used in financing activities for 2014 reflects $70.3 million of net payments to Cash America (excluding the $361.4 million repayment on May 30, 2014) compared to $23.5 million of net payments in 2013.

2013 comparison to 2012

Net cash used in financing activities increased $19.6 million to $28.6 million in 2013 from $9.0 million in 2012. The increase was due to an increase in payments to Cash America on the affiliate line of credit primarily driven by the increase in net cash provided by operating activities.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at December 31, 2014, and the effect such obligations are expected to have on its liquidity and cash flow in future periods (in thousands):

	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt (a)	$—	$—	$—	$—	$—	$500,000	$500,000
Interest on long-term debt (b)	48,750	48,750	48,750	48,750	48,750	73,125	316,875
Non-cancelable leases (c)	3,500	3,336	5,864	5,023	5,885	41,998	65,606

Total	$52,250	$52,086	$54,614	$53,773	$54,635	$615,123	$882,481

(a)	Represents obligations under the notes. See “—Liquidity and Capital Resources—Senior Notes.”
(b)	Represents cash payments for interest on the notes. See “—Liquidity and Capital Resources—Senior Notes.”
(c)	Represents obligations due under long-term operating leases. See Note 11 in the notes to our audited financial statements included elsewhere in this prospectus for further discussion of our operating lease obligations.

Off-Balance Sheet Arrangements

In certain markets, we arrange for consumers to obtain consumer loan products from independent third-party lenders through our CSO programs. For consumer loan products originated by third-party lenders under the CSO programs, each lender is responsible for providing the criteria by which the customer’s application is underwritten and, if approved, determining the amount of the consumer loan. We are responsible for assessing whether or not we will guarantee such loan. When a customer executes an agreement with us under our CSO programs, we agree, for a fee payable to us by the customer, to provide certain services to the customer, one of which is to guarantee the customer’s obligation to repay the loan received by the customer from the third-party lender if the customer fails to do so. The guarantee represents an obligation to purchase specific loans if they go into default, which generally occurs after one payment is missed. As of December 31, 2014 and 2013, the outstanding amount of active consumer loans originated by third-party lenders under the CSO programs was $36.3 million and $41.4 million, respectively, which were guaranteed by us.

Prior to the Spin-off we and our domestic subsidiaries participated jointly and severally with certain subsidiaries of Cash America and guaranteed Cash America’s $196.5 million in aggregate principal amount of 5.75% Senior Notes due May 15, 2018 that were issued on May 15, 2013 and Cash America’s domestic and multi-currency line of credit due 2018. Under the provisions of Cash America’s debt agreements, we had liability in the event Cash America defaulted in its payment obligations or failed to comply with the covenants under the debt agreements or upon the occurrence of specified events contained in the debt agreements, including the event of bankruptcy, insolvency or reorganization of Cash America. These guarantees of Cash America’s debt agreements were released in connection with the consummation of the Spin-off, which occurred on November 13, 2014.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risks relating to our operations result primarily from changes in foreign currency exchange rates. Currently, we periodically use forward currency exchange contracts to minimize risk of foreign currency exchange rate fluctuations in the United Kingdom and Australia. Our forward currency exchange contracts are non-designated derivatives. Any gain or loss resulting from these contracts is recorded as income or loss and is included in “Foreign currency transaction loss” in our consolidated statements of income. The following table sets forth, by each foreign currency hedged, the notional amounts of forward currency exchange contracts as of December 31, 2014 and 2013, the total gains or losses recorded in 2014 and 2013, and sensitivity analysis of hypothetical 10% declines in the exchange rates of the currencies (U.S. dollars in thousands).

	Notional amount of outstanding contracts as of December 31, 2014	Gain/(loss) recorded in 2014 (a)	Sensitivity Analysis (b)
British Pound	$112,593	$(307)	$(11,387)
Australian dollar	—	594	—

Total	$112,593	$287	$(11,387)

	Notional amount of outstanding contracts as of December 31, 2013	Gain/(loss) recorded in 2013(a)	Sensitivity Analysis(b)
British Pound	$76,760	$(2,212)	$(4,988)
Australian dollar	4,786	399	(312)

Total	$81,546	$(1,813)	$(5,300)

(a)	The gains (losses) on these derivatives substantially offset the (losses) gains on the hedged portion of international intercompany balances.
(b)	Represents the decrease to net income attributable to us due to a hypothetical 10% weakening of the foreign currency against the U.S. dollar.

BUSINESS

Overview

We are a leading provider of online financial services. In 2014, we extended approximately $2.2 billion in credit to borrowers. We currently offer or arrange loans to customers in 35 states in the United States and in the United Kingdom, Australia and Canada. In June 2014 and July 2014, we launched pilot programs in Brazil and China, respectively, where we began arranging loans for borrowers through a third party lender in each country. In addition, in late July 2014, we introduced a pilot program for a new line of credit product in the United States to serve the needs of small businesses. We use our proprietary technology, analytics and customer service capabilities to quickly evaluate, underwrite and fund loans, allowing us to offer consumers and small businesses credit when and how they want it. Our customers include the large and growing number of consumers who and small businesses which have bank accounts but use alternative financial services because of their limited access to more traditional credit from banks, credit card companies and other lenders. We were an early entrant into online lending, launching our online business in 2004, and through December 31, 2014, we have completed over 31.9 million customer transactions and collected approximately nine terabytes of currently accessible consumer behavior data since launch, allowing us to better analyze and underwrite our specific customer base. We have significantly diversified our business over the past several years and currently offer or arrange multiple loan products in the United States, the United Kingdom, Australia, Canada, Brazil and China. These loan products include short-term loans, line of credit accounts and installment loans.

We believe our customers highly value our services as an important component of their personal finances because our products are convenient, quick and often less expensive than other available alternatives. We attribute the success of our business to our advanced and innovative technology systems, the proprietary analytical models we use to predict loan performance, our sophisticated customer acquisition programs, our dedication to customer service and our talented employees.

We have developed a proprietary underwriting system based on data we have collected over our ten years of online lending experience. This system employs advanced risk analytics to decide whether to approve loan transactions, to structure the amount and terms of the loans we offer pursuant to jurisdiction-specific regulations and to provide customers with their funds quickly and efficiently. Our systems closely monitor loan collection and portfolio performance data that we use to continually refine the analytical models and statistical measures used in making our credit, marketing and collection decisions.

Our flexible and scalable technology platform allows us to process and complete customers’ transactions quickly and efficiently. In 2014, we processed approximately 4.5 million transactions, and we continue to grow our loan portfolio and increase the number of customers we serve through both desktop and mobile platforms. Our highly customizable technology platform allows us to efficiently develop and deploy new products to adapt to evolving regulatory requirements and customer preference, and to enter new markets quickly. In 2012, we launched a new product in the United States designed to serve near-prime customers and in 2014 we introduced a similar product in the United Kingdom. These new products are intended to allow us to further diversify our product offerings, customer base and geographic scope. In 2014, we derived 58.6% of our total revenue from the United States and 41.4% of our total revenue internationally, with 97.0% of international revenue (representing 40.1% of our total revenue) generated in the United Kingdom. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion of the changes in our U.K. operations and our expectations for our U.K. business going forward.

We have been able to consistently acquire new customers and successfully generate business from returning customers when they need a loan. We believe our customers are loyal to us because they are satisfied with our products and services. We acquire new customers from a variety of sources, including visits to our own websites, mobile sites or applications, and through direct marketing, affiliate marketing, lead providers and relationships with other lenders. We believe that the online convenience of our products and our availability 24/7 to accept loan applications with quick results are important to our customers.

Once a potential new customer submits an application, we provide a quick credit decision. If a loan is approved we typically fund the loan the next business day or, in some cases, the same day. During the entire process, from application through payment, we provide access to our in-house and well-trained customer service team. All of our operations, from customer acquisition through collections, are structured to build customer satisfaction and loyalty, in the event that a customer has a need for our products in the future. We have developed a series of sophisticated proprietary scoring models to support our various loan products. We believe that these models are an integral component of our operations and they allow us to complete a high volume of customer transactions while actively managing risk and the related credit quality of our loan portfolios. We believe our successful application of these technology innovations differentiates our capabilities relative to competitive platforms as evidenced by our history of strong growth and stable credit quality.

Products and Services

Our online loans provide customers with a deposit of funds to their bank account or onto a debit card in exchange for a commitment to repay the amount deposited plus fees and/or interest. We originate, arrange, guarantee or purchase short-term consumer loans, line of credit accounts and installment loans. We have only one reportable segment that includes all of our online financial services.

•	Short-term consumer loans. Short-term loans are unsecured loans written by us or by a third-party lender through our credit services organization and credit access business programs, which we refer to as our CSO programs that we arrange and guarantee. As of December 31, 2014, we offered or arranged short-term consumer loans in 23 states in the United States, the United Kingdom and Canada. Short-term loans generally have terms of seven to 90 days, with proceeds promptly deposited in the customer’s bank account or onto a debit card in exchange for a pre-authorized debit from their account. Our short-term consumer loans contributed approximately 31.7% of our total revenue in 2014, 50.9% in 2013, and 69.6% in 2012.

Due to the credit risk and high transaction costs of serving our customer segment, the fees we charge are generally considered to be higher than the fees charged to consumers with superior credit histories by banks and similar lenders who are typically unwilling to make unsecured loans to alternative credit consumers.

Through our CSO programs, we provide services related to third-party lenders’ short-term consumer loan products by acting as a credit services organization or credit access business on behalf of consumers in accordance with applicable state laws. Services offered under our CSO programs include credit-related services such as arranging loans with independent third-party lenders and assisting in the preparation of loan applications and loan documents, or CSO loans. When a consumer executes an agreement with us under our CSO programs, we agree, for a fee payable to us by the consumer, to provide certain services to the consumer, one of which is to guarantee the consumer’s obligation to repay the loan received by the consumer from the third-party lender if the consumer fails to do so. For CSO loans, each lender is responsible for providing the criteria by which the consumer’s application is underwritten and, if approved, determining the amount of the consumer loan. We, in turn, are responsible for assessing whether or not we will guarantee such loan. The guarantee represents an obligation to purchase specific loans, which generally have terms of less than 90 days, if they go into default. As of December 31, 2014, 2013 and 2012, the outstanding amount of active consumer loans originated by third-party lenders under the CSO programs was $36.3 million, $41.4 million and $48.2 million, respectively, which were guaranteed by us.

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Line of credit accounts. Line of credit accounts consist of draws made through our unsecured line of credit products. As of December 31, 2014, we offered line of credit accounts in seven states in the United States and in the United Kingdom, which allow customers to draw on the line of credit in increments of their choosing up to their credit limit. Customers may pay off their account balance in full at any time or make required minimum payments in accordance with their terms of the line of credit account. As long as the customer’s account is in good standing and has credit available, customers may continue to borrow on their line of credit. As a result of recent regulatory changes, we discontinued offering line of credit accounts to new customers in the United Kingdom and effective January 1, 2015, we discontinued draws on existing accounts in the United Kingdom. Our line of credit accounts contributed approximately 37.7% of our total revenue in 2014, 22.3% in 2013, and 11.1% in 2012.

•	Installment loans. Installment loans are longer-term multi-payment unsecured loans that generally require the pay-down of portions of the outstanding principal balance in multiple installments. We offer or arrange, through our CSO Programs, multi-payment unsecured installment loan products in the United Kingdom, Australia and in 15 states in the United States. In September 2014, we began arranging and guaranteeing installment loans written by a third-party lender through our CSO programs in one state in the United States. Generally, terms for our installment loan products are between two and 60 months. These loans generally have higher principal amounts than short-term loans and are repaid in installments over the term of the loan. The loan may be repaid early at any time with no prepayment charges. Our installment loans contributed approximately 30.5% of our total revenue in 2014, 26.6% in 2013, and 19.1% in 2012.

•	Pilot Programs. In June 2014 and July 2014 we launched pilot programs in Brazil and China, respectively, where we began arranging loans for borrowers through a third party lender in each country as described below. In addition, in late July 2014, we also introduced a pilot program for a new line of credit product to serve the needs of small businesses, which was offered in eight states in the United States at December 31, 2014 and is included under “line of credit accounts.”

Our Markets

We currently provide our services in the following countries:

•	United States. We began our online business in the United States in May 2004. As of December 31, 2014, we provided services in 35 states under the names CashNetUSA at www.cashnetusa.com, NetCredit at www.netcredit.com and Headway Capital at www.headwaycapital.com. In 2014, we originated, guaranteed or purchased $1.4 billion in loans and acquired more than 310,000 new customers in the United States. The United States represented 58.6% of our total revenue in 2014 and 51.7% of our total revenue in 2013.

•	United Kingdom. We provide services in the United Kingdom under the names QuickQuid at www.quickquid.co.uk, Pounds to Pocket at www.poundstopocket.co.uk and OnStride Financial at www.onstride.co.uk. We began our QuickQuid short-term consumer loan business in July 2007, our Pounds to Pocket installment loan business in September 2010, and our OnStride near-prime installment loan business in April 2014. We offered a line of credit product from March 2013 to December 2014 under the brand name QuickQuid FlexCredit. In 2014, we originated $725.2 million in loans and acquired more than 140,000 new customers in the United Kingdom. The United Kingdom represented 40.1% of our total revenue in 2014 and 47.1% of our total revenue in 2013. Our results from operations for the year ended December 31, 2014 and for the year ended December 31, 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward.

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Australia. We provide services under the name DollarsDirect at www.dollarsdirect.com.au in Australia, and we began providing services there in May 2009. Australia represented 0.5% of our total revenue in 2014 and 0.7% of our total revenue in 2013. See “Risk Factors—Risks Related to Our

Business and Industry—Our business in Australia has become less profitable due to compliance with new regulations there, and if our new product offering is not sustainable, this could require us to exit the Australian market” for a discussion regarding risks related to our Australian operations.

•	Canada. We began providing services in Canada in October 2009. As of the date of this prospectus, we provide services in the provinces of Ontario, British Columbia, Alberta and Saskatchewan under the name DollarsDirect at www.dollarsdirect.ca. Canada represented 0.7% of our total revenue in 2014 and 0.5% of our total revenue in 2013.

•	Brazil. On June 30, 2014, we launched a pilot program in Brazil where we arrange loans for a third-party lender in accordance with applicable law under the name Simplic at www.simplic.com.br. We also guarantee the payment of these loans by agreeing to purchase the loans from the third-party lender under certain circumstances. The loans may be repaid in one payment or in two or three equal installments, depending on the loan terms selected by the customer, with loan durations ranging from 15 days for loans repaid in a single payment up to 105 days for loans payable in three installments. We receive fees and interest on these loans in connection with the services we provide. Our future plans for Brazil will largely depend on our results from this pilot program.

•	China. We launched a pilot program in China in late July 2014, where we have entered into a joint venture with a third party lender where the third party lender makes loans in accordance with applicable laws under the name YouXinYi at www.youxinyi.cn. The loans are installment loans that have a period of 12 months. Our future plans for China will largely depend on our results from this pilot program.

Key Financial and Operating Metrics

We have achieved significant growth since we began our online business as we have expanded both our product offerings and the geographic markets we serve. We measure our business using several financial and operating metrics. Our key metrics include domestic and international combined consumer loans outstanding, in addition to other measures described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

This growth in product offerings and geographic markets has resulted in significant revenue diversification, as set forth below:

Additional financial information regarding our operating segment and each of the geographic areas in which we do business is provided in “Note 16. Operating Segment Information—Geographic Information” to the notes to our audited financial statements included in Form 10-K for the year ended December 31, 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward.

Our Industry

The internet has transformed how consumers shop for and acquire products and services. According to International Data Corporation, global internet usage increased 51% from 2009 to 2013, from 1.8 billion to 2.7 billion users, and is expected to increase an additional 33%, to 3.5 billion users, by 2017. As internet accessibility has grown, a number of traditional financial services such as banking, bill payment and investing have become widely available online. A 2013 study by CFI Group found that approximately 82% of bank customers in a U.S. sample used their bank’s website at least once in the last 30 days. This level of use highlights the extent to which consumers now accept the internet for conducting their financial transactions and are willing to entrust their financial information to online companies. Moreover, the CFI Group study suggests that bank customers are actually more likely to bank online than at a branch. We believe the increased acceptance of online financial services has led to an increased demand for online lending, the benefits of which include customer privacy, easy access, security, 24/7 availability, speed of funding and transparency of fees and interest.

We use the internet to serve the large and growing number of underbanked consumers and small businesses who have bank accounts but use alternative financial services because of their limited access to more traditional consumer credit from banks, credit card companies and other lenders. Demand from these consumers has been fueled by several demographic and socioeconomic trends, including an overall increase in the population and stagnant to declining growth in the household income for working-class individuals. The necessity for alternative financial services was highlighted by a 2011 report from The National Bureau of Economic Research, which found that half of the Americans surveyed reported that it is unlikely that they would be able to gather $2,000 to cover a financial emergency, even if given a month to obtain funds.

We believe that consumers and small businesses seek online lending services for numerous reasons, including because they often:

•	prefer the simplicity, transparency and convenience of these services;

•	require access to financial services outside of normal banking hours;

•	have an immediate need for cash for financial challenges and unexpected expenses;

•	have been unable to access certain traditional lending or other credit services;

•	seek an alternative to the high cost of bank overdraft fees, credit card and other late payment fees and utility late payment fees or disconnect and reconnection fees; and

•	wish to avoid potential negative credit consequences of missed payments with traditional creditors.

Our Customers

Our customer base is comprised largely of individuals living in households that earn between $25,000 and $50,000 annually in the United States and between £13,000 and £23,000 annually in the United Kingdom, most of whom are considered sub-prime borrowers. Based on our analysis of industry data, we believe our addressable markets are approximately 68 million and 7 million individuals in the United States and the United Kingdom, respectively. The short-term lending market is sizable in both the United States and the United Kingdom. The Center for Financial Services Innovation has estimated that the online lending market opportunity in the United States represented approximately $39 billion in loan volume in 2012. The U.K. Parliamentary Commission on Banking Standards estimated that the high-cost credit market, which includes short-term lending, represented over $9 billion in loan volume as of September 2013. However, in its February 2015 final report following its investigation of the U.K. payday lending industry, the Competition & Markets Authority found that revenue for the seven major payday lenders was down 27% year-over-year for the first nine months of 2014.

Our Competitive Strengths

We believe that the following competitive strengths position us well for continued growth:

•	Significant operating history and first mover advantage. As an early entrant in the online lending sector, we have accumulated approximately nine terabytes of currently accessible consumer behavior data from more than 31.9 million transactions during the past ten years (through December 31, 2014). This database allows us to market to a customer base with an established borrowing history as well as to better evaluate and underwrite new customers, leading to better loan performance. In order to develop a comparable database, we believe that competitors would need to incur high marketing and customer acquisition costs, overcome consumer brand loyalties and have sufficient capital to withstand higher early losses associated with unseasoned loan portfolios. Additionally, we are licensed in all jurisdictions which require licensing and believe that it would be difficult and time consuming for a new entrant to obtain such licenses. We have also created strong brand recognition over our ten year operating history and we continue to invest in our brands, such as CashNetUSA, NetCredit, Pounds to Pocket, QuickQuid, DollarsDirect, OnStride Financial, Headway Capital, Simplic and YouXinYi, to further increase our visibility.

•	Proprietary analytics, data and underwriting. We have developed a fully integrated decision engine that evaluates and rapidly makes credit and other determinations throughout the customer relationship, including automated decisions regarding marketing, underwriting, customer contact and collections. Our decision engine currently handles more than 100 algorithms and over 1,000 variables. These algorithms are constantly monitored, validated, updated and optimized to continuously improve our operations. Our proprietary models are built on ten years of lending history, using advanced statistical methods that take into account our experience with the millions of transactions we have processed during that time and the use of data from multiple third-party sources. Since we designed our system specifically for our specialized products, we believe our system provides more predictive assessments of future loan behavior than traditional credit assessments, such as the Fair Isaac Corporation score, or FICO score, and therefore, results in better evaluation of our customer base.

•	Scalable and flexible technology platform. Our proprietary technology platform is designed to be powerful enough to handle the large volume of data required to evaluate customer applications and flexible enough to capitalize on changing customer preferences, market trends and regulatory requirements. This platform has enabled us to achieve significant growth over the last ten years as we have expanded both our product offerings and the geographic markets we serve. We began offering installment loans in the United States and United Kingdom in 2008 and 2010, respectively, and added line of credit products in the United States and United Kingdom in 2010 and 2013, respectively. We have experienced significant growth in these products, with revenue contribution from installment and line of credit products increasing from 11.7% of total revenue in 2010 to 68.2% of total revenue in 2014. Similarly, total revenue contribution from our international operations, primarily in the United Kingdom, has grown at a compound annual growth rate of 52.6%, from $40.5 million, or 15.9% of total revenue in 2009, to $335.1 million, or 41.4% of total revenue in 2014. Our results from operations for the years ended December 31, 2014 and 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward. Due to the scalability of our platform, we were able to achieve this growth without significant investment in additional infrastructure, and over the past three years capital expenditures have averaged only 2.1% of revenue per year. We expect our advanced technology and underwriting platform to help continue to drive significant growth in our business.

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Focus on consumer experience. We believe that alternative credit consumers are not adequately served by traditional lenders. To better serve these consumers and small businesses, we use customer-focused business practices, including 24/7 customer service by phone, email, fax and web chat. We continuously work to improve customer satisfaction by evaluating information from website analytics, customer surveys, call center feedback and focus groups. Our call center teams receive training on a regular basis and are monitored by quality assurance managers. We believe customers who wish to access credit again often return to us because of our dedication to customer service, the transparency of our fees and interest charges and our adherence to trade association “best practices.”

•	Diligent regulatory compliance. We conduct our business in a highly regulated industry. We are focused on regulatory compliance and have devoted significant resources to comply with laws that apply to us, while we believe many of our online competitors have not. We tailor our lending products and services to comply with the specific requirements of each of the jurisdictions in which we operate, including laws and regulations relating to fees, loan durations and renewals or extensions, loan amounts, disclosures and underwriting requirements. Our compliance experience and proprietary technology platform allow us to launch new products and to enter new geographic regions with a focus on compliance with applicable laws and customer protection. We are members of industry trade groups, including the Online Lenders Alliance in the United States and the Consumer Finance Association in the United Kingdom, which have promulgated “best practices” for our industry that we have adopted. The flexibility of our online platform enables us to rapidly adapt our products as necessary to comply with changes in regulation, without the need for costly and time consuming retraining of store-based employees and other expenses faced by our storefront competitors.

•	Proven history of growth and profitability. Over the last five years, we grew our net consumer loans, which are the gross outstanding balances for our consumer loans carried in the consolidated balance sheets net of the allowance for estimated loan losses, at a compound annual growth rate of 38.0%, from $89.2 million as of December 31, 2010 to $323.6 million as of December 31, 2014. Over the same period, our revenue grew at a compound annual growth rate of 21.0%, from $378.3 million in 2010 to $809.8 million in 2014, while Adjusted EBITDA grew at a compound annual growth rate of 38.8%, from $62.9 million to $233.7 million. Adjusted EBITDA margin has likewise improved, increasing over 1,200 basis points from 16.6% of revenue in 2010 to 28.9% of revenue in 2014. See note (a) to our “Selected Historical and Financial Data” included elsewhere in this prospectus for a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA as a percentage of total revenue (which is Adjusted EBITDA margin). Our results from operations for years ended December 31, 2014 and 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward.

•	Talented, highly educated employees. We believe we have one of the most skilled and talented teams of professionals in the industry. Our employees have exceptional educational backgrounds, with numerous post-graduate and undergraduate degrees in science, technology, engineering and mathematics fields. We hire and develop top talent from graduate and undergraduate programs at institutions such as Carnegie Mellon University, Northwestern University and the University of Chicago. The extensive education of our team is complemented by the experience our leadership team obtained at leading technology firms and financial services companies such as Intel, optionsXpress, First American Bank and JPMorgan Chase.

Our Growth Strategy

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Increase penetration in existing markets through direct marketing. We believe that we have reached only a small number of the potential customers for our products and services in the markets in which we currently operate. We continue to focus on our direct customer acquisition channels, with direct marketing (traditional and digital) generating approximately 55% of our new customer transactions in 2014, as compared to 32% in 2009. We believe these channels will ultimately allow us to reach a larger customer base at a lower acquisition cost than the traditional online lead purchasing model. Additionally, as our smaller and less sophisticated competitors, both online and storefront, struggle to adapt to both regulatory developments and evolving consumer preference, we believe we have the opportunity to gain significant market share.

•	Expand globally to reach new markets. We are building on our global reach by entering new markets, particularly in Latin America and Asia. In June 2014 and July 2014 we launched pilot programs in Brazil and China, respectively, where we began arranging loans for borrowers through a third party lender in each country. We believe that these countries have significant populations of underserved consumers. When pursuing geographic expansion, factors we consider include, among others, whether there is (i) widespread internet usage, (ii) an established and interconnected banking system and (iii) government policy that promotes the extension of credit. Our recent launches in Brazil and China, as well as our launches into the United Kingdom in 2007 and Australia and Canada in 2009, demonstrate that we can quickly and efficiently enter new markets. Our revenue from international operations has increased from $1.6 million in 2007, or 0.9% of our total revenue, to $335.1 million in 2014, or 41.4% of our total revenue. Our results from operations for the years ended December 31, 2014 and 2013 do not include the full impact of changes in our U.K. operations resulting from recent regulatory and legislative changes. As a result, such results are not indicative of our future results of operations and cash flow from our U.K. business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority” included elsewhere in this prospectus for a discussion about our expectations for our U.K. business going forward.

•	Introduce new products and services. We plan to attract new categories of consumers and small businesses not served by traditional lenders through the introduction of new products and services. We have introduced new products to expand our businesses from solely single-payment consumer loans to installment loans and line of credit accounts, using our analytics expertise and our flexible and scalable technology platform. In 2012, we launched NetCredit, a longer duration installment loan product for near-prime consumers in the United States, and we launched OnStride Financial, a similar near-prime product, in the United Kingdom in April 2014. In late July 2014, we launched Headway Capital, a pilot program for a new line of credit product in the United States that serves the needs of small businesses. In addition, we intend to continue to evaluate and offer new products and services that complement our online specialty financial services in order to meet the growing needs of our consumers and small businesses.

Online Loan Process

When a customer takes out a new loan, loan proceeds are promptly deposited in the customer’s bank account or onto a debit card in exchange for a pre-authorized debit for repayment of the loan from the customer’s account. Where permitted by law and approved by us, a customer may choose to renew a loan before payment becomes due by agreeing to pay an additional finance charge. If a loan is renewed, the renewal is considered a new loan.

We have created a quick and simple process for customers to apply for an online loan, as shown below:

Technology Platform

Our proprietary technology platform is built for scalability and flexibility and is based on proven open source software. The technology platform was designed to be powerful enough to handle the large volumes of data required to evaluate customer applications and flexible enough to capitalize on changing customer preferences, market trends and regulatory changes. The scalability and flexibility of our technology platform allows us to enter new markets and launch new products quickly, typically within three to six months from conception to launch.

We continually employ technological innovations to improve our technology platform, which performs a variety of integrated and core functions, including:

•	Front-end system, which includes external websites, landing pages and mobile sites and applications that customers use when applying for loans and managing their accounts;

•	Back-end and customer relationship management, or CRM, systems, which maintain customer-level data and are used by our call center employees to provide real-time information for all inquiries. Our back-end system and CRM system includes, among other things, our contact management system, operational and marketing management system, automated phone system, Interactive Voice Response and call center performance management system;

•	Decision engine, which rapidly evaluates and makes credit decisions throughout the customer relationship; and

•	Financial system, which manages the external interface for funds transfers and provides daily accounting, reconciliation and reporting functions.

The key elements of our technology platform include:

•	Scalable Information Technology infrastructure. Our Information Technology infrastructure allows us to meet customer demand and accommodate business growth. Our services rely on accessing, evaluating and creating large volumes of data including, for example, information collected from approximately 25 million credit reports during 2014. This rich dataset has grown significantly over our ten year history and will continue to grow as our business expands. We believe that our scalable IT infrastructure enables us to meet substantial growth demands.

•	Flexible software and integration systems. Our software system is designed to allow us to enter new markets and launch new products rapidly, modify our business operations quickly and account for complex regulatory requirements imposed in the jurisdictions in which we operate. We have developed a proprietary software solution that allows us to innovate faster and to improve the customer experience. Our integration system allows us to easily interface with banks and other strategic partners in order to deliver the best financial products possible. Our software and integration systems and their flexibility allow us much more control over the continually evolving aspects of our business.

•	Rapid development processes. Our software development life cycle is rapid and iterative to increase the efficiency of our platform. We are able to implement software updates while maintaining our system stability.

•	Security. We collect and store personally identifiable customer information, including names, addresses, social security numbers and bank account information. We have safeguards designed to protect this information. We also created controls to limit employee access to that information and to monitor that access. Our safeguards and controls have been independently verified through regular and recurring audits and assessments.

•	Redundant disaster recovery. Certain key parts of our technology platform, such as our phone system, are distributed across two different locations. In addition, critical components of our platform are redundant. This provides redundancy, fault tolerance and disaster recovery functionality in case of a catastrophic outage.

Proprietary Data and Analytics

Decision Engine

We have developed a fully integrated decision engine that evaluates and rapidly makes credit and other determinations throughout the customer relationship, including automated decisions regarding marketing, underwriting, customer contact and collections. Our decision engine currently handles more than 100 algorithms and over 1,000 variables. The algorithms in use are constantly monitored, validated, updated and optimized to continuously improve our operations. In order to support the daily running and ongoing improvement of our decision engine, we have assembled a highly skilled team of approximately 50 data and analytics professionals as of December 31, 2014.

Proprietary Data, Models and Underwriting

Our proprietary models are built on ten years of history, using advanced statistical methods that take into account our experience with the millions of transactions we have processed during that time and the use of data from multiple third-party sources. We continually update our underwriting models to manage risk of defaults and to structure loan terms. Our system completes these assessments within seconds of receiving the customer’s data.

Our underwriting system is able to assess risks associated with each customer individually based on specific customer information and historical trends in our portfolio. We use a combination of numerous factors when evaluating a potential customer, which can include a customer’s income, rent or mortgage payment amount, employment history, external credit bureau scores, amount and status of outstanding debt and other recurring expenditures, fraud reports, repayment history, charge-off history and the length of time the customer has lived at his or her current address. While the relative weight or importance of the specific variables that we consider when underwriting a loan changes from product to product, generally, the key factors that we consider include monthly gross income, disposable income, length of employment, duration of residency, credit report history, and prior loan performance history if the applicant is a returning customer. Our customer base is predominantly in the low to fair range of FICO scores, with scores generally between 500 and 680. We generally do not take into account a potential customer’s FICO score when deciding whether to make a loan. Since we designed our system specifically for our specialized products, we believe our system provides more predictive assessments of future loan behavior and results in better evaluation of our customer base when compared to traditional credit assessments, such as a FICO score.

Fraud Prevention

Our robust fraud prevention system is built from in-depth analysis of previous fraud incidences and information from third party data sources. To ensure sustainable growth, our fraud prevention team has built rigorous systems and processes to detect fraud trends, identify fraudulent applications and learn from the past fraudulent cases.

Working together with multiple vendors, our systems first determine whether the customer information submitted matches other indicia regarding the application and that the applicant can authorize transactions for the submitted bank account. To prevent more organized and systematic fraud, the team has developed predictive models that incorporate signals from various sources that it has found to be useful in identifying fraud. These models utilize advanced data mining algorithms and recent technologies to effectively identify fraudulent applications with a very low false positive rate. Furthermore, we have built strong loan processing teams that handle suspicious activities efficiently while minimizing friction in customer experience. Our fraud prevention system incorporates algorithms to differentiate customers in an effort to identify suspected fraudulent activity and to reduce our risks of loss from fraud. We continuously develop and implement ongoing improvements to these systems and, while no system can completely protect against losses from fraud, we believe our systems provide protection against significant fraud losses.

Marketing

We use a multi-channel approach to marketing, with both broad-reach and highly-targeted channels, including television, digital, direct mail, telemarketing and partner marketing (which includes lead providers and marketing affiliates). The goal of our marketing is to promote our brands and products in the online lending marketplace and to directly acquire new customers at low cost. Our marketing has successfully built strong awareness of and preference for our brands, as our products have achieved market leadership through the following:

•	Traditional advertising. We use television, direct mail, radio and outdoor advertisements, supported by technology infrastructure and key vendors, to drive and optimize website traffic and loan volume. We believe our investments through these channels have helped create strong brand awareness and preference in the consumer segments and markets we serve.

•	Digital acquisition. Our online marketing efforts include pay-per-click, keyword advertising, search engine optimization, marketing affiliate partnerships, social media programs and mobile advertising integrated with our operating systems and technology from vendors that allow us to optimize customer acquisition tactics within the daily operations cycle.

•	Partner Marketing. We purchase qualified leads for prospective new customers from a number of online lead providers and through marketing affiliate partnerships. We believe that our rapid decision-making on lead purchases, strong customer conversion rate and significant scale in each of our markets make us a preferred partner for lead providers and affiliates while at the same time our technology and analytics help us determine the right price for the right leads.

•	User experience and conversion. We measure and monitor website visitor usage metrics and regularly test website design strategies to improve customer experience and conversion rates.

Our brand, technology and analytics powered approach to marketing has enabled us to increase the percentage of customers sourced through direct marketing (where we have more visibility and control than in the lead purchase or affiliate channels) from approximately 32% in 2009 to 55% in 2014, and we believe we have also improved customer brand loyalty during the same period.

Customer Service

We believe that our in-house call center and our emphasis on superior customer service are significant contributors to our growth. To best serve our consumers and small businesses, we use customer oriented business practices, such as offering 24/7 customer service. We continuously work to improve our customers’ experience and satisfaction by evaluating information from website analytics, customer satisfaction surveys, call center feedback, call monitoring and focus groups. Our call center teams receive training on a regular basis, are monitored by quality assurance managers and adhere to rigorous internal service-level agreements. We do not outsource our call center operations, except for our pilot program in Brazil. We have two call center facilities, one in our corporate offices in Chicago and another in Gurnee, Illinois, a Chicago suburb. As of December 31, 2014, we had 672 employees in our call centers supporting our customers.

Collections

We operate centralized collection teams within our two call centers to coordinate a consistent approach. We have implemented payment and loan collection policies and practices designed to optimize regulatory compliant loan repayment, while also providing excellent customer service. Our collections employees are trained to help the customer understand available payment alternatives and make arrangements to repay the loan. We use a variety of collection strategies to satisfy a delinquent loan, such as settlements and payment plans.

Call center employees contact customers following the first missed payment and periodically thereafter. Our primary methods of contacting past due customers are through phone calls, letters and emails. At times, we sell loans that we are unable to collect to debt collection companies or place the debt for collection with debt collection companies.

Competition

We have many competitors. Our principal competitors are consumer loan companies, CSOs, online lenders, credit card companies, consumer finance companies, pawnshops and other financial institutions that offer similar financial services. Many of our U.S. competitors operate using other business models, including a “tribal model” where the lender follows the laws of a Native American tribe regardless of the state in which the customer resides and a “single-state model” where the lender is generally licensed in one state and follows only the laws and regulations of that state regardless of the state in which the customer resides.

We believe that the principal competitive factors in the consumer loan industry consist of the ability to provide sufficient loan size to meet consumers’ loan requests, speed of funding, customer privacy, ease of access, transparency of fees and interest and customer service. We believe we have a significant competitive advantage as an early mover in many of the markets that we serve. New entrants face obstacles typical to launching new lending operations, such as successfully implementing underwriting and fraud prevention processes, incurring high marketing and customer acquisition costs, overcoming consumer brand loyalty and having or obtaining sufficient capital to withstand early losses associated with unseasoned loan portfolios. In addition, there are substantial regulatory and compliance costs, including the need for expertise to customize products and obtain licenses to lend in various states in the United States and in international jurisdictions. Our proprietary technology, analytics expertise, scale, international reach, brand recognition and regulatory compliance would be difficult for a new competitor to duplicate.

Because numerous competitors offer consumer loan products and services, and many of our competitors are privately held, it is difficult for us to determine our exact competitive position in the market. However, we believe our principal online competitors in the United States include Advantage Cash Services, Elevate, Speedy Cash and East Side Lenders. Storefront consumer loan lenders that offer loans online or in storefronts are also a source of competition in some of the markets where we offer consumer loans, including Advance America, Ace Cash Express, Check ‘n Go, Dollar Financial and Check Into Cash. In the United Kingdom, we believe that our principal online competitors include PaydayUK, Wonga, Lending Stream, Mr. Lender and Sunny. In Australia, we believe our main online competitors are Nimble, Cash Converters and First Stop Money. In Canada, the industry has been dominated by storefront lenders, and as a result, our principal competitors are not online lenders but storefront lenders, such as Money Mart and Cash Money.

Our products also compete with those of other financial institutions, such as banks, credit unions, pawn shops, credit services organizations, auto title lenders and consumer finance companies, which can offer loans on an unsecured as well as a secured basis. We believe that there is also indirect competition to some of our products, including bank overdraft facilities and banks’ and retailers’ insufficient funds policies, many of which may be more expensive alternative approaches for consumers to cover their bills and expenses than the consumer loan products we offer.

Intellectual Property

Protecting our rights to our intellectual property is critical, as it enhances our ability to offer distinctive services and products to our customers, which differentiates us from our competitors. We rely on a combination of trademark laws and trade secret protections in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect the intellectual property rights related to our proprietary analytics, predictive underwriting models and software systems. We have several registered trademarks, including CashNetUSA, QuickQuid, DollarsDirect and our “e” logo. These trademarks have varying expiration dates, and we believe they are materially important to us and we anticipate maintaining them and renewing them.

Seasonality

Demand for our short-term consumer loan products and services in the United States has historically been highest in the third and fourth quarters of each year, corresponding to the holiday season, and lowest in the first quarter of each year, corresponding to our customers’ receipt of income tax refunds. Typically, our cost of revenue for our short-term consumer loan products, which represents our loan loss provision, is lowest as a percentage of revenue in the first quarter of each year, corresponding to our customers’ receipt of income tax refunds, and increases as a percentage of revenue for the remainder of each year. Consequently, we experience seasonal fluctuations in our domestic operating results and cash needs.

Employees

As of December 31, 2014, we had 1,151 employees.

Properties

We lease our corporate headquarters, which are located in Chicago, Illinois. In addition, in 2015 we will relocate our headquarters to a new leased Chicago, Illinois location. We also maintain a leased office in Gurnee, Illinois for one of our call center operations. We believe that our leased facilities are adequate to support our operations and that, as needed, we will be able to obtain suitable additional facilities on commercially reasonable terms. As discussed below under “Regulation and Legal Proceedings—International Regulation—United Kingdom,” we have established an office in the United Kingdom consistent with U.K. supervisory requests.

Corporate Information

Enova was incorporated under the laws of the State of Delaware on September 7, 2011. On September 13, 2011, Cash America contributed to us all of the capital stock of the subsidiaries owned by it through which Cash America has engaged in its e-commerce business prior to the contribution in exchange for 33 million shares of our common stock. Our principal executive offices are located at 200 W. Jackson Blvd., Suite 2400, Chicago, Illinois 60606, and our telephone number is (312) 568-4200. Our corporate website is located at www.enova.com. The information contained on or accessible from our websites is not incorporated by reference into this prospectus, and you should not consider information on our websites as part of this prospectus.

Market and Industry Data

The market and industry data contained in this prospectus, including trends in our markets and our position within such markets, are based on a variety of sources, including our good faith estimates, which are derived from our review of internal surveys, information obtained from customers and publicly available information, as well as from independent industry publications, reports by market research firms and other published independent sources. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus were prepared on our behalf.

Separation from Cash America

Prior to November 13, 2014, we were a wholly-owned subsidiary of Cash America. On April 10, 2014, the Board of Directors of Cash America authorized management to review potential strategic alternatives, including a tax-free spin-off, for our separation. After evaluating alternatives for Enova, Cash America’s management recommended that Cash America’s Board of Directors pursue a tax-free spin-off for the separation. On October 22, 2014, after receiving a private letter ruling from the Internal Revenue Service, an opinion from Cash America’s tax counsel and a solvency opinion from an independent financial advisor, Cash America’s Board of Directors approved the Spin-off. The distribution occurred at 12:01 am ET on November 13, 2014. Cash America’s shareholders received 0.915 shares of our stock for every one share of Cash America common stock held at the close of business November 3, 2014, which was the record date for the distribution. Following the separation and distribution, we became an independent, publicly traded company, and our shares of common stock are listed on the New York Stock Exchange under the symbol “ENVA.”

Since 2011, we have owned all of the assets and incurred all of the liabilities related to Cash America’s e-commerce business, with some limited exceptions, in which case such assets were transferred to us and such liabilities were assumed by us pursuant to a Separation and Distribution Agreement upon completion of the separation and distribution. On the separation and distribution date, we entered into several other agreements with Cash America that govern the relationship between us and Cash America after completion of the separation and distribution and provide for the allocation between us and Cash America of various assets, liabilities, rights and obligations (including insurance and tax-related assets and liabilities). Our guarantees of Cash America’s long-term indebtedness were also released in connection with the separation and distribution. These agreements also include arrangements with respect to transitional services to be provided by Cash America to us and vice versa. See “Certain Relationships and Related Transactions—Agreements Between Us and Cash America” for a discussion of these agreements.

REGULATION AND LEGAL PROCEEDINGS

Our operations are subject to extensive regulation, supervision and licensing under various federal, state, local and international statutes, ordinances and regulations.

U.S. Federal Regulation

Consumer Lending Laws. Our consumer loan business is subject to the federal Truth in Lending Act, or TILA, and its underlying regulations, known as Regulation Z, and the Fair Credit Reporting Act, or FCRA. These laws require us to provide certain disclosures to prospective borrowers and protect against unfair credit practices. The principal disclosures required under TILA are intended to promote the informed use of consumer credit. Under TILA, when acting as a lender, we are required to disclose certain material terms related to a credit transaction, including, but not limited to, the annual percentage rate, finance charge, amount financed, total of payments, the number and amount of payments and payment due dates to repay the indebtedness. The FCRA regulates the collection, dissemination and use of consumer information, including consumer credit information. The federal Equal Credit Opportunity Act prohibits us from discriminating against any credit applicant on the basis of any protected category, such as race, color, religion, national origin, sex, marital status or age, and requires us to notify credit applicants of any action taken on the individual’s credit application.

Consumer Reports and Information. The use of consumer reports and other personal data used in credit underwriting is governed by the FCRA and similar state laws governing the use of consumer credit information. The FCRA establishes requirements that apply to the use of “consumer reports” and similar data, including certain notifications to consumers where their loan application has been denied because of information contained in their consumer report. The FCRA requires us to promptly update any credit information reported to a credit reporting agency about a consumer and to allow a process by which consumers may inquire about credit information furnished by us to a consumer reporting agency.

Information-Sharing Laws. We are also subject to the federal Fair and Accurate Credit Transactions Act, which limits the sharing of information with affiliates for marketing purposes and requires us to adopt written guidance and procedures for detecting, preventing and responding appropriately to mitigate identity theft and to adopt various policies and procedures and provide training and materials that address the importance of protecting non-public personal information and aid us in detecting and responding to suspicious activity, including suspicious activity that may suggest a possible identity theft red flag, as appropriate.

Marketing Laws. Our advertising and marketing activities are subject to several federal laws and regulations including the Federal Trade Commission Act, or the FTC Act, which prohibits unfair or deceptive acts or practices and false or misleading advertisements in all aspects of our business. As a financial services company, any advertisements related to our products must also comply with the advertising requirements set forth in TILA. Also, any of our telephone marketing activities must comply with the Telephone Consumer Protection Act, or the TCPA, and the Telephone Sales Rule, or the TSR. The TCPA prohibits the use of automatic telephone dialing systems for communications with wireless phone numbers without express consent of the consumer, and the TSR established the Do Not Call Registry and sets forth standards of conduct for all telemarketing. Our advertising and marketing activities are also subject to the CAN-SPAM Act of 2003 which establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to the source of content.

Protection of Military Members and Dependents. Federal law also limits the annual percentage rate to 36% on certain consumer loans made to active duty members of the U.S. military, reservists and members of the National Guard and their immediate families. This 36% annual percentage rate cap applies to a variety of consumer loan products, including short-term consumer loans. Therefore, due to these rate restrictions, we are unable to offer certain short-term consumer loans to active duty military personnel, active reservists and members of the National Guard and their immediate dependents. Federal law also limits the annual percentage rate on existing loans when the borrower, or the spouse or dependent of the borrower, becomes an active-duty member of the military during the life of a loan. Pursuant to federal law, the interest rate must be reduced to 6% per year on amounts outstanding during the time in which the servicemember is on active duty.

Funds Transfer and Signature Authentication Laws. The consumer loan business is also subject to the federal Electronic Funds Transfer Act and various other laws, rules and guidelines relating to the procedures and disclosures required in debiting or crediting a debtor’s bank account relating to a consumer loan (i.e., Automated Clearing House, or ACH, funds transfer). Furthermore, we are subject to various state and federal e-signature rules mandating that certain disclosures be made and certain steps be followed in order to obtain and authenticate e-signatures.

Debt Collection Practices. Additionally, our CSO programs are required to comply with the federal Fair Debt Collection Practices Act, or FDCPA, and we also use the FDCPA as a guide in connection with operating our other collection activities. We are also required to comply with all applicable state collection practices laws.

Privacy and Security of Non-Public Customer Information. We are also subject to various federal and state laws and regulations relating to privacy and data security. Under these laws, including the federal Gramm-Leach-Bliley Act, we must disclose to consumers our privacy policy and practices, including those policies relating to the sharing of consumers’ nonpublic personal information with third parties. This disclosure must be made to consumers when the customer relationship is established and, in some cases, at least annually thereafter. These regulations also require us to ensure that our systems are designed to protect the confidentiality of consumers’ nonpublic personal information. These regulations also dictate certain actions that we must take to notify consumers if their personal information is disclosed in an unauthorized manner.

Anti-Money Laundering and Economic Sanctions. We are also subject to certain provisions of the USA PATRIOT Act and the Bank Secrecy Act under which we must maintain an anti-money laundering compliance program covering certain of our business activities. In addition, the Office of Foreign Assets Control, or OFAC, prohibits us from engaging in financial transactions with specially designated nationals. Certain of our subsidiaries are also registered as money services businesses with the U.S. Treasury Department and must re-register with the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, at least every two years.

Anticorruption. We are also subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits companies and their agents or intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits.

CFPB

In July 2010, the U.S. Congress passed the Dodd-Frank Act and Title X of the Dodd-Frank Act created the Consumer Financial Protection Bureau, or the CFPB, which regulates consumer financial products and services, including consumer loans that we offer. The CFPB has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including explicit supervisory authority to examine and require registration of such providers. Pursuant to these powers, the CFPB has examined our lending products, services and practices, and we expect to continue to be examined on a regular basis by the CFPB.

On November 20, 2013, Cash America consented to the issuance of a Consent Order by the CFPB pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2012 examination of Cash America and us, to pay a civil money penalty of $5 million. The Consent Order relates in part to issues self-disclosed to the CFPB by us, including the making of a limited number of loans to consumers who may have been active-duty members of the military at the time of the loan at rates in excess of the annual percentage rate permitted by the federal Military Lending Act, and for which we have made refunds of approximately $33,500, and for certain failures to timely provide and preserve records and information in connection with the CFPB’s examination of us. In addition, as a result of the CFPB’s review, we have enhanced and continue to enhance our compliance management programs and have implemented additional policies and procedures to address the issues identified by the CFPB. These new policies, procedures and other initiatives are in many cases subject to review and potential objection by the CFPB. We are also required to provide periodic reports to the CFPB. We are subject to the restrictions and obligations of the Consent Order, including the CFPB’s order that we ensure compliance with federal consumer financial laws and develop more robust compliance policies and procedures.

On April 24, 2013, the CFPB issued a report entitled “Payday Loans and Deposit Advance Products: A White Paper of Initial Findings,” indicating that it had “engaged in an in-depth review of short-term small dollar loans, including payday loans.” The report discusses the initial findings of the CFPB regarding short-term payday loans, a category which the CFPB and some other regulators use to include certain of our short-term loan products, provided by non-bank financial institutions at storefront locations and deposit account advances offered by depository institutions. While the CFPB’s study stated that “these products may work for some consumers for whom an expense needs to be deferred for a short period of time,” the CFPB also stated that its “findings raised substantial consumer protection concerns” related to the sustained use of payday loans and deposit account advances. The report also indicated that the CFPB planned to analyze the effectiveness of limitations such as cooling-off periods between payday loans, “in curbing sustained use and other harms.” In furtherance of that report, on March 25, 2014, the CFPB held a hearing on payday lending and issued a report entitled “CFPB Data Point: Payday Lending,” presenting “the results of several analyses of consumers’ use of payday loans.” The report presents the CFPB’s findings as to borrowers’ loan sequences, which refers to a series of loans a borrower may take out following an initial loan. The CFPB found that payday borrowing typically involves multiple renewals following an initial loan, rather than distinct loans separated by at least 15 days. The report states that for the majority of loan sequences that last for more than one loan, there is no reduction in the principal amount between the first and last loan in the sequence. In the reports and subsequent statements, the CFPB reiterated its commitment to use its various tools to protect consumers from unlawful acts and practices in connection with the offering of consumer financial products and services. Both the April 24, 2013 white paper and the March 25, 2014 report indicated that the CFPB did not include online payday loans as part of its analysis, but the CFPB has indicated that it is currently analyzing borrowing activity by consumers using online payday loans. The CFPB has announced that it is in the late stages of considering the formulation of rules regarding short-term consumer loans that will ensure that consumers can get the credit they need without long-term impact to their financial futures. These rules will likely impose limitations on payday lending. We do not currently know the nature and extent of the rules that the CFPB will adopt or when proposed rules will be published, but the CFPB could propose and adopt rules during 2015.

For further discussion of the CFPB and its regulatory, supervisory and enforcement powers, see “Risk Factors—Risks Related to Our Business and Industry—The Consumer Financial Protection Bureau has examination authority over our U.S. consumer lending business that could have a significant impact on our U.S. business.” See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Consumer Financial Protection Bureau” for recent regulatory developments regarding a Consent Order issued by the CFPB and consented to by Cash America in November 2013.

U.S. State Regulation

Our business is regulated under a variety of enabling state statutes, all of which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business. As of the date of this prospectus, we operate in 35 states that have specific statutes and regulations that enable us to offer economically viable products. We currently do not conduct business in the remaining states or in the District of Columbia because we do not believe it is economically feasible to operate in those jurisdictions due to specific statutory or regulatory restrictions, such as interest rate ceilings, caps on the fees that may be charged, or costly operational requirements. However, we may later offer our products or services in any of these states or the District of Columbia if we believe doing so may become economically viable because of changes in applicable statutes or regulations or if we determine we can broaden our product offerings to operate under existing laws and regulations. The scope of state regulation, including the fees and terms of our products and services, varies from state to state. The terms of our products and services vary from state to state in order to comply with the laws and regulations of the states in which we operate. In addition, our advertising and marketing activities and disclosures are subject to review under various state consumer protection laws and other applicable laws and regulations.

The states with laws that specifically regulate our products and services typically limit the principal amount of a consumer loan and set maximum fees or interest rates that customers may be charged. Some states also limit a customer’s ability to renew a short-term consumer loan and require various disclosures to consumers. State statutes often specify minimum and maximum maturity dates for consumer loans such as ours and, in some cases, specify mandatory cooling-off periods between transactions. Our collection activities regarding past due amounts are subject to consumer protection laws and state regulations relating to debt collection practices. In addition, some states require certain disclosures or content to accompany our advertising or marketing materials. Also, some states require us to report loan activity to state-wide databases and restrict the number and/or principal amount of loans a consumer may have outstanding at any particular time or over the course of a particular period of time, typically twelve months.

In Texas and Ohio where we offer our CSO programs, we comply with that jurisdiction’s Credit Services Organization Act or a similar statute. These laws generally define the services that we can provide to consumers and require us to provide a contract to the customer outlining our services and the cost of those services to the customer. In addition, these laws may require additional disclosures to consumers and may require us to be registered with the jurisdiction and/or be bonded.

We must also comply with state restrictions on the use of lead providers. In 2013, California began enforcing its short-term lending statute to require lead providers to be licensed in order to provide leads to licensed lenders. As a result, we have discontinued using lead providers to generate leads for short-term consumer loans in California. In April 2014, the Attorney General of the State of Illinois filed a lawsuit against a lead provider, alleging that the lead provider offered and arranged payday loans without a license. As a result, we discontinued the use of lead providers in Illinois. Although we cannot predict what measures will be taken, we expect that other states may propose or enact similar restrictions on lead providers in the future.

Over the last few years, legislation that prohibits or severely restricts our products and services has been introduced or adopted in a number of states. As a result, we have ceased making consumer loans in five states where we formerly made such loans, and we have also modified our business operations in other states where restrictive legislation has been enacted. Additional legislation or regulations targeting or otherwise directly affecting our products and services have also been passed in the last year in Idaho, Louisiana, Utah and Wyoming. We closely monitor proposed legislation or regulations in the states where we offer consumer loans and are currently monitoring proposed legislation in Alabama, Hawaii, Minnesota, Missouri, New Mexico, Rhode Island, Tennessee, Texas and Wisconsin.

Local Regulation—United States

In addition to state and federal laws and regulations, our industry is subject to various local rules and regulations. These local rules and regulations are subject to change and vary widely from city to city. Local jurisdictions’ efforts to restrict short-term lending have been increasing. Typically, these local ordinances apply to storefront operations, however, local jurisdictions could attempt to enforce certain business conduct and registration requirements on online lenders lending to residents of that jurisdiction, even though no such attempt has been made previously. Actions taken in the future by local governing bodies to impose other restrictions on consumer lenders such as us could impact our business.

International Regulation

United Kingdom

In the United Kingdom, we are subject to regulation by the Financial Conduct Authority, or the FCA, and must comply with the FCA’s rules and regulations set forth in the FCA Handbook, the Financial Services and Markets Act 2000, or the FSMA, the Consumer Credit Act 1974, as amended, or the CCA, and secondary legislation passed under the CCA, among other rules and regulations. We must also follow the Irresponsible Lending Guidance, or the Guidance, of the Office of Fair Trading, or the OFT, which provides greater clarity for lenders as to business practices that the OFT (and now the FCA) believes constitute irresponsible lending under the CCA. In December 2012, the U.K. Parliament passed the Financial Services Act 2012, or the FSA Act 2012, which created a new regulatory framework for the supervision and regulation of the consumer credit industry in the United Kingdom. The FSA Act 2012 mandated that, in April 2014, the FCA take over responsibility for regulating consumer credit from the OFT, and it also made changes to the CCA and the FSMA. We have obtained interim permission from the FCA to provide consumer credit and to perform related activities and have submitted one of our two applications to become approved for full authorization from the FCA to continue to provide consumer credit, which will require that we satisfy, and continue to satisfy, certain minimum standards set out in the FSMA, which will result in additional costs to us. The FCA is expected to complete the process of reviewing applications for full authorization by April 1, 2016, and there is no guarantee that we will receive full authorization for either or both of our U.K. businesses. As a “threshold condition” to full authorization and the current interim permissions that we hold, the FCA must be satisfied that we can be effectively supervised. Our business functions for the United Kingdom have historically been performed remotely from our facilities in the United States. In order to alleviate the FCA’s concerns about effective supervision, we have established an office as well as the management of our U.K. business in the United Kingdom. Furthermore, the FCA must approve certain persons conducting “controlled functions” with respect to the operation and supervision of our U.K. business.

The FCA regulates consumer credit and related activities in accordance with the guidance of the FSMA and the FCA Handbook, which includes prescriptive regulations and carries across many of the standards set out in the CCA and its secondary legislation as well as the Guidance. The FSMA gives the FCA the power to authorize, supervise, examine and bring enforcement actions against providers of consumer credit such as us, as well as to make rules for the regulation of consumer credit. On February 28, 2014, the FCA issued the Consumer Credit Sourcebook, or the CONC, contained in the FCA Handbook. The CONC incorporates prescriptive regulations for lenders such as us, including mandatory affordability checks on borrowers, limiting the number of rollovers to two, restricting how lenders can advertise, banning advertisements that the FCA deems misleading, and introducing a limit of two unsuccessful attempts on the use of continuous payment authority (which provides a creditor the ability to directly debit a customer’s account for payment when authorized by the customer to do so) to pay off a loan. Certain provisions of the CONC took effect on April 1, 2014, and other provisions for high cost short-term credit providers such as us, such as the limits on rollovers, continuous payment authority and advertising, took effect on July 1, 2014. Due to the transfer of the consumer credit regime to the FCA, we have made significant modifications to many of our business practices to address the FCA’s requirements. These modifications include adjustments to our affordability assessment practices and underwriting standards that govern who will qualify for a loan from us, reductions in certain maximum loan amounts, alterations to our advertising practices and adjustments to our collections processes (including our practices relating to continuous payment authority) and debt forbearance processes (or our practices regarding customers who have indicated that they are experiencing financial difficulties), all of which resulted in a significant year-over-year decrease in our U.K. consumer loan volume, U.K. loan balances and U.K. revenue for the second half of 2014 as a result of our adapting our U.K. business practices in response to the requirements of the FCA. The implementation of stricter affordability assessments and underwriting standards resulted in a decrease in the number of consumer loans written, the average consumer loan amount and the total amount of consumer loans written to new and returning customers. Additionally, the changes we made to our collections and debt forbearance practices in the United Kingdom could result in lower collection rates on delinquent loans, and we have experienced and will continue to experience an increase in compliance- and administrative-related costs for our U.K. operations. In addition, the

FCA could require us to make additional changes to our business that could further negatively affect future results for our U.K. operations. The FCA has stated that previous measures taken by it with respect to the payday loan industry will likely force about a quarter of the firms out of the industry in the United Kingdom. We are continuing to assess the impact of the changes we have made to our U.K. operations and additional changes we may elect to implement and what effect such changes may have on our business, but the impact of these changes is likely to be significant for the first half of 2015 and could result in a material adverse effect on our U.K. business and our prospects, results of operations, financial condition and cash flows.

In addition, on December 18, 2013, the United Kingdom passed the Financial Services (Banking Reform) Act, which included an amendment that required the FCA to introduce rules “with a view to securing an appropriate degree of protection for borrowers against excessive charges” on “high-cost short-term” consumer loans by January 2, 2015. On July 15, 2014, the FCA issued a consultation paper that proposed a cap on the total cost of high-cost short-term credit and requested comments on the proposal. The consultation paper proposed a maximum rate of 0.8% of principal per day, and the proposal limits the total fees, interest (including post-default interest) and charges (including late fees which are capped at £15) to an aggregate amount not to exceed 100% of the principal amount loaned. The FCA requested comments on the proposal and issued its final rule on November 11, 2014. The final rule was largely the same as the proposed rule and required us to make changes to all of our high-cost short-term products in the United Kingdom. The final rule became effective on January 2, 2015 as required by the 2013 amendment to the FSMA. As a result of the final rule, we discontinued offering line of credit accounts to new customers in the United Kingdom and effective January 1, 2015, we discontinued draws on existing accounts in the United Kingdom. Once U.K. customers have paid off their outstanding line of credit balance, they may apply for either a short-term or installment loan. We also expect to introduce additional short-term and installment loan products during 2015. We expect revenues from these new and existing products to offset the lost revenue from our discontinued line of credit offerings in the United Kingdom. On February 24, 2015, the FCA issued a consultation paper that, among other things, proposes to require that providers of high-cost short-term credit include a risk warning in all financial promotions and to amend the FCA rules to allow firms to introduce continuous payment authority to collect repayments where a customer is in arrears or default and the lender is exercising forbearance. The FCA has requested comments on the proposals by May 6, 2015.

For recent developments related to the FCA, including serious concerns that have been expressed by the FCA regarding our compliance with U.K. legal and regulatory requirements, such as the requirement that our business be capable of being effectively supervised by the FCA and compliance with FCA rules and principles and our affordability assessment and debt forbearance practices, see “Risk Factors—Risks Related to Our Business and Industry—Our primary regulators in the United Kingdom have expressed and continue to express serious concerns about our compliance with applicable U.K. regulations, which caused us to make significant changes to our U.K. business that have impacted and will continue to negatively impact our operations and results, and this impact has been and will continue to be significant,” “—Due to restructuring of the consumer credit regulatory framework in the United Kingdom, we are required to obtain full authorization from our U.K. regulators to continue providing consumer credit and perform related activities in the United Kingdom, and there is no guarantee that we will receive full authorization to continue offering consumer loans in the United Kingdom.,” “—The United Kingdom has imposed, and continues to impose, increased regulation of the short-term high-cost credit industry with the stated expectation that some firms will exit the market,” “—Competition regulators in the United Kingdom completed a review of our industry and, as a result of the findings, the FCA is likely to require lenders to implement additional changes to their operations, which could have a negative effect on our operations in the United Kingdom.” and “—Many U.K. regulatory matters are subject to increased uncertainty because supervision of the U.K. consumer credit regime has recently been transferred to the FCA, which previously did not hold such authority.” See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Regulatory Developments—Financial Conduct Authority.”

In June 2013, the OFT referred the payday lending industry in the United Kingdom to the Competition Commission, which is now the Competition & Markets Authority, or the CMA, for a market investigation. The CMA has gathered data from industry participants, including us, in connection with its review of the U.K. payday lending industry to determine whether certain features of the payday lending industry prevent, restrict or distort competition (which is also referred to as having an adverse effect on competition) and, if so, what remedial action should be taken.

On June 11, 2014, the CMA released a provisional findings report in which it indicated that it believes that many payday lenders fail to compete on price and indicated that it will look at potential ways to increase price competition. The CMA also announced the expansion of its review of the payday lending industry to include lead generators. The CMA will order online lenders to provide details of their products on at least one price comparison website which is authorized by the FCA. The CMA will also order online and storefront lenders to provide existing customers with a summary of their cost of borrowing. The CMA will publish an order within six months of the date of its report with its requirement regarding the price comparison website and the borrowing summaries. In addition, the CMA recommended that the FCA take steps to improve the disclosure of late fees and other additional charges, help customers compare competing loan products without unduly affecting their ability to access credit, improve real-time data sharing between lenders and credit reference agencies and ensure that lead generators explain how they operate much more clearly to customers. It is expected that the FCA will consult in the summer of 2015 on the measures to be introduced in response to the CMA’s recommendations and will likely publish its standards in late 2015 or early 2016, with the changes becoming effective by the end of 2016. The CMA will work closely with the FCA to implement the recommendations. We do not expect any of the remedies outlined above to have a significant impact on our operations in the United Kingdom.

In the United Kingdom, we are also subject to the requirements of the Data Protection Act 1988, or the DPA, and are required to be fully registered as a data-controller under the DPA. We are also required to be certified under the European Union Safe Harbor provisions, which allow European Union data to be passed to non-European Union countries.

Furthermore, we are subject to the Bribery Act, which prohibits the giving or receiving of a bribe to any person, including but not limited to public officials, and makes failing to prevent bribery by relevant commercial organizations a criminal offense. This offense applies when any person associated with the organization offers or accepts bribes anywhere in the world intending to obtain or retain a business advantage for the organization or in the conduct of business. The Bribery Act is applicable to businesses that operate in the United Kingdom such as us. The Bribery Act is broader in scope than the U.S. FCPA in the United States in that it directly addresses commercial bribery in addition to bribery of government officials and it does not recognize certain exceptions, notably facilitation payments that are permitted by the U.S. FCPA.

In the United Kingdom, we are also subject to specific anti-money laundering and counter terrorist financing requirements that require us to develop and maintain anti-money laundering and counter terrorist financing policies and procedures including reporting suspicious activity to the Serious Organised Crime Agency pursuant to the Proceeds of Crime Act 2002 and the Terrorism Act 2000.

Australia

In Australia, we must comply with the responsible lending guidelines under the National Consumer Credit Protection Act (2010), or the NCCPA, which was amended in 2012. The amendment includes limitations on permissible fees and interest charged on certain consumer loans, including consumer loans made by us. We altered the product we offer in Australia and it is less profitable. For discussion of the adverse impact that the amendment to the NCCPA may have on our operations in Australia, see “Risk Factors—Risks Related to Our Business and Industry—Our business in Australia has become less profitable due to compliance with new regulations there, and if our new product offering is not sustainable, this could require us to exit the Australian market” elsewhere in this prospectus.

Canada

In Canada, regulation of the short-term consumer lending industry is conducted at the provincial level. In general, the regulations require lenders to be licensed, set maximum fees, prohibit rollovers and regulate collection practices.

In international jurisdictions where we operate, our advertising and marketing activities and disclosures are subject to regulation under various consumer protection laws and other applicable laws and regulations.

Legal Proceedings

On March 8, 2013, Flemming Kristensen, on behalf of himself and others similarly situated, filed a purported class action lawsuit in the U.S. District Court of Nevada against us and other unaffiliated lenders and lead providers. The lawsuit alleges that the lead provider defendants sent unauthorized text messages to consumers on behalf of us and the other lender defendants in violation of the Telephone Consumer Protection Act. The complaint seeks class certification, statutory damages, an injunction against “wireless spam activities,” and attorneys’ fees and costs. We filed an answer to the complaint denying all liability. On March 26, 2014, the Court granted class certification. On October 24, 2014, we filed a motion for summary judgment, and the court has not yet ruled on this motion. On January 27, 2015, the plaintiff filed a motion for summary judgment against all of the defendants, and the court has not yet ruled on this motion. Neither the likelihood of an unfavorable ruling nor the ultimate liability, if any, with respect to this matter can be determined at this time, and we are currently unable to estimate a range of reasonably possible losses, as defined by ASC 450-20-20, for this litigation. We believe that the plaintiff’s claims in the complaint are without merit and intend to vigorously defend this lawsuit.

On January 12, 2015, the California Department of Business Oversight (the “Department”) issued an Order (the “Order”) to our subsidiary, CNU of California, LLC (“CNU”), alleging that CNU violated the California Deferred Deposit Transaction Law by stating in its deferred deposit loan contracts and other agreements that CNU would charge customers amounts not allowed under California law, by electronically debiting customer accounts for more than the original agreed upon amount without additional written authorization from customers, by using the wrong legal name in certain agreements and by advertising via its website without disclosing that CNU is licensed by the Department. The Order requires CNU to pay an administrative penalty of $10,000, to forfeit all charges and fees for every deferred deposit transaction made in violation of law, and to desist and refrain from violating those provisions of California law. On February 20, 2015, CNU requested a hearing to challenge the Order. A hearing date has not been set. It is too early in this matter to determine either the likelihood of an unfavorable ruling or the ultimate liability, if any, with respect to this matter, and therefore we are currently unable to estimate a range of reasonably possible losses, as defined by ASC 450-20-20, for this litigation. We believe that the Department’s claims in the Order are without merit and intend to vigorously challenge the Order.

We are also a defendant in certain routine litigation matters encountered in the ordinary course of our business. Certain of these matters may be covered to an extent by insurance. In the opinion of management, the resolution of these matters is not expected to have a material adverse effect on our financial position, results of operations or liquidity.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers

The following table sets forth information regarding the individuals who served as our executive officers as of March 20, 2015.

NAME	POSITION	AGE
David A. Fisher	President & Chief Executive Officer	45
Arad Levertov	Executive Vice President—Chief Operating Officer	37
Kirk Chartier	Senior Vice President—Chief Marketing Officer	51
Alex T. King	Senior Vice President—Operations	42
Robert S. Clifton	Vice President—Chief Financial Officer and Treasurer	51
Joseph DeCosmo	Vice President—Chief Analytics Officer	49
John Higginson	Vice President—Chief Technology Officer	47
Sean Rahilly	Vice President—Chief Compliance Officer	41
Daniel Shteyn	Vice President—Operations	45
Lisa M. Young	Vice President—General Counsel & Secretary	48

There are no family relationships among any of the officers named above. Each officer of Enova holds office from the date of appointment until removal or termination of employment with Enova. Set forth below is additional information regarding the executive officers identified above.

David A. Fisher has served as our President and Chief Executive Officer since March 29, 2013. Mr. Fisher served as our Chief Executive Officer since January 29, 2013 when he joined Enova. Mr. Fisher has also served as our Director since February 11, 2013. Prior to joining the Company, Mr. Fisher was Chief Executive Officer of optionsXpress Holdings, Inc., or optionsXpress, from October 2007 until The Charles Schwab Corporation, or Schwab, acquired the business in September 2011. Following the acquisition, Mr. Fisher served as President of optionsXpress until March 2012. Mr. Fisher also served as the President of optionsXpress from March 2007 to October 2007 and as the Chief Financial Officer of optionsXpress from August 2004 to March 2007. Prior to joining optionsXpress, Mr. Fisher served as Chief Financial Officer of Potbelly Sandwich Works from February 2001 to July 2004, and before that in the roles of Chief Financial Officer and General Counsel for Prism Financial Corporation. In addition, Mr. Fisher has served on the Board of Directors of InnerWorkings, Inc. since November 2011 and has served on the Board of Directors of GrubHub, Inc. since May 2012. Mr. Fisher also served on the Boards of Directors of optionsXpress from October 2007 until September 2011 and CBOE Holdings, Inc. from January 2007 until October 2011. Mr. Fisher received a Bachelor of Science degree in Finance from the University of Illinois and a law degree from Northwestern University School of Law.

Arad Levertov has served as our Executive Vice President—Chief Operating Officer since October 14, 2014, and from January 2014 through October 14, 2014, he served as our Senior Vice President—Operations. Mr. Levertov joined Enova in June 2010 as a U.K. Strategy and Operations Senior Associate and served as our Vice President—Operations from November 2011 until January 2014. From August 2005 to June 2008, Mr. Levertov worked as a production manager at Intel Corporation. From August 2003 to August 2005, Mr. Levertov was a systems developer for Intel Corporation. Prior to that, Mr. Levertov served in the Israel Defense Forces. Mr. Levertov received a Bachelor of Science degree in Industrial Engineering and Management from Ben-Gurion University and a Master of Business Administration from Duke University.

Kirk Chartier has served as our Senior Vice President—Chief Marketing Officer since he joined Enova in April 2013. Prior to joining Enova, Mr. Chartier was the Executive Vice President & Chief Marketing Officer of optionsXpress Holdings from January 2010 until Schwab acquired the business in September 2011. Following the acquisition, Mr. Chartier served as Vice President of Schwab through May 2012. From 2004 to 2010, Mr. Chartier was the Senior Managing Principal and Business Strategy Practice Leader for the Zyman Group, a

marketing and strategy consultancy owned by MDC Partners, where he also served in interim senior marketing executive roles for Fortune 500 companies, including Safeco Insurance. Mr. Chartier has held executive roles at technology companies including as Senior Vice President of Business Services & eCommerce for CommerceQuest, as Vice President of Online Marketing & Strategy for THINK New Ideas and as a Corporate Auditor for the General Electric Company. He started his career as a combat pilot with the U.S. Marine Corps and is a veteran of Desert Storm. Mr. Chartier received a Master in Business Administration from Syracuse University, a Bachelor of Arts in Economics from the College of the Holy Cross, and a Bachelor of Science in Engineering from Worcester Polytechnic Institute.

Alex T. King has served as our Senior Vice President—Operations since September 2011. Mr. King joined Enova (then known as CashNetUSA) in September 2006 as Director of Program/Product Management. Mr. King served as Vice President—Program Management from September 2007 to July 2008 and Vice President—United Kingdom Operations from July 2008 to August 2011, when he became Senior Vice President—Operations. From January 2004 to September 2006, Mr. King was involved in the management of a start-up company and responsible for preparation of the business plan, raising start-up capital and managing operations. Prior to that, Mr. King was a consultant for McKinsey & Company and a Commercial Lending Officer with DBS Bank. Mr. King received a Bachelor of Science degree in Business Administration, with a dual major in finance and economics, from the University of Florida and a Master of Business Administration from The University of Chicago.

Robert S. Clifton has served as our Vice President—Chief Financial Officer and Treasurer since July 2014. Mr. Clifton joined Enova in December 2011 as Vice President—Accounting. From February 2011 until November 2011, Mr. Clifton served as Vice President—Accounting of Ignite Restaurant Group, Inc., operator of Joe’s Crab Shack and Brick House Tavern + Tap restaurant brands. Prior to that, Mr. Clifton served as Senior Vice President—Operations Development—Retail Services Division for Cash America from January 2009 until July 2010. He served as Cash America’s Senior Vice President—Finance—Retail Services Division from October 2007 until January 2009 and as Vice President—Corporate Development and Strategic Activities from September 2005 until October 2007. Mr. Clifton also held multiple positions in Cash America’s accounting department from the time he joined Cash America in December 1991 until September 2005. Mr. Clifton began his career with Coopers & Lybrand and is a certified public accountant. Mr. Clifton received a Bachelor of Business Administration degree in Accounting from Texas Christian University and a Master of Business Administration from Southern Methodist University.

Joseph DeCosmo has served as our Vice President—Chief Analytics Officer since joining Enova in January of 2014. Prior to joining Enova, from October 2012 until January 2014, Mr. DeCosmo served as a Director of West Monroe Partners, a management and technology consulting firm, where he led their Advanced Analytics practice. From September 2011 until October 2012, Mr. DeCosmo was Vice President of Analytics for HAVI Global Solutions located in suburban Chicago. Mr. DeCosmo also served as Executive Vice President of Analytics and Consulting Services for The Allant Group from 2005 to September 2011. Prior to The Allant Group, Mr. DeCosmo founded and led an independent analytics firm called DeCosmo and Associates from 1995 to 2005, when the business was acquired by The Allant Group. Mr. DeCosmo began his career in 1987 at Argonne National Laboratory, spent three years in regulatory and business research at Illinois Bell, and three years at Donnelley Marketing. Mr. DeCosmo is a current board member and President-Elect of the Chicago Chapter of the American Statistical Association, a Past-President of The Chicago Association of Direct Marketing, and a member of the Advisory Board of the University of Illinois at Chicago’s College of Business Administration. Mr. DeCosmo holds a Bachelor of Arts in Economics from Lewis University and a Master of Arts in Economics from The University of Illinois at Chicago.

John J. Higginson has served as our Vice President—Chief Technology Officer since joining Enova in December of 2014. Prior to joining Enova, from December, 2013 until December, 2014, Mr. Higginson served as Chief Technology Officer of Wheels, Inc., an automotive fleet leasing and management company for Fortune 500 companies. From March, 2010 until December, 2013, Mr. Higginson was Executive Vice President—Chief

Technology Officer of FTD Companies, Inc., the leading provider of consumer flower and gift products in the U.S., Canada, the U.K. and Ireland. He also served as FTD Companies, Inc.’s Senior Vice President—Software Development from 2006 to 2009. Mr. Higginson began his career with Applied Systems, Inc., the premier developer of solutions for the independent agent/broker industry in North America, holding various roles form 1990 to 2004, including Executive Vice President—Technology. Mr. Higginson holds a Bachelor of Arts from Northern Illinois University and a Masters of Science in Information Technology and Privacy Law from the John Marshall Law School.

Sean Rahilly has served as our Vice President—Chief Compliance Officer since joining Enova in October 2013. Mr. Rahilly previously served as Assistant General Counsel and Compliance Officer of First American Bank from September 2006 to September 2013. He also served as First American Bank’s Vice President—Community Reinvestment Act and Compliance Officer from January 2006 to September 2006, Vice President—Compliance Manager from November 2003 to January 2006 and Assistant Vice President—Compliance and Community Reinvestment Act from July 2002 to November 2003. Prior to joining First American Bank, Mr. Rahilly served as an attorney with the Law Offices of Victor J. Cacciatore, a project assistant with Schiff Hardin & Waite and in various roles with Pullman Bank and Trust Company. He received a Bachelor of Science in Accountancy from DePaul University College of Commerce and a Juris Doctor from DePaul University College of Law.

Daniel Shteyn has served as our Vice President—Operations since September 2011. Mr. Shteyn joined Enova (then known as CashNetUSA) in October 2009 as Senior Director—Canadian Operations, became responsible for Australian Operations in May 2010 and became Vice President in July 2011. From September 2008 to February 2009, Mr. Shteyn was a partner at Morgan Geare, a boutique Canadian merchant bank. From May 2005 until September 2008, Mr. Shteyn worked as an equity research analyst with Desjardins Securities Inc., a Canadian full-service investment dealer. Prior to that, Mr. Shteyn was an investment banker with TD Securities Inc., the investment banking arm of TD Bank Financial Group. Mr. Shteyn is a member of the Order of Chartered Professional Accountants of Québec, and he received a Bachelor of Commerce, a Graduate Diploma in Public Accountancy and a Master of Business Administration from McGill University in Montréal, Québec, Canada.

Lisa M. Young has served as our Vice President—General Counsel and Secretary since September 2011. Ms. Young joined Enova (then known as CashNetUSA) in June 2009 as General Counsel and became Vice President—General Counsel in August 2011. Ms. Young previously served as Vice President—Assistant General Counsel of JPMorgan Chase following the merger of Bank One and JPMorgan Chase in July 2004, and she served in this position until she joined us in 2009. From May 2003 to June 2004, she served as Senior Counsel with Bank One. Prior to joining Bank One, Ms. Young served as an attorney in the Consumer Financial Services Litigation practice groups of McGuireWoods LLP and Lovells LLP (currently known as Hogan Lovells US LLP) and as a litigation attorney at Goldberg Kohn Ltd. She received a Bachelor of Science degree in Electrical Engineering from the University of Notre Dame and a Juris Doctor from Northwestern University.

Board of Directors

The following table sets forth information with respect to our Board of Directors as of March 20, 2015.

NAME	AGE
Daniel R. Feehan	63
David A. Fisher	45
William M. Goodyear	66
James A. Gray	49
David C. Habiger	45
Gregg A. Kaplan	44
Mark A. Tebbe	53

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications they provide our Board of Directors.

Daniel R. Feehan has been on our Board of Directors since September 13, 2011. Mr. Feehan has served as the Chief Executive Officer and President of Cash America since February 2000. He served as Cash America’s President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of President and Chief Operating Officer of Cash America. Mr. Feehan joined Cash America in 1988, serving as its Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at Cash America, AZZ incorporated and RadioShack Corporation where he has served since 1984, 2000 and 2003, respectively. Mr. Feehan has announced his intent to retire from the role of President and Chief Executive Officer of Cash America at the end of April 2015 and his intent to remain on the Cash America Board of Directors following his retirement. Mr. Feehan received a Bachelor of Business Administration degree in Accounting from Texas A&M University. We believe Mr. Feehan’s qualifications to sit on our board of directors include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of Cash America, his knowledge of the consumer finance industry and its regulatory environment, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.

Mr. Feehan will serve on our Board of Directors for an initial period not to exceed two years from the date of the distribution so that we can rely on his industry experience, leverage his relationships with banking and regulatory groups and to provide a sense of business continuity. Mr. Feehan will be eligible to continue to serve on our Board of Directors after the expiration of this initial two year period if at that time Mr. Feehan is no longer serving as an executive officer of Cash America.

David A. Fisher has served as our Chief Executive Officer since January 29, 2013 when he joined Enova. Mr. Fisher became our Chief Executive Officer and President on March 29, 2013. Mr. Fisher has also served as our Director since February 11, 2013. We believe Mr. Fisher’s qualifications to sit on our board of directors include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of the Company and of optionsXpress, his knowledge of the consumer finance industry and his experience in leading highly-regulated international companies gained through his tenure at the Company and at optionsXpress, his experience and background in finance, legal and compliance matters, and his experience as a director of multiple companies, which has given him a strong understanding of public company corporate governance.

William M. Goodyear has been on our Board of Directors since October 1, 2014. Mr. Goodyear currently serves as a director for Exterran Holdings, Inc., a natural gas compression products and services company, where he has served since April 2013. Mr. Goodyear served as Executive Chairman of the Board and as a director of Navigant Consulting, Inc., a specialized global consulting firm, from 2000 and 1999, respectively, until he retired from each position in April 2014 and May 2014, respectively. Mr. Goodyear served as Chief Executive Officer of Navigant from May 2000 through March 2012. Prior to 1999, Mr. Goodyear served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America’s Global Private Bank. Mr. Goodyear also held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution, and was stationed in London for five years of his tenure to manage Continental Bank’s European and Asian Operations. Mr. Goodyear also served as a director, including as the Vice Chairman of the Board of Directors, of Continental Bank from 1991 through 1994. Mr. Goodyear is a trustee and member of the Executive Committee of the Board of Trustees for the Chicago Museum of Science and Industry and a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he is Chairman and a member of the Executive Committee and Chair of the Finance Committee. Mr. Goodyear received a Master’s degree in Business Administration, with Honors, from the Amos Tuck School of Business at Dartmouth College, and a Bachelor’s

degree in Business Administration, with Honors, from the University of Notre Dame. We believe Mr. Goodyear’s qualifications to sit on our board of directors include, among other things, his experience in the finance industry, including his domestic and international experience and his regulatory knowledge of the industry, his executive leadership experience, and his experience as a director of other publicly-traded companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls.

James A. Gray has been on our Board of Directors since October 1, 2014. Mr. Gray is Chief Executive Officer of G-Bar Limited Partnership, an independent proprietary options and futures trading firm, and he has served in that position since 1996. Mr. Gray has held various positions with G-Bar Limited Partnership since 1987. Mr. Gray was a cofounder and served as the Chairman of the Board of optionsXpress from 2000 through 2012. Mr. Gray holds a Bachelor of Science degree in Finance and Economics from the University of Iowa. We believe Mr. Gray’s qualifications to sit on our board of directors include, among other things, his service as Chairman of the Board of optionsXpress, formerly a publicly-traded company, his entrepreneurial and executive leadership experience in growing businesses, and his knowledge and experience in the technology industry.

David C. Habiger has been on our Board of Directors since October 1, 2014. Mr. Habiger is a senior advisor to Silver Lake Partners and a venture partner at the Pritzker Group, where he has served since January 2013. From June 2011 to July 2012, Mr. Habiger served as Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions that was acquired by Cisco Systems. Mr. Habiger served in various roles at Sonic Solutions, a digital media software company, from 1992 to 2011, most recently as President and Chief Executive Officer from 2005 to 2011. Mr. Habiger also served as a director of Sonic Solutions from October 2010 through March 2011. Mr. Habiger has served as a member of the board of directors of Immersion Corporation, a company that develops, licenses, and markets digital touch technology and products, since September 2014, DTS, Inc., an audio solutions provider, since March 2014, Control4 Corp, a provider of personalized automation and control solutions, since 2012, Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management solutions, since 2012, Textura Corporation, a software company for the commercial construction industry, since 2012, and RealD Inc., a 3D and other visual technologies company, since 2011. Mr. Habiger also serves on the board of directors of several private companies. Mr. Habiger holds a Master’s degree in Business Administration from the University of Chicago and a Bachelor’s degree in Business Administration from St. Norbert College. We believe Mr. Habiger’s qualifications to sit on our board of directors include, among other things, his service as a director on other public company boards, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his executive leadership experience and his experience in and knowledge of the technology industry.

Gregg A. Kaplan has been on our Board of Directors since October 1, 2014. Mr. Kaplan is currently an Advisor at Hyde Park Venture Partners, where he has served since March 2013. Mr. Kaplan served as President and Chief Operating Officer of Coinstar, Inc. from April 2009 through March 2013. Prior to that, Mr. Kaplan served as Chief Executive Officer of Redbox Automated Retail, LLC, or Redbox, from December 2005 to March 2009. Mr. Kaplan served as senior director of strategy for McDonald’s Corporation from 2002 to 2005 and as director of strategy from 2001 to 2002, and he led the Redbox venture while it was part of McDonald’s Corporation. Mr. Kaplan was a partner in Divine interVentures, a venture capital group specializing in business-to-business exchanges and infrastructure software opportunities, from 1999 to 2001, and Mr. Kaplan also served as director of interactive marketing for Streamline.com, a web-based grocery delivery company, from 1996 to 1999. Mr. Kaplan received a Master’s degree in Business Administration from Harvard Business School and a Bachelor’s degree in Philosophy from the University of Michigan. We believe Mr. Kaplan’s qualifications to sit on our board of directors include, among other things, his leadership experience as an executive officer of a publicly traded company, his experience expanding and running a high-growth company and his business acumen and strategic insight.

Mark A. Tebbe has been on our Board of Directors since October 1, 2014. Mr. Tebbe currently serves as an Adjunct Professor of Entrepreneurship at University of Chicago’s Booth School of Business where he has served since 2011. Mr. Tebbe also currently serves as an operating executive for Lake Capital, a private equity firm, where he has served since 2008. Prior to his association with Lake Capital, Mr. Tebbe was the founder and chairman of Techra Networks, a consulting firm that assists companies in better leveraging technology to enhance their business results, where he worked from 2002 to 2008. Mr. Tebbe founded Answers Corporation, a company that owns and operates advertising-supported public websites and was listed on the NASDAQ, in 2005 and served as a director from 1998 until the company was sold to a portfolio company of Summit Partners in 2011. From 1984 to 2002, Mr. Tebbe served as Chairman of Lante Corporation, a technology consulting firm he founded. Mr. Tebbe graduated with a Bachelor of Science degree in Computer Science from the University of Illinois at Urbana/Champaign. Mr. Tebbe has been a consultant to executive management of many leading companies including American Express, Dell and Microsoft as well as non-profit organizations such as National Park Service, United Nations and World Economic Forum. We believe Mr. Tebbe’s qualifications to sit on our board of directors include, among other things, his service as a director on other public company boards, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his extensive entrepreneurial background and his many years of senior management experience in the technology industry.

Director Independence

Our common stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of our Board of Directors within a specified period following the completion of the distribution. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent within a specified period following the completion of the distribution. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our management development and compensation committee, or the Compensation Committee, must also qualify as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code, or Section 162(m).

Our Board of Directors has determined that none of Messrs. Goodyear, Gray, Habiger, Kaplan and Tebbe, representing five (5) of our seven (7) directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. Our Board of Directors also determined that each of Messrs. Goodyear (chair), Gray and Tebbe, who comprise our audit committee, Messrs. Habiger (chair), Kaplan and Tebbe, who comprise our Compensation Committee, and Messrs. Goodyear, Gray (chair), Habiger, Kaplan and Tebbe, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by the rules of the NYSE and applicable SEC rules. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

The Board of Directors is responsible for establishing and maintaining the most effective leadership structure for Enova. To retain flexibility in carrying out this responsibility, our Corporate Governance Guidelines provide that the roles of Chairman of the Board, or the Chairman, and Chief Executive Officer, or CEO, may be separated or combined.

Our Board of Directors has appointed Mr. Fisher as our CEO and Chairman. In addition, our Board of Directors appointed Mr. Gray to serve as the presiding outside director, and Mr. Gray is also the chair of the nominating and corporate governance committee.

The presiding outside director’s responsibilities include:

•	presiding over all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors;

•	communicating to the Chairman feedback from executive sessions as appropriate;

•	serving as liaison between senior management and the Board of Directors;

•	reviewing Board of Directors and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each;

•	calling meetings of the independent directors, if desired;

•	supervising the Board of Director’s determination of the independence of its directors; and

•	such other responsibilities as the independent directors may designate from time to time.

The Board of Directors combined the role of Chairman and CEO, coupled with a presiding outside director. We believe that this is the leadership structure that will best serve our stockholders, in light of our separation from Cash America, by promoting strong and consistent leadership for our company as we transition from being a wholly-owned subsidiary of Cash America to becoming a stand-alone new public company. The combined role enables a single voice setting the tone and having primary responsibility for the management of our company during this important transition period and beyond. As a new public company, our CEO is the person most familiar with our business and is in the best position to effectively identify strategic priorities and opportunities, leading the Board of Directors in the discussion of the execution of our strategy and facilitating the flow of information between the Board of Directors and management.

We believe that the designation of a presiding outside director with substantive responsibilities, a board comprised of a majority of members who are independent directors and our strong corporate governance policies and procedures achieves the appropriate balance for the combined role of Chairman and CEO.

The Board of Directors will regularly review its leadership structure and will take into account the responsibilities of the leadership positions and the directors qualified to hold such positions. In conducting this review, the Board of Directors will consider, among other things: (i) the policies and practices in place that provide independent board oversight; (ii) our performance and the effect a particular leadership structure may have on that performance; (iii) the structure that serves the best interests of our stockholders and (iv) any relevant legislative or regulatory developments.

Risk Management and Oversight

Our full Board of Directors oversees our risk management process. Our Board of Directors oversees a company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the full Board of Directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risks in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks as well as financial and regulatory compliance risks. Our nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Pursuant to our Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board and its committees.

Qualification of Directors

Our Board of Directors consists of individuals with appropriate skills and experiences to meet board governance responsibilities and contribute effectively to our company. Under its charter, the nominating and corporate governance committee seeks to ensure the Board of Directors reflects a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, governmental/regulatory matters, leadership and e-commerce industries, sufficient to provide sound and prudent guidance with respect to our operations and interests. Our Board of Directors seeks to maintain a diverse membership, but does not have a separate policy on diversity.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, the Compensation Committee, and a nominating and corporate governance committee, each of which operates pursuant to a charter that was adopted by our Board of Directors on October 14, 2014. The charters for each committee of our Board of Directors are available on our website at http://ir.enova.com. Information on, or accessible through, our websites is not part of this prospectus. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the requirements of the NYSE and SEC rules and regulations.

Audit Committee

The primary responsibilities of our audit committee are to oversee the accounting and financial reporting processes of our company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The audit committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that is provided to stockholders and others, and the system of internal controls which management and the Board of Directors have established. The audit committee oversees the independent auditors, including their independence and objectivity. In addition, our internal audit and compliance functions report directly to the audit committee. Audit committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Our audit committee consists of Messrs. Goodyear, Gray and Tebbe. Our board of directors has determined that each of Messrs. Goodyear, Gray and Tebbe is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act.

Compensation Committee

The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers in light of those goals and objectives, setting compensation for these officers based on those evaluations and reviewing the succession planning for our executive officers. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our stock compensation plans.

Our Compensation Committee consists of Messrs. Habiger, Kaplan and Tebbe.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee oversees all aspects of our corporate governance functions. The nominating and corporate governance committee is responsible for, among other things, assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors (the first of which will occur in 2016), reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors, overseeing the evaluation of our Board of Directors, overseeing our related party transaction policy, and recommending members for each board committee to our Board of Directors.

Our nominating and corporate governance committee consists of Messrs. Goodyear, Gray, Habiger, Kaplan and Tebbe.

Director Compensation

We provide competitive compensation to our directors who are not employed by us, or non-employee directors, which enables us to attract and retain high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our stockholders. Our directors who are our full-time employees receive no additional compensation or stock awards for service on our board of directors, although we may reimburse them for travel and other expenses. While Mr. Feehan is an employee of Cash America, Mr. Feehan is not an employee of Enova and is compensated as a non-employee director. Messrs. Feehan, Goodyear, Gray, Habiger, Kaplan and Tebbe each received $12,500 for their service on our board of directors for the months of October, November and December of 2014. We pay an annual retainer fee of $50,000 to each non-employee director. We pay an annual retainer fee of $25,000 to the non-employee director chairs of each of the audit committee and Compensation Committee and to the independent director serving as the presiding outside director, and we also pay an annual retainer fee of $10,000 to the non-employee director chair of the nominating and corporate governance committee. These retainers are paid in quarterly installments on the date of each regularly scheduled quarterly board meeting and are payable in cash.

Non-employee directors will each receive an annual grant of restricted stock units. The first grant was made to each non-employee director on December 13, 2014, was valued at $100,000 and will fully vest twelve months from the grant date. The number of restricted stock units granted to our non-employee directors was determined based on the average closing price of our stock during the period starting with the first trading date of our common stock and ending with the closing price on the day before the grant date. Our annual restricted stock unit grants to our non-employee directors will be made on or shortly following the date of each annual meeting of stockholders. The number of restricted stock units for our annual grants will be based upon the fair market value of our common stock on the date immediately preceding the grant date.

The table below sets forth the director compensation in 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Daniel R. Feehan	$12,500	$99,648	—	$112,148
David Fisher	—	—	—	—
William M. Goodyear	12,500	99,648	—	112,148
Chairman of the Audit Committee
James A. Gray	12,500	99,648	—	112,148
Chairman of the Nominating and Corporate Governance Committee and Presiding Outside Director
David C. Habiger	12,500	99,648	—	112,148
Chairman of the Management Development and Compensation Committee
Gregg A. Kaplan	12,500	99,648	—	112,148
Mark A. Tebbe	12,500	99,648	—	112,148

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”), for restricted stock unit awards granted under the Enova LTIP (as defined in “Executive Compensation”).
(2)	On December 13, 2014, we granted 1,726 restricted stock units to each director, except Mr. Fisher. These restricted stock units were valued at $23.04 per share, the closing price of our common stock on the day preceding the grant date. The aggregate market price of each such director’s restricted stock units was approximately $100,000. These awards will vest twelve months from the date of grant. In addition, all unvested restricted stock units granted will automatically vest if we have a change-in-control prior to the termination of the director’s service on our Board of Directors. Each vested restricted stock unit entitles the director to receive one share of our common stock shortly after vesting.

Decision-Making Process to Determine Director Compensation

Director compensation will be reviewed annually by the Compensation Committee with the assistance of such third-party consultants as the Compensation Committee deems advisable, and will be set by action of our Board of Directors.

Executive Compensation

Our executive compensation program is described in “Executive Compensation” included elsewhere in this prospectus.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of us and our stockholders. A copy of this policy is available on our website at http://ir.enova.com. Information on, or accessible through, our websites is not part of this prospectus. These guidelines, which provide a framework for the conduct of the board’s business, provide, among other things, that:

•	directors are responsible for attending board meetings and meetings of committees on which they serve and to review in advance of meetings material distributed for such meetings;

•	the board’s principal responsibility is to oversee and direct our management;

•	at least a majority of the board shall be independent directors;

•	our nominating and corporate governance committee is responsible for nominating members for election to our Board of Directors and will consider candidates submitted by stockholders;

•	our Board of Directors believes that it is important for each director to have a financial stake in us to help align the director’s interests with those of our stockholders;

•	our directors may serve on other public company boards, but our Board of Directors expects that each member be fully committed to devoting adequate time to his or her duties to us;

•	each of our audit committee, Compensation Committee, and nominating and corporate governance committee must consist solely of independent directors;

•	our Compensation Committee must consist solely of “outside directors” as defined for purposes of Section 162(m);

•	new directors participate in an orientation program and all directors are required to periodically attend, at our expense, continuing educational programs to further their understanding of our business and enhance their performance on our board; and

•	our Board of Directors and its committees will sponsor annual self-evaluations to determine whether members of the board are functioning effectively.

Executive officers

Information concerning executive officers is contained in this prospectus under “Directors, Executive Officers and Corporate Governance—Executive Officers.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our CEO, chief financial officer, and those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://ir.enova.com. Information on, or accessible through, our websites is not part of this prospectus. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

During 2013 and the nine-month period ended September 30, 2014, we did not have a compensation committee. However, the Cash America Compensation Committee served that function with respect to our executive compensation. Now that we are a separate stand-alone public company, decisions regarding the compensation of our executive officers are made by our Compensation Committee. Since its formation in October 2014, our Compensation Committee has consisted of Messrs. Habiger, Kaplan and Tebbe. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Our named executive officers for 2014 include the following:

Name	Position
David A. Fisher	President and Chief Executive Officer (Principal Executive Officer)
Robert S. Clifton	Vice President—Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Arad Levertov	Executive Vice President—Chief Operating Officer
Alex T. King	Senior Vice President—Operations
Lisa M. Young	Vice President—General Counsel & Secretary

These individuals are our principal executive officer, our principal accounting/financial officer and our three (3) most highly compensated executive officers (other than our principal executive officer and principal accounting/financial officer). For purposes of the executive compensation discussion in this prospectus, we refer to these individuals collectively as our “named executive officers.”

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Prior to the Spin-off, we operated as the E-Commerce Division of Cash America, or the E-Commerce Division; therefore, the historical compensation of our named executive officers included in this prospectus reflects the design and objectives of the executive compensation programs of Cash America that were ultimately overseen by the Cash America Management Development and Compensation Committee, or the Cash America Compensation Committee. Now that we are a separate stand-alone public company, our Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our executive officers’ total compensation is fair, reasonable and competitive. For more information about our Compensation Committee, its authority and responsibilities, see “Directors, Executive Officers and Corporate Governance” in this prospectus.

This Compensation Discussion and Analysis describes how Cash America’s compensation program (as it impacted our named executive officers) was designed and how it has historically operated with respect to our named executive officers. This Compensation Discussion and Analysis also describes how Enova’s compensation program has been designed and now operates after the Spin-off.

2014 Compensation

Determination of 2014 Compensation Elements.

2014 Compensation for the Executive Officers of Cash America. In 2014, Mr. Fisher, who was Chief Executive Officer—E-Commerce Division, was a named executive officer of Cash America and, therefore, the Cash America Compensation Committee was responsible for determining his compensation during 2014. In determining compensation for each of Cash America’s named executive officers in 2014, the Cash America Compensation Committee considered each element of the executive officers’ compensation and how that element fit into each officer’s compensation package as a whole. The Cash America Compensation Committee designed the 2014 compensation packages for its executive officers (including our chief executive officer) with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing each executive officer’s compensation package, the Cash America Compensation Committee considered how much of the overall compensation package was subject to achieving certain financial targets on both a short-term basis and a long-term basis. The Cash America Compensation Committee utilized both short-term incentive compensation and long-term incentive compensation that is tied to financial performance to link the compensation of Cash America’s named executive officers to shareholder interests so that its executives could receive pay commensurate with financial performance on both a short- and long-term basis. Our Compensation Committee was established on October 14, 2014 in advance of our Spin-off from Cash America and ratified Mr. Fisher’s 2014 compensation package, as previously established by Cash America on January 21, 2014.

2014 Compensation for our Named Executive Officers. The 2014 compensation levels for Messrs. Clifton, King and Levertov and Ms. Young were determined by Cash America’s Chief Executive Officer in consultation with Mr. Fisher and the E-Commerce Division’s People Resources team at the beginning of 2014. In determining 2014 compensation levels, each element of Messrs. Clifton, King and Levertov and Ms. Young’s overall compensation was considered and how that element fits into each officer’s compensation package as a whole. 2014 compensation packages were designed with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. Each executive officer’s overall compensation package was subject to achieving certain financial targets on both a short-term basis and a long-term basis. Both short-term incentive compensation and long-term incentive compensation were utilized to link the compensation of our executive officers to shareholder interests so that executives can receive pay commensurate with financial performance on both a short- and long-term basis.

Compensation Consultant and Peer Group. In late 2012, the Cash America Compensation Committee engaged Mercer, LLC to review and update the Cash America peer group to be used by the Cash America Compensation Committee in determining future compensation for the Cash America named executive officers. The following publicly traded companies were identified as the Cash America peer group for 2014:

• Aaron’s, Inc.	• Global Payments, Inc.

• Aéropostale, Inc.	• Heartland Payment Systems, Inc.

• Ascena Retail Group, Inc.	• Jos A Bank Clothiers, Inc.

• Brown Shoe Company, Inc.	• Pier 1 Imports, Inc.

• Chico’s FAS, Inc.	• Rent-A-Center, Inc.

• DFC Global Corp.	• Stage Stores, Inc.

• DSW, Inc.	• Ulta Salon Cosmetics & Fragrance, Inc.

• Equinix, Inc.	• United Online, Inc.

• EZCORP, Inc.	• World Acceptance Corporation

• First Cash Financial Services, Inc.	• Zale Corporation

Base Salary

Mr. Fisher’s base salary for 2014 was set by the Cash America Compensation Committee at a level the Cash America Compensation Committee believed to be competitive in the market where we compete for talent. In determining the 2014 salary for Messrs. Clifton, King and Levertov and Ms. Young, Cash America’s Chief Executive Officer took into consideration the overall performance of the E-Commerce Division, each officer’s breadth of responsibilities, impact on financial and operational results over the prior year, leadership and accomplishments that affected the performance and achievement of goals throughout the year. Cash America’s Chief Executive Officer also considered a qualitative assessment made by Mr. Fisher of each of these items.

The annual salaries for our named executive officers in 2014, including their percentage increase over their 2013 salaries were as follows:

Name	2014 Annual Salary	2013 Annual Salary	Percentage Difference from 2014 to 2013
Mr. Fisher	$540,800	$525,000	3.0%
Mr. Clifton	239,400	233,500	2.5
Mr. Levertov	325,000	275,000	18.2
Mr. King	360,500	350,000	3.0
Ms. Young	244,100	236,900	3.0

On January 13, 2015, our Compensation Committee approved the following annual base salaries for each of our named executive officers effective as of February 1, 2015; provided that such amounts will be prorated for the period between February 1, 2015 and December 31, 2015: (i) $660,000 (Mr. Fisher); (ii) $290,000 (Mr. Clifton); (iii) $475,000 (Mr. Levertov); (iv) $360,500 (Mr. King); and (v) $290,000 (Ms. Young).

Short-Term Incentive Compensation and Bonuses

Overview. For 2014, the Cash America Compensation Committee approved a short-term incentive, or STI, plan, which is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash awards, or STI awards, primarily based on our annual performance. Our Board approved our assumption of responsibility for payment, if any, from Cash America under such plan for 2014 on October 14, 2014. Our Compensation Committee is responsible for approving the terms and conditions of our STI plans beginning with fiscal 2015.

2014 STI Plan. The 2014 STI plan for Messrs. Fisher, Clifton, King and Levertov and Ms. Young was administered under the terms and conditions of an STI plan for Cash America’s E-Commerce Division Coworkers other than the Division Chief Executive Officer. In addition, the 2014 STI plan contained a “clawback” provision that allowed us to recoup all or some of the payments made to our officers pursuant to the STI plans under certain circumstances when there is a material restatement of our financial results.

The target STI award amounts for 2014 expressed as a percentage of base salary, or Target Awards, for our named executive officers for the 2014 STI plan was as follows:

Name	Target Percentage of Base Salary
Mr. Fisher	75%
Mr. Clifton	35%
Mr. Levertov (1)	47%
Mr. King (2)	33%
Ms. Young	35%

(1)	On October 13, 2014 Mr. Levertov’s Target Award increased from 45% to 55% of his base salary. Using a daily proration based on a 365-day year, this resulted in a blended average of approximately 47%.
(2)	On May 1, 2014 Mr. King’s Target Award decreased from 50% to 25% of his base salary. Using a daily proration based on a 365-day year, this resulted in a blended average of approximately 33%.

Our 2014 STI plan was based on our earnings before interest, income taxes, depreciation and amortization expenses, or EBITDA, adjusted for certain items, which is a non-GAAP financial measure, or STI Adjusted EBITDA, for 2014, or 2014 STI Adjusted EBITDA, and had the following requirements in order for potential STI awards to be earned and paid pursuant to the STI plan:

Earnings Threshold: Potential STI awards began to accrue based on a formula set forth in the STI plan’s terms and conditions once a certain earnings threshold established for the 2014 STI Adjusted EBITDA was exceeded, or the Earnings Threshold.

Earnings Target: If a certain earnings target for the 2014 STI Adjusted EBITDA was achieved, then the named executive officer was eligible to receive a cash payment equal to 100% of his Target Award, or the Earnings Target. If the Earnings Target was exceeded, each named executive officer was eligible to receive a cash payment in excess of his Target Award calculated in accordance with the STI plan’s terms and conditions.

The Earnings Threshold for the 2014 STI plan was $165.6 million, and the Earnings Target for the 2014 STI plan was $198.0 million. Our actual 2014 STI Adjusted EBITDA was $245.4 million, which is comprised of $233.7 million of Adjusted EBITDA (which is included in Note (a) to our Summary Condensed Consolidated Financial Data included elsewhere in this prospectus) increased by a net adjustment in accordance with the 2014 STI plan in the amount of $11.7 million. Thus, the 2014 STI Adjusted EBITDA significantly exceeded the Earnings Target for 2014.

2014 Bonuses

Additional discretionary bonus awards were also considered for each named executive officer to reflect their individual contributions during 2014 that significantly impacted our financial results, and discretionary bonuses were awarded to certain of our named executive officers as set forth below.

Payments under the 2014 STI Plan and Discretionary Bonus Plan.

The 2014 STI payment for Mr. Fisher was based on our 2014 STI Adjusted EBITDA and his individual performance and contributions which our Compensation Committee deemed to be instrumental to our Spin-off from Cash America. The 2014 STI payments for Messrs. Clifton, King and Levertov and Ms. Young were based on a combination of financial results and individual performance, as assessed by our Compensation Committee. A comprehensive individual performance review of all employees including each named executive officer was completed at the end of 2014 and the Target Awards were adjusted by an individual performance factor.

The 2014 STI payments and Discretionary Bonus Plan payments for 2014, if any, were as follows:

Name	2014 STI Plan Payment	Enova Discretionary Bonus Plan Payment	Total
David A. Fisher	$809,122	$134,854	$943,976
Robert S. Clifton	$191,000	$—	$191,000
Arad Levertov	$352,000	$—	$352,000
Alex T. King	$191,000	$—	$191,000
Lisa M. Young	$219,000	$—	$219,000

Mr. Fisher received a cash discretionary bonus of $134,854 in 2015 for exceptional performance in 2014. All STI award and bonus payments were paid in 2015 and were based on our 2014 performance and related considerations, as determined by the Compensation Committee. The STI award and discretionary bonus payments are reflected in the 2014 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column, respectively and as applicable.

Other Bonus Payments to Messrs. King and Levertov.

During 2014, Messrs. King and Levertov received bonus payments in the amounts of $100,000 and $300,000, respectively, for exceptional performance in 2014. Mr. King received two separate bonuses, and Mr. Levertov’s bonus was a one-time bonus, all of which were paid in cash. In addition, Mr. King vested in the second portion of his bonus payable under the Retention Bonus Agreement on December 31, 2014, and he received a payment of $233,333 in December 2014. See “—Compensation Prior to 2014—Retention Bonus Agreement with Mr. King” for additional information.

Long-Term Incentive Compensation

Cash America Performance Units—2014.

In order to ensure that our employees have long-term incentive compensation tied to our performance (as the E-Commerce Division of Cash America prior to the Spin-off), the Cash America Compensation Committee has, for our officers and certain of our employees, historically utilized grants of cash-based performance units, or Performance Units, under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended, or the Cash America LTIP, the vesting and payment of which were tied solely to our performance. Grants of Performance Units to our named executive officers were typically approved by the Cash America Compensation Committee at the beginning of each year.

In January 2014, the Cash America Compensation Committee approved a grant of Cash America Performance Units to Messrs. Fisher, Clifton, King and Levertov and Ms. Young. The material terms of the Performance Unit grant are as follows:

•	Subject to continued employment with Cash America or an affiliate (including Enova) and the achievement of a certain compound annual growth rate, or CAGR, in the EBITDA of Enova, adjusted for certain items, or LTI Adjusted EBITDA, or the EBITDA Growth Requirement, on each of the vesting dates, the Performance Units were scheduled to vest as follows: 12.5% of the award on January 1, 2015, 37.5% of the award on January 1, 2016 and 50% of the award on January 1, 2017.

•	If the EBITDA Growth Requirement was not met on each vesting date, the Performance Units scheduled to vest on that date are forfeited.

•	The Performance Unit award agreement provided that the portion of the Performance Units that were scheduled to vest in 2015, 2016 and 2017 were to be valued based on the increase in LTI Adjusted EBITDA for 2014, 2015 and 2016, respectively compared with LTI Adjusted EBITDA for 2013.

•	Payments for all Performance Units that vested were to be made within a reasonable period of time each year following the Cash America Compensation Committee’s certification that the vesting requirements were met.

•	In addition, the grant was subject to a “clawback” provision that allows Cash America to recoup all or some of the payments made pursuant to the award under certain circumstances if there is a material restatement of its financial results.

The following table shows the number and the targeted value (in dollars and as a percentage of base salary) of Performance Units granted to each of our named executive officers in January 2014, which the Cash America Compensation Committee determined in consultation with Cash America’s chief executive officer for Mr. Fisher and with Mr. Fisher and Cash America’s chief executive officer for each of our other named executive officers:

Name	Number of Performance Units Granted (#)	Targeted Value of the Performance Unit Grant (1)	Targeted Value as a Percentage of Base Salary (1)
Mr. Fisher	12,225	$811,200	150%
Mr. Clifton	3,247	$215,460	90%
Mr. Levertov	7,347	$487,500	150%
Mr. King	6,791	$450,625	125%
Ms. Young	3,311	$219,690	90%

(1)	Assumes target performance. The maximum amount that may be paid under these Performance Unit grants is 300% of the target amount.

On November 13, 2014, the vesting of certain of the outstanding Performance Units was accelerated as a result of Cash America’s distribution to its shareholders of Enova’s common stock. The payments made under the 2014 Performance Units that vested on November 13, 2014 are included in the Non-Equity Incentive Compensation column of the 2014 Summary Compensation Table. No additional grants were made under Cash America’s LTIP to any of our named executive officers.

Restricted Stock Units and Stock Options.

On October 16, 2014, our Compensation Committee approved long-term incentive awards made under the Enova International, Inc. 2014 Long-Term Incentive Plan (the “Enova LTIP”) to our executive officers and certain other employees upon the Spin-off. The awards granted in connection with the Spin-off included (a) restricted stock units and (b) a grant of options to purchase Company stock. These awards were granted on December 13, 2014 and will vest over a period of four years and three years, respectively.

The stock options were granted in tandem with a limited stock appreciation right (“SAR”). Accordingly, the exercise of one results in the expiration of the other. The SAR may be exercised only during the period beginning on the first day following the date that a Change in Control of Enova occurs (as defined in the “—Potential Payments upon Termination or Change-in-Control—Payments made Upon a Change-in-Control—Change-in-Control Definitions”) and ending on the thirtieth (30th) day following such date. Upon exercise, the grantee shall be able to receive an amount equal to the product computed by multiplying (i) the excess of the “Offer Value Per Share” over the exercise price of the underlying option by (ii) the number of shares with respect to which the SAR is being exercised; provided, that such amount shall only be payable in the event an “Offer” is made. The “Offer Value Per Share” means the average selling price of Enova’s common stock during the period of 30 days ending on the date on which the SAR is exercised. “Offer” means any tender offer or exchange offer for outstanding shares of Enova representing at least 30% of the total voting power of the stock of Enova, or an offer to purchase assets from Enova that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Enova, other than an offer made by Enova.

The following table shows the number and the grant date fair market value (in dollars and as a percentage of base salary) of restricted stock units and stock options granted to each of our named executive officers in December 2014:

Name	Number of Restricted Stock Units Granted (#)	Number of Stock Options Granted (#)	Grant Date Fair Value of the Grant	Grant Date Fair Value as a Percentage of Base Salary
Mr. Fisher	146,668		$3,379,231	627%
		350,000	2,838,500	527%
Mr. Clifton	23,780		547,891	230%
		67,793	549,801	230%
Mr. Levertov	69,318		1,597,087	500%
		197,613	1,602,641	502%
Mr. King	43,342		998,600	289%
		123,560	1,002,072	290%
Ms. Young	26,054		600,284	247%
		74,276	602,378	248%

On March 19, 2015, our Compensation Committee also approved an additional grant of 68,122 options to purchase Enova to Mr. Fisher under the Enova LTIP. These awards were granted on March 19, 2015 and will vest on the same schedule as the stock option awards granted to Mr. Fisher on December 13, 2014.

Retirement and Other Benefits

On July 1, 2012, we established and now sponsor i) the Enova International, Inc. 401(k) Savings Plan, or the Enova 401(k) Savings Plan, ii) the Enova International, Inc. Nonqualified Savings Plan, or Enova NQSP, and iii) the Enova International, Inc. Supplemental Executive Retirement Plan, or Enova SERP, in which our named executive officers and other eligible employees may participate.

Enova 401(k) and Enova NQSP.

Substantially all of our employees and those of our U.S. subsidiaries are eligible to participate in the Enova 401(k). Certain of our highly-compensated employees, including our named executive officers, are also eligible to participate in the Enova NQSP.

In 2014, 50% of the first 5% of pay that each employee contributed to the Enova 401(k) was matched by us. All employee contributions are fully vested upon contribution. Our matching contributions vest ratably over an employee’s first five years of service with us or Cash America and also become fully vested if an employee dies, becomes disabled or reaches age 59 1/2 during employment. Employees may select from among several mutual funds when investing their 401(k) account funds. In 2015, 100% of the first 1% of pay and 50% of the next 5% of pay that each employee contributes to the Enova 401(k) will be matched by us. All employee contributions are fully vested upon contribution. Our matching contributions subsequent to January 1, 2015 will fully vest after an employee’s second year of service with us and also become fully vested if an employee dies, becomes disabled or reaches age 59 1/2 during employment. Employees may select from among several mutual funds when investing their 401(k) account funds.

The Enova NQSP is a nonqualified retirement savings plan into which participants may contribute portions of their salary in excess of the 401(k) contribution limits. Enova NQSP participants can also defer up to 80% of their STI awards and annual bonuses into the Enova NQSP. If a participant’s pay exceeds the IRS limit on amounts that can be taken into account for contributions to the Enova 401(k), we match 50% of the first 5% of compensation deferred to the Enova NQSP in excess of the 401(k) compensation limit; however, if a participant participates in both the Enova 401(k) and the Enova NQSP, the combined match to both plans will be limited to 50% of the first 5% of the participant’s pay. In 2014, our matching contributions in the Enova NQSP vested under the same vesting schedule that applies to the Enova 401(k) plan. This plan generally offers the same investment options as the Enova 401(k). In 2015, all of the Enova NQSP terms and conditions will remain as they were in 2014 except that our matching contributions in the Enova NQSP will vest immediately and all previously unvested contributions became immediately vested on January 1, 2015.

We generally distribute each participant’s Enova NQSP account in a lump sum shortly after the participant’s separation from service with us and all of our affiliates. Alternatively, a participant can elect to receive his or her Enova NQSP account at a later date or receive payments in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not receive any portion of his or her Enova NQSP account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. We may pay Enova NQSP distributions from a Rabbi trust associated with the Enova NQSP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova NQSP benefits he or she is owed.

Supplemental Executive Retirement Plan.

We provide supplemental executive retirement plan benefits to our officers and certain other eligible employees as a supplement to their retirement benefits under the Enova SERP. After the end of each plan year, we make discretionary supplemental contributions that are credited to the Enova SERP account of each named executive officer who was employed by us on the last day of the plan year. The rate of return of a participant’s Enova SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. Enova SERP participants’ deemed investment options are generally the same as the investment options available under the Enova 401(k). Participants vest in their Enova SERP accounts over their first five years of service with us or Cash America and are fully vested in their Enova SERP accounts and new contributions to those accounts after that five year period.

We generally distribute each participant’s Enova SERP account as a lump sum soon after the participant’s separation from service with us and all of our affiliates. An Enova SERP participant may, however, elect to defer receipt of the Enova SERP account for at least an additional five years beyond his or her separation from service and may also elect to receive the Enova SERP account in up to ten annual installments. Most officers cannot receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Enova SERP account during employment, except in the case of a severe financial hardship. We may pay Enova SERP benefits from a Rabbi trust associated with the Enova SERP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova SERP benefits he or she is owed.

Prior to the Spin-off, the Cash America Compensation Committee annually determined the amount of the supplemental contribution to be made for each participant for the plan year. Our Compensation Committee now administers the Enova SERP and annually determines the supplemental contributions for each of our named executive officers. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s compensation. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) the participant’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the Enova SERP, and are credited to the participant’s Enova SERP account before March 15 of the following year. For 2014, the supplemental contributions for each of our named executive officers, reflected as a percentage of the combined base salary paid during the year and the target STI award for the 2014 year, are listed below.

Name	SERP Contribution
Mr. Fisher	10.5%
Mr. Clifton	4.5
Mr. Levertov (1)	7.5
Mr. King	7.5
Ms. Young	4.5

(1)	Mr. Levertov’s 2014 Enova SERP contribution reflects three pay periods at a 4.5% contribution rate, 18 pay periods at a 7.5% contribution rate and five pay periods at a 9% contribution rate. Using a pay period proration based on 26 pay periods annually resulted in a blended average of approximately 7.5%.

For each of the Enova 401(k), the Enova NQSP and the Enova SERP, Mr. Fisher was vested in 20% of our contributions at the end of 2014 because he joined Enova in January 2013. Messrs. Clifton, King and Levertov and Ms. Young had more than five years of service, including service with Cash America, and were fully vested at the end of 2014.

Perquisites and Other Personal Benefits

Enova provides perquisites and other personal benefits to its officers that it believes are reasonable and consistent with its overall compensation program. A description of these perquisites and personal benefits, including the attributed costs, for our named executive officers for the year ended December 31, 2014 are included in the “All Other Compensation” column of the 2014 Summary Compensation Table and described in the notes to that table.

Compensation Prior to 2014

Letter Agreement with Mr. Fisher.

In connection with Mr. Fisher’s appointment as Chief Executive Officer—E-Commerce Division, Cash America entered into a letter agreement with Mr. Fisher, or the Fisher Letter Agreement, when he joined Enova on January 29, 2013. The Fisher Letter Agreement set forth Mr. Fisher’s employment and compensation package and was not an employment agreement. Mr. Fisher’s 2013 compensation package was established in accordance with the Fisher Letter Agreement. In connection with the Spin-off, Mr. Fisher’s Letter Agreement was terminated, as he is no longer an executive officer of Cash America.

Retention Bonus Agreement with Mr. King.

On December 30, 2013, we entered into a retention bonus agreement, or the Retention Bonus Agreement, with Mr. King. The Retention Bonus Agreement provides Mr. King with the opportunity to receive retention bonuses over a three-year period in the aggregate amount of $700,000. The retention bonuses vest and become payable as follows: $233,334 on December 31, 2013; $233,333 on December 31, 2014 and $233,333 on December 31, 2015. Each portion of the retention bonuses will vest if Mr. King remains employed through the applicable vesting date or if he (i) is involuntarily terminated without cause, (ii) voluntarily terminates his employment for good reason, (iii) dies or (iv) becomes disabled prior to the applicable vesting date. As of December 31, 2014, $466,667 had been paid to Mr. King under the Retention Bonus Agreement and $233,333 remains unvested under such agreement.

Long-Term Incentive Compensation

Cash America Performance Units—2013.

In March 2013, the Cash America Compensation Committee approved a grant of Performance Units to Messrs. Fisher, Clifton, King and Levertov and Ms. Young. The material terms of the 2013 Performance Unit grants were materially consistent with those of the 2014 Performance Unit grants, as described above under “—Long-Term Incentive Compensation—Cash America Performance Units—2014.”

The following table shows the number and the targeted value (in dollars and as a percentage of base salary) of Performance Units granted to each of our named executive officers in March 2013, which the Cash America Compensation Committee determined in consultation with Cash America’s chief executive officer for Mr. Fisher and with Mr. Fisher and Cash America’s chief executive officer for each of our other named executive officers:

Name	Number of Performance Units Granted (#)	Targeted Value of the Performance Unit Grant (1)	Targeted Value as a Percentage of Base Salary (1)
Mr. Fisher	13,668	$787,500	150%
Mr. Clifton	3,445	$198,475	85%
Mr. Levertov	7,159	$412,500	150%
Mr. King	10,631	$612,500	175%
Ms. Young	3,495	$201,365	85%

(1)	Assumes target performance. The maximum amount that may be paid under these Performance Unit grants is 300% of the target amount.

The payments made under the 2013 Performance Units that vested on January 1, 2014 are included in the Non-Equity Incentive Compensation column of the 2014 Summary Compensation Table for 2013, and the payments made under the 2013 Performance Units that vested on an accelerated basis as a result of the Spin-off are described above under “—Long-Term Incentive Compensation—Cash America Performance Units—2014.” See “Certain Relationships and Related Transactions” elsewhere in this prospectus for additional information regarding treatment of all unvested Performance Units at the time of the Spin-off.

Our Compensation Philosophy and Objectives

Now that we are a separate stand-alone public company, our Compensation Committee determines the design of our executive compensation program. Our Compensation Committee is implementing the executive compensation policy described below.

Executive Compensation Practices after the Spin-off

General

We believe compensation provided to our executives should be performance-based, competitive in the markets and industries in which we compete for talent, closely linked to our stockholders’ interests and reflect each executive’s contribution in enhancing our stockholders’ investment in us.

Primary Objectives

The primary objectives of our executive compensation program are as follows:

•	Support Enova’s core values;

•	Attract, motivate and retain the best executive talent;

•	Encourage and reward high performance and results, while aligning executive short- and long-term interests with those of our stockholders;

•	Reinforce our strategy to innovate, execute and diversify our business; and

•	Support the appropriate amount of risk to be taken by our executives to achieve sustained long-term growth while discouraging short-term high risk activities.

Competitive Reference Points

Competitive market reference points with which we compare ourselves will be selected by our Compensation Committee from time to time.

We utilize a peer group of publicly-traded companies in a broad range of industries to capture the uniqueness of our business, customers, industry, technology and regulatory environment. Specifically, our Compensation Committee believes these companies, as set forth under “—Compensation Consultant” below, to be of a similar size in high-tech, internet retail, online-focused consumer finance, and other companies who operate in highly regulated industries.

Our Compensation Committee reviews the information provided by our compensation consultant about our peer group as competitive reference points and only refers to the information provided as a general reference.

These reference points will be used to assess the competiveness of our pay programs relative to the following criteria:

•	Establish competitive base salary ranges. In general, this will be between the 50th percentile and 75th percentile of our competitive group but in some instances may be outside this range for excellent results, or in the case of new hires, if exceptional results are expected;

•	Target competitive short-term incentives at the 50th percentile of our competitive group and paid at or above the 75th percentile for excellent results; and

•	Target competitive long-term incentives for executives at the 50th percentile of our competitive group and paid at or above the 75th percentile for excellent results.

Principal Elements of Executive Compensation

When making decisions on executive compensation, our Compensation Committee reviews the overall compensation we deliver, considers the competitive market for executive talent and reviews the compensation levels and components available for companies with whom we compete for talent or business. In general, the proportion of an executive’s compensation at risk will increase with seniority, scope and responsibility while total rewards will increase with the achievement of exceptional results.

Elements of executive compensation include:

•	Base salary;

•	A performance-based annual incentive award, intended to increase stockholder value and our success by motivating executives to perform at their best and meet and exceed objectives.

•	The goal of the annual incentive award is to provide executives with motivating incentives based on the achievement of goals relating to Enova or Enova’s individual business units,

•	Clear and objective financial and non-financial performance goals as well as strategic qualitative initiatives are established to provide an opportunity for increased rewards for exceptional results, and

•	At the Compensation Committee’s direction, amounts paid under the plan may qualify as performance-based compensation under Code Section 162(m) in certain circumstances but may also include awards that do not qualify as deductible compensation;

•	Long-term incentive compensation awards are time-based. The purpose of our long-term incentives is to promote Enova’s long-term business strategy and the interests of our stockholders by:

•	providing a line of sight to the long-term strategic goals of Enova,

•	attracting and retaining executive talent,

•	enabling executives to participate in our long-term growth and develop a sense of ownership by acquiring a proprietary interest in Enova, and

•	providing long-term incentives with aggressive upside earnings opportunity for exceptional performance;

•	Retirement benefits, including a 401(k) plan, a nonqualified savings plan, a supplemental executive retirement plan, and a severance pay plan for executives;

•	Health and other benefits also available to employees generally; and

•	Certain additional benefits available to executives that may include:

•	Employment contracts, retention agreements and other similar benefits, which are not expected to be utilized frequently but may be used selectively and only if and when appropriate, and

•	A supplemental medical expense reimbursement plan, when available, may be made available to our executives and other senior management personnel.

In addition to our Compensation Committee, from time to time our Board may also review and approve our executive compensation philosophy or elements thereof and other matters related thereto when necessary or appropriate.

Compensation Committee’s Role in Establishing Executive Compensation

Our Compensation Committee approves, or recommends to the independent members of our Board for approval, all compensation decisions, including grants of short- and long-term incentive awards, including cash- and equity-based awards, for our executives including our named executive officers. Key functions of our Compensation Committee are to ensure:

•	Executives are fairly compensated based upon results and contributions to our growth and profitability;

•	Executives are incentivized to achieve exceptional performance and rewarded for outstanding results;

•	Executive compensation decisions support our compensation philosophy and our strategic and risk objectives, as well as stockholder interests;

•	Oversight of our executives’ compliance with our stock ownership guidelines; and

•	Assessment of the risks associated with our executive compensation programs.

Management’s Role in Establishing Compensation

Our Chief Executive Officer is the primary management contact with our Compensation Committee. Our Chief Executive Officer recommends to the Compensation Committee changes in compensation for other executives, including our other named executives, based on an assessment of each individual’s responsibilities and contributions to our results and the individual’s potential for future contributions to our success. Neither the Chief Executive Officer nor any other executive officers are involved in recommendations for changes in the Chief Executive Officer’s compensation.

Compensation Consultant

Our Compensation Committee has approved the selection of Towers Watson as our independent compensation consultant and has assumed, on behalf of Enova, their engagement from Cash America. This compensation consultant developed a group of peer companies, as set forth below, determined to be of similar size and scope to us and provided appropriate comparisons for establishing competitive compensation levels. In addition, the compensation consultant referred to compensation practices and levels implemented at companies that were recently spun off from parent companies or that recently completed an initial public offering. The compensation consultant recommended a range of base salary levels, a percentage of salary to which short-term incentive compensation should be targeted, and target long-term incentive values for each of our executives, including our named executive officers. When determining compensation in 2015 following the Spin-off, our Compensation Committee considered the review performed by the compensation consultant when it made its decisions.

As discussed under “—Compensation Actions Taken in Connection with the Spin-off—Enova LTIP Grants,” our Compensation Committee approved grants under the Enova LTIP in anticipation of the Spin-off. In connection with these long-term incentive awards, Towers Watson reviewed long-term incentive program information from the peer companies set forth below and made recommendations as to the types of awards and the amount of awards that should be granted. The following peer companies were reviewed:

• Advent Software, Inc.	• Overstock.com, Inc.

• CBOE Holdings, Inc.	• Santander Consumer USA Holdings Inc.

• CoreLogic, Inc.	• Shutterfly, Inc.

• DFC Global Corp.	• Springleaf Holdings, LLC

• E*TRADE Financial Corporation	• SS&C Technologies Holdings, Inc.

• Fair Isaac Corporation	• TripAdvisor Inc.

• Green Dot Corporation	• Vistaprint N.V.

• Interactive Brokers Group, Inc.	• World Acceptance Corp.

• Investment Technology Group Inc.	• zulily, inc.

• Orbitz Worldwide, Inc.

Our Compensation Committee reviewed the information and recommendations provided by Towers Watson when it approved the assumption of the long-term incentive awards for our named executive officers for 2014. While our Compensation Committee considered the long-term incentive programs of these peer companies as competitive reference points for these awards, the Compensation Committee did not use the comparison information to establish the long-term incentive awards within a certain percentile of these peer companies and did not engage in strict benchmarking. Rather, the Compensation Committee referred to the information and recommendations provided by Towers Watson as a general reference.

Deductibility of Executive Compensation

Our Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. This limitation does not apply to certain performance-based pay. Our Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our executive officers, including our named executive officers, and when from time to time qualitative strategic initiatives are agreed upon to supplement objective performance goals.

Equity Ownership

Our Compensation Committee has established stock ownership guidelines that require ownership of our stock that is five times base salary for our chief executive officer, three times base salary for our other executive officers and two times the annual retainer for directors, subject to certain achievement timelines. Our executive officers and directors currently comply with the applicable stock ownership guidelines.

Plans We Have Adopted

Short-Term Incentive Compensation Plan

In January 2014, the Cash America Compensation Committee approved cash-based STI plans for (i) our Chief Executive Officer and (ii) certain of our other employees, including our executive officers, that were based on our 2014 performance.

We have adopted STI plans that will be used as the foundation for establishing the terms and conditions of annual STI award programs for plan years following 2014, or the Post-2014 STI Plans. The Post-2014 STI Plans are intended to increase stockholder value and our success by motivating certain of our employees, including our executives, (a) to perform to the best of their abilities, and (b) to achieve our objectives. These plans are intended to provide executives, including our named executive officers, and certain other employees with the opportunity to earn STI based on the achievement of goals relating to the performance of us and our individual business units and relating to individual performance.

Our Compensation Committee is responsible for approving the terms and conditions of our STI plans beginning with fiscal 2015. They have approved the target STI award amounts for 2015 expressed as a percentage of base salary for our named executive officers for the 2015 STI plan as follows:

Name	Target Percentage of Base Salary
Mr. Fisher	100%
Mr. Clifton	45%
Mr. Levertov	75%
Mr. King	50%
Ms. Young	45%

Discretionary Bonus Plan

We also have adopted a Discretionary Bonus Plan. The Discretionary Bonus Plan is intended to increase stockholder value and our success by providing our officers and other employees with discretionary bonus awards based on exceptional individual achievement or exceptional performance by us or our individual business units.

Mr. Fisher received a cash discretionary bonus of $134,854 in 2015 for exceptional performance in 2014. We expect that any similar bonuses that we may pay in the future will be made under our Discretionary Bonus Plan.

Senior Executive Bonus Plan

Prior to the Spin-off, we adopted, and our sole stockholder, Cash America, approved, a Senior Executive Bonus Plan that became effective on January 1, 2015, which allows us to make annual cash-based incentive payments, or STI awards, that could potentially qualify as performance-based compensation under Code Section 162(m). Code Section 162(m) generally places a $1 million annual limit on the income tax deductibility of compensation paid to a company’s chief executive officer and each of the four most highly compensated executive officers other than the chief executive officer. This limit does not apply to compensation defined in Code Section 162(m) as “performance-based compensation.” Payments made under the Senior Executive Bonus Plan after our first meeting of stockholders held more than 12 months after the Spin-off will not qualify as performance-based compensation under Code Section 162(m) if the Senior Executive Bonus Plan is not approved by our public stockholders before the date the terms and conditions of such payments are established unless the payments are contingent upon such stockholder approval.

The summary of the Senior Executive Bonus Plan set forth below is qualified in its entirety by the full text of the Senior Executive Bonus Plan, which has been incorporated by reference to this prospectus.

Purpose

The Senior Executive Bonus Plan is intended to increase stockholder value and our success by linking a portion of the key executives’ compensation to our financial performance, providing rewards for improving financial performance and motivating our key executives to perform to the best of their abilities to achieve our objectives.

Administration of the Plan and Eligible Employees

All of our executive officers, or ten people, are eligible to participate in our Senior Executive Bonus Plan. The Compensation Committee administers the Senior Executive Bonus Plan and determines which officers participate in the Senior Executive Bonus Plan. In selecting participants in the plan each year, the Compensation Committee chooses those officers who are likely to have a significant impact on our performance.

Target Awards and Performance Goals

Under the Senior Executive Bonus Plan, the Compensation Committee may annually establish: (i) a target award for each participant, (ii) the performance goals that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula to determine the actual amount of the award, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals. Each participant’s target award will be expressed as a percentage of his or her base salary.

Under the Senior Executive Bonus Plan, the Compensation Committee may use various financial, non-financial and other strategic initiatives as performance measures in setting performance goals set forth in the plan for awards to be made under the plan for any year. The Compensation Committee has the discretion to select from among these measures when setting performance goals for a particular year. The Compensation Committee may choose performance goals that apply to either Enova or a division or department thereof, as deemed appropriate in light of the participant’s responsibilities.

Determination and Payment of Actual Awards

After the end of each year, the Compensation Committee must certify the extent to which the pre-established performance goals set by the Compensation Committee applicable to each participant were met. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance Compensation Committee certifies. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant. No participant’s actual award under the Senior Executive Bonus Plan may exceed $3.0 million for any year.

The Senior Executive Bonus Plan requires that the participant be continuously employed by us, and if a participant terminates employment with us before a certain date set by the Compensation Committee each year when they set the terms of the plan for that year, which date may be no earlier than December 31 of that plan year and no later than March 15 of the calendar year following the plan year, he or she generally will not be entitled to receive an award for that plan year. The Compensation Committee has the discretion, however, to waive the requirement that the participant be employed by us on the date set by the Committee and to pay a terminated participant all or part of the award actually earned for the year of termination. Awards will be payable in cash or its equivalent after the end of the year during which the award was earned, subject to the Compensation Committee’s discretion to reduce or eliminate the award. The Compensation Committee may, however, establish programs, procedures and payment mechanisms to permit selected participants to defer receipt of their actual awards. If a participant dies after earning an award for a particular year, but before the award is actually paid, the award will be paid to his or her estate.

Amendment and Termination

The Board of Directors or our Compensation Committee may amend or terminate the Senior Executive Bonus Plan at any time and for any reason, but in accordance with Section 162(m) of the Internal Revenue Code, certain material amendments to the Senior Executive Bonus Plan will be subject to stockholder approval. We expect to submit the Senior Executive Bonus Plan to stockholders from time to time as may be deemed necessary to comply with Code Section 162(m) requirements.

Clawback

In addition, the Senior Executive Bonus Plan also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our officers in certain circumstances in the event that there is a material restatement of our financial results.

Material Federal Income Taxes

The following is a brief description of the federal income tax consequences generally arising with respect to annual incentive awards paid under the Senior Executive Bonus Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to us. The provisions of Code Section 162(m) and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Code Section 162(m) generally places a $1 million annual limit on the deductibility for federal income tax purposes of compensation paid to a company’s chief executive officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. This limit does not apply to compensation defined in Code Section 162(m) as “performance-based compensation.” The Senior Executive Bonus Plan provides a means for us to pay “performance-based” annual incentives to certain of our officers while preserving our tax deduction with respect to the payment of such incentives.

Under present federal income tax law, a participant will generally realize ordinary income upon receipt of incentive payments under the Senior Executive Bonus Plan. We will generally receive a tax deduction for such amounts, provided that the participant’s total compensation is below the limit established by Code Section 162(m) or the Senior Executive Bonus Plan award satisfies the requirements of the “performance-based” exception of Code Section 162(m).

Long-Term Incentive Plan

Prior to the Spin-off, we adopted, and our sole stockholder, Cash America, approved, the Enova LTIP that is administered by our Compensation Committee.

Purpose

The purpose of the Enova LTIP is to promote the interests of Enova and its stockholders by giving us a competitive advantage in attracting, retaining and motivating employees, officers, consultants and directors capable of assuring our future success, to offer such persons incentives that are directly linked to the profitability of our business and increases in stockholder value, and to afford such persons an opportunity to acquire a proprietary interest in Enova.

Administration of the Enova LTIP

The Enova LTIP is administered by the Compensation Committee or other subcommittee of our Board of Directors designated by the Board of Directors or the Compensation Committee to administer the plan. For awards that are intended to be qualified performance-based awards under Code Section 162(m), such awards will be approved and administered by a committee or subcommittee of “outside directors” within the meeting of Code Section 162(m). For awards that are intended to be qualified under Rule 16b-3 promulgated by the SEC under the Exchange Act, or Rule 16b-3, such awards will be approved and administered by a committee or subcommittee of non-employee directors within the meaning of Rule 16b-3.

Except to the extent prohibited by applicable laws, the Compensation Committee may delegate all or any part of its duties and powers under the Enova LTIP to one or more persons, including directors, a committee of directors or to an officer under Rule 16a-1 of the Exchange Act, or Section 16 Officer, subject to such terms, conditions and limitations as the Compensation Committee may establish in its sole discretion. However, the Compensation Committee may not delegate its powers and duties under the Enova LTIP (i) with regard to directors or Section 16 Officers or (ii) in a manner that would cause an award designated as a Qualified Performance-Based Award (discussed below) not to qualify for, or to cease to qualify for, the Code Section 162(m) exemption.

Eligibility

The Compensation Committee selects grantees from among the employees, officers, directors and consultants of our Company and our affiliates (such as our subsidiaries). As of December 31, 2014, we had 1,151 employees. As of December 31, 2014, we had seven directors. In determining the eligible individuals to be granted awards, the Compensation Committee selects those who, in its opinion, have the capacity for contributing in a substantial measure to our successful performance.

Shares Subject to the Enova LTIP

Subject to adjustment as described below, a maximum of 3,600,000 shares of common stock may be issued under the Enova LTIP. In addition, the Enova LTIP has the following limits:

•	The aggregate number of shares of common stock available for granting options that are considered “incentive stock options” under Code Section 422, or Incentive Stock Options, may not exceed 475,000;

•	A maximum of 350,000 shares of common stock may be subject to Qualified Performance-Based Awards granted to any eligible person in any calendar year;

•	A maximum of 350,000 shares of common stock may be subject to options or stock appreciation rights, or SARs, granted to any eligible person in any calendar year;

•	The amount of compensation that may be earned by any eligible person under performance units granted in any one calendar year that are intended to be Qualified Performance-Based Awards may not exceed $6,000,000; and

•	The maximum grant date fair market value (as defined in the plan) of all shares covered by awards granted during any calendar year to any director who is not an employee on the grant date of each such award (including director annual grant values described below) shall not exceed $500,000; provided, however, the Compensation Committee has the authority to grant up to an additional $750,000 in excess of the foregoing $500,000 limitation if the Compensation Committee determines that such director has provided, or is expected to provide extraordinary services during that calendar year.

The individual award limitations set forth above are subject to adjustment in the event of a change in our capitalization (including, but not limited to, a change in the number of shares of our common stock outstanding), such as a stock split or stock dividend, a recapitalization, a combination or exchange of shares of common stock or a corporate transaction, such as any merger, consolidation, separation, including a Spin-off, or other distribution of stock or property of Enova (including any extraordinary cash or stock dividend), any reorganization or any partial or complete liquidation of our Company, which we collectively refer to as a Corporate Change.

The shares of common stock that may be issued under the Enova LTIP may be authorized and unissued shares or treasury shares. Shares of common stock surrendered for the payment of the purchase price relating to an award or for the satisfaction of tax obligations relating to an award may not again be made available for granting future awards under the Enova LTIP. Also, if an award terminates without shares of common stock being issued, then the shares that were subject to the award will not be available for granting future awards under the Enova LTIP. In the event of a Corporate Change, the Compensation Committee shall make appropriate adjustments to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event, which must be consistent with the restrictions of Code Section 409A.

Awards Under the Enova LTIP

General

The Compensation Committee selects persons to receive grants, determines the types of grants, number of shares or units covered by awards to grantees, the exercise price applicable to stock options and SARs and whether or to what extent the exercise price may be paid in cash or shares and sets the terms, conditions and provisions of the grants consistent with the Enova LTIP. The Compensation Committee is authorized to grant awards in any of the following forms under the Enova LTIP:

•	Stock Options. Stock options would allow the holder to purchase shares of our common stock at a price not less than the fair market value of the shares as of the grant date, or the exercise price. Stock options may be designated under the Code as nonqualified stock options (which may be granted to all participants) or “incentive stock options” under Code Section 422 (which may be granted to qualifying employees, but not to non–employee directors or prospective employees). The maximum term of each stock option under the Enova LTIP is ten years.

•	Stock Appreciation Rights. SARs may be granted as separate awards or in tandem with stock options and give the holder the right to receive the excess (payable in cash, shares of common stock or a combination thereof) of the fair market value per share of common stock on the date of exercise, or if specified under the terms of the grant, the average selling price per share of common stock during a period of up to 30 days before the date of exercise, over the grant price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date). The maximum term of SARs under the Enova LTIP is ten years.

•	Performance Units. Performance units are denominated in cash, the amount earned and vesting of which would be contingent upon the achievement of certain performance goals determined by the Compensation Committee over a period of time established by our Compensation Committee in connection with the award and evidenced in a manner that the Compensation Committee deems appropriate, including book-entry registration or issuance of stock certificate.

•	Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is issued subject to specified restrictions and evidenced in a manner that the Compensation Committee deems appropriate, including book-entry registration or issuance of stock certificates. Restricted stock awards, or RSUs, represent the right to receive common stock or cash, measured by the value of our common stock, in the future. The granting or vesting of RSUs may be performance-based and contingent upon the achievement of certain performance goals, as determined by the Compensation Committee, over a period of time established by our Compensation Committee, time-based or both. Except as otherwise determined by the Compensation Committee, upon termination of a participant’s employment or other applicable service, as determined under criteria established by the Compensation Committee, during any applicable period of restriction, all applicable restricted stock awards and RSUs subject to restriction at such time will be forfeited, and, to the extent that other vesting conditions are not met as of the last day of the applicable period of restriction, all applicable restricted stock awards and RSUs subject to the vesting conditions will be forfeited.

•	Other Share Based or Share-Related Awards. Other share-based or share-related awards that are consistent with the purpose of the Enova LTIP and the interests of Enova are also permitted under the Enova LTIP.

•	Directors’ Restricted Stock Units. Grants are authorized by our Board from time to time; provided, however, in no event shall the value of the grant exceed $250,000 per year.

•	Directors’ Fees. On the last day of a calendar year, non-employee directors may make an election to have the payment of annual retainer, meeting fees and committee meeting fees he or she earns during a succeeding calendar year deferred. Fees may be deferred in 10% increments up to a maximum of 100%. We have opted not to provide this deferral election to our non-employee directors for 2015.

The terms and conditions of any awards granted under the Enova LTIP, including, as applicable, the nature and extent of restrictions on the awards, the duration of such restrictions, and any circumstance which could cause the forfeiture of such awards are to be determined by the Compensation Committee and set forth in a written award agreement subject to the applicable terms and conditions of the Enova LTIP. In addition, the award agreement will specify if dividends or dividend equivalents will be payable with respect to an equity-based award other than stock options and SARs, which shall be determined at the discretion of the Compensation Committee and payment of which is made on a specified payment schedule in the award agreement or in a lump sum on the date such dividend or dividend equivalent is payable to stockholders generally. The Enova LTIP does not permit the payment of dividends or dividend equivalents with respect to performance units, stock options or SARs. The award agreement will also specify the effect of termination of employment of an award recipient (by reason of death, retirement, disability or otherwise) during any applicable vesting period.

If permitted by the Compensation Committee for a given award, all or part of an award may be deferred (and paid in a form permitted by the Compensation Committee) at the election of a participant, provided that the deferral elections comply with Code Section 409A. To the extent that an award provides for deferred compensation subject to Code Section 409A, any cash payments made in lieu of the award may not change the timing of payment of such award.

Qualified Performance-Based Awards

Restricted stock, RSUs and performance units granted under the Enova LTIP may be designated by the Compensation Committee at the time of grant as “Qualified Performance-Based Awards” to “Covered Employees,” currently defined under Code Section 162(m) as the chief executive officer and the three highest compensated executive officers of a publicly traded corporation other than the chief executive officer and the chief financial officer, in the year in which the Company would expect to be able to claim a tax deduction with respect to the award. In general, Code Section 162(m) limits our deduction for compensation paid to each Covered Employee to an annual dollar limitation ($1,000,000), but permits certain performance-based pay to be deductible without regard to the dollar limitation. If the Compensation Committee grants Qualified Performance-Based Awards, payments under such awards would be intended to qualify as performance-based pay that could be deductible by us without regard to the annual dollar limitation of Code Section 162(m). The Compensation Committee has the sole discretion to determine whether to grant Qualified Performance-Based Awards, and deductibility will be only one of the factors considered in making that determination.

If Qualified Performance-Based Awards are granted, then the Compensation Committee will establish performance goals stated in terms of one or any combination of the following objective measures with respect to our Company or our affiliates, or any division or department of the Company or an affiliate: revenue growth (gross or net); gross margin; pre-tax margin; operating margin; earnings before interest, taxes, depreciation, and amortization; earnings before interest, taxes, depreciation and amortization margin; earnings before interest and taxes; operating income; pre- or after- tax income; pre- or after-tax income from continuing operations; pre-or after-tax income excluding extraordinary items; basic or diluted earnings per share; basic or diluted earnings per share from continuing operations; basic or diluted earnings per share excluding extraordinary items; cash flow; basic or diluted cash flow per share; cash flow on investment; return on equity; return on capital; return on invested capital; return on investment; return on assets (gross or net); return on revenue (gross or net); inventory turnover; growth in earning assets; economic value added (or an equivalent metric); share price performance; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of specified working capital levels; attainment of goals relating to geographic business expansion, increasing or decreasing the percent of revenue attributable to a specific type of product(s); or new product development or acquisitions, divestitures or similar transactions or other strategic initiatives. These goals may be based on attaining specified levels of Company performance under one or more of the foregoing measures in absolute terms or relative to a base period or the performance of other companies.

The Compensation Committee will establish the relevant goals in writing within the time period prescribed by Code Section 162(m) so that the outcome is substantially uncertain at the time the relevant performance goals are established, and, after the end of the applicable performance period, the Compensation Committee will certify in writing whether the goals have been attained and the amount of the Qualified Performance-Based Award to be paid to each grantee. This process of establishing goals and confirming their attainment is intended to comply with Code Section 162(m) so that payments under such awards may qualify as deductible performance-based pay.

Awards of stock options and SARs having a value based solely on the increase in the fair market value of the underlying shares of common stock after the date of grant will also qualify as performance-based pay under Code Section 162(m) without regard to whether the exercise of such stock options or SARs is conditioned on the attainment of one or more of the performance goals stated in terms of the above listed objective measures.

Stock options and SARs granted under the Enova LTIP after our first meeting of stockholders held more than 12 months after the Spin-off will not qualify as performance-based compensation under Code Section 162(m) if the Enova LTIP is not approved by our public stockholders before the date they are granted.

Payments made or shares of common stock issued under other types of performance-based awards after such stockholder’s meeting will not qualify as performance-based compensation under Code Section 162(m) if the Enova LTIP is not approved by our public stockholders before the awards are granted unless the payments or share issuances are conditioned upon such stockholder approval.

See “—Compensation Actions Taken in Connection with the Spin-off” for information regarding grants made to our executive officers under the Enova LTIP in connection with the Spin-off.

Change-in-Control

In the event of a change-in-control, which, unless otherwise specifically defined in the applicable award agreement, is an event that qualifies under Code Section 409A as a change in ownership, change in effective control or change in the ownership of a substantial portion of the assets of our Company or our applicable affiliate(s), or an Enova LTIP Change-in-Control; provided that such Enova LTIP Change-in-Control shall not include any event that is not treated as a change in control event under Code Section 409A with respect to the applicable grantee, the Compensation Committee in its discretion and without the consent of the grantee, may, at the time a grant is made or at any time thereafter, take one or more of the following actions, subject to the requirements of Code Section 409A: (i) provide for the acceleration of any time period relating to the exercise or vesting of an award, (ii) provide for the purchase or termination of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjust the terms of the award in a manner determined by the Compensation Committee to reflect the Enova LTIP Change-in-Control, (iv) cause the award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provisions as the Compensation Committee may consider equitable and in the best interests of our Company.

Directors

Directors’ Restricted Stock Units

Unless otherwise determined by the Compensation Committee, each director who is a member of the Board of Directors and is not considered a Section 16 Officer will automatically be granted RSUs on the date of our annual meeting. For 2015, these grants are expected to be made in May 2015. The number of shares of common stock underlying each such award will be determined by dividing the grant value, which is the annual grant dollar value authorized by the Board of Directors not to exceed $250,000 per year, by the closing price of the common stock on the NYSE on the last trading day before the date of the annual meeting. See “Directors, Executive Officers and Corporate Governance—Director Compensation” for information regarding RSU grants that we made to our directors shortly following the Spin-off.

The Enova LTIP provides that upon an Enova LTIP Change-in-Control, all unvested director RSUs will automatically vest, and each director who had received such RSU grants will be entitled to receive shares for such vested RSUs as of the date of the Enova LTIP Change-in-Control. The other terms and conditions of the RSU awards, including the circumstances that could cause the forfeiture of such awards and the vesting conditions are to be determined by the Compensation Committee and set forth in a written award agreement. Except as otherwise determined by the Compensation Committee, upon termination of a participant’s applicable service, as determined under criteria established by the Compensation Committee, during any applicable period of restriction, all applicable RSUs subject to the restriction at such time will be forfeited, and, to the extent that other vesting conditions are not met as of the last day of the applicable period of restriction, then all applicable RSUs subject to such vesting conditions will be forfeited.

Directors’ Fees

Under the Enova LTIP, directors who are not also our employees may elect, on an annual basis, to have the payment of all or part (in 10% increments) of their annual retainers and any meeting (if any) fees deferred and credited to a bookkeeping account that is deemed invested in shares of common stock. As fees are deferred, we deposit an amount equal to the deferred fees into a Rabbi trust, which will be invested in shares of common stock on the last trading day of the calendar month in which any such fees are earned or as soon as practicable thereafter. All dividends paid on the shares in the Rabbi trust will also be reinvested in shares of common stock and credited to the director’s bookkeeping account. The shares deposited into the Rabbi trust and other amounts credited to a director’s bookkeeping account will remain subject to the claims of our creditors, and the interests of the outside directors in the trust may not be sold, assigned, transferred or encumbered, except by will or by the laws of descent and distribution. We have opted not to provide this deferral election to our non-employee directors for 2015.

Amendment and Termination

The Compensation Committee generally has authority to waive any conditions of or rights of the Company under any outstanding award, prospectively or retroactively. However, the Compensation Committee may not amend an outstanding award without the consent of the holder or beneficiary of such award if it would adversely affect the rights of the holder of the award. In addition, the Compensation Committee may not adjust upward the amount payable to covered employees who have received awards that are considered to be Qualified Performance-Based Awards or waive or alter the performance goals associated with such an award in a manner that would cause the award to cease to qualify for an exemption from the application of Code Section 162(m). The Compensation Committee also cannot, except in the case of certain Corporate Changes, amend an outstanding stock option or SAR to reduce its exercise price or grant price, cancel an outstanding stock option or SAR and replace it with a new stock option or SAR having a lower exercise price or a lower grant price, respectively, exchange or authorize the repurchase of any existing stock option or SAR for cash or other awards if it would constitute a repricing or take any other action that would be treated as a repricing of the stock option or SAR unless approved by shareholders as required by applicable law. Any such adjustments to outstanding stock options or SARs must be in accordance with applicable restrictions of Code Section 409A.

The Board of Directors may amend, alter, suspend, discontinue or terminate the Enova LTIP or any portion thereof at any time, except that no such change may be made that would cause a participant to become subject to tax under Code Section 409A(a)(1) and no such change may be made without shareholder approval if the change (i) is required to be approved by shareholders to comply with applicable laws or rules, (ii) increases the number of shares of common stock reserved for issuance under the Enova LTIP, except for adjustments permitted by the Enova LTIP in connection with certain corporate transactions, or (iii) would cause us to be unable to grant Incentive Stock Options.

Clawback

The Enova LTIP contains a clawback provision that would allow us, in the event that there is a material restatement of our financial results, to (i) cancel part or all of the outstanding portion of any award, whether or not vested, and/or (ii) require a participant to repay an amount, satisfied in cash or in another form of consideration, such as shares of common stock as permitted by applicable law and as acceptable to the Compensation Committee, equal to all or any portion of the value of shares of common stock that have been issued and other payments that have been made to the participant pursuant to any award within the two years preceding the date on which we are required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the participant under the accounting restatement. The Enova LTIP also permits us, to the extent required to comply with applicable laws and/or any compensation recovery or clawback policy adopted by us after the date the Enova LTIP is approved by our shareholders, to unilaterally amend the clawback provision in the Enova LTIP and such amendment shall be binding on all participants.

Effective Date and Term

The Enova LTIP became effective on October 15, 2014, the date on which it was approved by our sole stockholder prior to consummation of the Spin-off. The Enova LTIP will terminate on the tenth anniversary of the effective date or any earlier date of discontinuation or termination in accordance with the terms of the Enova LTIP, or the Termination Date, and no awards will be granted under the Enova LTIP after the Termination Date. Unless otherwise specified in the Enova LTIP or the applicable award agreement, any award granted under the Enova LTIP prior to the Termination Date will remain in effect until such award is exercised or has expired in accordance with its terms, and the authority of the Compensation Committee will extend beyond the Termination Date with respect to the Enova LTIP and such awards.

Federal Income Tax Consequences

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards made under the Enova LTIP.

Exercise of Incentive Stock Option and Subsequent Sale of Shares

A participant who is granted an Incentive Stock Option does not realize taxable income at the time of the grant or at the time of exercise. If the participant holds the shares acquired through the exercise of an Incentive Stock Option until the later of two years after the date of grant or one year after the date of exercise, or the statutory holding period, any gain (or loss) realized on the disposition will be recognized as a long-term capital gain (or loss). Under such circumstances, we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. If the amount realized in a disqualifying disposition exceeds the exercise price, the participant will recognize ordinary income from the disposition. The participant’s ordinary income generally will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price. We generally will be entitled to a deduction for the amount of ordinary income recognized by the participant. We are not required to withhold, or pay employment taxes, on ordinary income that a participant recognizes upon a disqualifying disposition. If the amount realized from the disposition exceeds the fair market value of the shares at the time of exercise, the participant’s additional gain will be a capital gain. The capital gain will be long-term or short-term, depending on how long the participant holds the shares following the exercise.

Special tax rules apply when all or a portion of the exercise price of an Incentive Stock Option is paid by the delivery of shares the participant already owns, but generally it does not materially change the tax consequences described above. However, payment of the exercise price with shares that were acquired through the exercise of an Incentive Stock Option before such shares have satisfied the statutory holding period generally will result in the disqualifying disposition of the shares surrendered.

Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A participant who is granted a nonqualified stock option does not realize taxable income at the time of the grant, but does recognize ordinary income upon exercise of the option in an amount equal to the excess of the fair market value of the shares acquired over the exercise price. We generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on that ordinary income.

When a participant disposes of shares acquired through the exercise of a nonqualified stock option, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on how long the participant holds the shares following the exercise.

Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

A participant who has been granted an award of restricted stock generally does not realize taxable income at the time of the grant. When the restrictions lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and we generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on such ordinary income. Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for the shares after their restrictions lapse.

Restricted Stock Units

A participant who has been awarded RSUs generally does not realize taxable income at the time of the grant. When shares are issued under the award, the participant will recognize ordinary income in an amount equal to the fair market value of the shares delivered at the time they are delivered and we generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on such ordinary income. Upon disposition of the shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for the shares following their delivery.

SARs and Performance Units

A participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the cash or fair market value of the shares (if any) received upon exercise of the SAR, and we generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.

A participant who has been awarded a performance unit does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the cash or the fair market value of shares (if any) delivered. We generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.

The ordinary income recognized by a participant in connection with a SAR or performance unit award is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on such ordinary income.

To the extent, if any, that shares are delivered to a participant upon exercise of a SAR or in payment of amounts earned under a performance unit award, the participant’s gain (or loss) on the subsequent disposition of such shares will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for the shares following their delivery.

Code Section 409A

Code Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Awards that provide for deferred compensation must comply with the requirements of Code Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Certain officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service.

Certain Other Tax Issues

In addition, (i) our officers and directors subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, when applicable, Code Section 162(m) regarding the $1,000,000 limitation on deductible compensation); (iii) in the event that the exercisability or vesting of any award is accelerated because of an Enova LTIP Change-in-Control, payments relating to awards under the Enova LTIP, either alone or together with certain other payments, may constitute parachute payments under Code Section 280G, which excess amounts may be subject to excise taxes; and (iv) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

Retirement and Other Benefits

On July 1, 2012, we established and now sponsor the Enova 401(k), the Enova NQSP, and the Enova SERP, in which our named executive officers and other eligible employees may now participate.

Severance Arrangements for Executives

On November 13, 2014 in connection with the Spin-off, we entered into Executive Change-in-Control Severance and Restrictive Covenant Agreements, or the CIC Agreements, with certain of our executive officers, including Messrs. Fisher, Clifton and King and Ms. Young. The term, or the Term, of each CIC Agreement will continue in effect through November 13, 2016, with an automatic one-year extension at the end of the Term unless we or the relevant executive officer provides notice not to extend the Term on or before May 13, 2016. The Term will automatically be extended for subsequent one-year periods unless we or the executive officer provide notice not to extend the Term at least six months prior to the scheduled extension date. In addition, the Term will automatically be extended for two years following a Change-in-Control (as defined in the CIC Agreements).

The CIC Agreements provide the relevant executive officers with severance payments and certain benefits in the event of his or her termination by us without Cause (as defined in the CIC Agreements) or by the relevant executive officers for Good Reason (as defined in the CIC Agreements) during the twelve months following a Change-in-Control (as defined in the CIC Agreements). Such payments and benefits include the following: (i) a lump sum payment equal to the executive officer’s unpaid base salary, accrued paid time off and unreimbursed business expenses, as well as all certain other items earned by and owed to such executive officer through the termination date; (ii) a lump sum payment equal to the pro rata portion of the executive officer’s annual target bonus amount for the year in which the termination occurs; (iii) a lump sum payment equal to (A) for Mr. Fisher, two times the higher of (1) his base salary in effect at the termination date and (2) his base salary in effect on the date of the Change-in-Control and (B) for all other executive officers, one times the higher of (1) his or her base salary in effect at the termination date and (2) his or her base salary in effect on the date of the Change-in-Control; (iv) a lump sum amount equal to (A) for Mr. Fisher, two times the higher of (1) his annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to Mr. Fisher for the year preceding the year in which the termination occurs and (B) for all other executive officers, one times the higher of (1) his or her annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to such executive officer for the year preceding the year in which the termination occurs; (v) the immediate vesting of any outstanding cash-based long term incentive awards held by the executive officer, including a lump sum payment for any vested awards (the value of which to be determined after the termination date in accordance with the CIC Agreements); (vi) the immediate vesting and lapse of all restrictions on any outstanding stock-based awards held by the executive officer to the extent not already provided for in the related grant agreement(s); (vii) equivalent payment for continued medical coverage under our group health plan and/or under our supplemental executive medical expense reimbursement plan for the executive and the executive’s dependents for a period of twenty-four months for Mr. Fisher or twelve months for all other executive officers following the termination date in accordance with the terms of the relevant CIC Agreement; and (ix) up to $50,000 for Mr. Fisher or $25,000 for all other executive officers for reimbursement of amounts paid by the executive officer for reasonable outplacement services from an executive search firm to the extent such expenses are incurred as a direct result of the separation from service and within twenty-four months for Mr. Fisher or twelve months for all other executive officers after the termination date.

Additionally, the CIC Agreements contain certain restrictive covenants to which the executive officers are subject. These include confidentiality, non-disclosure, non-solicitation and non-competition provisions. The term of the non-competition provision applies during the term of the executive officer’s employment through the twenty-four month period for Mr. Fisher or twelve month period for all other executive officers following termination, or the Subject Period. Such provision restricts the executive officer from competing with us or any of our subsidiaries or affiliates (including former subsidiaries or affiliates, which is collectively referred to as the Enterprise), by providing employment (other than to the Enterprise), management or consulting services, similar to those provided by the executive officer to the Enterprise with respect to any products or services similar to those offered or under development by the Company or any of its affiliates or subsidiaries anywhere within the Territory (as defined in the CIC Agreements) during the Subject Period.

In addition, we have adopted a severance pay plan for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control.

Compensation Actions Taken in Connection with the Spin-off

Performance Unit Vesting

Prior to the Spin-off, we had cash-based performance unit awards outstanding that were granted by Cash America to most of our officers and certain other employees in 2012, 2013 and 2014. Any of the cash-based performance units granted in 2013 and 2014 that were scheduled to vest within twelve months from the date of separation vested on the effective date of the separation, with the vested value paid in cash. In addition, the cash-based performance unit awards that were granted to our officers and certain other employees in July 2012 that were scheduled to vest on January 1, 2015, which is their final vesting date, vested on the effective date of the Spin-off, with the vested value paid in cash. See “Certain Relationships and Related Transactions” elsewhere in this prospectus for information regarding the payments made to our executive officers in connection with the vesting of these performance units.

Enova LTIP Grants

Our Compensation Committee approved long-term incentive awards under the Enova LTIP to be made to our executive officers, including our named executive officers, on October 16, 2014. These awards include (a) restricted stock units and (b) options (with a limited SAR) to purchase Enova stock.

These awards were intended to replace the target award value at the time of the grant of the outstanding Cash America performance units held by our named executive officers that were unvested and that terminated (and not paid) on the date of the Spin-off. These awards were also intended to motivate our named executive officers to achieve or exceed performance goals and be retention awards designed to minimize the risk of loss of our executive officers.

The value of the aforementioned awards to our named executive officers under the Enova LTIP is comprised of approximately 50% restricted stock units and 50% options to purchase Enova stock. The value of such awards made to our named executive officers are as follows:

Name	Value of Restricted Stock Unit Award (1)	Value of Stock Option Award (2)
David A. Fisher	$3,379,231	$2,838,500
Robert S. Clifton	547,891	549,801
Arad Levertov	1,597,087	1,602,641
Alex T. King	998,600	1,002,072
Lisa M. Young	600,284	602,378

(1)

The restricted stock units will vest in 25% increments on each of the first four anniversaries of the grant date. The number of restricted stock units granted was determined based on the average closing price of our stock during the period starting with the first trading date of our stock, which was the date of the Spin-off, and ending with the closing price on the day before the grant date. The grant date for the restricted stock unit awards was December 13, 2014.
(2)	The grant of options will vest in 33% increments on each of the first three anniversaries of the grant date and will expire on the seventh anniversary of the grant date. The number of options granted was determined using the Black Scholes pricing model, and the exercise price of the options is the closing price on the day before the grant date. The grant date for the option awards was December 13, 2014. The options were granted with a limited stock appreciation right as discussed above in “—Compensation Discussion and Analysis—2014 Compensation—Restricted Stock Units and Stock Options.”

2014 Summary Compensation Table

The following table and footnotes discuss the compensation of our named executive officers:

Name and Principal Position	Year	Salary (1)	Bonus (1) (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (1) (5)	All Other Compensation (6)	Total
David A. Fisher	2014	$538,977	$134,854	$3,379,231	$2,838,500	$1,781,644	$148,990	$8,822,196
President and Chief Executive Officer (Principal Executive Officer)	2013	472,500	—	687,189	—	641,659	77,008	1,878,356

Robert S. Clifton	2014	$238,719	$—	$547,891	$549,801	$819,286	$51,649	$2,207,346
Vice President—Chief Financial Officer and Treasurer (Principal Financial Officer)	2013	231,365	—	—	—	487,753	79,192	798,310

Arad Levertov	2014	$319,231	$300,000	$1,597,087	$1,602,641	$1,615,869	$68,176	$5,503,004
Executive Vice President—Chief Operating Officer	2013	273,525	46,984	—	—	377,978	54,000	752,487

Alex T. King	2014	$345,827	$333,333	$998,600	$1,002,072	$1,817,954	$239,360	$4,737,145
Senior Vice President—Operations	2013	339,673	287,035	—	—	997,387	84,701	1,708,796

Lisa M. Young (7)	2014	$243,269	$—	$600,284	$602,378	$852,169	$57,342	$2,355,443
Vice President—General Counsel and Secretary

(1)	Portions of the amounts in these columns have been deferred under the Enova 401(k) plan or the Enova NQSP for certain of our named executive officers.
(2)	The amount in this column for Mr. Fisher includes a $134,954 discretionary bonus based on individual contributions during 2014 and paid in 2015. See “—Compensation Discussion and Analysis—2014 Compensation—Short-Term Incentive Compensation and Bonuses—Payments under the 2014 STI Plan and Discretionary Bonus Plan” for additional information. The amounts in this column for Mr. King include payments under his Retention Bonus Agreement of $233,333 that vested and was paid in December 2014 and $233,334 that vested in December 2013 and was paid in January 2014. See “—Compensation Discussion and Analysis—Short-Term Incentive Compensation and Bonuses—Other Bonus Payments to Messrs. King and Levertov” for additional information. The other amounts in this column are discretionary bonuses (i) based on individual contributions during 2014 and paid in 2014 as follows: Mr. Levertov: $300,000 and Mr. King: $100,000, and (ii) based on individual contributions during 2013 and paid in 2014 as follows: Mr. King: $53,701 and Mr. Levertov: $46,984. See “—Compensation Discussion and Analysis—2014 Compensation—Short-Term Incentive Compensation and Bonuses” for additional information regarding these bonus payments.
(3)

The 2014 amounts shown in this column reflect RSU grants made in 2014 under the Enova LTIP. See “—Compensation Discussion and Analysis—2014 Compensation—Restricted Stock Units and Stock Options” for additional information regarding these bonus payments. The amount in this column for Mr. Fisher for 2013 reflects a special one-time RSU grant consisting only of time-based RSUs granted under the Cash America LTIP. The amounts shown represent the grant date fair value in compliance with ASC 718, for this RSU award. In accordance with ASC 718, the 2014 amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $23.04, and the 2013 amount in this column was calculated by multiplying the number of RSUs granted by the closing stock price of Cash America’s common stock on the last trading day preceding the grant date, which was $48.19.
(4)	The amounts shown in this column reflect stock option grants made in 2014 for the Enova LTIP. See “—Compensation Discussion and Analysis—2014 Compensation—Restricted Stock Units and Stock Options” for additional information regarding these bonus payments. In accordance with ASC 718, the 2014 amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation, which was $8.11.
(5)	The 2014 amounts shown in this column reflect payments made based on 2014 performance and are detailed in the following table:

Name	2014 Actual STI Paid in 2015 (a)	Paid in 2014 Based on Acceleration under the Terms of Cash America Performance Units Granted in July 2012 (b)	Paid in 2014 Based on Acceleration under the Terms of Cash America Performance Units Granted in March 2013 (c)	Paid in 2014 Based on Acceleration under the Terms of Cash America Performance Units Granted in January 2014 (d)	Total
Mr. Fisher	$809,122	$—	$661,804	$310,718	$1,781,644
Mr. Clifton	191,000	325,379	209,243	93,664	819,286
Mr. Levertov	352,000	617,110	434,824	211,935	1,615,869
Mr. King	191,000	785,352	645,706	195,896	1,817,954
Ms. Young	219,000	325,379	212,279	95,511	852,169

(a)	Reflects cash awards earned in 2014 and paid in 2015 under the STI plan.
(b)	Reflects payments made in 2014 for the portion of the Cash America Performance Units granted in July 2012 that vested on November 13, 2014 (which is 66 2/3% of the number of Performance Units granted to each executive). See “—Compensation Discussion and Analysis—Compensation Prior to 2014” for additional information regarding this Performance Unit grant.
(c)	Reflects payments made in 2014 for the portion of the Cash America Performance Units granted in 2013 that vested on November 13, 2014 (which is 37.5% of the number of Performance Units granted to each executive). See “—Compensation Discussion and Analysis—Compensation Prior to 2014” for additional information regarding this Performance Unit grant.
(d)	Reflects payments made in 2014 for the portion of the Cash America Performance Units granted in 2013 that vested on November 13, 2014 (which is 12.5% of the number of Performance Units granted to each executive). See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Cash America Performance Units—2014” for additional information regarding this Performance Unit grant.

The 2013 amounts shown in this column reflect payments made in 2014 based on 2013 performance and are detailed in the following table:

Name	2013 Actual STI Paid in 2014 (a)	Paid in 2014 Based on 2013 Performance under the Terms of Cash America Performance Units Granted in February 2011 and January 2012 (b)	Paid in 2014 Based on 2013 Performance under the Terms of Cash America Performance Units Granted in July 2012 (c)	Paid in 2014 Based on 2013 Performance under the Terms of Cash America Performance Units Granted in March 2013 (d)	Total
Mr. Fisher	$523,141	$—	$—	$118,518	$641,659
Mr. Clifton	73,636	340,560	40,943	32,614	487,753
Mr. Levertov	164,440	68,112	77,651	67,775	377,978
Mr. King	230,411	567,510	98,821	100,645	997,387

(a)	Reflects cash awards earned in 2013 and paid in 2014 under the Cash America 2013 STI plans.
(b)	The amount for Mr. Clifton reflects the payment made in 2014 for 50% of the Cash America Performance Units granted to Mr. Clifton in January 2012 that vested on January 1, 2014. The amounts for Messrs. Levertov and King reflect the payments made in 2014 for the portion of the Performance Units granted in February 2011 that vested on January 1, 2014 (which is 33 1⁄3% of the number of Performance Units granted to each executive). The final vesting date for these awards was January 1, 2014. See “—Compensation Discussion and Analysis—Compensation Prior to 2014” for additional information regarding these Performance Unit grants.

(c)	Reflects payments made in 2014 for the portion of the Cash America Performance Units granted in July 2012 that vested on January 1, 2014 (which is 16 2⁄3% of the number of Performance Units granted to each executive). See “—Compensation Discussion and Analysis—Compensation Prior to 2014” for additional information regarding this Performance Unit grant.
(d)	Reflects payments made in 2014 for the portion of the Cash America Performance Units granted in 2013 that vested on January 1, 2014 (which is 12.5% of the number of Performance Units granted to each executive). See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Performance Units” for additional information regarding this Performance Unit grant.
(6)	The 2014 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by Enova	SERP Contributions by Enova (a)	401(k) Contributions by Enova	Perquisites, Personal Benefits and Other (b)	Total
Mr. Fisher	$11,960	$94,765	$6,500	$35,765	$148,990
Mr. Clifton	—	13,872	6,477	31,300	51,649
Mr. Levertov	—	30,038	—	38,138	68,176
Mr. King	19,070	39,025	6,500	174,765	239,360
Ms. Young	—	14,137	6,477	36,728	57,342

(a)	Includes contributions made by Enova in 2015 that were earned in 2014.
(b)	Consists of supplemental health care and insurance benefits for all of the named executive officers, parking benefits for all of our named executive officers other than Mr. Clifton, an auto allowance (which was discontinued in January 2014) for all of our named executive officers other than Mr. Fisher, allowances for club dues and / or professional financial services (which were discontinued in January 2014) for Messrs. Fisher, Clifton, Levertov and King, a travel allowance for Mr. King of $94,902, various administrative services including a personal assistant for Mr. King at an estimated cost of $42,900 and an employee recognition award paid to Ms. Young. The amount of supplemental health care and insurance benefits for Messrs. Fisher, Clifton, Levertov and King and Ms. Young is $29,000, $29,385, $29,385, $29,125 and $29,435, respectively. None of the other individual amounts exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the applicable named executive officer.
(7)	No amounts are included for Ms. Young for 2013 as 2014 is the first year for which she was a named executive officer.

Grants of Plan-based Awards for 2014

The following table provides information about the equity and non-equity awards made to our named executive officers under the Enova LTIP and our STI plan during 2014.

Name	Grant Date		Approval Date		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or base price of option awards ($/sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
					Threshold ($)	Target ($)	Maximum ($)
David A. Fisher	1/21/2014	(3)	1/21/2014	(3)	$67,601	$811,200	$2,433,600	—	—	—	—
	12/13/2014	(4)	10/16/2014	(4)	—	—	—	—	350,000	$23.04	$2,838,500
	12/13/2014	(5)	10/16/2014	(5)	—	—	—	146,668	—	—	3,379,231
	2/13/2015	(6)	2/13/2015	(6)	—	404,561	809,122	—	—	—	—

Robert S. Clifton	1/21/2014	(3)	1/21/2014	(3)	$17,955	$215,460	$646,380	—	—	—	—
	12/13/2014	(4)	10/16/2014	(4)	—	—	—	—	67,793	$23.04	$549,801
	12/13/2014	(5)	10/16/2014	(5)	—	—	—	23,780	—	—	547,891
	2/13/2015	(6)	2/13/2015	(6)	—	83,609	334,436	—	—	—	—

Arad Levertov	1/21/2014	(3)	1/21/2014	(3)	$40,627	$487,500	$1,462,500	—	—	—	—
	12/13/2014	(4)	10/16/2014	(4)	—	—	—	—	197,613	$23.04	$1,602,641
	12/13/2014	(5)	10/16/2014	(5)	—	—	—	69,318	—	—	1,597,087
	2/13/2015	(6)	2/13/2015	(6)	—	146,990	595,959	—	—	—	—

Alex T. King	1/21/2014	(3)	1/21/2014	(3)	$37,552	$450,625	$1,351,875	—	—	—	—
	12/13/2014	(4)	10/16/2014	(4)	—	—	—	—	123,560	$23.04	$1,002,072
	12/13/2014	(5)	10/16/2014	(5)	—	—	—	43,342	—	—	998,600
	2/13/2015	(6)	2/13/2015	(6)	—	119,295	477,179	—	—	—	—

Lisa M. Young	1/21/2014	(3)	1/21/2014	(3)	$18,309	$219,690	$659,070	—	—	—	—
	12/13/2014	(4)	10/16/2014	(4)	—	—	—	—	74,276	$23.04	$602,378
	12/13/2014	(5)	10/16/2014	(5)	—	—	—	26,054	—	—	600,284
	2/13/2015	(6)	2/13/2015	(6)	—	85,214	340,856	—	—	—	—

(1)	Time-based RSU and stock option awards were made to executives under the Enova LTIP in 2014. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options” for further information.
(2)	The amount shown represents the grant date fair value in compliance with ASC 718 for RSU and stock option awards that were granted under the Enova LTIP. In accordance with ASC 718, the grant date fair value is determined on the last trading day before the grant date, which was $23.04 for RSUs and $8.11 for stock options.
(3)	Represent grants of cash-based Performance Units made during 2014 under the Cash America LTIP. The threshold amounts represent the minimum amount that would be paid to each named executive officer if the minimum EBITDA Growth Requirement that is required for vesting were achieved only as of the first vesting date of the award. The targeted value assumes target performance over the three-year term of the grant, and the maximum amount that may be paid under these Performance Unit grants is 300% of the target amount. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Performance Units” for additional information regarding these Performance Units. The actual payments that our named executive officers received in December 2014 for the acceleration of their 2012, 2013 and 2014 Performance Unit awards that vested upon the Spin-off date is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(4)	Represent grants of stock options made during 2014 under the Enova LTIP. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options” for additional information regarding these stock options. The grant date fair value that our named executive officers received in December 2014 for these stock options is included in the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table.
(5)	Represent grants of RSUs made during 2014 under the Enova LTIP. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options” for additional information regarding these RSUs. The grant date fair value that our named executive officers received in December 2014 for these RSUs is included in the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table.
(6)

The amounts shown represent potential cash-based payments under our 2014 STI plans. See “—Compensation Discussion and Analysis—2014 Compensation—Short-Term Incentive Compensation and Bonuses” for additional information regarding our 2014 STI plans, including a description of the Earnings Threshold and Earnings Target under the plans covering our named executive officers. The actual payments that our named executive officers received under the Cash America 2014 STI plans are included in the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table.

Outstanding Equity Awards at 2014 Year End

The following table provides information on our named executive officers’ holdings of unvested RSUs and stock options as of December 31, 2014. All shares refer to shares of our common stock.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Mr. Fisher	—	350,000	$23.04	12/13/21	146,668	$3,264,830
Mr. Clifton	—	67,793	23.04	12/13/21	23,780	529,343
Mr. Levertov	—	197,613	23.04	12/13/21	69,318	1,543,019
Mr. King	—	123,560	23.04	12/13/21	43,342	964,793
Ms. Young	—	74,276	23.04	12/13/21	26,054	579,962

(1)	Represent grants of stock options made during 2014 under the Enova LTIP. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options” for additional information regarding these stock options. The grant date fair value that our named executive officers received in December 2014 for these stock options is included in the “Non-Equity Incentive Plan Compensation” column in the 2014 Summary Compensation Table.
(2)	Represent grants of RSUs made during 2014 under the Enova LTIP. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options” for additional information regarding these RSUs. The grant date fair value that our named executive officers received in December 2014 for these RSUs is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(3)	The market value of the unvested RSUs is based on the closing price of the Company’s common stock as of December 31, 2014, which was $22.26.

Option Exercises and Stock Vested in 2014

The following table provides information on the aggregate number of shares acquired in 2014 upon the vesting of Cash America performance stock units and the value realized, each before payment of any applicable withholding tax and broker commissions. All shares refer to shares of Cash America common stock.

Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
David A. Fisher	14,260	$687,189
Robert S. Clifton	—	—
Alex T. King	—	—
Arad Levertov	—	—
Lisa M. Young	—	—

(1)

Reflects the number of Cash America shares acquired by Mr. Fisher in 2014 upon the accelerated vesting on November 13, 2014 of time-based RSUs that were granted on January 29, 2013 under the Cash America LTIP. On November 13, 2014, Cash America distributed to its shareholders 0.915 shares of Enova’s common stock for every one share of Cash America common stock outstanding as of 5:00 p.m. Eastern Time on November 3, 2014, the record date for the distribution (the “Spin-off”). The rights to the reported shares were received in connection with the Spin-off. In connection with the Spin-off of Enova, such performance stock unit awards are payable by Cash America in both shares of Cash America common stock and Enova common stock. The amount does not reflect the 13,048 shares of Enova common stock that have been delivered by Cash America to Mr. Fisher in connection with the Cash America performance stock units.
(2)	Value reflects the closing price of Cash America common stock on the last trading day preceding the vesting date.

Nonqualified Deferred Compensation for 2014

The following table shows compensation deferred by each named executive officer under the Enova NQSP and the Enova SERP and, with respect to Mr. Clifton, amounts previously deferred under the Cash America Nonqualified Savings Plan, or the Cash America NQSP. Additional information about the Enova NQSP and the Enova SERP is included under “—Compensation Discussion and Analysis—2014 Compensation—Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2014 (1)	Registrant Contributions in 2014 (2)	Aggregate Earnings in 2014 (3)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balance at 12/31/2014 (5) (6)
David A. Fisher	Enova NQSP	$23,920	$11,960	$1,156	$—	$37,036
	Enova SERP	—	94,765	5,641	—	149,839

Robert S. Clifton	Enova NQSP and Cash America NQSP	—	—	(99)	(53,946)	—
	Enova SERP	—	13,872	1,976	—	41,133

Arad Levertov	Enova NQSP	—	—	—	—	—
	Enova SERP	—	30,038	2,393	—	63,925

Alex T. King	Enova NQSP	51,879	19,070	8.312	—	175,579
	Enova SERP	—	39,025	8,427	—	192,746

Lisa M. Young	Enova NQSP	—	—	—	—	—
	Enova SERP	—	14,137	2,546	—	50,738

(1)	All executive contributions to the Enova NQSP described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the 2014 Summary Compensation Table for 2014.
(2)	All Company contributions to the Enova NQSP and the Enova SERP described in this column are included within the “All Other Compensation” column of the 2014 Summary Compensation Table for 2014. The contributions to the Enova SERP specified in this column reflect the contributions that were earned in 2014 and made in February 2015.
(3)	The amounts in this column, which are not included in the 2014 Summary Compensation Table, reflect the rate of return on hypothetical investments that each named executive officer has selected for his Enova NQSP and Enova SERP accounts from an array of investment options that may be changed by the participant in each plan at any time and that generally mirror the funds in the Enova 401(k) plan. The 2014 annual rates of return for the investment options available for all or most of the calendar year ended December 31, 2014, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	4.43%	Artisan Mid Cap Inv	5.68%
Oakmark Equity & Income I	6.93	T. Rowe Price Small Cap Value	0.14
Invesco Comstock A	9.12	Oakmark International I	(5.41)
Fidelity Spartan 500 Index Advantage	13.62	Vanguard Money Market	0.01
Harbor Capital Appreciation Adm.	9.65

(4)	The amount shown for Mr. Clifton represents a distribution from the Cash America NQSP. Mr. Clifton previously was employed by Cash America and participated in the Cash America NQSP until he left Cash America in July 2010. He had elected to receive a portion of his Cash America NQSP account balance in annual installments following his separation from service. As required by tax regulations, that election remained in effect after Mr. Clifton joined Enova in December 2011.
(5)	Includes the 2014 Enova SERP contributions shown under the “Registrant Contributions in 2014” column that were made in February 2015 for the named executive officers that were employed as of December 31, 2014.
(6)	The vested portion of Mr. Fisher’s Enova SERP balance at December 31, 2014 was $11,015. Messrs. Clifton, Levertov and King and Ms. Young were fully vested in their Enova NQSP and Enova SERP balances at December 31, 2014.

Potential Payments upon Termination or Change-in-Control

The following includes information regarding potential payments that could have been made to our named executive officers in connection with a termination or upon a change-in-control on December 31, 2014. On the date of the Spin-off, we entered into the CIC Agreements with certain of our executive officers, including Messrs. Fisher, Clifton and King and Ms. Young. In connection with the Spin-off, we also adopted a severance pay plan for executives that we may follow in the case of an involuntary termination. See “—Plans We Have Adopted—Severance Arrangements for Executives” for additional information. The information regarding the Enova SERP and Enova NQSP is still applicable to our named executive officers, as these are Enova plans that were adopted prior to the Spin-off and will continue to be used following the Spin-off.

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Severance Pay Plan for Executives. We have adopted a severance pay plan for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control. Under our Severance Pay Plan for Executives each of our named executive officers could have received severance pay or benefits if his or her employment was involuntarily terminated due to restructuring, job elimination or other circumstances that Enova determines warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agreed to a general release of Enova and its affiliates related to employment claims arising from the termination and a promise to comply with confidentiality and nonsolicitation provisions, the executive generally would have been entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Vice President	Senior Vice President	Executive Vice President	CEO
1 but less than 5	4 months	6 months	9 months	12 months
5 but less than 10	6 months	9 months	12 months	18 months
10 but less than 15	8 months	12 months	18 months	24 months
15 but less than 20	10 months	15 months	24 months	24 months
20 or more	12 months	18 months	24 months	24 months

In addition, each executive would have received:

•	Continued medical and health care benefits for the shorter of the period set forth in the table above or the period during which the former executive is covered by COBRA, with our continuing to pay the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay, or Employer COBRA Premiums, and for the costs of supplemental health care benefits in excess of the amount current executives are required to pay, or Employer Supplemental Executive Health Care Premiums; and

•	A lump sum equal to all accrued but unpaid paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he or she is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan; vested grants under the Enova LTIP or any previous incentive plan; and vested contributions and earnings under the Enova 401(k) plan, the Enova NQSP and the Enova SERP. In addition, if the named executive officer dies, his estate would receive payments under the group life insurance plan.

In all cases Enova has complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Retention Bonus Agreement with Mr. King.

Under the Retention Bonus Agreement, Mr. King is entitled to receive any unvested portion of his retention bonuses if he (i) is involuntarily terminated without cause, (ii) voluntarily terminates his employment for good reason (including a reduction in his duties or compensation or certain changes in his place of employment), (iii) dies or (iv) becomes disabled prior to the applicable vesting date for that portion of the retention bonus. See “—Compensation Discussion and Analysis—Compensation Prior to 2014—Retention Bonus Agreement with Mr. King” for additional information.

Payments made Upon a Change-in-Control

The Executive Change-in-Control Severance and Restrictive Covenant Agreements with our named executive officers (other than Mr. Levertov) specify the payments that they are to receive if they are terminated in connection with or during a specified period following a change-in-control. See “Plans We Have Adopted—Severance Arrangements for Executives.”

Executive Change-in-Control Severance and Restrictive Covenant Agreements.

The Executive Change-in-Control Severance and Restrictive Covenant Agreement with Mr. Fisher provided that if, within 12 months after a “change-in-control” of Enova, Enova terminated Mr. Fisher without cause or if Mr. Fisher voluntarily terminated his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then Mr. Fisher would have been entitled to:

•	earned and unpaid salary;

•	a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid paid time off;

•	a lump sum equal to two times the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;

•	a lump sum equal to two times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

•	immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•	continued medical and health care benefits for 24 months, consisting of Employer COBRA Premiums to be paid over a 18-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services from an executive search/placement firm of up to $50,000.

The Executive Change-in-Control Severance and Restrictive Covenant Agreements with named executive officers other than Mr. Fisher provide that if, within 12 months after a “change-in-control” of Enova, Enova terminated the executive without cause or if the executive voluntarily terminated his or her employment with good reason (including a reduction in his or her duties or compensation or relocation of place of employment), then the executive would have been entitled to:

•	earned and unpaid salary;

•	a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid paid time off;

•	a lump sum equal to the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;

•	a lump sum equal to the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

•	immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•	continued medical and health care benefits for 12 months, consisting of Employer COBRA Premiums to be paid over a 12-month period and an amount equal to 12 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services from an executive search/placement firm of up to $25,000.

As of the date of this prospectus, Enova has not entered into an Executive Change-in-Control Severance and Restrictive Covenant Agreement with Mr. Levertov.

Certain payments under the Executive Change-in-Control Severance and Restrictive Covenant Agreements will be delayed for six months if required by Code Section 409A of the Internal Revenue Code. In addition, the Executive Change-in-Control Severance and Restrictive Covenant Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting of Awards under the Enova Long-Term Incentive Plan.

The agreements relating to the RSUs and stock options granted under the Enova LTIP provide that the vesting and payment of RSUs and stock options would be accelerated if there is a change-in-control. Additionally and as discussed above in “—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options,” the limited SAR granted in tandem with options granted to our named executive officers in December 2014 pursuant to the Enova LTIP may be exercised during the 30-day period beginning on the first day of the occurrence of a Change in Control of Enova event.

Accelerated Vesting under the Enova SERP and the Enova NQSP. The Enova SERP provides that the vesting under the Enova SERP would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. The Enova NQSP provides that the vesting of the unvested portion of Enova’s matching amounts contributed to a named executive officer’s Enova NQSP account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of death or disability or of his job being abolished.

Change-in-Control Definitions.

The Executive Change-in-Control Severance and Restrictive Covenant Agreement with Mr. Fisher, the Executive Change-in-Control Severance and Restrictive Covenant Agreement with Messrs. Clifton and King and

Ms. Young, the RSU awards and stock option awards granted to our named executive officers under the Enova LTIP, the Enova SERP and the Enova NQSP each provide that a change-in-control is deemed to occur:

•	if any person or group acquires ownership of Enova stock that, together with all other Enova’s stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova stock;

•	if, during any 12-month period, any person or group acquires ownership of Enova stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the Enova directors at the beginning of such period are replaced, other than in specific circumstances; or

•	if, during any 12-month period, any person or group acquires assets of Enova with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions. Cash America’s change in ownership of our stock, through a public offering or otherwise, is not considered a change-in-control under the Enova SERP or the Enova NQSP.

Distribution of Nonqualified Deferred Compensation

Our named executive officers are entitled to receive the vested amounts in their accounts under the Enova NQSP and the Enova SERP if their employment with us terminates. The last column in the Nonqualified Deferred Compensation Table reports each named executive officer’s aggregate balance at December 31, 2014 under each plan. All of our named executive officers except for Mr. Fisher were fully vested in their Enova SERP balances at December 31, 2014. Mr. Fisher was vested in 20% of his Enova SERP balance at December 31, 2014. All of our named executive officers who had balances in the Enova NQSP at December 31, 2014 were fully vested. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers, under our contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2014 termination date and, where applicable, using the closing price of our common stock of $22.26 (as reported on the NYSE as of December 31, 2014), and assuming that the applicable named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year-end to receive benefits relating to the year. As of December 31, 2014, each executive had received all of the base salary earned during 2014, except for the portion earned in the final payroll period that began in 2014 and ended in 2015.

David A. Fisher

	Resignation or Retirement		Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$—		$540,800	(1)	$2,127,882	(2)
Short-term incentive compensation	943,976	(3)	943,976	(3)	943,976	(3)	404,561	(4)
Accelerated vesting of share-based awards	—		—		—		3,264,830	(5)
Accelerated vesting of SERP balance	—		—		—		119,871	(6)
Accelerated vesting of NQSP balance	—		9,876	(6)	—		9,876	(6)
Continued health benefits	—		—		—		77,464	(7)
Accrued & unused paid time off	43,680	(8)(9)	43,680	(8)	43,680	(8)	43,680	(8)
Outplacement benefits	—		—		—		50,000

Total	$987,656		$997,532		$1,528,456		$6,098,164

(1)	Includes twelve months base salary payable over a twelve-month period following termination that would be payable under the terms of our Severance Pay Plan for Executives. Mr. Fisher was President and Chief Executive Officer as of December 31, 2014.
(2)	This amount is (a) two times Mr. Fisher’s base salary as of December 31, 2014 and (b) two times his target STI award that would be payable under the terms of the Change-in-Control Severance Agreement with Mr. Fisher. To be paid as a lump sum.
(3)	This amount is the actual 2014 STI and discretionary bonus award paid to Mr. Fisher in 2015 for 2014 service.
(4)	This amount is the target award under the 2014 STI plan that would be payable under the terms of the Change-in-Control Severance Agreement with Mr. Fisher.
(5)	This is the intrinsic value as of December 31, 2014 of (a) 146,668 RSUs granted to Mr. Fisher during 2014 and (b) 350,000 stock options granted to Mr. Fisher during 2014, all of which were granted under the Enova LTIP and were unvested as of December 31, 2014. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options.”
(6)	Represents the unvested portion of Mr. Fisher’s Enova SERP balance at December 31, 2014.
(7)	Consists of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (a) six times the first monthly Employer COBRA Premium and (b) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum.
(8)	Calculated based on Mr. Fisher’s salary at December 31, 2014. Assumes none of Mr. Fisher’s 168 hours of accrued paid time off available for the 2014 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. Fisher is employed, requires payment of accrued and unused paid time off.

Robert S. Clifton

	Resignation, Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$79,800	(1)	$323,009	(2)
Short-term incentive compensation	191,000	(3)	191,000	(3)	83,609	(4)
Accelerated vesting of share-based awards	—		—		529,343	(5)
Continued health benefits	—		4,361	(6)	13,084	(7)
Accrued & unused paid time off	19,336	(8)(9)	19,336	(8)	19,336	(8)
Outplacement benefits	—		—		25,000

Total	$210,336		$294,497		$993,381

(1)	Includes four months base salary payable over a four-month period following termination that would be payable under the terms of our Severance Pay Plan for Executives. Mr. Clifton was Vice President—Chief Financial Officer and Treasurer as of December 31, 2014.
(2)	This amount is (a) Mr. Clifton’s base salary as of December 31, 2014 and (b) his target STI award that would be payable under the terms of the Executive Change-in-Control Severance Agreement. To be paid as a lump sum.
(3)	This amount is the actual 2014 STI award paid to Mr. Clifton in 2015 for 2014 service.
(4)	This amount is the target award under the 2014 STI plan that would be payable under the terms of the Change-in-Control Severance Agreement with Mr. Clifton.
(5)	This is the intrinsic value as of December 31, 2014 of (a) 23,780 RSUs granted to Mr. Clifton during 2014 and (b) 67,793 stock options granted to Mr. Clifton during 2014, all of which were granted under the Enova LTIP and were unvested as of December 31, 2014. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation— Restricted Stock Units and Stock Options.”
(6)	Consists of Employer COBRA Premiums to be paid over a four-month period and Employer Supplemental Executive Health Care Premiums to be paid over a four-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(8)	Calculated based on Mr. Clifton’s salary at December 31, 2014. Assumes none of Mr. Clifton’s 168 hours of accrued paid time off available for the 2014 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. Clifton is employed, requires payment of accrued and unused paid time off.

Arad Levertov

	Resignation, Retirement, Death or Disability		Involuntary Termination Other than for Cause
Severance	$—		$243,750	(1)
Short-term incentive compensation	352,000	(2)	352,000	(2)
Continued health benefits	—		22,541	(3)
Accrued & unused paid time off	26,250	(4)(5)	26,250	(4)

Total	$378,250		$644,541

(1)	Includes nine months base salary payable over a nine-month period following termination that would be payable under the terms of our Severance Pay Plan for Executives. Mr. Levertov was Executive Vice

President—Chief Operating Officer as of December 31, 2014 and is not a party to an Executive Change-in-Control Severance and Restrictive Covenant Agreement as of the date of this prospectus.
(2)	This amount is the actual 2014 STI award paid to Mr. Levertov in 2015 for 2014 service.
(3)	Consists of Employer COBRA Premiums to be paid over a nine-month period and Employer Supplemental Executive Health Care Premiums to be paid over a nine-month period.
(4)	Calculated based on Mr. Levertov’s salary at December 31, 2014. Assumes none of Mr. Levertov’s 208 hours of accrued paid time off available for the 2014 year had been used.
(5)	Under certain circumstances, Illinois, the state where Mr. Levertov is employed, requires payment of accrued and unused paid time off.

Alex T. King

	Resignation or Retirement		Death, Disability or Voluntary Termination with Good Reason		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$—		$270,375	(1)	$644,612	(2)
Short-term incentive compensation	191,000	(3)	191,000	(3)	191,000	(3)	119,295	(4)
Accelerated vesting of share-based awards	—		—		—		964,793	(5)
Continued health benefits	—		—		21,933	(6)	29,244	(7)
Accrued & unused paid time off	36,050	(8)(9)	36,050	(8)	36,050	(8)	36,050	(8)
Outplacement benefits	—		—		—		25,000
Retention bonus	—		233,333	(10)	233,333	(10)	233,333	(10)

Total	$227,050		$460,383		$752,691		$2,052,327

(1)	Includes nine months base salary payable over a nine-month period following termination that would be payable under the terms of our Severance Pay Plan for Executives. Mr. King was Senior Vice President—Operations as of December 31, 2014.
(2)	This amount is (a) Mr. King’s base salary as of December 31, 2014 and (b) his target STI award that would be payable under the terms of the Executive Change-in-Control Severance Agreement. To be paid as a lump sum.
(3)	This amount is the actual 2014 STI award paid to Mr. King in 2015 for 2014 service.
(4)	This amount is the target award under the 2014 STI plan that would be payable under the terms of the Change-in-Control Severance Agreement with Mr. King.
(5)	This is the intrinsic value as of December 31, 2014 of (a) 43,342 RSUs granted to Mr. King during 2014 and (b) 123,560 stock options granted to Mr. King during 2014, all of which were granted under the Enova LTIP and were unvested as of December 31, 2014. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options.”
(6)	Consists of Employer COBRA Premiums to be paid over a nine-month period and Employer Supplemental Executive Health Care Premiums to be paid over a nine-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve -month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(8)	Calculated based on Mr. King’s salary at December 31, 2014. Assumes none of Mr. King’s 168 hours of accrued paid time off available for the 2014 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. King is employed, requires payment of accrued and unused paid time off.
(10)	Includes $233,333 of Mr. King’s retention bonus for which payment would be accelerated under the terms of the Retention Bonus Agreement.

Lisa M. Young

	Resignation, Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/Voluntary Termination with Good Reason Following a Change-in-Control
Severance	$—		$122,050	(1)	$351,548	(2)
Short-term incentive compensation	219,000	(3)	219,000	(3)	85,214	(4)
Accelerated vesting of share-based awards	—		—		579,962	(5)
Continued health benefits	—		6,542	(6)	13,084	(7)
Accrued & unused paid time off	24,410	(8)(9)	24,410	(8)	24,410	(8)
Outplacement benefits	—		—		25,000

Total	$243,410		$372,002		$1,079,218

(1)	Includes six months base salary payable over a six-month period following termination that would be payable under the terms of our Severance Pay Plan for Executives. Ms. Young was Vice President—General Counsel & Secretary as of December 31, 2014.
(2)	This amount is (a) Ms. Young’s base salary as of December 31, 2014 and (b) her target STI award that would be payable under the terms of the Executive Change-in-Control Severance Agreement. To be paid as a lump sum.
(3)	This amount is the actual 2014 STI award paid to Ms. Young in 2015 for 2014 service.
(4)	This amount is the target award under the 2014 STI plan that would be payable under the terms of the Change-in-Control Severance Agreement with Ms. Young.
(5)	This is the intrinsic value as of December 31, 2014 of (a) 26,054 RSUs granted to Ms. Young during 2014 and (b) 74,276 stock options granted to Ms. Young during 2014, all of which were granted under the Enova LTIP and were unvested as of December 31, 2014. See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Restricted Stock Units and Stock Options.”
(6)	Consists of Employer COBRA Premiums to be paid over a six-month period and Employer Supplemental Executive Health Care Premiums to be paid over a six-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(8)	Calculated based on Ms. Young’s salary at December 31, 2014. Assumes none of Ms. Young’s 208 hours of accrued paid time off available for the 2014 year had been used.
(9)	Under certain circumstances, Illinois, the state where Ms. Young is employed, requires payment of accrued and unused paid time off.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

For a description of certain voting arrangements relating to the shares of our common stock retained by Cash America following the distribution, see “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Stockholder’s and Registration Rights Agreement” included elsewhere in this prospectus. The following table provides information with respect to the beneficial ownership of our common stock immediately after the distribution by (1) each stockholder who is a beneficial owner of more than 5 percent of our outstanding common stock based on publicly available information, (2) each of our directors, (3) each executive officer named in the 2014 Summary Compensation Table (as set forth in “Executive Compensation—Compensation Discussion and Analysis”) and (4) all of our executive officers and directors as a group. Except as otherwise noted above or in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. The mailing address for each of the directors and executive officers listed below is 200 W. Jackson Blvd., Suite 2400, Chicago, Illinois 60606.

We have based the percentages below on each person’s beneficial ownership of our common stock as of March 13, 2015 unless we indicate some other basis for the share amounts. As of March 13, 2015, we had 33,000,000 shares of common stock outstanding.

Principal Stockholders and Address	Number of Shares Beneficially Owned (1)(2)		Percent of Common Stock Outstanding
Cash America International, Inc. 1600 W. 7th Street Fort Worth, TX 76102	6,596,926	(3)	20%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	2,513,766	(4)	7.6%
FMR LLC 245 Summer Street Boston, MA 02210	1,965,869	(5)	6.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,728,333	(6)	5.2%
Daniel R. Feehan	294,590	(7)	*
David A. Fisher	7,429		*
William M. Goodyear	—		*
James A. Gray	19,600	(8)	*
David C. Habiger	—		*
Gregg A. Kaplan	4,585	(9)	*
Mark A. Tebbe	10,000	(10)	*
Robert S. Clifton	3,180
Alex T. King	1,347		*
Arad Levertov	—		*
Lisa M. Young	—		*
All directors and executive officers as a group (11)	342,313		1.0%

*	Indicates ownership of less than 1.0% of our common stock.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.
(2)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A (“Section 409A”) of the Code. Any such delay has not been considered for the purposes of this table.

(3)	As discussed in “Certain Relationships and Related Transactions—Agreements Between Us and Cash America—Stockholder’s and Registration Rights Agreement,” Cash America has granted us a proxy to vote its share in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Cash America to a person other than Cash America, and neither the voting agreement nor the proxy limits or prohibits any such sale or transfer.
(4)	According to a Schedule 13G filed with the SEC on February 2, 2015, BlackRock, Inc. has sole voting power with respect to 2,450,996 shares and has the sole right to dispose of all 2,513,766 shares.
(5)	A Schedule 13G was filed by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson on February 11, 2015. The filing provides that Mr. Johnson is a director and the chairman of FMR LLC and that Ms. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC. Members of Mr. Johnson’s family, including Ms. Johnson, are the predominant owners of approximately 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. The Schedule 13G further provides that neither FMR LLC, nor Mr. Johnson nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the boards of trustees of such funds. Fidelity Management & Research Company, according to such filing, carries out the voting of the shares under written guidelines established by the boards of trustee of such funds.
(6)	According to a Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group. has sole voting power with respect to 35,016 shares and has the sole right to dispose of 1,696,062 shares.
(7)	Includes shares that will be payable under deferred vested RSUs relating to Cash America common stock that could become deliverable to Mr. Feehan within 60 days following March 13, 2015 due to the termination of his employment. Also includes 51,814 shares held in an irrevocable trust of which Mr. Feehan is sole trustee.
(8)	Includes 15,500 shares held in an irrevocable trust of which Mr. Gray is the sole trustee and sole beneficiary and 4,100 shares held in a revocable trust of which Mr. Gray is the sole trustee and sole beneficiary.
(9)	Represents shares held in an irrevocable trust of which Mr. Kaplan is the sole trustee and sole beneficiary.
(10)	Represents shares held in a revocable trust of which Mr. Tebbe is the sole trustee.
(11)	Includes all of our current directors and all executive officers employed by us as of March 13, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

Our written related person transaction policy governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director, partner, principal or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions, or series of transactions, that involve (i) compensation arrangements of any executive officer, if such arrangements have been approved by the Board or one of its committees, (ii) less than $60,000, (iii) rates or charges that are determined by competitive bids, (iv) the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (v) services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The policy also does not cover transactions, or series of transactions, that arise solely from the ownership of a class of our equity securities if all holders of that class of our equity securities received the same benefit on a pro rata basis.

Our nominating and corporate governance committee, or another committee of the Board of Directors comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, our nominating and corporate governance committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning such related person transaction and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under the NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board of Directors meeting to consummate a related person transaction involving $120,000 or less, our nominating and corporate governance committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another nominating and corporate governance committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate of his is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

The Separation from Cash America

Our separation from Cash America was accomplished by means of the distribution by Cash America of 80 percent of the outstanding shares of Enova common stock to holders of Cash America common stock entitled to such distribution, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Separation From Cash America” included elsewhere in this prospectus.

Historical Relationship with Cash America

Prior to the Spin-off, we were a wholly-owned subsidiary of Cash America. Cash America historically provided corporate services such as executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting for which we are now responsible. Expenses allocated to us by Cash America relating to these services were $9.1 million, $10.0 million and $10.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Historically, we funded our strategic and operating capital needs through a combination of cash flows from operating activities and affiliate advances from Cash America. Our affiliate advances were evidenced through borrowings under an intercompany credit agreement with Cash America. On May 30, 2014 we issued and sold the Old Notes in a private offering and terminated our credit agreement with Cash America. We used all of the net proceeds, or $479.0 million, of the Old Notes offering to repay all of our intercompany indebtedness due to Cash America, which was $361.4 million as of May 30, 2014, and the remaining net proceeds in the amount of $117.6 million were used to pay a significant portion of cash dividends to Cash America. In addition, prior to the Spin-off and when we were a subsidiary of Cash America, we also guaranteed Cash America’s long-term debt. Those guarantees were released in connection with the Spin-off.

On May 30, 2014, we paid Cash America a $120.7 million dividend, a substantial portion of which was paid from the net proceeds under the Old Notes. We also paid a cash dividend of $1.7 million to Cash America on June 30, 2014.

Prior to the Spin-off, Cash America guaranteed our performance of our obligations to third party lenders under our CSO programs, totaling $36.3 million and $41.4 million as of December 31, 2013 and December 31, 2014, respectively, and our obligations under the leases covering certain of our leased premises for which we are liable for an aggregate amount of approximately $4.0 million to be paid during the remaining lease term that expires on June 30, 2017, which amount will decline over time. Cash America no longer guarantees our obligations to third-party lenders that participate in our CSO programs but still guarantees our obligations under the leases covering our current headquarters location. We have agreed to indemnify Cash America for any liability incurred by it based on guarantees of our obligations under the leases covering our current headquarters location.

Additionally, prior to the Spin-off, we and our domestic subsidiaries participated jointly and severally with certain other subsidiaries of Cash America and guaranteed long-term debt of Cash America of $638.2 million and $468.1 million at December 31, 2013 and 2012, respectively. We were released from such guarantees in connection with consummation of the Spin-off.

Related-Party Transactions

Prior to the Spin-off, we were a subsidiary of Cash America and we engaged in related-party transactions with Cash America. Those transactions are described in more detail in Note 15 of the notes to our audited financial statements included elsewhere in this prospectus and in “Certain Relationships and Related Transactions.”

Prior to the Spin-off, we paid Cash America compensation for loans made to or arranged for customers who were referred from Cash America. We paid $1.2 million for each of the years ended December 31, 2014, 2013 and 2012 pursuant to this arrangement. In addition, prior to the Spin-off, we administered the consumer loan underwriting model utilized by Cash America’s Retail Services Division in exchange for the reimbursement of our direct third-party costs incurred in providing the service. We received $0.6 million, $0.9 million and $1.5 million for the years ended December 31, 2014, 2013 and 2012, respectively, pursuant to this arrangement.

As discussed under “Directors, Executive Officers and Corporate Governance—Executive Officers,” the individuals listed below are executive officers of Enova. As executive officers of Enova, each person is considered a “related person” (as defined in Item 404(a) of Regulation S-K). On the date of the Spin-off, unvested RSUs of Cash America common stock held by Mr. Fisher, our president and chief executive officer, (as shown below) vested. See “Security Ownership of Beneficial Owners and Management and Related Stockholder Matters” for information regarding the shares of Enova that Mr. Fisher received in connection with these RSUs and the Spin-off. The number of Cash America RSUs that vested, the approximate expense thereof, and the approximate dollar value of the related-persons’ interests in the transaction are as follows:

Name	No. of Cash America Restricted Stock Units Held as of November 12, 2014 (1)	Amount of Expense (2)	Approximate Dollar Value of Shares as of November 12, 2014 (3)
David A. Fisher	14,260	$687,189	$728,686
Kirk Chartier	—	—	—
Alex T. King	—	—	—
Arad Levertov	—	—	—
Robert S. Clifton	—	—	—
Joseph DeCosmo	—	—	—
John J. Higginson	—	—	—
Sean Rahilly	—	—	—
Daniel Shteyn	—	—	—
Lisa M. Young	—	—	—

(1)	On January 29, 2013 Mr. Fisher received a special one-time grant of 14,260 Cash America RSUs. The number of RSUs granted to Mr. Fisher by Cash America was determined by dividing $600,000 by the average closing price of Cash America common stock for the 20 trading-day period ending on the day before the grant date.
(2)	The amount shown represents the grant date fair value in compliance with ASC 718, Compensation—Stock Compensation, or ASC 718, for RSU awards granted under Cash America’s long-term incentive plan. In accordance with ASC 718, the amount in this column was calculated by multiplying the number of RSUs granted by the closing stock price of Cash America’s common stock on the last trading day preceding the grant date, which was $48.19.
(3)	The approximate dollar value of the RSU grant was calculated by multiplying the number of RSUs granted by the closing stock price of Cash America’s common stock on the day prior to the Spin-off, or November 12, 2014, which was $51.10. Mr. Fisher’s RSUs vested on the date of the Spin-off.

In addition, Cash America granted cash-based performance unit awards to our officers and certain other employees in 2012, 2013 and 2014. Any of the cash-based performance units granted in 2013 and 2014 that were scheduled to vest within twelve months from the date of Spin-off vested on the effective date of the Spin-off, with the vested value to be paid in cash. The value of vested cash-based performance units granted in 2013 and 2014 was based on our earnings before interest, taxes, depreciation and amortization adjusted for certain items, or LTI Adjusted EBITDA, for the most recent twelve-calendar month period ending before the date of the Spin-off, or October 2014, compared to (i) our 2012 LTI Adjusted EBITDA for the awards granted in 2013 and (ii) our 2013 LTI Adjusted EBITDA for the awards granted in 2014. The remaining portion of these cash-based performance unit awards that were scheduled to vest after the date of the Spin-off were terminated. In addition, the cash-based performance unit awards that were granted to our officers and certain other employees in July 2012 that were scheduled to vest on January 1, 2015, which was their final vesting date, vested on the effective date of the Spin-off, with the vested value to be paid in cash. The value of these cash-based performance units that were granted in July 2012 was as follows: (i) 50% was based on our year-to-date LTI Adjusted EBITDA through the last day of the calendar month preceding or coincident with the date of the Spin-off compared to the same period year-to-date LTI Adjusted EBITDA for the year prior to the Spin-off, (ii) 25% was based on our

2013 LTI Adjusted EBITDA compared to our 2012 LTI Adjusted EBITDA, and (iii) 25% was based on our LTI Adjusted EBITDA for the last six months of 2012 compared to our LTI Adjusted EBITDA for the last six months of 2011.

The cash payments to be made for the performance units that vested on the date of the Spin-off under these awards was determined in accordance with the provisions described above. The performance units that vested for each executive officer upon the Spin-off, and the amount that was paid to each executive officer in December 2014 is set forth below:

	Performance Units that Vested on the Spin-off Date
Name	Performance Units Granted in 2012	Performance Units Granted in 2013	Performance Units Granted in 2014	Total Value of the Performance Units
David A. Fisher	—	5,125.500	1,528.125	$972,522
Kirk Chartier	—	—	481.500	$111,116
Alex T. King	4,668	3,986.625	848.875	$1,626,954
Arad Levertov	3,668	2,684.625	918.375	$1,263,869
Robert S. Clifton	1,934	1,291.875	405.875	$628,286
Joseph DeCosmo	—	—	390.000	$90,001
John J. Higginson	—	—	—	$—
Sean Rahilly	—	—	339.125	$78,260
Daniel Shteyn	1,934	895.500	353.250	$551,942
Lisa M. Young	1,934	1,310.625	413.875	$633,169

See “—Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Cash America Performance Units—2014” for a discussion of long-term incentive awards under the Enova LTIP that our management development and compensation committee has approved to be made to our executive officers, including our named executive officers. These awards included (a) restricted stock units and (b) a special one-time grant of options to purchase Enova stock. These awards were granted on December 13, 2014.

We have in effect a Code of Business Conduct and Ethics, or the Code of Conduct, and a Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons, or the Related-Party Transaction Policy. The Code of Conduct prohibits our employees from entering into a transaction with companies in which the employee, a family relative of the employee or personal friend of the employee has a financial or other interest for the purpose of benefiting the associate, relative or friend without the approval of the associate’s supervisor or the legal department. The Related-Party Transaction Policy requires a member of management to notify our Board of Directors, or the Board, or an appropriate committee of the Board, of any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related-party transaction. For purposes of the company’s Related-Party Transaction Policy, a related-party transaction includes a transaction in which the company (including its affiliates) is a participant and in which any director, executive officer or shareholder owning at least 5% of the total equity of Enova (or any of their respective immediate family members or an entity in which such director, executive officer, shareholder or any of their respective immediate family members holds or controls more than 5% of such entity’s total equity) has or will have a direct or indirect material interest. Any such transaction or relationship will be reviewed by our company’s management or the appropriate Board committee to ensure it does not constitute a conflict of interest and is reported appropriately. Additionally, our nominating and corporate governance committee’s charter provides for the committee to conduct an annual review of related-party transactions between each of our directors and the company (and its affiliates) and to make recommendations to the Board of Directors regarding the continued independence of each Board member.

Agreements Between Us and Cash America

As part of the Spin-off, we entered into a Separation and Distribution Agreement and several other agreements with Cash America to effect the Spin-off and to provide a framework for our relationship with Cash America after the Spin-off. These agreements provide for the allocation between us and Cash America of the assets, liabilities and obligations of Cash America and its subsidiaries, and govern various aspects of the relationship between us and Cash America subsequent to the Spin-off, including with respect to transition services, registrations rights, tax matters and other commercial relationships. In addition to the Separation and Distribution Agreement, which contains key provisions related to the Spin-off, these agreements include:

•	Tax Matters Agreement;

•	Transition Services Agreement;

•	Stockholder’s and Registration Rights Agreement; and

•	Software Lease and Maintenance Agreement.

Separation and Distribution Agreement

The Separation and Distribution Agreement governs the terms of the separation of our e-commerce business from Cash America’s retail services business. Generally, the Separation and Distribution Agreement includes Cash America’s and our agreements relating to the restructuring steps taken to complete the Spin-off, including the assets, equity interests and rights to be transferred, liabilities to be assumed, contracts to be assigned and related matters. The Separation and Distribution Agreement provided for the transfer of specified assets (including the equity interests of certain Cash America subsidiaries, if necessary) and liabilities between the companies that operate the e-commerce business after the Spin-off, on the one hand, and Cash America’s remaining storefront retail services business, on the other hand, which transfers were consummated as part of the Spin-off. The Separation and Distribution Agreement also requires that we file a registration statement to register the shares of common stock retained by Cash America, including the shares retained by Cash America for delivery under Cash America’s long-term incentive plans. We have filed a registration statement on Form S-1 (File No. 333-199733) in order to satisfy that filing obligation, in accordance with the terms of the Stockholder’s and Registration Rights Agreement. Such registration statement has not yet been declared effective by the SEC.

Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, neither Cash America nor Enova made any representation or warranty as to the assets, equity interests, business or liabilities transferred or assumed as part of the Spin-off, as to any approvals or notifications required in connection with the transfers, as to the value or freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Cash America or Enova or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value transferred in connection with the Spin-off. All assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or governmental approvals were not obtained or that any requirements of laws, agreements, security interests or judgments were not complied with.

Tax Matters Agreement

The Tax Matters Agreement governs Cash America’s and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-off and certain related transactions to qualify as tax-free for federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

In general, under the Tax Matters Agreement, responsibility for taxes for periods prior to the Spin-off was allocated in the following manner:

•	With respect to any U.S. federal income taxes of the affiliated group of which Cash America is the common parent, Cash America generally is responsible for filing and paying all such taxes, and we will reimburse Cash America for the portion of the taxes attributable to us.

•	With respect to U.S. state or local income taxes of any state or local consolidated, combined or unitary group that includes Cash America or one of its subsidiaries and us, Cash America generally is responsible for filing and paying such taxes of the consolidated, combined or unitary group, and we will reimburse Cash America for the portion of the consolidated or combined taxes attributable to us.

•	Cash America generally is responsible for filing and paying any U.S. federal, state or local or foreign income taxes reportable on returns that include only Cash America and its subsidiaries (excluding us and our subsidiaries), and we generally are responsible for filing and paying any U.S. federal, state or local or foreign income taxes reportable on returns that include only us or our subsidiaries.

•	We and Cash America are responsible for certain non-income taxes, such as property, excise, sales and use taxes, attributable to each company and its respective subsidiaries (or property owned by such company or one of its subsidiaries following the Spin-off).

In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the Spin-off and certain related transactions. The Tax Matters Agreement provides special rules allocating tax liabilities in the event the Spin-off, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party is responsible for any taxes imposed on Cash America that arise from the failure of the Spin-off and certain related transactions to qualify as a tax-free transaction for federal income tax purposes within the meaning of Section 355 and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

The Tax Matters Agreement also sets forth Cash America’s and our obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Transition Services Agreement

In connection with the Spin-off, we entered into a Transition Services Agreement with Cash America, pursuant to which Cash America provides to us, on a transitional basis, certain information systems support generally consistent with the services provided by Cash America to us before the Spin-off. The charges for the transition services generally are intended to allow Cash America to fully recover the costs directly associated with providing the services to us, plus all out-of-pocket costs and expenses, with nominal profit. The charges for the transition services generally are approximately $18,000 per month plus reimbursement of Cash America’s out-of-pocket expenses. We have been preparing for the transition of the services provided by Cash America, or third-party providers on behalf of Cash America, to us under the Transition Services Agreement. We expect that we will be able to complete the transition of those services on or before 12 months following the completion of the Spin-off.

Subject to certain exceptions, Cash America’s liability for providing services under the Transition Services Agreement generally is limited to the aggregate amount (excluding any third-party costs and expenses included in such amount) actually paid to Cash America by us pursuant to the Transition Services Agreement. The Transition Services Agreement also provides that Cash America shall not be liable to us for any consequential, special, indirect, incidental, punitive, or exemplary damages.

Stockholder’s and Registration Rights Agreement

Prior to the Spin-off, we and Cash America entered into a Stockholder’s and Registration Rights Agreement pursuant to which we agreed that, upon the request of Cash America, we will use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Cash America after the Spin-off. As discussed above in “—Separation and Distribution Agreement,” we have filed a registration statement to register such shares in accordance with the terms of the Separation and Distribution Agreement. In addition, Cash America granted us a proxy to vote the shares of our common stock that Cash America retained immediately after the Spin-off in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Cash America to a person other than Cash America, and neither the voting agreement nor the proxy limits or prohibits any such sale or transfer.

Software Lease and Maintenance Agreement

In connection with the Spin-off, we entered into a Software Lease and Maintenance Agreement with Cash America whereby we lease a version of our consumer loan underwriting model to Cash America for its use in its consumer credit business and provide maintenance of that model for a term of three (3) years with successive one (1) year renewal options until such time as either party elects to terminate the agreement. Cash America pays us lease and maintenance fees under this agreement.

Director Independence

Our common stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of our Board of Directors within a specified period following the completion of the distribution. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent within a specified period following the completion of the distribution. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our management development and compensation committee, or the Compensation Committee, must also qualify as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code, or Section 162(m).

Our Board of Directors has determined that none of Messrs. Goodyear, Gray, Habiger, Kaplan and Tebbe, representing five (5) of our seven (7) directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. Our Board of Directors also determined that each of Messrs. Goodyear (chair), Gray and Tebbe, who comprise our audit committee, Messrs. Habiger (chair), Kaplan and Tebbe, who comprise our Compensation Committee, and Messrs. Goodyear, Gray (chair), Habiger, Kaplan and Tebbe, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by the rules of the NYSE and applicable SEC rules. In making these determinations, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

DESCRIPTION OF CASH AMERICA LONG-TERM INCENTIVE PLAN SHARES AND AWARDS

Under Cash America’s long-term incentive plans, Cash America’s non-management directors have been permitted to annually elect to defer receipt of a portion of their fees earned for board service, with such deferred fees payable in shares of Cash America common stock, or deferred shares, at the time of separation from service as a director or until a later date that may be specified by the director. Upon the deferral of such shares, shares of Cash America stock have been transferred to a rabbi trust, or the directors’ shares trust, to be held until the deferred shares are required to be distributed to the applicable director. As of the date of this prospectus, 31,577 deferred shares of Cash America common stock are held in the directors’ shares trust.

In addition, under Cash America’s long-term incentive plans, Cash America has previously made grants of long-term incentive awards in the form of RSUs to certain employees, officers and members of the Cash America Board of Directors. Each RSU entitles its holder to one share of Cash America common stock upon vesting of the RSU or, in some circumstances, upon a later date after vesting, or deferred RSUs. If an RSU holder leaves Cash America’s employment or ceases to serve as a director prior to the RSU vesting, if applicable, he or she forfeits the RSUs and underlying stock. Cash America has 301,747 vested deferred RSUs outstanding as of December 1, 2014. Cash America also has 401,141 RSUs that are not vested as of December 1, 2014 that are scheduled to vest after such date, subject to forfeiture if the vesting requirements for each award are not met.

The shares of Cash America common stock relating to the deferred shares and the RSUs were registered under the Securities Act by Cash America.

In connection with the distribution and pursuant to Cash America’s long-term incentive plans and award agreements, the Cash America Compensation Committee determined that all outstanding RSU holders on the date of the distribution would be treated the same as shareholders of Cash America, and upon vesting and lapse of any applicable deferral period, if any, payment of such RSUs will be settled in shares of Cash America stock as evidenced by the RSUs plus the applicable number of shares of our common stock determined in the same proportion allocated to other shareholders of Cash America in connection with the distribution. As a result, outstanding RSUs that were held by directors, officers and employees of Cash America as of the date of the distribution are payable in both Cash America common stock and in shares of our common stock by applying the distribution ratio applicable to the distribution in the same way as if the shares of Cash America subject to these awards were fully vested outstanding shares of Cash America common stock on the distribution date. The distribution ratio was 0.915 shares of Enova common stock for each one share of Cash America common stock. The RSUs that are payable in Cash America shares and our shares are subject to substantially the same terms, vesting conditions and other restrictions and conditions immediately following the distribution date as in effect immediately prior to the distribution date.

In addition, on the date of the distribution, the holders of deferred shares received 0.915 shares of Enova common stock for each one share of Cash America common stock, or 28,893 shares of our common stock. These shares were transferred into the directors’ shares trust.

In connection with the distribution, Cash America retained 20% of our outstanding shares, and Cash America will use a portion of the shares retained by it to meet the payment obligations of Enova shares under the deferred shares and the RSU awards, if such RSU awards vest and when shares become payable under the applicable long-term incentive plan and applicable award agreements. On October 30, 2014, we filed a registration statement on Form S-1 (File No. 333-199733) with the SEC to register 6,596,926 shares of our common stock retained by Cash America in the distribution. Such registration statement includes up to 685,087 shares of our common stock, representing approximately 2.08% of our outstanding shares, for delivery to holders of outstanding unvested RSUs, vested deferred RSUs and unvested deferred RSUs which were granted by Cash America to certain of Cash America’s officers, directors and employees. As of the date of this prospectus, such registration statement has not yet been declared effective.

DESCRIPTION OF CERTAIN FINANCING ARRANGEMENTS

Credit Agreement

On May 14, 2014, we and certain of our domestic subsidiaries, as guarantors, entered into the Credit Agreement with Jefferies Finance LLC, as administrative agent, and Jefferies Group LLC, as lender. The Credit Agreement provides for our unsecured revolving line of credit in an aggregate principal amount of up to $65.0 million. The Credit Agreement contains customary representations and warranties and covenants (including financial maintenance covenants) and permits dividends only if certain conditions are met, including that the aggregate amount of certain restricted payments under the Credit Agreement (including dividends on our common stock) may not exceed $35 million plus 50% of our cumulative net income (as defined in the Credit Agreement) after June 30, 2014. Loans under the revolving line of credit may be made in dollars or in designated foreign currencies.

Our revolving line of credit may be used for our and our subsidiaries’ general corporate purposes, including possible acquisitions. Interest on the loans borrowed under the Credit Agreement will be charged, at our option, at either LIBOR for one week or one-, two-, three- or six-month periods, as selected by us, plus a margin varying from 2.50% to 3.75% or at the agent’s base rate plus a margin varying from 1.50% to 2.75%. The margin for the Credit Agreement borrowings is dependent on our cash flow leverage ratios. We will also be required to pay a fee on the unused portion of the line of credit ranging from 0.25% to 0.50% (0.375% as of December 31, 2014) based on our cash flow leverage ratios. Our Credit Agreement will mature on June 30, 2017. The revolving line of credit under the Credit Agreement was undrawn as of December 31, 2014.

The Credit Agreement also includes a sub-limit of up to $20.0 million for standby or commercial letters of credit. In the event that an amount is paid by the issuing bank under a letter of credit, it will be due and payable by us on demand. Pursuant to the terms of the Credit Agreement, we agree to pay fees equal to the LIBOR margin per annum on the undrawn amount of each outstanding standby letter of credit plus a one-time commercial letter of credit fee of 0.20% of the face amount of each commercial letter of credit plus 0.25% per annum on the average daily amount of the total letter of credit exposure. We had standby letters of credit of $6.6 million under our Credit Agreement as of December 31, 2014.

On March 25, 2015, we, certain of our domestic subsidiaries, as guarantors, and the administrative agent entered into an amendment of our Credit Agreement. This amendment reduced our unsecured revolving line of credit to $65.0 million (from $75.0 million) and increased an additional senior secured indebtedness basket to the greater of $20.0 million or 2.75% of consolidated total assets (as defined in the Credit Agreement) (from $15.0 million or 2% of consolidated total assets). In addition, the amendment revised certain definitions and provisions relating to limitations on indebtedness, investments, dispositions, fundamental changes and burdensome agreements to allow certain of our foreign subsidiaries, which opt to become guarantors of our obligations under the Credit Agreement, to be treated as domestic subsidiaries for purposes of those provisions. We currently do not have any foreign subsidiaries that have elected to become guarantors under our Credit Agreement.

DESCRIPTION OF EXCHANGE NOTES

Enova International will issue the Exchange Notes under the Indenture, dated as of May 30, 2014 (the “Indenture”), among Enova International, Inc., the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). This is the same indenture under which the Old Notes were issued. Any Old Note that remains outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. The Exchange Notes will be referred to in this “Description of Exchange Notes” as the “Notes” or the “notes.”

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Certain defined terms used in this description are defined under the caption “—Certain Definitions.” In this description, the term “Company” refers only to Enova International, and any successor obligor on the Notes, and not to any of its subsidiaries.

General

The Notes:

•	are unsecured senior obligations of the Company, ranking equally in right of payment with all existing and future unsubordinated obligations of the Company;

•	were issued in an original aggregate principal amount of $500.0 million;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Company;

•	are effectively junior to any secured Indebtedness of the Company, to the extent of the value of the assets of the Company securing such Indebtedness;

•	mature on June 1, 2021;

•	bear interest at 9.75% per annum, payable semiannually on each June 1 and December 1 to holders of record on May 15 or November 15 immediately preceding the interest payment date; and

•	bear interest on overdue principal and overdue interest, at 1% per annum higher than the rate otherwise applicable to the Notes.

Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months.

Additional Notes

Subject to the covenants described below, the Company may issue Notes under the Indenture having the same terms in all respects as the Notes, or in all respects except with respect to interest paid or payable on or prior to the first interest payment date, after the issuance of such Notes (such Notes, “Additional Notes”). The Old Notes, the Exchange Notes and any Additional Notes are treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes, and such Additional Notes will be fungible with the existing Notes for U.S. federal income tax purposes or will be issued under a separate CUSIP number.

Note Guarantees

The obligations of the Company pursuant to the Notes are unconditionally Guaranteed, jointly and severally, on an unsecured senior basis by all of the Company’s current Domestic Subsidiaries. If the Company creates or acquires a Domestic Subsidiary after the Issue Date, such new Domestic Subsidiary, unless it is an Unrestricted Subsidiary, must provide a Guarantee of the Notes (a “Note Guarantee”). Each Note Guarantee:

•	is a senior unsecured obligation of the applicable Guarantor;

•	ranks equal in right of payment with all existing and future unsubordinated Indebtedness of the applicable Guarantor;

•	ranks senior in right of payment to all existing and future subordinated Indebtedness of the applicable Guarantor; and

•	is effectively junior to any secured Indebtedness of such Guarantor, to the extent of the value of the assets of such Guarantor securing such Indebtedness.

Additionally, the Company’s Foreign Subsidiaries are obligated to execute a Note Guarantee in connection with becoming liable for Indebtedness of the Company, a Guarantor or Cash America. See “—Additional Note Guarantees” for additional information. As of the date of this prospectus, Foreign Subsidiaries and Unrestricted Subsidiaries do not Guarantee the Company’s obligations under the Notes. The Company has the ability to designate Restricted Subsidiaries that are Guarantors as Unrestricted Subsidiaries in accordance with the applicable provisions of the Indenture. See “—Ranking.”

The Indenture permits the Company and its Subsidiaries to Incur additional Indebtedness, including secured Indebtedness, in the future.

The obligations of each Guarantor under its Note Guarantee is limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantee and require noteholders to return payments received from us or the guarantor.”

The Note Guarantee of a Guarantor and its obligations under the Indenture will terminate automatically:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of the Indenture;

(2) in connection with any sale, issuance or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, issuance or other disposition complies with the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale, issuance or other disposition;

(3) if the Company designates any of its Restricted Subsidiaries that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) in the event that such Guarantor was required to become a Guarantor under the provisions of the covenant described under “Additional Note Guarantees” by virtue of clause (ii) thereof, at such time as such Guarantor shall cease to Guarantee any Indebtedness of the Company or any other Guarantor; or

(5) upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge.”

Ranking

The Notes rank equally with or senior to all Indebtedness of the Company and the Guarantors, but are effectively junior to all secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of December 31, 2014, the Company and the Guarantors had no secured Indebtedness. Subject to the limits described under “—Certain Covenants—Liens,” the Company and its Restricted Subsidiaries may incur additional secured Indebtedness.

The Company’s Foreign Subsidiaries have not guaranteed the Notes. Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company (other than the Guarantors). As of December 31, 2014, the total liabilities of the Company’s Subsidiaries (other than the Guarantors) were approximately $2.2 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and Disqualified Stock or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Disqualified or Preferred Stock under the Indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to June 1, 2017.

Optional Redemption on or after June 1, 2017

On and after June 1, 2017, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest, if any, due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 1 of each of the years set forth below.

YEAR	PERCENTAGE
2017	107.313%
2018	104.875%
2019	102.438%
2020 and thereafter	100.000%

Optional Redemption with Proceeds of Certain Equity Offerings

Prior to June 1, 2017, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price of 109.75% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest, if any, due on the relevant interest payment date) if:

•	such redemption is made with the proceeds of one or more Equity Offerings;

•	at least 65% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

•	the redemption occurs within 90 days of such Equity Offering.

Optional Redemption at Make-Whole Price

Prior to June 1, 2017, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium, and accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest, if any, due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on June 1, 2017 (such redemption price being described in the second paragraph in the “—Optional Redemption on or after June 1, 2017” section exclusive of any accrued interest, if any) plus (2) all required remaining scheduled interest payments due on such Note through June 1, 2017 (but excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2017; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to June 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales,” the Company is not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes. The Company or any Subsidiary of the Company may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

Notice of any redemption upon any Equity Offering or other securities offering or financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, at the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, securities offering, financing or Change of Control.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest, if any, will cease to accrue on the principal amount of the Notes or portions of Notes called for redemption and for which funds have been set aside for payment.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, unless the Company has mailed a redemption notice with respect to all of the outstanding Notes as described under “—Optional Redemption,” each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all of the outstanding Notes as described under “—Optional Redemption,” the Company will mail a notice to each holder with a copy to the Trustee (the “Change of Control Offer”) stating:

•	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts regarding such Change of Control;

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

•	the instructions, as determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

On a date that is at least 30 but no more than 60 days from the date on which the Company mailed notice of the Change of Control (the “Change of Control Payment Date”), the Company will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control Offer feature of the Indenture and Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and thus the removal of incumbent management. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect its capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens.” Such restrictions can only be waived with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing the Company or such Restricted Subsidiary from further liability;

(ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion); and

(iii) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $15.0 million and 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for purposes of this provision.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale by the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option:

(i) to permanently reduce Indebtedness of the Company or any Guarantor (and in the case of a revolving credit, to correspondingly reduce commitments with respect thereto);

(ii) with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Subsidiary;

(iii) to the making of a Capital Expenditure or the acquisition of a controlling interest in another business or other asset, in each case, that is used or useful in a Similar Business or that replaces the assets that are the subject of such Asset Sale; or

(iv) to the extent the Asset Sale constituted the sale of consumer loans, or other loans generated through the conduct of Similar Businesses, then to the making of advances and the extension of credit to customers in the ordinary course of business consistent with past practice that are either (A) recorded as accounts receivable or consumer loans on the consolidated balance sheet of the Company or (B) consumer loans the making of which are facilitated by the Company or a Restricted Subsidiary acting as a credit services organization or similar services provider in an amount no greater than the cash used to cash collateralize or repurchase such loans, provided that, in the case of clause (iii) above, a binding commitment to make a Capital Expenditure or acquire a controlling interest shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds if not actually applied or subject to a binding commitment or otherwise applied under clause (i), (ii), (iii) or (iv) of this paragraph within the applicable 365 day period.

Pending the final application of any such Net Proceeds, the Company or a Restricted Subsidiary may temporarily reduce Indebtedness under the Credit Facilities or invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” Excess Proceeds of less than $20.0 million will be carried forward and accumulated. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase Notes having a principal amount equal to (A) accumulated Excess Proceeds, multiplied by (B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. Any Excess Proceeds remaining after consummation of the Asset Sale Offer may be used by the Company and its Restricted Subsidiaries for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of the Excess Proceeds available to be applied to their repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance or accreted value, or to the extent that selection on a pro rata basis is not practicable, by lot or by such method as the Trustee considers fair and appropriate in accordance with DTC procedures. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

General

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control or Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture and Notes, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture and Notes by virtue of its compliance with such securities laws or regulations.

Notes (or portions thereof) purchased pursuant to a Change of Control Offer or an Asset Sale Offer will be cancelled and cannot be reissued.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Offer purchase price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. It is also possible that the events that give rise to a Change of Control Offer may also be events of default under the Credit Agreement or other Credit Facilities. These events may permit the lender(s) under the Credit Agreement or other Credit Facilities to demand payment and accelerate all Indebtedness outstanding thereunder. If the Company is required to repurchase the Notes pursuant to a Change of Control Offer and also repay certain amounts outstanding under the Credit Agreement or other Credit Facilities, the Company would probably require third-party financing. The Company cannot be sure that it would be able to obtain third-party financing on acceptable terms, or at all.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

(1) declare or pay any dividend on, except as described below, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Company or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary has stockholders, members or partners other than the Company or other Restricted Subsidiaries, to its other stockholders, members or partners on no more than a pro rata basis));

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by any Person or any Equity Interests of any of its Restricted Subsidiaries held by any Affiliate of the Company (in each case other than held by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(3) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, more than 30 days prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Notes or any Note Guarantee (other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)

the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (10) and (12) of the next succeeding paragraph), is, at the time of determination, less than the sum of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately preceding the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of its Equity Interests subsequent to the date of the Indenture (other than an issuance or sale to a Subsidiary of the Company and other than Excluded Contributions) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the date of the Indenture, plus

(iii) the amount by which the principal amount of any Indebtedness of the Company or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of the Indenture of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary); plus

(iv) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by the Company or any of its Restricted Subsidiaries, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary; plus

(v) 100% of any dividends or distributions received by the Company or any of its Restricted Subsidiaries subsequent to the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Company (other than any Disqualified Stock and other than Equity

Interests issued or sold to a Subsidiary of the Company) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (c)(ii) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(4) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company or any of its Restricted Subsidiaries of the Company held by employees, former employees, managers, former managers, consultants or former consultants of the Company (or any of its Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following parenthetical) of $10.0 million in any calendar year) (in each case plus the amount of net cash and proceeds received by the Company and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(5) payments of dividends on Disqualified Stock issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this caption (as determined in good faith by the Board of Directors);

(8) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4) of paragraph (b) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to those described under the caption “Repurchase at the Option of Holders—Change of Control;” provided that all Notes tendered by holders in connection with a Change of Control Offer have first been repurchased, redeemed or acquired for value;

(10) prior to the consummation of the Spin-Off, the declaration and payment of dividends by the Company to, or the making of loans to, any Parent Entity in amounts required for any such Parent Entity to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) (i) customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity and (ii) general corporate operating (including, without limitation, expenses related to legal, administrative, auditing or other accounting matters) and overhead costs and expenses of any Parent Entity, in each case, to the extent such salary, bonus, other benefits, costs and expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to any Parent Entity being a public company; and

(c) the payment of dividends, other distributions or other amounts in amounts required for such Parent Entity to pay federal, state or local income taxes (as the case may be) imposed directly on such Parent Entity to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries by virtue of such Parent Entity being the common parent of a consolidated, combined or similar tax group which the Company and/or any of its Subsidiaries are members; provided, however, the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such taxes that the Company and/or its Subsidiaries, as applicable, would have been required to pay if the Company and/or its Subsidiaries, as applicable, had been a stand-alone corporate taxpayer (or stand-alone corporate group);

(11) Restricted Payments in an amount equal to the unused amount of Excluded Contributions received since the date of the Indenture;

(12) the repayment of Indebtedness to the Parent Entity and the declaration and payment of a cash dividend to the Parent Entity that is described in the Offering Memorandum under “Use of Proceeds;” and

(13) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (13) and then outstanding, does not exceed $35.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or such Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Note Guarantees;

(2)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or such Restricted Subsidiary in an amount that, added to all other Indebtedness Incurred pursuant to this clause (2) and then outstanding, will not exceed the sum of (A) the greater of (x) $15.0 million and (y) 2.0% of Consolidated Total Assets, plus (B) the amount of any fees and expenses incurred in connection with any refinancing;

(3)	the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was Incurred pursuant to paragraph (a) or pursuant to clause (1), (7) or this clause (3) in this paragraph (b);

(4)	the Incurrence of (a) intercompany Indebtedness of the Company, a Guarantor or any other Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Guarantor; provided that (i) such Indebtedness shall be unsecured and if owing by the Company or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Company under the Notes or such Guarantor under its Note Guarantee, as the case may be, and (ii) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien securing Indenture Obligations), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (4) by the issuer of such Indebtedness and (b) intercompany Indebtedness of the Company, any Guarantor or any Foreign Subsidiary for so long as such Indebtedness is held by a Foreign Subsidiary; provided that (i) if such Indebtedness is owing by the Company or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Company under the Notes or such Guarantor under its Note Guarantee, as the case may be, and (ii) if as of any date any Person other than such other Foreign Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (17)) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (4) by the issuer of such Indebtedness;

(5)	Guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries otherwise permitted hereunder so long as the Person giving such Guarantee could have Incurred the Indebtedness or other obligations that are being Guaranteed; provided that if the Indebtedness being guaranteed (x) is subordinated to the Notes or a Note Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed or (y) is owed by any of its Restricted Subsidiaries that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Notes in the case of the Company or the Note Guarantees in the case of a Guarantor;

(6)	the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(7)	the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (1) or (4) of this covenant);

(8)	the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in connection with leases of real or personal property in the ordinary course of business;

(9)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of its Incurrence;

(10)	Indebtedness of Foreign Subsidiaries (and any Permitted Refinancing Debt in respect thereof) that, when added together with any other Indebtedness incurred under this clause (10) and then outstanding, will not exceed the greater of (x) $20.0 million (or its foreign currency equivalent) and (y) 3.0% of Consolidated Total Assets;

(11)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(12)	Indebtedness consisting of promissory notes or similar Indebtedness issued by the Company or any of its Restricted Subsidiaries to current, future or former officers, managers, and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or a Restricted Subsidiary to the extent described in clause (4) of the second paragraph under the caption “—Restricted Payments;”

(13)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $30.0 million;

(14)	the Incurrence by the Company or any Guarantor (including any Guarantees thereof) of Indebtedness pursuant to Credit Facilities in an aggregate principal amount not to exceed as of any date of Incurrence, the sum of (A) the greater of (x) $75.0 million and (y) 11.0% of Consolidated Total Assets, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees and other costs and expenses incurred in connection with such refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to “—Repurchase at the Option of Holders—Asset Sales;”

(15)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Company since immediately after the date of the Indenture from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions, proceeds of Disqualified Stock and sales of Equity Interests to the Company or any Subsidiary of the Company) as determined in accordance with clause (4)(c) of the first paragraph of “—Restricted Payments” to the extent such net cash proceeds have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(16)	(x) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company, incurred or issued to finance an acquisition or (y) Acquired Debt; provided that after giving pro forma effect to such acquisition, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (b) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition; and

(17)	the Incurrence of Cash Management Obligations.

(c) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (17) of the immediately preceding paragraph or under paragraph (a) of this covenant, the Company may, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to paragraph (a) of this covenant, and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this covenant, so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (1) through (17) above, and in part under one or more other clauses or under paragraph (a) of this covenant. Indebtedness outstanding on the date of the Indenture under the Credit Agreement, if any, shall be treated at all times as Incurred pursuant to clause (14) above.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt;

provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

(d) The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on junior Lien or priority basis.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate and an Opinion of Counsel certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted to be Incurred under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, other than Permitted Liens, without effectively providing that the Notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the Notes or any Note Guarantee, prior to) the obligations so secured for so long as such obligations are so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(3) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any agreements in effect or entered into on the date of the Indenture, including agreements governing Existing Indebtedness as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of the Indenture;

(2) the Indenture Documents;

(3) applicable law and/or any applicable rule, regulation or order;

(4) customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(5) purchase money obligations that impose restrictions of the nature described in clause (4) of the preceding sentence on the property so acquired;

(6) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;

(7) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(8) Liens that limit the right of Company or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(9) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(10) Permitted Refinancing Debt, provided that the restrictions subject to the limitations of this provision and contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11) any such encumbrance or restriction with respect to any Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, (i) if the encumbrances and restrictions subject to the limitations of this provision and contained in any such agreement or instrument taken as a whole are not materially more restrictive than the encumbrances and restrictions contained in the agreements described in clause (1) above (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more restrictive than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(12) the Credit Agreement as in effect as of the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and any additional Credit Facilities permitted under the Indenture; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or additional facilities are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture;

(13) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture Documents in the good faith judgment of the Board of Directors of the Company; and

(14) customary restrictions pursuant to the terms of a Permitted Receivables Financing.

Merger, Consolidation or Sale of Assets

(a) The Company. The Company may not, in any transaction or series of related transactions consolidate with or merge with or into (whether or not the Company survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Company’s property and assets whether as an entirety or substantially as an entirety (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s property and assets whether as an entirety or substantially as an entirety), to any Person, unless:

(1)	either:

(A)	if the transaction or series of transactions is a consolidation of the Company with or a merger of the Company with or into any other Person, the Company shall be the surviving Person of such merger or consolidation; or

(B)	the Person formed by any consolidation or merger with or into the Company, or to which all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation organized and existing under the laws of the United States, any state or commonwealth thereof or the District of Columbia; provided that such Person shall expressly assume by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee all of the obligations of the Company under the Indenture and the Notes and the registration rights agreement and the Indenture, as so supplemented, shall remain in full force and effect;

(2)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3)	at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), (x) the Company or the successor entity to the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (y) the Fixed Charge Coverage Ratio for the Company (or the surviving Person, as applicable) and its Restricted Subsidiaries on a consolidated basis would be greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries on a consolidated basis immediately prior to such transaction.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any of its Restricted Subsidiaries to any Guarantor or the consolidation or merger of any of its Restricted Subsidiaries with or into any Guarantor or the Company; provided that the surviving entity shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States, any state thereof or the District of Columbia (provided that, in the case where the surviving entity is not a corporation, a co-obligor of the Notes is a corporation that is a wholly-owned Restricted Subsidiary).

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the Company shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and any supplemental indenture in respect thereof comply with the requirements of the Indenture. Each such Officers’ Certificate shall set forth the manner of determination of the Company’s compliance with clause (3) of the second preceding paragraph, if applicable.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture Documents, and the predecessor company shall be released from all its obligations and covenants under the Indenture Documents.

(b) The Guarantors. Subject to certain limitations in the Indenture governing release of a Guarantor upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each Guarantor will not, in any transaction or series of related transactions merge or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person, unless either:

(1)	either:

(A)	if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B)	the Person formed by any consolidation or merger with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Note Guarantee and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any of the Restricted Subsidiaries to any Guarantor or the Company, or the consolidation or merger of any of the Restricted Subsidiaries with or into any other Guarantor or the Company.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by clause (1) of the foregoing provisions, such Guarantor shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor company under the Indenture, and the predecessor company shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture and the Notes.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(2)	if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (1) are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate; and

(3)	if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $15.0 million, the Company also obtains an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following:

(a)	any employment agreement or compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(b)	transactions exclusively between or among the Company and/or its Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(c)

any agreement existing on the date of the Indenture and described in the Offering Memorandum, as in effect on the date of the Indenture, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement made in compliance with the applicable provisions of clauses (1), (2) and (3) above, and any agreement entered into in connection with the

Spin-Off that is described in the Offering Memorandum or otherwise customary to spin-off transactions similar to the Spin-Off (including any modification, amendment or amendment and restatement of any such agreement) on terms that are commercially reasonable to the Company;

(d)	reasonable compensation of, and indemnity arrangements in favor of, managers of the Company and its Restricted Subsidiaries;

(e)	the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company;

(f)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments of the type described in clause (8) of the definition thereof;

(g)	sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing; and

(h)	the repayment of Indebtedness to the Parent Entity and the declaration and payment of a cash dividend to the Parent Entity that is described in the Offering Memorandum under “Use of Proceeds.”

Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Subsidiary of the Company), unless:

(1)	such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)	the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, the Company will not permit any Wholly-Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly-Owned Subsidiary of the Company.

Business Activities

The Company will not and will not permit any of its Restricted Subsidiaries to engage in any business other than Similar Businesses.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Note Guarantees

If (i) the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Subsidiary (other than a Securitization Subsidiary) after the date of the Indenture or (ii) any Foreign Subsidiary Guarantees (or otherwise becomes liable for) Indebtedness of the Company, a Guarantor or Cash America, then the Company shall cause such Subsidiary to become a Guarantor and:

(1)	execute a supplemental indenture, in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior secured basis, all of the Company’s Obligations under the Indenture Documents on the terms set forth in the Indenture;

(2)	take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee to give effect to the foregoing; and

(3)	deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable obligations of such Subsidiary.

Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding the Company will furnish to the holders of the Notes and the Trustee within the time periods specified in those sections:

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2)	all current reports under Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01, 5.02 or 5.03 of Form 8-K that would be required to be filed with or furnished to the Commission on Form 8-K if the Company were required to file or furnish such reports, in each case, prepared on a basis substantially consistent with, and with the same level of detail as, the corresponding information included in the Offering Memorandum or, at the option of the Issuers, the then applicable Commission requirements.

In addition, whether or not required by the Commission, the Company will, after the effectiveness of an exchange offer registration statement or shelf registration statement, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will be deemed to have furnished such reports to the Trustee and the holders of the Notes if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

The Company will post such information and reports on a website no later than the date the Company is required to provide those reports to the Trustee and the holders of the Notes and maintain such posting for so long as any Notes remain outstanding. Access to such information and reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions (except for password protection) may be imposed on access to such information and reports other than a representation by the Person accessing such information and reports that it is the Trustee, a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

The Company will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the Notes and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information; provided that if such financial information is discussed during a quarterly conference call of Cash America, the Company need not hold a separate call.

The Company will also, for so long as any Notes remain outstanding and constitute “restricted securities” under Rule 144, furnish to the holders of the Notes, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Events of Default and Remedies

An Event of Default will be defined in the Indenture as:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure to perform any other covenant or agreement of the Company or any of its Subsidiaries under the Indenture Documents for 30 days after written notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $20.0 million (or its foreign currency equivalent);

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $20.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)	except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee in writing; and

(8)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, interest, if any) if it determines that withholding notice is in their interest.

The holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(3)	the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(4)	all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to an officer of the Trustee with direct responsibility for the administration of the Indenture and the Notes, by the Company or any holder of Notes.

No Personal Liability of Managers, Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the Commission that such a waiver is against public policy.

Governing Law

The Indenture Documents are governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration and transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes if:

(a)	(1) the Company will have paid or caused to be paid the principal of, premium, if any, and interest, if any, as and when the same will have become due and payable, (2) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (3) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or (ii) (A) shall become due and payable at their Stated Maturity within one (1) year or (B) are to be called for redemption within one (1) year under arrangements reasonably satisfactory to the Trustee, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the principal, premium, if any, and interest, if any, on the Notes to the date of Stated Maturity or such redemption, as the case may be;

(b)	the Company has paid all other sums payable by it under the Indenture Documents; and

(c)	the Company has delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions have been met.

Defeasance

At the Company’s option:

(1)	if applicable, the Company and the Guarantors will be discharged from any and all obligations in respect of the outstanding Notes; or

(2)	if applicable, the Company and the Restricted Subsidiaries may omit to comply with certain restrictive covenants, and such omission shall not be deemed to be a Default or an Event of Default under the Indenture and the Notes;

in either case (1) or (2) upon irrevocable deposit with the Trustee, in trust, of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date. With respect to clause (2), the obligations under the Indenture (other than with respect to such covenants) and the Events of Default (other than the Events of Default relating to such covenants) shall remain in full force and effect.

Such trust may only be established if, among other things:

(a)

with respect to clause (1), the Company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(b)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(c)	such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(d)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(e)	the Company must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(f)	the Company must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar of the Notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes (subject to the record date provisions of the Notes).

Amendment, Supplement and Waiver

Except as provided below, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder affected, an amendment or waiver may not:

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of, premium, if any, or extend the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” prior to the time at which an obligation to make such an offer has arisen);

(3)	reduce the rate of or extend the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of, premium, if any, and interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, and interest, if any, on the Notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8)	make any change in the foregoing or succeeding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture Documents to:

(1)	cure any ambiguity, defect or inconsistency;

(2)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	comply with the covenant described above under the caption “—Merger, Consolidation or Sale of Assets;”

(4)	provide for the assumption of the Company’s or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(5)	add Guarantees with respect to the Notes or to secure the Notes;

(6)	add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor;

(7)	make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture Documents of any such holder;

(8)	evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof;

(9)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(10)	provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture; or

(11)	to conform their text to any provision of this “Description of Notes” to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision in the Indenture Documents.

The consent of holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The holders of at least a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Book-Entry, Delivery and Form

The Old Notes were originally offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The Old Notes were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Prior to giving effect to the consummation of the Exchange Offer, the Old Notes may be resold (other than as part of the initial purchaser’s distribution) to a limited number of other accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“AI Notes”). Except as set forth below, the Old Notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Rule 144A Notes were initially represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes were initially represented by one or more temporary Notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). AI Notes were initially represented by one or more Notes in registered, global form without interest coupons (collectively, the “AI Global Notes”). The Rule 144A Global Notes, the Regulation S Temporary Global Notes and the AI Global Notes were deposited upon issuance on May 30, 2014 with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including July 9, 2014 (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes could only be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note or an AI Global Note in accordance with the certification requirements described below.

The Regulation S Temporary Global Notes were exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes, the Rule 144A Global Notes and the AI Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Global Notes may not be exchanged for beneficial interests in the other Global Notes at any time except in the limited circumstances described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York UCC and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC credited the accounts of the participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes is shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global Notes).

After giving effect to the Exchange Offer, Investors in the Exchange Notes may hold their interests therein directly through DTC. Investors in the Exchange Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants or indirect participants. Euroclear and Clearstream will hold interests in the Exchange Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal, premium, if any, and interest, if any), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Company or the Trustee. Neither the Company nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants of DTC, on the one hand, and participants of Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days thereafter;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may be exchanged for beneficial interests in any Global Note.

Same Day Settlement and Payment

The Company will make payments in respect of any Notes represented by a Global Note (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the account or accounts specified by DTC as the registered holder of such Global Note. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant of DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant of DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Administrative Agent” means Jefferies Finance LLC, or any successor thereto, as administrative agent under the Credit Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(1)	the sale, lease, transfer, conveyance or other disposition of any assets; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries; and

(3)	an Event of Loss,

in the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A)	that have a Fair Market Value in excess of $5.0 million; or

(B)	for Net Proceeds in excess of $5.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1)	a transfer of assets (a) to the Company or any Restricted Subsidiary or (b) by a Foreign Subsidiary to another Foreign Subsidiary;

(2)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary of the Company;

(3)	for purposes of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” only, a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(4)	the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5)	the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(6)	any disposition of cash or Cash Equivalents;

(7)	the lease, assignment or sub-lease of any property in the ordinary course of business;

(8)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(9)	sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Restricted Subsidiaries;

(10)	the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

(11)	sales of accounts receivable, or participations therein, and related assets in connection with a Permitted Receivables Financing.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar legal requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3)	with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Capital Expenditures” means, for any period, the sum of

(1)	the aggregate amount of all expenditures of the Company and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(2)	the aggregate amount of all payments in respect of Capital Lease Obligations of the Company and its Restricted Subsidiaries during such period.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash America” means Cash America International, Inc., a Texas corporation.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any lender to the Company or any Subsidiary or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(3)	commercial paper of an issuer rated at least A-1 by Standard & Poors Ratings Group (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(4)	repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5)	securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s;

(6)	securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7)	money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; and

(8)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person incurred in the ordinary course of business in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation or as a result of the Spin-Off), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Cash America;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)

the consummation of any transaction (including any merger or consolidation), other than the Spin-Off, the result of which is that any “person” (as defined above) other than Cash America, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock or voting shares of the Company; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Commission” means the Securities and Exchange Commission, or any successor agency thereto.

“Company” means Enova International, Inc. a Delaware corporation and the issuer of the Notes.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1)	an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2)	an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(6)	write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; minus

(7)	all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations), provided that, amortization of debt issuance costs and other debt financing fees and expenses shall be excluded; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(2)	the Net Income of any of its Restricted Subsidiaries shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and

(3)	the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Total Assets” of any Person as of any date of determination means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (for the avoidance of doubt, excluding any (A) Hedging Obligations and (B) performance bonds or any similar instruments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For the purpose hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the Indenture, (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was elected to such Board of Directors by or with the approval of Cash America.

“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer loans the making of which were facilitated by the Company or a Restricted Subsidiary acting as a credit services organization or other similar service provider.

“Credit Agreement” means the credit facility, dated May 14, 2014, by and among the Company, the U.S. subsidiaries of the Company, the lenders from time to time party thereto and the Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Credit Facility” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables and including Permitted Receivables Financing), letters of credit or other long-term indebtedness, including any notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other agent, lender or group of lenders (or institutional investors).

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the caption “Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” are to the holders.

“Domestic Subsidiary” means any Restricted Subsidiaries of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities of the Company (other than to a Subsidiary of the Company) or (2) common equity securities of a Parent Entity (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means net cash proceeds or marketable securities received by the Company from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the date of the Indenture until such Indebtedness is repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Company; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, (i) the determination must be made by the Board of Directors of the Company if the Fair Market Value exceeds $10.0 million and (ii) the determination must be made by the Board of Directors of the Company and based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness or any Indebtedness is no longer outstanding (other than revolving credit borrowings) or the Company or any of its Restricted Subsidiaries issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1)

acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated

Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2)	the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company incorporated or organized in a jurisdiction other than the United States or any state or commonwealth thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the Indenture, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	the statements and pronouncements of the Financial Accounting Standards Board; and

(3)	such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1)	purchase or pay (or advance or supply funds for the purchase or payment) of such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2)	purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3)	maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Domestic Subsidiary and any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that none of the following shall be deemed to be an Incurrence of Indebtedness: (i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (ii) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and (iii) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1)	obligations of such Person in respect of principal for money borrowed;

(2)	obligations of such Person in respect of principal evidenced by bonds, debentures, notes or other similar instruments;

(3)	every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4)	every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue by more than ninety (90) days or which are being contested in good faith);

(5)	every Capital Lease Obligation of such Person;

(6)	the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7)	every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person (collectively, “Hedging Obligations”); and

(8)	every obligation of the type referred to in clauses (1) through (7) of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

Notwithstanding the foregoing, Indebtedness shall not include CSO Obligations.

“Indenture Documents” means the Notes, the Indenture and the Note Guarantees.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities; provided that an acquisition of assets, Equity Interests or other securities by the Company or a Restricted Subsidiary for consideration consisting of common equity securities of the Company or such Restricted Subsidiary shall not be deemed to be an Investment. If the Company or any of its Restricted Subsidiaries of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Restricted Payments:”

(1)	Investments shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means May 30, 2014.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the UCC (or equivalent statutes) of any jurisdiction).

“Material Debt” means Indebtedness in an aggregate amount of $1.0 million or more.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any net gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Offering Memorandum” means the final offering memorandum, dated May 23, 2014, relating to the offering of the Old Notes.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, a Vice President or the Chief Financial Officer, and by the Treasurer or the Secretary of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Permitted Investments” means:

(1)	any Investment in the Company or a Restricted Subsidiary;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Company or any of its Restricted Subsidiaries of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment existing on the date of the Indenture or made pursuant to binding commitments in effect on the date of the Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of the Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Indenture or (y) as otherwise permitted under the Indenture;

(5)	any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(6)	Hedging Obligations that are permitted by the terms of the Indenture to be outstanding;

(7)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8)	loans and advances to, or guarantees of Indebtedness of, employees of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(9)	any Investment consisting of a Guarantee permitted by the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(10)	Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the Indenture;

(11)	Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(12)	Investments in joint ventures not to exceed the greater of (x) $40.0 million (or its foreign currency equivalent) and (y) 6.0% of Consolidated Total Assets in the aggregate at any one time outstanding (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

(13)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of $40.0 million and 6.0% of Consolidated Total Assets;

(14)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(15)	advances and extensions of credit by the Company or any Restricted Subsidiary to customers in the ordinary course of business consistent with past practice that are recorded as accounts receivable or consumer loans on the consolidated balance sheet of the Company or any Restricted Subsidiary;

(16)	Investments resulting from the Incurrence of CSO Obligations;

(17)	Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing; and

(18)	Investments in Subsidiaries (other than Investments in the Company or a Restricted Subsidiary) not to exceed $10.0 million in the aggregate at any one time outstanding.

“Permitted Liens” means:

(1)	Liens in favor of the Company or a Guarantor;

(2)	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Restricted Subsidiary;

(3)	Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(5)	Liens consisting of deposits in connection with leases or other similar obligations, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

(6)	Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (2) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(7)	Liens existing on the date of the Indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9)	Liens securing Permitted Refinancing Debt, provided that the Company was permitted to Incur such Liens with respect to the Indebtedness so refinanced under the Indenture and:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(10)	Statutory and common law Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(11)	Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)	Liens arising from filings of UCC financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(13)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(14)	Liens securing Indenture Obligations (including any Additional Notes);

(15)	Liens securing Cash Management Obligations;

(16)	Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(17)	Liens securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted under clause (10) of paragraph (b) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, however, that no asset of the Company or any Domestic Subsidiary shall be subject to any such Lien;

(18)	Liens in favor of banking institutions (including the right of setoff) encumbering deposit accounts maintained by the Company or any Guarantor into which any fees or commission paid to the Company or any Guarantor in connection with CSO Obligations are required to be deposited by the lenders of the related consumer loans and that are within the general parameters in the banking industry;

(19)	Liens securing Indebtedness permitted by clause (14) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(20)	Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing; and

(21)	other Liens of the Company or any Subsidiary of the Company with respect to obligations in an aggregate principal amount that does not exceed $15.0 million at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees, expenses and all other amounts owing in connection with or in respect of any referenced Indebtedness.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Note Guarantee, such Permitted Refinancing Debt is contractually subordinated in right of payment to, the Notes or such Note Guarantee on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of the Company

(1)	that is designated a “Securitization Subsidiary” by the Board of Directors,

(2)	that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3)	no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A)	is Guaranteed by the Company or any Restricted Subsidiary,

(B)	is recourse to or obligates the Company or any Restricted Subsidiary in any way, or

(C)	subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4)	with respect to which neither the Company nor any Restricted Subsidiary (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and any business engaged in (1) the business of providing online financial services, (2) the business of originating, arranging, purchasing and collecting consumer and small business loans, and (3) any other activities similar, reasonably related, incidental, complementary or ancillary thereto, or a reasonable extension or expansion thereof.

“Spin-Off” means the spin-off transaction described in the Offering Memorandum pursuant to which at least 80% of the common stock of the Company was distributed to the shareholders of Cash America.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unrestricted Subsidiary” means (A) any Securitization Subsidiary or (B) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary is designated pursuant to this clause (B):

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any of the Restricted Subsidiaries of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligation” means:

(1)	any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2)	any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchanges. This summary is limited to holders of Old Notes who hold the Old Notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the Exchange Offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the Exchange Offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date of the Exchange Offer. In addition, until                     , 2015 (91 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes and the related guarantees will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

The financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are subject to the reporting, proxy and information requirements of the Exchange Act, and are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s web site at http://www.sec.gov.

We have filed a registration statement on Form S-4 with the SEC with respect to the Exchange Notes offered hereby. This prospectus is a part of and does not contain all of the information set forth in such registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the Exchange Notes, please refer to the registration statement, of which this prospectus forms a part, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the related registration statement for copies of the actual contract or document.

You may also request a copy of any of our filings with the SEC and of all documents referred to herein, at no cost, by writing or telephoning us at the following address.

Enova International, Inc.

200 West Jackson Boulevard

Chicago, Illinois 60606

We maintain an internet site at http://www.enova.com. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the registration statement on Form S-4 of which this prospectus is a part.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

ENOVA INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Enova International, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of Enova International, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 20, 2015

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$75,106	$47,480
Consumer loans, net	323,611	303,467
Prepaid expenses and other assets	16,631	8,686
Deferred tax assets	25,427	30,914

Total current assets	440,775	390,547
Property and equipment, net	33,985	39,405
Goodwill	255,862	255,869
Intangible assets, net	39	45
Other assets	29,536	6,286

Total assets	$760,197	$692,152

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$57,277	$49,576
Income taxes currently payable	6,802	38

Total current liabilities	64,079	49,614
Deferred tax liabilities	47,953	45,306
Other liabilities	—	51
Long-term debt	494,181	424,133

Total liabilities	606,213	519,104

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.00001 par value, 250,000,000 shares authorized, 33,000,000 shares issued and outstanding	—	—
Preferred stock, $0.00001 par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid in capital	294	—
Retained earnings	156,861	169,947
Accumulated other comprehensive (loss) income	(3,171)	3,101

Total stockholders’ equity	153,984	173,048

Total liabilities and stockholders’ equity	$760,197	$692,152

See Notes to Consolidated Financial Statements

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenue	$809,837	$765,323	$660,928
Cost of Revenue	266,787	315,052	288,474

Gross Profit	543,050	450,271	372,454
Expenses
Marketing	127,862	135,336	108,810
Operations and technology	73,573	70,776	63,505
General and administrative	107,875	84,420	72,690
Depreciation and amortization	18,732	17,143	13,272

Total Expenses	328,042	307,675	258,277

Income from Operations	215,008	142,596	114,177
Interest expense, net	(38,474)	(19,788)	(20,996)
Foreign currency transaction loss	(35)	(1,176)	(342)

Income before Income Taxes	176,499	121,632	92,839
Provision for income taxes	64,828	43,594	33,967

Net Income	$111,671	$78,038	$58,872

Earnings Per Share:
Earnings per common share:
Basic	$3.38	$2.36	$1.78
Diluted	$3.38	$2.36	$1.78
Weighted average common shares outstanding:
Basic	33,000	33,000	33,000
Diluted	33,008	33,000	33,000

See Notes to Consolidated Financial Statements

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Net Income	$111,671	$78,038	$58,872
Other comprehensive (loss) gain, net of tax:
Foreign currency translation (loss) gain(1)	(6,272)	2,367	1,487

Total other comprehensive (loss) gain, net of tax	(6,272)	2,367	1,487

Comprehensive Income	$105,399	$80,405	$60,359

(1)	Net of tax benefit (provision) of $4,011, $(1,322) and $(836) for the years ended December 31, 2014, 2013 and 2012, respectively.

See Notes to Consolidated Financial Statements

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	Common Stock		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2011	33,000	$—	$—	$42,602	$(753)	$41,849
Net equity transactions with Cash America			—	(4,792)	—	(4,792)
Net income			—	58,872	—	58,872
Foreign currency translation gain, net of tax			—	—	1,487	1,487

Balance at December 31, 2012	33,000	$—	$—	$96,682	$734	$97,416
Net equity transactions with Cash America			—	(4,773)	—	(4,773)
Net income			—	78,038	—	78,038
Foreign currency translation gain, net of tax			—	—	2,367	2,367

Balance at December 31, 2013	33,000	$—	$—	$169,947	$3,101	$173,048
Stock-based compensation expense			294	—	—	294
Net equity transactions with Cash America			—	(2,373)	—	(2,373)
Net income			—	111,671	—	111,671
Dividend paid to Cash America ($3.71 per share)			—	(122,384)	—	(122,384)
Foreign currency translation loss, net of tax			—	—	(6,272)	(6,272)

Balance at December 31, 2014	33,000	$—	$294	$156,861	$(3,171)	$153,984

See Notes to Consolidated Financial Statements

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities
Net Income	$111,671	$78,038	$58,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,732	17,143	13,272
Amortization of deferred loan costs and debt discount	1,949	—	—
Cost of revenue	266,787	315,052	288,474
Non-cash affiliate interest expense	7,629	19,788	20,996
Stock-based compensation	664	250	146
Deferred income taxes, net	12,145	5,238	(2,425)
Other	(199)	261	5
Changes in operating assets and liabilities:
Finance and service charges on consumer loans	3,695	(5,697)	(6,900)
Prepaid expenses and other assets	(7,607)	1,842	(200)
Accounts payable and accrued expenses	7,705	6,378	3,257
Current income taxes payable	6,764	5	11

Net cash provided by operating activities	429,935	438,298	375,508

Cash Flows from Investing Activities
Consumer loans originated or acquired	(1,298,008)	(1,344,851)	(1,140,215)
Consumer loans repaid	1,006,762	955,984	793,748
Purchases of property and equipment	(13,284)	(14,872)	(17,872)
Restricted cash deposit	(7,868)	—	—
Investment in non-marketable securities	(703)	—	(1,000)
Other investing activities	4	—	(178)

Net cash used in investing activities	(313,097)	(403,739)	(365,517)

Cash Flows from Financing Activities
Issuance of long-term debt	493,810	—	—
Dividend paid to Cash America	(122,384)	—	—
Debt issuance costs paid	(16,330)	—	—
Net equity transactions with Cash America	(2,373)	(5,023)	(4,938)
Payments on affiliate line of credit	(431,762)	(23,544)	(4,070)

Net cash used in financing activities	(79,039)	(28,567)	(9,008)

Effect of exchange rates on cash	(10,173)	3,940	2,154

Net increase in cash and cash equivalents	27,626	9,932	3,137
Cash and cash equivalents at beginning of year	47,480	37,548	34,411

Cash and cash equivalents at end of period	$75,106	$47,480	$37,548

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

1. Separation from Cash America

On April 10, 2014, the Board of Directors of Cash America International, Inc., or (“Cash America”), authorized management to review potential strategic alternatives, including a tax-free spin-off, for the separation of Enova International, Inc. and its subsidiaries (collectively, the “Company”). After evaluating alternatives for the Company, Cash America’s management recommended that Cash America’s Board of Directors pursue a tax-free spin-off for the separation. On October 22, 2014, after receiving a private letter ruling from the Internal Revenue Service, an opinion from Cash America’s tax counsel and a solvency opinion from an independent financial advisor, Cash America’s Board of Directors approved the spin-off. The distribution of approximately 80% of the Company’s outstanding common stock occurred at 12:01 am ET on November 13, 2014 (the “Spin-off”). Cash America’s shareholders received 0.915 shares of the Company’s stock for every one share of Cash America common stock held at the close of business November 3, 2014, which was the record date for the distribution. Following the Spin-off, the Company became an independent, publicly traded company, and the Company’s shares of common stock are listed on the New York Stock Exchange under the symbol “ENVA.”

Since 2011, the Company has owned all of the assets and incurred all of the liabilities related to Cash America’s e-commerce business, with some limited exceptions, in which case such assets were transferred to the Company and such liabilities were assumed by the Company pursuant to a Separation and Distribution Agreement upon completion of the Spin-off. On the Spin-off date, the Company entered into several other agreements with Cash America that govern the relationship between the Company and Cash America after completion of the Spin-off and provide for the allocation between the Company and Cash America of various assets, liabilities, rights and obligations (including insurance and tax-related assets and liabilities). The Company’s guarantees of Cash America’s long-term indebtedness were also released in connection with the Spin-off. These agreements also include arrangements with respect to transitional services to be provided by Cash America to the Company and vice versa.

2. Nature of the Company

The Company operates an internet-based lending platform to serve customers in need of cash to fulfill their financial responsibilities. Through a network of direct and indirect marketing activities, the Company offers funds to its customers through a variety of unsecured consumer loan products. The business is operated strictly through the internet to provide a convenient, fully-automated financial solution to its customers. As of December 31, 2014, the Company offered or arranged loans to customers under the names “CashNetUSA,” “NetCredit” and “Headway Capital” in 35 states in the United States, under the names “QuickQuid,” “Pounds to Pocket” and “OnStride Financial” in the United Kingdom, under the name “DollarsDirect” in Australia and Canada, under the name “Simplic” in Brazil and under the name “YouXinYi” in China.

The Company originates, guarantees or purchases consumer and small business loans (collectively referred to as “consumer loans” throughout this discussion). Consumer loans provide customers with cash in their bank account or deposited onto a debit card, typically in exchange for an obligation to repay the amount advanced plus fees and/or interest. Consumer loans include short-term loans, line of credit accounts and installment loans.

Short-term loans include unsecured short-term loans written by the Company or by a third-party lender through the Company’s credit services organization and credit access business programs (“CSO programs” as further described below) that the Company guarantees. Line of credit accounts include draws made through the Company’s line of credit product. Installment loans are longer-term multi-payment loans that generally require the pay-down of portions of the outstanding principal balance in multiple installments.

Through the Company’s CSO programs the Company provides services related to a third-party lender’s consumer loan products in some markets by acting as a credit services organization or credit access business on behalf of consumers in accordance with applicable state laws. Services offered under the CSO programs include credit-related services such as arranging loans with independent third-party lenders and assisting in the preparation of loan applications and loan documents (“CSO loans”). Under the CSO programs, the Company guarantees consumer loan payment obligations to the third-party lender in the event that the customer defaults on the loan. CSO loans are not included in the Company’s financial statements, but the Company has established a liability for the estimated losses in support of the guarantee on these loans in its consolidated balance sheets.

3. Significant Accounting Policies

Basis of Presentation

On September 7, 2011, Cash America formed a new company, Enova International, Inc. On September 13, 2011, Cash America contributed to the Company all of the stock of its wholly-owned subsidiary, Enova Online Services, Inc., in exchange for 33 million shares of the Company’s common stock.

The consolidated financial statements of the Company reflect the historical results of operations and cash flows of the Company during each respective period. The financial statements include goodwill and intangible assets arising from businesses previously acquired. Prior to the Spin-off, the financial statements also included the allocation of certain assets and liabilities that were historically held at the Cash America corporate level but which were specifically identifiable or allocable to the Company. Certain transactions with Cash America, such as stock-based compensation and foreign currency transactions, were considered to be effectively settled as net equity transactions with parent in “Retained earnings” in the consolidated balance sheets at the time the transaction was recorded. Prior to May 30, 2014, all intercompany transactions between the Company and Cash America were considered to be effectively settled in the financial statements at the time the transaction is recorded. The net effect of the settlement of these transactions was primarily reflected as a change in “Long-term debt” in the consolidated balance sheets. In addition, the historical financial statements include allocations of costs relating to certain functions historically provided by Cash America, including corporate services such as executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting. The expense allocations have been determined on a basis that Cash America and the Company consider to be reasonable reflections of the utilization of services provided by Cash America. Also see Note 15 for additional information on the Company’s relationship with Cash America. The financial information included herein may not be indicative of the consolidated financial position, operating results, changes in stockholders’ equity and cash flows of the Company in the future, or if the Company had been a separate company during the periods presented.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for losses on consumer loans, goodwill, long-lived and intangible assets, income taxes, contingencies and litigation. Management bases its estimates on historical experience, empirical data and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates.

Foreign Currency Translations

The functional currencies for the Company’s subsidiaries that serve residents of the United Kingdom, Australia, Canada and Brazil are the British pound, the Australian dollar, the Canadian dollar and the Brazilian real, respectively. The assets and liabilities of these subsidiaries are translated into U.S. dollars at the exchange rates in effect at each balance sheet date, and the resulting adjustments are recorded in “Accumulated other comprehensive income (loss)” (“AOCI”) as a separate component of stockholders’ equity. Revenue and expenses are translated at the monthly average exchange rates occurring during each period.

Cash and Cash Equivalents

The Company considers deposits in banks and short-term investments with original maturities of 90 days or less as cash and cash equivalents.

In 2014 the Company deposited $7.9 million in a deposit account with a third-party service provider as a security deposit. For an extended period of time the Company is restricted from drawing on these funds. This deposit has been included in “Other assets” in the consolidated balance sheets and reflected as “Restricted cash deposit” in the consolidated statement of cash flows.

Revenue Recognition

The Company recognizes consumer loan fees as revenue for each of the loan products it offers. “Revenue” in the consolidated statements of income include: interest income, finance charges, fees for services provided through the CSO programs (“CSO fees”), service charges, draw fees, minimum fees, late fees, nonsufficient funds fees and any other fees or charges permitted by applicable laws and pursuant to the agreement with the borrower. For short-term loans that the Company offers, interest and finance charges are recognized on an effective yield basis over the term of the loan, and fees are recognized when assessed to the customer. CSO fees are recognized on an effective yield basis over the term of the loan. For line of credit accounts, interest is recognized during the period based upon the balance outstanding and the contractual interest rate, and fees are recognized when assessed to the customer. For installment loans, revenue is recognized on an effective yield basis over the term of the loan and fees are recognized when assessed to the customer. Unpaid and accrued interest and fees are included in “Consumer loans, net” in the consolidated balance sheets.

Current and Delinquent Consumer Loans

The Company classifies its consumer loans as either current or delinquent. Short-term loans are considered delinquent when payment of an amount due is not made as of the due date. If a line of credit account or installment loan customer misses one payment, that payment is considered delinquent and the balance of the loan is considered current. The Company does not accrue interest on the delinquent payment portion of the loan but does continue to accrue interest on the remaining portion of the loan. If a line of credit account or installment loan customer does not make two consecutive payments, the entire account or loan is classified as delinquent. The Company allows for normal payment processing time before considering a loan delinquent but does not provide for any additional grace period.

The Company generally does not accrue interest on delinquent consumer loans and does not resume accrual of interest on a delinquent loan unless it is returned to current status. In addition, delinquent consumer loans generally may not be renewed, and if, during its attempt to collect on a delinquent consumer loan, the Company allows additional time for payment through a payment plan or a promise to pay, it is still considered delinquent. All payments received are first applied against accrued but unpaid interest and fees and then against the principal balance of the loan.

Allowance and Liability for Estimated Losses on Consumer Loans

The Company monitors the performance of its consumer loan portfolio and maintains either an allowance or liability for estimated losses on consumer loans (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in the portfolio. The allowance for losses on the Company’s owned consumer loans reduces the outstanding loan balance in the consolidated balance sheets. The liability for estimated losses related to loans guaranteed under the CSO programs is initially recorded at fair value and is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.

In determining the allowance or liability for estimated losses on consumer loans, the Company applies a documented systematic methodology. In calculating the allowance or liability for loan losses, outstanding loans are divided into discrete groups of short-term loans, line of credit accounts and installment loans and are analyzed as current or delinquent. Increases in either the allowance or the liability, net of charge-offs and recoveries, are recorded as a “Cost of revenue” in the consolidated statements of income.

The allowance or liability for short-term loans classified as current is based on historical loss rates adjusted for recent default trends for current loans. For delinquent short-term loans, the allowance or liability is based on a six-month rolling average of loss rates by stage of collection. For line of credit accounts and installment loan portfolios, the Company generally uses a migration analysis to estimate losses inherent in the portfolio. The allowance or liability calculation under the migration analysis is based on historical charge-off experience and the loss emergence period, which represents the average amount of time between the first occurrence of a loss event to the charge-off of a loan. The factors the Company considers to assess the adequacy of the allowance or liability include past due performance, historical behavior of monthly vintages, underwriting changes and recent trends in delinquency in the migration analysis.

The Company fully reserves and generally charges off consumer loans, including accrued interest and/or fees, once the loan or a portion of the loan has been classified as delinquent for 60 consecutive days. If a loan is deemed uncollectible before it is fully reserved, it is charged off at that point. Consumer loans classified as delinquent generally have an age of one to 59 days from the date any portion of the loan became delinquent, as defined above. Recoveries on loans previously charged to the allowance are credited to the allowance when collected.

Property and Equipment

Property and equipment is recorded at cost. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the consolidated statements of income. Costs associated with repair and maintenance activities are expensed as incurred. Depreciation expense is generally provided on a straight-line basis, using the following estimated useful lives:

Computer hardware and software	2 to 5 years
Furniture, fixtures and equipment	3 to 7 years
Leasehold improvements(1)	2 to 10 years

(1)	Leasehold improvements are depreciated over the lesser of the estimated useful life, remaining lease term, or 10 years.

Software Development Costs

The Company applies Accounting Standards Codification (“ASC”) 350-40, Internal Use Software (“ASC 350-40”), to its software purchase and development activities. Under ASC 350-40, eligible internal and external costs incurred for the development of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized to “Property and equipment” on the consolidated balance sheets. Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which currently ranges from two to five years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. In accordance with ASC 350, Intangibles – Goodwill and Other (“ASC 350”), the Company tests goodwill and intangible assets with an indefinite life for potential impairment annually as of June 30 and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The Company uses the income approach to complete its annual goodwill assessment. The income approach uses future cash flows and estimated terminal values for the Company that are discounted using a market participant perspective to determine the fair value, which is then compared to the carrying value to determine if there is impairment. The income approach includes assumptions about revenue growth rates, operating margins and terminal growth rates discounted by an estimated weighted-average cost of capital derived from other publicly-traded companies that are similar but not identical from an operational and economic standpoint. The Company completed its annual assessment of goodwill as of June 30, 2014 and determined that the fair value of its goodwill exceeded carrying value, and, as a result, no impairment existed at that date. Following the separation from Cash America, the Company completed an interim assessment of goodwill, including market capitalization and other qualitative factors, as of December 31, 2014. Consistent with the assessment completed as of June 30, 2014, no impairment existed as of December 31, 2014.

As of December 31, 2014, the Company had $255.9 million of goodwill, all of which is expected to be deductible for tax purposes.

Long-Lived Assets Other Than Goodwill

An evaluation of the recoverability of property and equipment and intangible assets subject to amortization is performed whenever the facts and circumstances indicate that the carrying value may be impaired. An impairment loss is recognized if the future undiscounted cash flows associated with the asset and the estimated fair value of the asset are less than the asset’s corresponding carrying value. The amount of the impairment loss, if any, is the excess of the asset’s carrying value over its estimated fair value.

The Company amortizes intangible assets subject to amortization on the basis of their expected periods of benefit, generally three to five years. The costs of start-up activities and organization costs are charged to expense as incurred.

Hedging and Derivatives Activity

The Company periodically uses foreign currency forward contracts, which are considered derivative instruments, to minimize the effects of foreign currency risk in the United Kingdom and Australia related to the operations of the Company. The forward contracts are not designated as hedges as defined by ASC 815, Derivatives and Hedging; therefore, any changes in the fair value of the forward contracts are recognized in “Foreign currency transaction loss” in the consolidated statements of income. See Note 14.

Non-Marketable Equity Securities

The Company accounts for its non-marketable equity securities in accordance with ASC 325, Investments – Other. Non-marketable equity securities are recorded on a cost basis. The Company evaluates non-marketable equity securities for impairment on a quarterly basis. If an impairment of an equity security is determined to be other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary-impairment is identified. Non-marketable equity securities are held in “Other assets” on the consolidated balance sheets.

As of December 31, 2014, the Company owned a $6.7 million investment in the preferred stock of a privately-held developing consumer financial services entity. The entity is not currently profitable and has historically funded its operations through a series of capital contributions from investors. The Company’s impairment evaluation of this investment as of December 31, 2014 determined that an impairment loss was not probable as of that date. The Company will continue to evaluate the impairment risk of this entity by monitoring and assessing the entity’s ability to raise capital or generate profits to fund its future operations.

Marketing Expenses

Marketing expenses consist of online marketing costs such as sponsored search and advertising on social networking sites, and offline marketing costs such as television, radio and direct mail advertising. In addition, marketing expenses include lead purchase costs paid to marketers in exchange for providing information or applications from potential customers interested in using the Company’s services. Online marketing and lead purchase costs are expensed as incurred. The production costs associated with offline marketing are expensed as incurred. Other marketing costs are expensed as incurred.

The Company also has an agreement with an independent third party pursuant to which the Company pays a portion of the net revenue received from the customers referred to the Company by such third party. Prior to the Spin-off, the Company had an arrangement with Cash America pursuant to which the Company paid either a lead purchase fee or a portion of the net revenue received from the customers referred to the Company by Cash America. These referral fees were included in “Marketing” in the consolidated statements of income.

Operations and Technology Expenses

Operations and technology expenses include all expenses related to the direct operations and technology infrastructure related to loan underwriting and processing. This includes call center and operations personnel costs, software maintenance expense, underwriting data from third-party vendors, and telephony costs.

General and Administrative Expenses

General and Administrative expenses primarily include the Company’s corporate personnel costs, as well as legal, occupancy, and other related costs. In addition, general and administrative expenses include expense allocations for certain corporate service functions historically provided by Cash America, such as executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting. Cash America allocated these expenses to the Company based on the Company’s share of Cash America’s corporate services expenses incurred for the consolidated entity. Actual corporate services costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company believes that the expenses in these financial statements are reported on a basis that fairly represents the utilization of the services provided. These financial statements do not necessarily reflect the financial position or results of operations that would have existed if the Company had been operated as a stand-alone entity during the periods covered and may not be indicative of future results of operations and financial position. See Note 15 for additional information.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plans in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). In accordance with ASC 718, the Company recognizes compensation expense over the remaining vesting periods for stock-based awards. During the periods prior to the Spin-off, certain employees received stock-based compensation in the form of restricted stock units from Cash America. These awards are reflected in stock-based compensation or as a net equity transaction with Cash America in the Company’s statement of stockholders’ equity. During the year ended December 31, 2012, certain employees received performance-based stock awards. For these awards, compensation expense was originally based on the number of shares that would have vested if the Company achieved the level of performance that management estimated was the most probable outcome at the grant date. Throughout the requisite service period, management monitored the probability of achievement of the performance condition and adjusted stock-based compensation expense if necessary. See Note 13.

Income Taxes

The provision for income taxes is based on income before income taxes as reported for financial statement purposes. Deferred income taxes are provided for in accordance with the assets and liability method of accounting for income taxes in order to recognize the tax effects of temporary differences between financial statement and income tax accounting.

In the Company’s financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although prior to the Spin-off the Company’s operations were included as part of consolidated and unitary tax returns with Cash America and its affiliated companies. With the exception of certain entities outside of the United States, prior to the Spin-off, the Company settled its current tax balances with Cash America on a quarterly basis through an adjustment to its affiliate line of credit with Cash America.

The Company accounts for uncertainty in income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). ASC 740 requires that a more-likely-than-not threshold be met before the benefit of a tax position may be recognized in the consolidated financial statements and prescribes how such benefit should be measured. It also provides guidance on recognition adjustment, classification, accrual of interest and penalties, accounting in interim periods, disclosure and transition.

The Company performs an evaluation of the recoverability of its deferred tax assets on a quarterly basis. The Company establishes a valuation allowance if it is more likely than not (greater than 50 percent) that all or some portion of the deferred tax asset will not be realized. The Company analyzes several factors, including the nature and frequency of operating losses, the Company’s carryforward period for any losses, the reversal of future taxable temporary differences, the expected occurrence of future income or loss and the feasibility of available tax planning strategies to protect against the loss of deferred tax assets. See Note 10 for further discussion.

It is the Company’s policy to classify interest and penalties on income tax liabilities as interest expense and general and administrative expense, respectively.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised and converted into common shares during the year. Restricted stock units issued under the Company’s stock-based employee compensation plans are included in diluted shares upon the granting of the awards even though the vesting of shares will occur over time.

The following table sets forth the reconciliation of numerators and denominators of basic and diluted earnings per share computations for the years ended December 31, 2014, 2013 and 2012 (in thousands, except per share amounts):

	Year Ended December 31,
	2014	2013	2012
Numerator:
Net income	$111,671	$78,038	$58,872
Denominator:
Total weighted average basic shares	33,000	33,000	33,000
Shares applicable to stock-based compensation	8	—	—
Total weighted average diluted shares	33,008	33,000	33,000
Net income – basic and diluted	$3.38	$2.36	$1.78

Stock options to purchase 1,425,196 shares were outstanding as of December 31, 2014, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. There were no stock options outstanding as of December 31, 2013 and 2012.

Adopted Accounting Standards

In November 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-17, Business Combinations (Topic 805) – Pushdown Accounting (“ASU 2014-17”). The primary purpose of ASU 2014-17 is to provide guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The amendments should reduce diversity in the timing and content of footnote disclosure. ASU 2014-17 is effective after November 18, 2014. The Company adopted ASU 2014-17 on November 18, 2014, and the adoption did not have a material effect on its financial position or results of operations.

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The amendments in ASU 2014-08 change the criteria for reporting discontinued operations and enhance disclosures in this area. The new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income or loss attributable to a disposal of an individually significant component of an organization that does not qualify for discontinued operations presentation in the financial statements. The Company is required to adopt ASU 2014-08 prospectively for all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014 and interim periods within those years. Early adoption is permitted. The Company adopted ASU 2014-08 on June 30, 2014, and the adoption did not have a material effect on its financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”), which provides guidance on the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this update are effective for fiscal years (and interim periods within those years) beginning after December 15, 2013. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company prospectively adopted ASU 2013-11 on January 1, 2014, and the adoption did not have a material effect on its financial condition or results of operations.

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force) (“ASU 2013-05”), which applies to the release of the cumulative translation adjustment into net income when a parent either sells all or a part of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity. ASU 2013-05 is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The Company adopted ASU 2013-05 on January 1, 2014, and the adoption did not have a material effect on its financial condition or results of operations.

In February 2013, the FASB issued ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date (“ASU 2013-04”). ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the amount the reporting entity agreed to pay plus additional amounts the reporting entity expects to pay on behalf of its co-obligors. The guidance further provides for disclosure of the nature and amount of the obligation. ASU 2013-04 is effective for interim and annual reporting periods beginning after December 15, 2013. The Company adopted ASU 2013-04 on January 1, 2014, and the adoption did not have a material effect on its financial condition or results of operations.

Accounting Standards to be Adopted in Future Periods

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810) – Amendments to the Consolidation Analysis (“ASU 2015-02”) which provides guidance for reporting entities that are required to evaluate whether they should consolidate certain legal entities. In accordance with ASU 2015-02, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. The Company is still assessing the potential impact of ASU 2015-02 on its financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate, in connection with financial statement preparation for each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued, and to provide related disclosures. ASU 2014-15 applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company does not expect adoption of this guidance will have a material effect on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. ASU 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Company is still assessing the potential impact of ASU 2014-09 on its financial position and results of operations.

4. Consumer Loans, Credit Quality Information and Allowances and Liabilities for Estimated Losses

Consumer loan fee revenue generated from the Company’s consumer loans for the years ended December 31, 2014, 2013 and 2012 was as follows (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Interest and fees on short-term loans	$257,169	$389,706	$459,835
Interest and fees on line of credit accounts	305,118	170,496	73,532
Interest and fees on installment loans	246,700	203,924	126,202

Total consumer loan revenue	808,987	764,126	659,569
Other	850	1,197	1,359

Total Revenue	$809,837	$765,323	$660,928

The components of Company-owned consumer loan portfolio receivables at December 31, 2014 and 2013 were as follows (dollars in thousands):

	As of December 31, 2014
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$35,688	$110,519	$194,496	$340,703
Delinquent loans:
Delinquent payment amounts(1)	—	3,733	1,469	5,202
Loans on non-accrual status	20,610	4,428	17,616	42,654

Total delinquent loans	20,610	8,161	19,085	47,856

Total consumer loans, gross	56,298	118,680	213,581	388,559
Less: Allowance for losses	(14,324)	(19,749)	(30,875)	(64,948)

Consumer loans, net	$41,974	$98,931	$182,706	$323,611

	As of December 31, 2013
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Current loans	$57,368	$112,969	$160,585	$330,922
Delinquent loans:
Delinquent payment amounts(1)	—	4,146	1,724	5,870
Loans on non-accrual status	23,385	8,687	16,921	48,993

Total delinquent loans	23,385	12,833	18,645	54,863

Total consumer loans, gross	80,753	125,802	179,230	385,785
Less: Allowance for losses	(20,466)	(29,244)	(32,608)	(82,318)

Consumer loans, net	$60,287	$96,558	$146,622	$303,467

(1)	Represents the delinquent portion of installment loans and line of credit account balances for customers that have only missed one payment. See Note 3 “Significant Accounting Policies-Current and Delinquent Consumer Loans” for additional information.

Changes in the allowance for losses for the Company-owned loans and the liability for estimated losses on the Company’s guarantees of third-party lender-owned loans through the CSO programs for the years ended December 31, 2014, 2013 and 2012 were as follows (dollars in thousands):

	Year Ended December 31, 2014
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$20,466	$29,244	$32,608	$82,318
Cost of revenue	70,382	92,461	104,415	267,258
Charge-offs	(105,129)	(119,428)	(129,466)	(354,023)
Recoveries	28,785	17,943	23,619	70,347
Effect of foreign currency translation	(180)	(471)	(301)	(952)

Balance at end of period	$14,324	$19,749	$30,875	$64,948

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,047	$—	$—	$2,047
(Decrease) increase in liability	(472)	—	1	(471)

Balance at end of period	$1,575	$—	$1	$1,576

	Year Ended December 31, 2013
	Short-term Loans	Line of Credit Accounts	Installment Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$41,942	$12,565	$27,845	$82,352
Cost of revenue	136,534	72,308	106,787	315,629
Charge-offs	(192,504)	(63,001)	(116,853)	(372,358)
Recoveries	34,796	6,714	14,544	56,054
Effect of foreign currency translation	(302)	658	285	641

Balance at end of period	$20,466	$29,244	$32,608	$82,318

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,624	$—	$—	$2,624
Decrease in liability	(577)	—	—	(577)

Balance at end of period	$2,047	$—	$—	$2,047

	Year Ended December 31, 2012
	Short-term	Line of Credit	Installment
	Loans	Accounts	Loans	Total
Allowance for losses for Company-owned consumer loans:
Balance at beginning of period	$42,880	$3,723	$12,451	$59,054
Cost of revenue	176,701	36,251	75,182	288,134
Charge-offs	(210,557)	(31,399)	(65,493)	(307,449)
Recoveries	31,675	3,990	5,174	40,839
Effect of foreign currency translation	1,243	—	531	1,774

Balance at end of period	$41,942	$12,565	$27,845	$82,352

Liability for third-party lender-owned consumer loans:
Balance at beginning of period	$2,284	$—	$—	$2,284
Increase in liability	340	—	—	340

Balance at end of period	$2,624	$—	$—	$2,624

In connection with its CSO programs, the Company guarantees consumer loan payment obligations to unrelated third-party lenders for short-term and installment loans and is required to purchase any defaulted loans it has guaranteed. The guarantee represents an obligation to purchase specific loans that go into default. As of December 31, 2014 and 2013, the amount of consumer loans guaranteed by the Company was $36.3 million and $41.4 million, respectively, representing amounts due under consumer loans originated by third-party lenders under the CSO programs. The estimated fair value of the liability for estimated losses on consumer loans guaranteed by the Company of $1.6 million and $2.0 million as of December 31, 2014 and 2013, respectively, is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.

5. Property and Equipment

As an online financial services provider, a significant amount of capital is invested in developing computer software and systems infrastructure.

Major classifications of property and equipment at December 31, 2014 and 2013 were as follows (dollars in thousands):

	As of December 31, 2014
	Cost	Accumulated Depreciation	Net
Computer Software	$54,966	$(32,117)	$22,849
Furniture, fixtures and equipment	26,690	(19,245)	7,445
Leasehold improvements	14,587	(10,896)	3,691

Total	$96,243	$(62,258)	$33,985

	As of December 31, 2013
	Cost	Accumulated Depreciation	Net
Computer Software	$56,511	$(35,014)	$21,497
Furniture, fixtures and equipment	25,077	(14,034)	11,043
Leasehold improvements	14,287	(7,422)	6,865

Total	$95,875	$(56,470)	$39,405

The Company capitalized internal software development costs of $8.6 million, $6.6 million and $8.1 million during 2014, 2013 and 2012, respectively.

The Company recognized depreciation expense of $18.7 million, $17.0 million and $13.0 million during 2014, 2013 and 2012, respectively.

6. Goodwill and Other Intangible Assets

Goodwill is tested for impairment at least annually. See Note 3 for further discussion.

Goodwill

Changes in the carrying value of goodwill for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

Balance as of January 1, 2013	$255,875
Effect of foreign currency translation	(6)

Balance as of December 31, 2013	$255,869
Effect of foreign currency translation	(7)

Balance as of December 31, 2014	$255,862

Acquired Intangible Assets

Acquired intangible assets that are subject to amortization as of December 31, 2014 and 2013, were as follows (dollars in thousands):

	As of December 31, 2014
	Cost	Accumulated Amortization	Net
Customer Relationships	$2,739	$(2,739)	$—
Lead provider relationships	2,489	(2,489)	—
Trademarks	406	(367)	39

Total	$5,634	$(5,595)	$39

	As of December 31, 2013
	Cost	Accumulated Amortization	Net
Customer Relationships	$2,743	$(2,727)	$16
Lead provider relationships	2,489	(2,489)	—
Trademarks	372	(343)	29

Total	$5,604	$(5,559)	$45

Non-competition agreements are amortized over the applicable terms of the contract. Customer and lead provider relationships are generally amortized over three to five years based on the pattern of economic benefits provided. Trademarks are generally amortized over three years on a straight-line basis.

Amortization

Amortization expense for acquired intangible assets was $45 thousand, $0.1 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Estimated future amortization expense for the years ended December 31, is as follows (dollars in thousands):

YEAR	AMOUNT
2015	$16
2016	13
2017	10

Total	$39

7. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2014 and 2013, were as follows (dollars in thousands):

	As of December 31,
	2014	2013
Trade accounts payable	$25,512	$18,660
Accrued payroll and fringe benefits	17,709	17,874
Accrued interest payable	4,063	—
Accrual for consumer loan payments rejected for non-sufficient funds	3,650	4,971
Deferred fees on third-party consumer loans	3,630	4,573
Liability for losses on third-party lender owned consumer loans	1,576	2,047
Other accrued liabilities	1,137	1,451

Total	$57,277	$49,576

8. Marketing Expenses

Marketing expenses for the years ended December 31, 2014, 2013 and 2012 were as follows (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Advertising	$74,999	$74,294	$50,776
Customer procurement expense including lead purchase costs	42,843	52,418	49,381
Customer referral and revenue sharing expense	10,020	8,624	8,653

Total	$127,862	$135,336	$108,810

See Note 3 for further discussion.

9. Long-term debt

$75.0 Million Revolving Credit Facility

On May 14, 2014, the Company and its domestic subsidiaries as guarantors, entered into a credit agreement among the Company, the guarantors, Jefferies Finance, LLC as administrative agent and Jefferies Group, LLC as lender (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit facility of up to $75.0 million, including a multi-currency sub-facility that gives the Company the ability to borrow up to $25.0 million that may be specified in foreign currencies subject to the terms and conditions of the Credit Agreement. Interest on the amounts borrowed will be charged, at the Company’s option, at either the London Interbank Offered Rate (“LIBOR”) for one week or one-, two-, three- or six-month periods, as selected by the Company, plus a margin varying from 2.50% to 3.75% or at the agent’s base rate plus a margin varying from 1.50% to 2.75%. The margin for the borrowings under the Credit Agreement is dependent on the Company’s cash flow leverage ratios. The Company is also required to pay a fee on the unused portion of the line of credit ranging from 0.25% to 0.50% (0.375% as of December 31, 2014) based on the Company’s cash flow leverage ratios. The Credit Agreement will mature on June 30, 2017. There were no outstanding borrowings under the Credit Agreement as of December 31, 2014.

The Credit Agreement also includes a sub-limit of up to $20.0 million for standby or commercial letters of credit that is guaranteed by the Company’s domestic subsidiaries. In the event that an amount is paid by the issuing bank under a letter of credit, it will be due and payable by the Company on demand. Pursuant to the terms of the Credit Agreement, the Company agrees to pay fees equal to the LIBOR margin per annum on the undrawn amount of each outstanding standby letter of credit plus a one-time commercial letter of credit fee of 0.20% of the face amount of each commercial letter of credit plus 0.25% per annum on the average daily amount of the total letter of credit exposure. No loans were outstanding under the Credit Agreement and the Company had outstanding letters of credit of $6.6 million thereunder as of December 31, 2014.

In connection with the issuance of the Credit Agreement, the Company incurred debt issuance costs of approximately $1.6 million in 2014, which primarily consisted of underwriting fees and legal expenses. The unamortized balance of these costs as of December 31, 2014 is included in “Other assets” in the consolidated balance sheets. These costs are being amortized to interest expense over a period of 37 months, the term of the Credit Agreement.

$500.0 Million 9.75% Senior Unsecured Notes

On May 30, 2014, the Company issued and sold $500.0 million in aggregate principal amount of 9.75% Senior Notes due 2021 (the “Senior Notes”). The Senior Notes bear interest at a rate of 9.75% annually on the principal amount payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2014. The Senior Notes were sold at a discount of the principal amount to yield 10.0% to maturity. The Senior Notes will mature on June 1, 2021. The Senior Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act.

The Senior Notes are unsecured debt obligations of the Company, and are unconditionally guaranteed by all of the Company’s domestic subsidiaries, on a joint and several basis. Enova International, Inc., on a stand-alone unconsolidated basis, has no independent assets or operations. The assets and operations of the Company’s non-guarantor subsidiaries, individually and in the aggregate, are minor. There are no significant restrictions on the ability of the Company to receive funds from its subsidiaries through dividends, loans and advances otherwise.

The Senior Notes are governed by an indenture (the “Senior Notes Indenture”), dated May 30, 2014, between the Company, the Company’s domestic subsidiaries, as guarantors, and the trustee. The Senior Notes Indenture contains certain covenants that, among other things, limit the Company’s, and certain of its subsidiaries, ability to incur additional debt, acquire or create new subsidiaries, create liens, engage in certain transactions with affiliates and consolidate or merge with or into other companies. The Senior Notes Indenture provides for customary events of default, including nonpayment and failure to comply with covenants or other agreements in the Senior Notes Indenture.

The Senior Notes are redeemable at the Company’s option, in whole or in part, (i) at any time prior to June 1, 2017 at 100% of the aggregate principal amount of Senior Notes redeemed plus the applicable “make whole” redemption price specified in the Senior Notes Indenture, plus accrued and unpaid interest, if any, to the redemption date and (ii) at any time on or after June 1, 2017 at a premium specified in the Senior Notes Indenture that will decrease over time, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to June 1, 2017, at its option, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the proceeds of certain equity offerings as described in the Senior Notes Indenture. If a change of control occurs, as that term is defined in the Senior Notes Indenture, the holders of the Senior Notes will have the right, subject to certain conditions, to require the Company to repurchase their Senior Notes at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, as of the date of repurchase. The Spin-off did not constitute a change of control under the Senior Notes Indenture. See Note 1 for additional information on the Spin-off.

Additionally, on May 30, 2014, the Company entered into a registration rights agreement with Jefferies, LLC as the initial purchaser (the “Registration Rights Agreement”) of the Senior Notes, pursuant to which the Company agreed to use commercially reasonable efforts to cause a registration statement to be declared effective on or prior to the 360th day following the closing date relating to an exchange offer of the Senior Notes for identical new notes registered under the Securities Act. In certain circumstances, the Company may be required to file a shelf registration to cover resales of the Senior Notes. If the Company does not comply with certain covenants set forth in the Registration Rights Agreement, it must pay liquidated damages to holders of the Senior Notes. If the Company fails to satisfy any of its registration obligations, it may be required to pay the holders of the Senior Notes additional interest ranging from 0.25% to 0.50% per annum until the Company satisfies its registration obligations.

The Company used all of the net proceeds of the Senior Notes offering, or $479.0 million, to repay all of its intercompany indebtedness due to Cash America, which was $361.4 million as of May 30, 2014, and the remaining net proceeds were used to pay a significant portion of $122.4 million in cash dividends paid to Cash America, of which $120.7 million was paid on May 30, 2014 and $1.7 million was paid on June 30, 2014.

As of December 31, 2014, the carrying amount of the Senior Notes was $494.2 million, which included an unamortized discount of $5.8 million. The discount is being amortized to interest expense over a period of seven years, through the maturity date of June 1, 2021. The total interest expense recognized was $28.9 million for 2014, of which $0.4 million represented the non-cash amortization of the discount. In connection with the issuance of the Senior Notes, the Company incurred approximately $14.7 million for issuance costs, which primarily consisted of underwriting fees, legal and other professional expenses. These costs are being amortized to interest expense over seven years and are included in “Other assets” in the consolidated balance sheets.

Prior to issuing the Senior Notes, the Company depended on Cash America’s support for a significant portion of its financing requirements and had in place a $450 million affiliate revolving credit agreement related to amounts outstanding with Cash America (the “Affiliate Line of Credit”). Borrowings under the Affiliate Line of Credit bore interest at a fluctuating interest rate equal to the prevailing LIBOR rate per annum (based upon a one month interest period) plus 4.5%, or in certain circumstances equal to the prevailing alternate base rate per annum plus 2.0%. The alternate base rate was equal to the greater of (a) the U.S. prime rate, (b) the federal funds effective rate plus 0.5%, and (c) the sum of the one-month LIBOR plus 1.0%. Interest accruing on borrowings made under the revolving line of credit were payable to Cash America and were settled through an adjustment to its affiliate line of credit with Cash America on a monthly basis. At December 31, 2013, the Company had outstanding unsecured amounts payable under the Affiliate Line of Credit of $424.1 million.

Weighted-average interest rates on long-term debt were 8.11% and 4.72% during 2014 and 2013, respectively.

As of December 31, 2014 and 2013, the Company was in compliance with all covenants and other requirements set forth in the prevailing long-term debt agreement(s).

As of December 31, 2014, required principal payments under the terms of the long-term debt for each of the five years after December 31, 2014 are as follows (dollars in thousands):

YEAR	Amount
2015	$—
2016	—
2017	—
2018	—
2019	—
Thereafter	500,000

Total	$500,000

10. Income Taxes

The components of the Company’s deferred tax assets and liabilities as of December 31, 2014 and 2013 were as follows (dollars in thousands):

	As of December 31,
	2014	2013
Deferred tax assets:
Consumer loans, net	$25,281	$31,649
Compensation and benefits	507	2,535
Translation adjustments	3,956	759
Other	868	837

Total deferred tax assets	$30,612	$35,780

Deferred tax liabilities:
Amortizable intangible assets	$46,010	$39,334
Property and equipment	6,794	9,085
Other	334	1,753

Total deferred tax liabilities	$53,138	$50,172

Net deferred tax liabilities before valuation allowance	$(22,526)	$(14,392)
Valuation allowance	—	—

Net deferred tax liabilities	$(22,526)	$(14,392)

Balance sheet classification:
Current deferred tax assets	$25,427	$30,914
Non-current deferred tax liabilities	(47,953)	(45,306)

Net deferred tax liabilities	$(22,526)	$(14,392)

The components of the provision for income taxes and the income to which it relates for the years ended December 31, 2014, 2013 and 2012 are shown below (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Income (loss) before income taxes:
Domestic	$176,494	$119,974	$94,349
International	5	1,658	(1,510)

Income before income taxes	$176,499	$121,632	$92,839

Current provision:
Federal	$51,144	$37,639	$35,327
International	46	56	17
State and local	1,753	682	1,049

Total current provision for income taxes	$52,943	$38,377	$36,393

Deferred provision (benefit):
Federal	$11,363	$5,122	$(2,399)
International	—	—	—
State and local	522	95	(27)

Total deferred provision (benefit) for income taxes	$11,885	$5,217	$(2,426)

Total provision for income taxes	$64,828	$43,594	$33,967

The Company has no uncertain income tax positions as defined by ASC 740 for the years ended December 31, 2014, 2013 or 2012.

The effective tax rate on income differs from the federal statutory rate of 35% for the following reasons (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Tax provision computed at the federal statutory income tax rate	$61,781	$42,571	$32,494
State and local income taxes, net of federal tax benefits	1,329	505	664
Tax effect of Regulatory Penalty(1)	12	871	—
Valuation allowance	—	(457)	470
Other	1,706	104	339

Total provision	$64,828	$43,594	$33,967

Effective tax rate	36.7%	35.8%	36.6%

(1)	Represents the tax effect of the $2.5 million CFPB penalty paid in 2013, which is nondeductible for tax purposes, in connection with the Regulatory Penalty. See Note 11 for further information.

As of December 31, 2012, a valuation allowance was established against deferred tax assets for net operating losses, totaling $0.5 million, related to its Mexico subsidiary which the Company did not expect to realize. In 2013, the $0.5 million valuation allowance was decreased due to the recognition of taxable income by the Mexico subsidiary, causing full utilization of the net operating losses.

As of December 31, 2014, the Company’s 2011 through 2013 tax years were open to examination by the Internal Revenue Service and major state taxing jurisdictions, and the 2012 through 2013 tax years of the Company’s Mexican subsidiary were open to examination by the Mexican taxing authorities.

11. Commitments and Contingencies

Leases

The Company leases its headquarters in Chicago, Illinois and a call center facility in Gurnee, Illinois under operating leases with remaining terms ranging from two to five years with certain rights to extend for additional periods. On July 25, 2014, the Company entered into a new office lease agreement for approximately 160,000 square feet of office space for its headquarters with the intention of relocating in 2015. The lease term is 12 years, with options to renew for two five-year terms. Under the terms of the lease, the Company was provided $9.8 million in tenant improvement allowances and $8.5 million in rent abatements. For the new office lease agreement, the Company is responsible for paying its proportionate share of the increase in actual operating expenses and real estate taxes over the defined lease year. The operating expenses and real estate taxes are not included in the table below. Future minimum rentals due under non-cancelable leases as of December 31, 2014 are as follows for each of the years ending December 31 (dollars in thousands):

YEAR	AMOUNT
2015	$3,500
2016	3,336
2017	5,864
2018	5,023
2019	5,885
Thereafter	41,998

Total	$65,606

Rent expense was $3.7 million, $2.7 million and $2.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Guarantees of Consumer Loans

In connection with its CSO programs, the Company guarantees consumer loan payment obligations to unrelated third-party lenders for short-term and installment loans the Company arranges for consumers on the third-party lenders’ behalf and is required to purchase any defaulted loans it has guaranteed. The guarantee represents an obligation to purchase specific loans that go into default, which generally occurs after one payment is missed. As of December 31, 2014 and 2013, the amount of consumer loans guaranteed by the Company was $36.3 million and $41.4 million, respectively, representing amounts due under consumer loans originated by third-party lenders under the CSO programs. The liability for estimated losses on consumer loans guaranteed by the Company of $1.6 million and $2.0 million, as of December 31, 2014 and 2013, respectively, is included in “Accounts payable and accrued expenses” in the accompanying consolidated balance sheets.

Litigation

On March 8, 2013, Flemming Kristensen, on behalf of himself and others similarly situated, filed a purported class action lawsuit in the U.S. District Court of Nevada against the Company and other unaffiliated lenders and lead providers. The lawsuit alleges that the lead provider defendants sent unauthorized text messages to consumers on behalf of the Company and the other lender defendants in violation of the Telephone Consumer Protection Act. The complaint seeks class certification, statutory damages, an injunction against “wireless spam activities,” and attorneys’ fees and costs. The Company filed an answer to the complaint denying all liability. On March 26, 2014, the Court granted class certification. On October 24, 2014, the Company filed a motion for summary judgment, and the court has not yet ruled on this motion. On January 27, 2015, the plaintiff filed a motion for summary judgment against all of the defendants, and the court has not yet ruled on this motion. Neither the likelihood of an unfavorable ruling nor the ultimate liability, if any, with respect to this matter can be determined at this time, and the Company is currently unable to estimate a range of reasonably possible losses, as defined by ASC 450-20-20, Contingencies – Loss Contingencies – Glossary , for this litigation. The Company believes that the plaintiff’s claims in the complaint are without merit and intends to vigorously defend this lawsuit.

On January 12, 2015, the California Department of Business Oversight (the “Department”) issued an Order (the “Order”) to our subsidiary, CNU of California, LLC (“CNU”), alleging that alleging that CNU violated the California Deferred Deposit Transaction Law by stating in its deferred deposit loan contracts and other agreements that CNU would charge customers amounts not allowed under California law, by electronically debiting customer accounts for more than the original agreed upon amount without additional written authorization from customers, by using the wrong legal name in certain agreements and by advertising via our website without disclosing that CNU is licensed by the Department. The Order requires CNU to pay an administrative penalty of $10,000, to forfeit all charges and fees for every deferred deposit transaction made in violation of law, and to desist and refrain from violating those provisions of California law. On February 20, 2015, CNU requested a hearing to challenge the Order. A hearing date has not been set. It is too early in this matter to determine either the likelihood of an unfavorable ruling or the ultimate liability, if any, with respect to this matter, and therefore we are currently unable to estimate a range of reasonably possible losses, as defined by ASC 450-20-20, for this litigation. We believe that the Department’s claims in the Order are without merit and intend to vigorously challenge the Order.

The Company is also a defendant in certain routine litigation matters encountered in the ordinary course of its business. Certain of these matters may be covered to an extent by insurance. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Consumer Financial Protection Bureau (“CFPB”)

On November 20, 2013, Cash America consented to the issuance of a Consent Order by the CFPB pursuant to which it agreed, without admitting or denying any of the facts or conclusions made by the CFPB from its 2012 review of Cash America and the Company, to pay a civil money penalty of $5.0 million, which is non-deductible for tax purposes. The Company and Cash America agreed to allocate $2.5 million of this penalty to the Company (the “Regulatory Penalty”).

12. Employee Benefit Plans

Prior to July 1, 2012, substantially all employees of the Company were eligible to participate in the Cash America International, Inc. 401(k) Savings Plan. Effective on July 1, 2012, the Company established the Enova International, Inc. 401(k) Savings Plan (the “401(k) Plan”), which is open to substantially all employees of the Company and its subsidiaries. New employees are automatically enrolled in this plan unless they elect not to participate. Prior to July 1, 2012, the Cash America International, Inc. Nonqualified Savings Plan was available to certain members of Company management. The Enova International, Inc. Nonqualified Savings Plan (the “NQSP”) was established effective July 1, 2012 and is available in lieu of the Cash America International, Inc. Nonqualified Savings Plan to certain members of Company management. Participants may contribute up to 75% of their earnings to the 401(k) Plan subject to regulatory and other plan restrictions. NQSP participants may contribute up to 80% of their annual bonus and up to 50% of their other eligible compensation to the NQSP. The Company makes matching cash contributions of 50% of each participant’s contributions, based on participant contributions of up to 5% of compensation. Company contributions vest at the rate of 20% each year after one year of service; thus a participant is 100% vested after five years of service. The Company’s consolidated contributions to the 401(k) Plan and the NQSP were $1.0 million, $1.1 million and $1.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Effective on January 1, 2012, the Company established the Enova International, Inc. Supplemental Executive Retirement Plan (“SERP”) in which certain officers and certain other employees of the Company participate. Under this defined contribution plan, the Company makes an annual supplemental cash contribution to the SERP based on the objectives of the plan as approved by the Company’s (or, previously, Cash America’s) Management Development and Compensation Committee of the Board of Directors. The Company recorded compensation expense of $0.2 million for SERP contributions for each of the years ended December 31, 2014, 2013 and 2012.

The NQSP and the SERP are non-qualified deferred compensation plans. Benefits under the NQSP and the SERP are unfunded. As of December 31, 2014, 2013 and 2012, the Company held securities in rabbi trusts to pay benefits under these plans. These securities are classified as trading securities, and the unrealized gains and losses on these securities are netted with the costs of the plans in “General and administrative expenses” in the consolidated statements of income.

Amounts included in the consolidated balance sheets relating to the Nonqualified Savings Plan and the SERP were as follows (dollars in thousands):

	As of December 31,
	2014	2013
Prepaid expenses and other assets	$755	$559
Accounts payable and accrued expenses	$1,004	$723

In 2014, 2013 and 2012, Cash America’s Board of Directors approved grants of Performance Units under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as Amended (“Cash America LTIP”) that, upon vesting, were paid solely in cash to the Company’s officers and certain of its other employees. Generally, each grant of Performance Units vested over a three-year period, subject to continued employment with Cash America and the satisfaction of certain conditions related to an increase in the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) over the periods specified at the time of grant. The unit value of each award was based on a percentage of the increase in EBITDA over the prior year EBITDA. Payments for all Performance Units that vested were made within a reasonable period of time each year following certification of the applicable performance results by the Management Development and Compensation Committee of the Cash America Board of Directors. In addition, the Performance Unit award agreements are subject to a “clawback” provision that allows Cash America to recoup all or some of the payments made under certain circumstances if there is a material restatement of Cash America’s financial results. The agreements provided for immediate vesting and payment of awards that were outstanding and scheduled to vest within 12 calendar months following the date of a change in control of Cash America. Outstanding units granted in 2014, 2013, and 2012 were immediately vested with the Spin-off on November 13, 2014 and payments were made in December 2014. No awards were outstanding under this plan as of December 31, 2014.

The Company recorded compensation expense of $10.3 million, $6.2 million and $6.4 million related to all Performance Unit awards for the years ended December 31, 2014, 2013 and 2012, respectively.

13. Stock-Based Compensation

Enova Awards

On October 16, 2014, the Management Development and Compensation Committee of the Company approved long-term incentive awards to be made under the Enova International, Inc. 2014 Long-Term Incentive Plan (the “Enova LTIP”) to its executive officers and certain other employees. The awards granted in connection with the distribution included (a) restricted stock units and (b) stock options to purchase Company stock, and these awards were granted on December 13, 2014, the 30th day following the Spin-off and will vest over a period of four years and three years, respectively. On October 16, 2014, the Company’s Management Development and Compensation Committee also approved an award of restricted stock units under the Enova LTIP with a value of $100,000 for each award to be made to each of the Company’s non-employee directors. These awards were granted on December 13, 2014, the 30th day following the distribution date, and will vest twelve months from the date of grant.

Restricted Stock Units

In accordance with ASC 718, the grant date fair value of Restricted Stock Units (“RSUs”) is based on the Company’s closing stock price on the day before the grant date and is amortized to expense over the vesting periods. The agreements relating to awards provide that the vesting and payment of awards would be accelerated if there is a change in control of the Company.

The following table summarizes the Enova restricted stock unit activity during 2014:

Year Ended December 31,
2014
	Units	Weighted Average Fair Value at Date of Grant
Outstanding at beginning of year	—	$—
Units granted	549,707	23.04
Shares issued	—	—
Units forfeited	—	—

Outstanding at end of year	549,707	$23.04

Units vested at end of year	—	—

Compensation expense related to these RSUs totaling $0.1 million ($89 thousand net of related taxes) was recognized for the year ended December 31, 2014. Total unrecognized compensation cost related to these RSUs at December 31, 2014 was $8.5 million, which will be recognized over a weighted average period of approximately 3.8 years. The outstanding RSUs had an aggregate intrinsic value of $12.2 million at December 31, 2014.

Stock Options

Stock options granted under the Enova LTIP become exercisable in equal increments on the first, second and third anniversaries of their date of grant, and expire on the 7th anniversary of their date of grant. Exercise prices of these stock options are equal to the closing stock price on the grant date. In accordance with ASC 718, compensation expense on stock options is based on the fair value of the stock options on the day before the grant date and is amortized to expense over the vesting periods. The Company estimated the fair value of the stock option grants using the Black-Scholes option-pricing model based on the following assumptions: risk-free interest rate of 1.4%, expected term (life) of options of 4.5 years, expected volatility of 40.2% and no expected dividends.

Determining the fair value of stock-based awards at their respective grant dates requires considerable judgment, including estimating expected volatility and expected term (life). The Company based its expected volatility on the historical volatility of comparable public companies over the option’s expected term. The Company calculated its expected term based on the simplified method, which is the mid-point between the weighted-average graded-vesting term and the contractual term. The simplified method was chosen as a means to determine expected term as we have limited historical option exercise experience as a public company. The Company derived the risk-free rate from a weighted-average yield for the three-and five-year zero-coupon U.S. Treasury Strips. The Company estimates forfeitures at the grant date based on its historical forfeiture rate, which is based on activity of cash-based long-term incentive units granted and outstanding prior to the Spin-off, and will revise the estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

There were no stock options outstanding as of December 31, 2013 and 2012. A summary of the Company’s stock option activity for the year ended December 31, 2014 is as follows:

Year Ended December 31,
2014
	Units	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—
Options granted	1,425,196	23.04
Shares issued	—	—
Options forfeited	—	—

Outstanding at end of year	1,425,196	$23.04

Options vested at end of year	—	—

The weighted average fair value of options granted in 2014 was $8.11. Compensation expense related to stock options totaling $0.2 million ($0.1 million net of related taxes) was recognized for the year ended December 31, 2014. Total unrecognized compensation cost related to stock options at December 31, 2014 was $8.1 million, which will be recognized over a period of approximately 3.0 years. The outstanding stock options had no intrinsic value at December 31, 2014.

Cash America Awards

In 2013, Cash America’s Board of Directors approved a grant of RSUs that vested over a two year period to the Company’s Chief Executive Officer under the Cash America LTIP. In conjunction with the Spin-off on November 13, 2014, the vesting of this grant was accelerated, and each vested RSU entitled the holder to receive a share of common stock of Cash America as well as 0.915 shares of the Company’s common stock.

In accordance with ASC 718, the grant date fair value of RSUs was based on Cash America’s closing stock price on the day before the grant date and was amortized to expense over the vesting periods.

The following table summarizes the Cash America RSU activity during 2014, 2013 and 2012:

	Year Ended December 31,
	2014			2013		2012
	Units		Weighted Average Fair Value at Date of Grant	Units	Weighted Average Fair Value at Date of Grant	Units	Weighted Average Fair Value at Date of Grant
Outstanding at beginning of year	14,260		$48.19	13,215	$39.66	16,667	$38.97
Units granted	—		—	14,260	48.19	—	—
Shares issued	(14,260	)(1)	48.19	(2,333)	39.66	(3,452)	36.34
Units forfeited	—		—	(10,882)	39.66	—	—

Outstanding at end of year	—		$—	14,260	$48.19	13,215	$39.66

Units vested at end of year	—		—	—	—	—	—

(1)	Amount does not include 13,048 shares of common stock of the Company that were delivered by Cash America to the Company’s Chief Executive Officer in connection with his RSUs that vested on November 13, 2014. In connection with the Spin-off, such RSU awards were payable by Cash America in both shares of Cash America common stock and Enova common stock.

Compensation expense related to Cash America RSUs totaling $0.4 million ($0.2 million net of related taxes), $0.2 million ($0.2 million net of related taxes) and $0.1 million ($92 thousand net of related taxes) was recognized for the years ended December 31, 2014, 2013 and 2012, respectively.

14. Derivative Instruments

The Company periodically uses derivative instruments to manage risk from changes in market conditions that may affect the Company’s financial performance. The Company primarily uses derivative instruments to manage its primary market risks, which are interest rate risk and foreign currency exchange rate risk.

The Company uses forward currency exchange contracts to minimize the effects of foreign currency risk in the United Kingdom and Australia. The forward currency exchange contracts are non-designated derivatives. Any gain or loss resulting from these contracts is recorded as income or loss and is included in “Foreign currency transaction loss” in the Company’s consolidated statements of income. The Company currently does not manage its exposure to risk from foreign currency exchange rate fluctuations through the use of forward currency exchange contracts in Canada or Brazil.

The Company’s derivative instruments are presented in its financial statements on a net basis. The following table presents information related to the Company’s derivative instruments as of December 31, 2014 (dollars in thousands):

Non-designated derivatives:

	As of December 31, 2014
Forward currency exchange contracts	Notional Amount	Gross Amounts of Recognized Financial Instruments	Gross Amounts Offset in the Consolidated Balance Sheets(1)	Net Amounts of Assets Presented in the Consolidated Balance Sheets(2)
Assets	$—	$—	$—	$—

Liabilities	$112,593	$213	$—	$213

(1)	As of December 31, 2014, the Company had no gross amounts of recognized derivative instruments that the Company makes an accounting policy election not to offset. In addition, there is no financial collateral related to the Company’s derivatives. The Company has no liabilities that are subject to an enforceable master netting agreement or similar arrangement.
(2)	Represents the fair value of forward currency contracts, which is recorded in “Prepaid expenses and other assets” in the consolidated balance sheets.

Prior to June 2014, the Company participated in Cash America’s derivative and hedging programs, which are coordinated through a centralized treasury function; therefore, the assets and liabilities related to derivative instruments were not recorded in the Company’s financial statements, however, the gains and losses associated with Cash America’s foreign currency forward contracts that relate to the Company’s business were included as “Foreign currency transaction loss” in the consolidated statements of income. The notional amount recorded by Cash America as of December 31, 2013 was $81.5 million.

The following table presents information on the effect of derivative instruments on the consolidated results of operations and AOCI for years ended December 31, 2014, 2013 and 2012 (dollars in thousands):

	Gains (Losses) Recognized in Income			Gains (Losses) Recognized in AOCI			Gains (Losses) Reclassified From AOCI into Income
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Non-designated derivatives:
Forward currency exchange contracts(1)	$287	$(1,813)	$(4,794)	$—	$—	$—	$—	$—	$—

Total	$287	$(1,813)	$(4,794)	$—	$—	$—	$—	$—	$—

(1)	The gains (losses) on these derivatives substantially offset the (losses) gains on the hedged portion of the foreign intercompany balances.

15. Related Party Transactions

Prior to the Spin-off, Cash America provided certain corporate service functions, such as executive oversight, insurance and risk management, government relations, internal audit, treasury, licensing, and to a limited extent finance, accounting, tax, legal, human resources, compensation and benefits, compliance and support for certain information systems related to financial reporting. The costs of such services were allocated to the Company based on the Company’s share of Cash America’s corporate services expenses incurred for the consolidated entity. Actual corporate services costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. The Company believes that the expenses in these financial statements were reported on a basis that fairly represents the utilization of the services provided. These financial statements do not necessarily reflect the financial position or results of operations that would have existed if the Company had been operated as a stand-alone entity during the periods covered and may not be indicative of future results of operations and financial position. General and administrative expenses include allocations by Cash America of $9.1 million, $10.0 million and $10.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company also paid $46.0 million, $34.8 million and $33.6 million for the years ended December 31, 2014, 2013 and 2012, respectively, to Cash America for its share of income taxes as though the Company had been taxed separately from Cash America and had prepared separate tax returns.

In conjunction with the Spin-off, the Company entered into a transition services agreement with Cash America. Under the agreement, Cash America provides support for certain information systems related to financial reporting and payment processing to us for a period of time following the Spin-off for a fee of $18 thousand per month. In addition, the Company will reimburse Cash America for all out-of-pocket costs and expenses it pays or incurs in connection with providing such services. The expiration date of the agreement varies by service provided but is generally no longer than 12 months from the separation date. Prior to the Spin-off, the Company paid Cash America compensation for loans made to or arranged for customers who were referred from Cash America. The Company paid $1.2 million for each of the years ended December 31, 2014, 2013 and 2012, pursuant to this arrangement. In addition, prior to the Spin-off, the Company administered the consumer loan underwriting model utilized by Cash America’s Retail Services Division in exchange for the reimbursement of the Company’s direct third-party costs incurred in providing the service. The Company received $0.6 million, $0.9 million and $1.5 million for the years ended December 31, 2014, 2013 and 2012, respectively, pursuant to this arrangement.

Prior to the issuance of the Senior Notes on May 30, 2014, all payments the Company owed Cash America, offset by any credits or fees Cash America owed the Company in connection with the transactions above, were made through the Affiliate Line of Credit agreement. See Note 9 for further discussion of this agreement. Since May 30, 2014, amounts due to Cash America have been settled a month in arrears. The balance due to Cash America of $0.4 million as of December 31, 2014 is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.

The Company and its subsidiaries participated jointly and severally with all subsidiaries of Cash America and guaranteed long-term debt of Cash America of $638.2 million at December 31, 2013. Under the provisions of Cash America’s debt agreements, the Company had liability in the event Cash America defaulted in its payment obligations or failed to comply with the covenants under the various debt agreements or upon the occurrence of specified events contained in the various debt agreements, including the event of bankruptcy, insolvency or reorganization of Cash America. The Company was released from liability under such guarantees in connection with the Spin-off. See Note 1 for additional information on the Spin-off.

16. Supplemental Disclosures of Cash Flow Information

The following table sets forth certain cash and non-cash activities for the years ended December 31 (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Cash paid during the year for:
Interest	$24,807	$—	$—
Income taxes paid	46,353	34,829	33,619
Non-cash investing and financing activities:
Consumer loans renewed	$290,956	$599,227	$620,097
Affiliate interest expense	7,629	19,788	20,996

17. Operating Segment Information

The Company provides online financial services to alternative credit consumers in the United States, United Kingdom, Australia Canada, Brazil and China and has one reportable segment, which is composed of the Company’s domestic and international operations. The Company has aggregated all components of its business into a single reportable segment based on the similarities of the economic characteristics, the nature of the products and services, the nature of the production and distribution methods, the type of customer and the nature of the regulatory environment.

The Company allocates certain corporate expenses (primarily general and administrative expenses and to a lesser extent, marketing and operations and technology) between the domestic and international components based on revenue. The following tables present information on the Company’s domestic and international operations as of and for the years ended December 31, 2014, 2013 and 2012 (dollars in thousands).

	Year Ended December 31,
	2014	2013	2012
Revenue
Domestic	$474,715	$395,549	$334,066
International	335,122	369,774	326,862

Total revenue	$809,837	$765,323	$660,928

Income from operations
Domestic	$111,869	$73,858	$55,011
International	103,139	68,738	59,166

Total income from operations	$215,008	$142,596	$114,177

Depreciation and amortization
Domestic	$16,284	$14,536	$11,988
International	2,448	2,607	1,284

Total depreciation and amortization	$18,732	$17,143	$13,272

Expenditures for property and equipment
Domestic	$12,414	$12,527	$15,628
International	870	2,345	2,244

Total expenditures for property and equipment	$13,284	$14,872	$17,872

	December 31,
	2014	2013
Property and equipment, net
Domestic	$29,274	$34,091
International	4,711	5,314

Total property and equipment, net	$33,985	$39,405

Assets
Domestic	$595,180	$475,050
International	165,017	217,102

Total assets	$760,197	$692,152

Geographic Information

The following table presents the Company’s revenue by geographic region for the years ended December 31, 2014, 2013 and 2012 (dollars in thousands):

	Year Ended December 31,
	2014	2013	2012
Revenue
United States	$474,715	$395,549	$334,066
United Kingdom	325,014	360,186	308,415
Other international countries	10,108	9,588	18,447

Total revenue	$809,837	$765,323	$660,928

The Company’s long-lived assets, which consist of the Company’s property and equipment, were $34.0 million and $39.4 million at December 31, 2014 and 2013, respectively. The operations for the Company’s domestic and international businesses are primarily located within the United States, and the value of any long-lived assets located outside of the United States is immaterial.

18. Fair Value Measurements

Recurring Fair Value Measurements

In accordance with ASC 820, certain of the Company’s assets and liabilities, which are carried at fair value, are classified in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2014 and 2013 are as follows (dollars in thousands):

	December 31, 2014	Fair Value Measurements Using
		Level 1	Level 2	Level 3
Financial assets (liabilities)
Forward currency exchange contracts	$(213)	$—	$(213)	$—
Nonqualified savings plan assets(1)	755	755	—	—

Total	$542	$755	$(213)	$—

	December 31, 2013	Fair Value Measurements Using
		Level 1	Level 2	Level 3
Financial assets (liabilities)
Nonqualified savings plan assets(1)	$559	$559	$—	$—

Total	$559	$559	$—	$—

(1)	The non-qualified savings plan assets have an offsetting liability of equal amount, which is included in “Accounts payable and accrued expenses” in the Company’s consolidated balance sheets.

The Company measures the fair value of its forward currency exchange contracts under Level 2 inputs as defined by ASC 820. For these forward currency exchange contracts, current market rates are used to determine fair value. The significant inputs used in these models are derived from observable market rates. The fair value of the nonqualified savings plan assets is measured under a Level 1 input. These assets are publicly traded equity securities for which market prices are readily observable. During the years ended December 31, 2014 and 2013, there were no transfers of assets in or out of Level 1 fair value measurements. Prior to June 2014 the Company participated in Cash America’s derivative and hedging programs, which are coordinated through a centralized treasury function; therefore, the assets and liabilities related to derivative instruments were not recorded in the Company’s financial statements; however, the gains and losses associated with Cash America’s foreign currency forward contracts that relate to the Company’s business are included as “Foreign currency transaction loss” in the consolidated statements of income.

Fair Value Measurements on a Non-Recurring Basis

The Company measures non-financial assets and liabilities such as property and equipment and intangible assets at fair value on a nonrecurring basis or when events or circumstances indicate that the carrying amount of the assets may be impaired. At December 31, 2014 and 2013, there were no assets or liabilities recorded at fair value on a nonrecurring basis.

Financial Assets and Liabilities Not Measured at Fair Value

The Company’s financial assets and liabilities as of December 31, 2014 and 2013 that are not measured at fair value in the consolidated balance sheets are as follows (dollars in thousands):

	December 31, 2014	Fair Value Measurements Using
		Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$75,106	$75,106	$—	$—
Short-term loans and line of credit accounts, net(1)	140,905	—	—	140,905
Installment loans, net(1)	182,706	—	—	182,706

Total	$398,717	$75,106	$—	$323,611

Financial liabilities:
Liability for estimated losses on consumer loans guaranteed by the Company	$1,576	$—	$—	$1,576
Senior Notes	494,181	—	491,250	—

Total	$495,757	$—	$491,250	$1,576

	December 31, 2013	Fair Value Measurements Using
		Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$47,480	$47,480	$—	$—
Short-term loans and line of credit accounts, net(1)	156,845	—	—	156,845
Installment loans, net(1)	146,622	—	—	146,622

Total	$350,947	$47,480	$—	$303,467

Financial liabilities:
Liability for estimated losses on consumer loans guaranteed by the Company	$2,047	$—	$—	$2,047
Affiliate Line of Credit	424,133	—	429,978	—

Total	$426,180	$—	$429,978	$2,047

(1)	Short-term loans, line of credit accounts and installment loans are included in “Consumer loans, net” in the consolidated balance sheets.

Cash and cash equivalents bear interest at market rates and have maturities of less than 90 days.

Short-term loans, line of credit accounts and installment loans are carried in the consolidated balance sheet net of the allowance for estimated loan losses, which is calculated by applying historical loss rates combined with recent default trends to the gross consumer loan balance. The unobservable inputs used to calculate the fair value of these loans include historical loss rates, recent default trends and estimated remaining loan terms; therefore, the carrying value approximates the fair value. Short-term loans and line of credit accounts have relatively short maturity periods that are generally 12 months or less. The fair value of installment loans is estimated using a discounted cash flow analysis, which considers interest rates offered for loans with similar terms to borrowers of similar credit quality. The carrying values of the Company’s installment loans approximate the fair value of these loans. Unsecured installment loans typically have terms between two and 12 months, but may have available terms up to 60 months.

In connection with its CSO programs, the Company guarantees consumer loan payment obligations to unrelated third-party lenders for short-term consumer and installment loans and is required to purchase any defaulted loans it has guaranteed. The estimated fair value of the liability for estimated losses on consumer loans guaranteed by the Company was $1.6 million and $2.0 million as of December 31, 2014 and 2013, respectively. The Company measures the fair value of its liability for third-party lender-owned consumer loans under Level 3 inputs. The fair value of these liabilities is calculated by applying historical loss rates combined with recent default trends to the gross consumer loan balance. The unobservable inputs used to calculate the fair value of these loans include historical loss rates, recent default trends and estimated remaining loan terms; therefore, the carrying value of these liabilities approximates the fair value.

The Company measures the fair value of its long-term debt using Level 2 inputs. The fair value of the Company’s Senior Notes is estimated based on quoted prices in markets that are not active. As of December 31, 2014, the Company’s Senior Notes had a lower fair value than the carrying value based on the price of the last trade of the Senior Notes. As of December 31, 2013 the Company’s Affiliate Line of Credit had a higher fair market value than the carrying value due to the difference in yield when compared to similar types of credit.

19. Quarterly Financial Data (Unaudited)

The Company’s operations are subject to seasonal fluctuations. Demand has historically been highest in the third and fourth quarters of each year, corresponding to the holiday season, and lowest in the first quarter of each year, corresponding to customers’ receipt of income tax refunds in the United States. Typically, the Company’s cost of revenue, which represents its loan loss provision, is lowest as a percentage of revenue in the first quarter of each year. This trend was not evident in 2014 as a result of regulatory changes in the United Kingdom that led to a decline in lending in that market. The following is a summary of the quarterly results of operations for the years ended December 31, 2014 and 2013 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2014
Total Revenue	$208,465	$201,482	$205,168	$194,722
Cost of Revenue	66,436	66,840	72,919	60,592

Gross Profit	$142,029	$134,642	$132,249	$134,130

Net Income	$40,055	$30,629	$18,485	$22,502
Diluted earnings per share(1)	$1.21	$0.93	$0.56	$0.68
Diluted weighted average common shares(2)	33,000	33,000	33,000	33,031

2013
Total Revenue	$182,312	$176,143	$198,098	$208,770
Cost of Revenue	67,998	70,160	90,389	86,505

Gross Profit	$114,314	$105,983	$107,709	$122,265

Net Income	$22,808	$18,428	$17,088	$19,714
Diluted earnings per share(1)	$0.69	$0.56	$0.52	$0.60
Diluted weighted average common shares(2)	33,000	33,000	33,000	33,000

(1)	The sum of the quarterly earnings per share amounts may not total to each full year amount presented in the Company’s financial statements because these computations are made independently for each quarter and for the full year and take into account the weighted average number of common shares outstanding for each period.
(2)	See Note 3 for Basis of Presentation.

20. Subsequent Events

Subsequent events have been reviewed through the date these financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of

Enova International, Inc.

Our audit of the consolidated financial statements referred to in our report dated March 20, 2015 appearing in this prospectus also included an audit of the following financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 20, 2015

SCHEDULE II

ENOVA INTERNATIONAL, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

For the Three Years Ended December 31, 2014

(dollars in thousands)

		Additions
Description	Balance at Beginning of Period	Charged to Expense	Charged to Other	Deductions	Balance at End of Period
Tax valuation allowance
Year Ended
December 31, 2014	$—	$—	$—	$—	$—
December 31, 2013	$457	$—	$—	$(457)	$—
December 31, 2012	$—	$470	$—	$(13)	$457

Enova International, Inc.

Exchange Offer for

$500,000,000 Outstanding 9.75% Senior Notes due 2021

PROSPECTUS

                    , 2015

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                     , 2015, all dealers that effect transactions in these securities, whether or not participating in the Exchange Offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law.

Enova International, Inc., CNU DollarsDirect Inc., CNU DollarsDirect Lending Inc., Enova Online Services, Inc., and Mobile Leasing Group, Inc. are incorporated under the laws of the State of Delaware.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(e) provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

The certificates of incorporation of CNU DollarsDirect Inc., CNU DollarsDirect Lending Inc., Enova International, Inc., Enova Online Services, Inc., and Mobile Leasing Group, Inc. provide for the indemnification of their respective officers and directors to the fullest extent permitted by law.

The Delaware Limited Liability Company Act.

AEL Net Marketing, LLC, AEL Net of Missouri, LLC, Billers Acceptance Group, LLC, CashEuroNet UK, LLC, CashNet CSO of Maryland, LLC, CashNetUSA CO LLC, CashNetUSA of Florida, LLC, CashNetUSA OR LLC, CNU Newco, LLC, CNU of Alabama, LLC, CNU of Alaska, LLC, CNU of Arizona, LLC, CNU of California, LLC, CNU of Colorado, LLC, CNU of Delaware, LLC, CNU of Florida, LLC, CNU of Hawaii, LLC, CNU of Idaho, LLC, CNU of Illinois, LLC, CNU of Indiana, LLC, CNU of Kansas, LLC, CNU of Louisiana, LLC, CNU of Maine, LLC, CNU of Michigan, LLC, CNU of Minnesota, LLC, CNU of Mississippi, LLC, CNU of Missouri, LLC, CNU of Montana, LLC, CNU of Nevada, LLC, CNU of New Hampshire, LLC, CNU of New Mexico, LLC, CNU of North Dakota, LLC, CNU of Ohio, LLC, CNU of Oklahoma, LLC, CNU of Oregon, LLC, CNU of Rhode Island, LLC, CNU of South Carolina, LLC, CNU of South Dakota, LLC, CNU of Tennessee, LLC, CNU of Texas, LLC, CNU of Utah, LLC, CNU of Virginia, LLC, CNU of Washington, LLC, CNU of Wisconsin, LLC, CNU of Wyoming, LLC, CNU Online Holdings, LLC, CNU Technologies of Iowa, LLC, CreditMe, LLC, Debit Plus Payment Solutions, LLC, Debit Plus Services, LLC, Debit Plus Technologies, LLC, Debit Plus, LLC, DollarsDirect, LLC, DP Labor Holdings, LLC, Enova Brazil, LLC, Enova Financial Holdings, LLC, Enova International GEC, LLC, EuroNetCash, LLC, Headway Capital, LLC, NC Financial Solutions of Alabama, LLC, NC Financial Solutions of Arizona, LLC, NC Financial Solutions of California, LLC, NC Financial Solutions of Delaware, LLC, NC Financial Solutions of Florida, LLC, NC Financial Solutions of Georgia, LLC, NC Financial Solutions of Idaho, LLC, NC Financial Solutions of Illinois, LLC, NC Financial Solutions of Indiana, LLC, NC Financial Solutions of Kansas, LLC, NC Financial Solutions of Louisiana, LLC, NC Financial Solutions of Maryland, LLC, NC Financial Solutions of Mississippi, LLC, NC Financial Solutions of Missouri, LLC, NC Financial Solutions of Montana, LLC, NC Financial Solutions of Nevada, LLC, NC Financial Solutions of New Hampshire, LLC, NC Financial Solutions of New Jersey, LLC, NC Financial Solutions of New Mexico, LLC, NC Financial Solutions of North Dakota, LLC, NC Financial Solutions of Ohio, LLC, NC Financial Solutions of Oregon, LLC, NC Financial Solutions of Rhode Island, LLC, NC Financial Solutions of South Carolina, LLC, NC Financial Solutions of South Dakota, LLC, NC Financial Solutions of Tennessee, LLC, NC Financial Solutions of Texas, LLC, NC Financial Solutions of Utah, LLC, NC Financial Solutions of Virginia, LLC, NC Financial Solutions of Wisconsin, LLC, NC Financial Solutions, LLC, Ohio Consumer Financial Solutions, LLC, Tennessee CNU LLC, and The Check Giant NM, LLC are limited liability companies formed under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to the standards and restrictions, if any, set forth in a company’s limited liability company agreement, a limited liability company has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of CashNetUSA CO LLC, CashNetUSA OR LLC, and The Check Giant NM, LLC provide for indemnification of their respective members and managers (and assignees), and each affiliate, officer, director, controlling person, partner, employee or shareholder together with their respective successors and assigns, heirs, executors and administrators to the fullest extent permitted by law from and against any and all losses, claims, costs, damages, liabilities, expenses (including legal fees and expenses), suits or proceedings (whether civil, criminal, administrative, or investigative), judgments fines, settlements and other amounts arising from or incurred or imposed upon such person in connection with, which arise out of, or relate to such person’s status or activities as a manager, member or assignee or to the limited liability company’s property, business or affairs.

The limited liability company agreements of Billers Acceptance Group, LLC, CNU Online Holdings, LLC, DP Labor Holdings, LLC, Debit Plus, LLC, Enova Financial Holdings, LLC, NC Financial Solutions of Indiana, LLC, NC Financial Solutions, LLC, and Ohio Consumer Financial Solutions, LLC, provide for indemnification of their respective members, managers, officers, employees or agents to the fullest extent permitted by applicable law for any loss, damage, or claim by reason of any act or omission performed or omitted by a member, manager, officer, employee or agent in good faith on behalf of the limited liability company and in a manner reasonably believed to be within the scope of the authority conferred on such member, manager, officer, employee or agent by the respective limited liability company agreement, provided that such loss, damage, or claim was not by reason of the member’s gross negligence or willful misconduct with respect to such acts or omissions.

The limited liability company agreements of AEL Net Marketing, LLC, AEL Net of Missouri, LLC, CashEuroNet UK, LLC, CashNet CSO of Maryland, LLC, CashNetUSA of Florida, LLC, CNU Newco, LLC, CNU of Alabama, LLC, CNU of Alaska, LLC, CNU of Arizona, LLC, CNU of California, LLC, CNU of Colorado, LLC, CNU of Delaware, LLC, CNU of Florida, LLC, CNU of Hawaii, LLC, CNU of Idaho, LLC, CNU of Illinois, LLC, CNU of Indiana, LLC, CNU of Kansas, LLC, CNU of Louisiana, LLC, CNU of Maine, LLC, CNU of Michigan, LLC, CNU of Minnesota, LLC, CNU of Mississippi, LLC, CNU of Missouri, LLC, CNU of Montana, LLC, CNU of Nevada, LLC, CNU of New Hampshire, LLC, CNU of New Mexico, LLC, CNU of North Dakota, LLC, CNU of Ohio, LLC, CNU of Oklahoma, LLC, CNU of Oregon, LLC, CNU of Rhode Island, LLC, CNU of South Carolina, LLC, CNU of South Dakota, LLC, CNU of Tennessee, LLC, CNU of Texas, LLC, CNU of Utah, LLC, CNU of Virginia, LLC, CNU of Washington, LLC, CNU of Wisconsin, LLC, CNU of Wyoming, LLC, CNU Technologies of Iowa, LLC, CreditMe, LLC, Debit Plus Payment Solutions, LLC, Debit Plus Services, LLC, Debit Plus Technologies, LLC, DollarsDirect, LLC, Enova Brazil, LLC, Enova International GEC, LLC, EuroNetCash, LLC, Headway Capital, LLC, NC Financial Solutions of Alabama, LLC, NC Financial Solutions of Arizona, LLC, NC Financial Solutions of California, LLC, NC Financial Solutions of Delaware, LLC, NC Financial Solutions of Florida, LLC, NC Financial Solutions of Georgia, LLC, NC Financial Solutions of Idaho, LLC, NC Financial Solutions of Illinois, LLC, NC Financial Solutions of Kansas, LLC, NC Financial Solutions of Louisiana, LLC, NC Financial Solutions of Maryland, LLC, NC Financial Solutions of Mississippi, LLC, NC Financial Solutions of Missouri, LLC, NC Financial Solutions of Montana, LLC, NC Financial Solutions of Nevada, LLC, NC Financial Solutions of New Hampshire, LLC, NC Financial Solutions of New Jersey, LLC, NC Financial Solutions of New Mexico, LLC, NC Financial Solutions of North Dakota, LLC, NC Financial Solutions of Ohio, LLC, NC Financial Solutions of Oregon, LLC, NC Financial Solutions of Rhode Island, LLC, NC Financial Solutions of South Carolina, LLC, NC Financial Solutions of South Dakota, LLC, NC Financial Solutions of Tennessee, LLC, NC Financial Solutions of Texas, LLC, NC Financial Solutions of Utah, LLC, NC Financial Solutions of Virginia, LLC, NC Financial Solutions of Wisconsin, LLC, and Tennessee CNU, LLC provide for indemnification of their respective members to the fullest extent permitted by applicable law for any loss, damage or claim incurred by the member by reason of any act or omission performed or omitted by the member in good faith on behalf of the limited liability company and in a manner reasonably believed to be within the scope of the authority conferred on the member under the respective limited liability company agreement, provided that such loss, damage or claim was not by reason of the member’s gross negligence or willful misconduct with respect to such acts or omissions.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.	DESCRIPTION

2.1	Separation and Distribution Agreement between Cash America International, Inc. and Enova International, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on November 19, 2014)

3.1	Enova International, Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 19, 2014)

3.2	Enova International, Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on November 19, 2014)

3.3	Certificate of Formation of AEL Net Marketing, LLC (incorporated by reference to Exhibit 3.8 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.4	Limited Liability Company Agreement of AEL Net Marketing, LLC (incorporated by reference to Exhibit 3.9 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.5	Certificate of Formation of AEL Net of Missouri, LLC (incorporated by reference to Exhibit 3.12 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.6	Limited Liability Company Agreement of AEL Net of Missouri, LLC (incorporated by reference to Exhibit 3.13 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.7	Certificate of Formation of Billers Acceptance Group, LLC (incorporated by reference to Exhibit 3.14 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.8	Limited Liability Company Agreement of Billers Acceptance Group, LLC (incorporated by reference to Exhibit 3.15 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.9	Certificate of Formation of CashEuroNet UK, LLC (incorporated by reference to Exhibit 3.74 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.10	Limited Liability Company Agreement of CashEuroNet UK, LLC (incorporated by reference to Exhibit 3.75 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.11	Certificate of Formation of CashNet CSO of Maryland, LLC (incorporated by reference to Exhibit 3.78 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.12	Limited Liability Company Agreement of CashNet CSO of Maryland, LLC (incorporated by reference to Exhibit 3.79 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.13	Certificate of Formation of CashNetUSA CO LLC, as amended (incorporated by reference to Exhibit 3.80 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.14	Operating Agreement of CashNetUSA CO LLC (incorporated by reference to Exhibit 3.81 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.15	Certificate of Formation of CashNetUSA of Florida, LLC (incorporated by reference to Exhibit 3.82 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.16	Limited Liability Company Agreement of CashNetUSA of Florida, LLC (incorporated by reference to Exhibit 3.83 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.17	Certificate of Formation of CashNetUSA OR LLC, as amended (incorporated by reference to Exhibit 3.84 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.18	Operating Agreement of CashNetUSA OR LLC (incorporated by reference to Exhibit 3.85 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.19	State of Delaware Certificate of Incorporation of CNU DollarsDirect Inc. (f/k/a CashNet of Canada Inc.), as amended (incorporated by reference to Exhibit 3.86 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.20	Bylaws of CNU DollarsDirect Inc. (f/k/a CashNet of Canada Inc.) (incorporated by reference to Exhibit 3.87 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.21	Certificate of Incorporation of CNU DollarsDirect Lending Inc. (incorporated by reference to Exhibit 3.88 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.22	Bylaws of CNU DollarsDirect Lending Inc. (incorporated by reference to Exhibit 3.89 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.23	Certificate of Formation of CNU Newco, LLC (f/k/a CNU Technologies of Wisconsin, LLC f/k/a NC Financial Solutions of Wisconsin, LLC), as amended (incorporated by reference to Exhibit 3.176 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.24	Limited Liability Company Agreement of CNU Newco, LLC (f/k/a CNU Technologies of Wisconsin, LLC f/k/a NC Financial Solutions of Wisconsin, LLC) (incorporated by reference to Exhibit 3.177 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.25	Certificate of Formation of CNU of Alabama, LLC (f/k/a Cash America Net of Alabama, LLC), as amended (incorporated by reference to Exhibit 3.90 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.26	Limited Liability Company Agreement of CNU of Alabama, LLC (f/k/a Cash America Net of Alabama, LLC) (incorporated by reference to Exhibit 3.91 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.27	Certificate of Formation of CNU of Alaska, LLC (f/k/a Cash America Net of Alaska, LLC), as amended (incorporated by reference to Exhibit 3.92 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.28	Limited Liability Company Agreement of CNU of Alaska, LLC (f/k/a Cash America Net of Alaska, LLC) (incorporated by reference to Exhibit 3.93 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.29	Certificate of Formation of CNU of Arizona, LLC (f/k/a Cash America Net of Arizona, LLC), as amended (incorporated by reference to Exhibit 3.94 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.30	Limited Liability Company Agreement of CNU of Arizona, LLC (f/k/a Cash America Net of Arizona, LLC) (incorporated by reference to Exhibit 3.95 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.31	Certificate of Formation of CNU of California, LLC (f/k/a Cash America Net of California, LLC), as amended (incorporated by reference to Exhibit 3.96 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.32	Limited Liability Company Agreement of CNU of California, LLC (f/k/a Cash America Net of California, LLC) (incorporated by reference to Exhibit 3.97 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.33	Limited Liability Company Agreement of CNU of Colorado, LLC (f/k/a Cash America Net of Colorado, LLC) (incorporated by reference to Exhibit 3.98 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.34	Limited Liability Company Agreement of CNU of Colorado, LLC (f/k/a Cash America Net of Colorado, LLC) (incorporated by reference to Exhibit 3.99 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.35	Certificate of Formation of CNU of Delaware, LLC (f/k/a Cash America Net of Delaware, LLC), as amended (incorporated by reference to Exhibit 3.100 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.36	Limited Liability Company Agreement of CNU of Delaware, LLC (f/k/a Cash America Net of Delaware, LLC) (incorporated by reference to Exhibit 3.101 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.37	Certificate of Formation of CNU of Florida, LLC (f/k/a Cash America Net of Florida, LLC), as amended (incorporated by reference to Exhibit 3.102 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.38	Limited Liability Company Agreement of CNU of Florida, LLC (f/k/a Cash America Net of Florida, LLC) (incorporated by reference to Exhibit 3.103 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.39	Certificate of Formation of CNU of Hawaii, LLC (f/k/a Cash America Net of Hawaii, LLC), as amended (incorporated by reference to Exhibit 3.104 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.40	Limited Liability Company Agreement of CNU of Hawaii, LLC (f/k/a Cash America Net of Hawaii, LLC) (incorporated by reference to Exhibit 3.105 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.41	Certificate of Formation of CNU of Idaho, LLC (f/k/a Cash America Net of Idaho, LLC), as amended (incorporated by reference to Exhibit 3.106 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.42	Limited Liability Company Agreement of CNU of Idaho, LLC (f/k/a Cash America Net of Idaho, LLC) (incorporated by reference to Exhibit 3.107 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.43	Certificate of Formation of CNU of Illinois, LLC (f/k/a Cash America Net of Illinois, LLC), as amended (incorporated by reference to Exhibit 3.108 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.44	Limited Liability Company Agreement of CNU of Illinois, LLC (f/k/a Cash America Net of Illinois, LLC) (incorporated by reference to Exhibit 3.109 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.45	Certificate of Formation of CNU of Indiana, LLC (f/k/a CNU Technologies of Indiana, LLC, f/k/a CNU of Indiana, LLC, f/k/a Cash America Net of Indiana, LLC), as amended (incorporated by reference to Exhibit 3.110 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.46	Limited Liability Company Agreement of CNU of Indiana, LLC (f/k/a CNU Technologies of Indiana, LLC, f/k/a CNU of Indiana, LLC, f/k/a Cash America Net of Indiana, LLC) (incorporated by reference to Exhibit 3.111 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.47	Certificate of Formation of CNU of Kansas, LLC (f/k/a Cash America Net of Kansas, LLC), as amended (incorporated by reference to Exhibit 3.112 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.48	Limited Liability Company Agreement of CNU of Kansas, LLC (f/k/a Cash America Net of Kansas, LLC) (incorporated by reference to Exhibit 3.113 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.49	Certificate of Formation of CNU of Louisiana, LLC (f/k/a Cash America Net of Louisiana, LLC), as amended (incorporated by reference to Exhibit 3.114 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.50	Limited Liability Company Agreement of CNU of Louisiana, LLC (f/k/a Cash America Net of Louisiana, LLC) (incorporated by reference to Exhibit 3.115 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.51	Certificate of Formation of CNU of Maine, LLC (f/k/a Cash America Net of Maine, LLC), as amended (incorporated by reference to Exhibit 3.116 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.52	Limited Liability Company Agreement of CNU of Maine, LLC (f/k/a Cash America Net of Maine, LLC) (incorporated by reference to Exhibit 3.117 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.53	Certificate of Formation of CNU of Michigan, LLC (f/k/a Cash America Net of Michigan, LLC), as amended (incorporated by reference to Exhibit 3.118 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.54	Limited Liability Company Agreement of CNU of Michigan, LLC (f/k/a Cash America Net of Michigan, LLC) (incorporated by reference to Exhibit 3.119 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.55	Certificate of Formation of CNU of Minnesota, LLC (f/k/a Cash America Net of Minnesota, LLC), as amended (incorporated by reference to Exhibit 3.120 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.56	Limited Liability Company Agreement of CNU of Minnesota, LLC (f/k/a Cash America Net of Minnesota, LLC) (incorporated by reference to Exhibit 3.121 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.57	Certificate of Formation of CNU of Mississippi, LLC (f/k/a Cash America Net of Mississippi, LLC), as amended (incorporated by reference to Exhibit 3.122 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.58	Limited Liability Company Agreement of CNU of Mississippi, LLC (f/k/a Cash America Net of Mississippi, LLC) (incorporated by reference to Exhibit 3.123 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.59	Certificate of Formation of CNU of Missouri, LLC (f/k/a Cash America Net of Missouri, LLC), as amended (incorporated by reference to Exhibit 3.124 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.60	Limited Liability Company Agreement of CNU of Missouri, LLC (f/k/a Cash America Net of Missouri, LLC) (incorporated by reference to Exhibit 3.125 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.61	Certificate of Formation of CNU of Montana, LLC (f/k/a Cash America Net of Montana, LLC), as amended (incorporated by reference to Exhibit 3.126 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.62	Limited Liability Company Agreement of CNU of Montana, LLC (f/k/a Cash America Net of Montana, LLC) (incorporated by reference to Exhibit 3.127 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.63	Certificate of Formation of CNU of Nevada, LLC (f/k/a Cash America Net of Nevada, LLC), as amended (incorporated by reference to Exhibit 3.128 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.64	Limited Liability Company Agreement of CNU of Nevada, LLC (f/k/a Cash America Net of Nevada, LLC) (incorporated by reference to Exhibit 3.129 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.65	Certificate of Formation of CNU of New Hampshire, LLC (f/k/a Cash America Net of New Hampshire, LLC), as amended (incorporated by reference to Exhibit 3.130 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.66	Limited Liability Company Agreement of CNU of New Hampshire, LLC (f/k/a Cash America Net of New Hampshire, LLC) (incorporated by reference to Exhibit 3.131 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.67	Certificate of Formation of CNU of New Mexico, LLC (f/k/a Cash America Net of New Mexico, LLC), as amended (incorporated by reference to Exhibit 3.132 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.68	Limited Liability Company Agreement of CNU of New Mexico, LLC (f/k/a Cash America Net of New Mexico, LLC) (incorporated by reference to Exhibit 3.133 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.69	Certificate of Formation of CNU of North Dakota, LLC (f/k/a Cash America Net of North Dakota, LLC), as amended (incorporated by reference to Exhibit 3.134 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.70	Limited Liability Company Agreement of CNU of North Dakota, LLC (f/k/a Cash America Net of North Dakota, LLC) (incorporated by reference to Exhibit 3.135 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.71	Certificate of Formation of CNU of Ohio, LLC (f/k/a Cash America Net of Ohio, LLC), as amended (incorporated by reference to Exhibit 3.136 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.72	Certificate of Formation of CNU of Ohio, LLC (f/k/a Cash America Net of Ohio, LLC), as amended (incorporated by reference to Exhibit 3.137 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.73	Certificate of Formation of CNU of Oklahoma, LLC (f/k/a Cash America Net of Oklahoma, LLC), as amended (incorporated by reference to Exhibit 3.138 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.74	Limited Liability Company Agreement of CNU of Oklahoma, LLC (f/k/a Cash America Net of Oklahoma, LLC) (incorporated by reference to Exhibit 3.139 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.75	Certificate of Formation of CNU of Oregon, LLC (f/k/a Cash America Net of Oregon, LLC), as amended (incorporated by reference to Exhibit 3.140 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.76	Limited Liability Company Agreement of CNU of Oregon, LLC (f/k/a Cash America Net of Oregon, LLC) (incorporated by reference to Exhibit 3.141 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.77	Certificate of Formation of CNU of Rhode Island, LLC (f/k/a Cash America Net of Rhode Island, LLC), as amended (incorporated by reference to Exhibit 3.142 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.78	Limited Liability Company Agreement of CNU of Rhode Island, LLC (f/k/a Cash America Net of Rhode Island, LLC) (incorporated by reference to Exhibit 3.143 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.79	Certificate of Formation of CNU of South Carolina, LLC (f/k/a Cash America Net of South Carolina, LLC), as amended (incorporated by reference to Exhibit 3.144 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.80	Limited Liability Company Agreement of CNU of South Carolina, LLC (f/k/a Cash America Net of South Carolina, LLC) (incorporated by reference to Exhibit 3.145 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.81	Certificate of Formation of CNU of South Dakota, LLC (f/k/a Cash America Net of South Dakota, LLC), as amended (incorporated by reference to Exhibit 3.146 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.82	Limited Liability Company Agreement of CNU of South Dakota, LLC (f/k/a Cash America Net of South Dakota, LLC) (incorporated by reference to Exhibit 3.147 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.83	Certificate of Formation of CNU of Tennessee, LLC (f/k/a Cash America Net of Tennessee, LLC, f/k/a Cash America Net of Kentucky), as amended (incorporated by reference to Exhibit 3.148 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.84	Limited Liability Company Agreement of CNU of Tennessee, LLC (f/k/a Cash America Net of Tennessee, LLC, f/k/a Cash America Net of Kentucky) (incorporated by reference to Exhibit 3.149 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.85	Certificate of Formation of CNU of Texas, LLC (f/k/a Cash America Net of Texas, LLC), as amended (incorporated by reference to Exhibit 3.150 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.86	Limited Liability Company Agreement of CNU of Texas, LLC (f/k/a Cash America Net of Texas, LLC) (incorporated by reference to Exhibit 3.151 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.87	Certificate of Formation of CNU of Utah, LLC (f/k/a Cash America Net of Utah, LLC), as amended (incorporated by reference to Exhibit 3.152 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.88	Limited Liability Company Agreement of CNU of Utah, LLC (f/k/a Cash America Net of Utah, LLC) (incorporated by reference to Exhibit 3.153 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.89	Certificate of Formation of CNU of Virginia, LLC (f/k/a Cash America Net of Virginia, LLC), as amended (incorporated by reference to Exhibit 3.154 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.90	Limited Liability Company Agreement of CNU of Virginia, LLC (f/k/a Cash America Net of Virginia, LLC) (incorporated by reference to Exhibit 3.155 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.91	Certificate of Formation of CNU of Washington, LLC (f/k/a Cash America Net of Washington, LLC), as amended (incorporated by reference to Exhibit 3.156 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.92	Limited Liability Company Agreement of CNU of Washington, LLC (f/k/a Cash America Net of Washington, LLC) (incorporated by reference to Exhibit 3.157 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.93	Certificate of Formation of CNU of Wisconsin, LLC (f/k/a Cash America Net of Wisconsin, LLC), as amended (incorporated by reference to Exhibit 3.158 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.94	Limited Liability Company Agreement of CNU of Wisconsin, LLC (f/k/a Cash America Net of Wisconsin, LLC) (incorporated by reference to Exhibit 3.159 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.95	Certificate of Formation of CNU of Wyoming, LLC (f/k/a Cash America Net of Wyoming, LLC), as amended (incorporated by reference to Exhibit 3.160 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.96	Limited Liability Company Agreement of CNU of Wyoming, LLC (f/k/a Cash America Net of Wyoming, LLC) (incorporated by reference to Exhibit 3.161 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.97	Certificate of Formation of CNU Online Holdings, LLC (f/k/a Cash America Net Holdings, LLC), as amended (incorporated by reference to Exhibit 3.162 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.98	Limited Liability Company Agreement of CNU Online Holdings, LLC (f/k/a Cash America Net Holdings, LLC) (incorporated by reference to Exhibit 3.163 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.99	Certificate of Formation of CNU Technologies of Iowa, LLC (f/k/a CNU of Iowa, LLC, f/k/a Cash America Net of Iowa, LLC), as amended (incorporated by reference to Exhibit 3.170 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.100	Limited Liability Company Agreement of CNU Technologies of Iowa, LLC (f/k/a CNU of Iowa, LLC, f/k/a Cash America Net of Iowa, LLC) (incorporated by reference to Exhibit 3.171 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.101	Certificate of Formation of CreditMe, LLC (f/k/a NC Financial Solutions of Colorado, LLC) (incorporated by reference to Exhibit 3.224 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.102	Limited Liability Company Agreement of CreditMe, LLC (f/k/a NC Financial Solutions of Colorado, LLC) (incorporated by reference to Exhibit 3.225 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.103	Certificate of Formation of Debit Plus Payment Solutions, LLC (f/k/a Primary Payment Solutions, LLC, f/k/a Primary Cash Card Services, LLC), as amended (incorporated by reference to Exhibit 3.178 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.104	Limited Liability Company Agreement of Debit Plus Payment Solutions, LLC (f/k/a Primary Payment Solutions, LLC, f/k/a Primary Cash Card Services, LLC) (incorporated by reference to Exhibit 3.179 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.105	Certificate of Formation of Debit Plus Services, LLC (f/k/a Primary Credit Services, LLC, f/k/a Primary Cash Finance, LLC), as amended (incorporated by reference to Exhibit 3.180 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.106	Limited Liability Company Agreement of Debit Plus Services, LLC (f/k/a Primary Credit Services, LLC, f/k/a Primary Cash Finance, LLC) (incorporated by reference to Exhibit 3.181 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.107	Certificate of Formation of Debit Plus Technologies, LLC (f/k/a Primary Credit Processing, LLC, f/k/a Primary Cash Card Processing, LLC), as amended (incorporated by reference to Exhibit 3.182 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.108	Limited Liability Company Agreement of Debit Plus Technologies, LLC (f/k/a Primary Credit Processing, LLC, f/k/a Primary Cash Card Processing, LLC) (incorporated by reference to Exhibit 3.183 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.109	Certificate of Formation of Debit Plus, LLC (f/k/a Primary Innovations, LLC, f/k/a Primary Credit Solutions, LLC, f/k/a Primary Cash Holdings, LLC), as amended (incorporated by reference to Exhibit 3.184 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.110

Limited Liability Company Agreement of Debit Plus, LLC (f/k/a Primary Innovations, LLC,

f/k/a Primary Credit Solutions, LLC, f/k/a Primary Cash Holdings, LLC) (incorporated by reference to Exhibit 3.185 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.111	Certificate of Formation of DollarsDirect, LLC (f/k/a CashNet of Australia, LLC), as amended (incorporated by reference to Exhibit 3.188 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.112	Limited Liability Company Agreement of DollarsDirect, LLC (f/k/a CashNet of Australia, LLC) (incorporated by reference to Exhibit 3.189 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.113	Certificate of Formation of DP Labor Holdings, LLC (incorporated by reference to Exhibit 3.190 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.114	Amended and Restated Limited Liability Company Agreement of DP Labor Holdings, LLC (incorporated by reference to Exhibit 3.191 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.115	Certificate of Formation of Enova Brazil, LLC (incorporated by reference to Exhibit 3.192 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.116	Limited Liability Company Agreement of Enova Brazil, LLC (incorporated by reference to Exhibit 3.193 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.117	Certificate of Formation of Enova Financial Holdings, LLC (incorporated by reference to Exhibit 3.194 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.118	Limited Liability Company Agreement of Enova Financial Holdings, LLC (incorporated by reference to Exhibit 3.195 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.119	Certificate of Formation of Enova International GEC, LLC (f/k/a AEL Net of Illinois, LLC) (incorporated by reference to Exhibit 3.10 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.120	Limited Liability Company Agreement of Enova International GEC, LLC (f/k/a AEL Net of Illinois, LLC) (incorporated by reference to Exhibit 3.11 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.121	Certificate of Incorporation of Enova Online Services, Inc. (f/k/a Cash America Online Services, Inc.), as amended (incorporated by reference to Exhibit 3.198 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.122	Bylaws of Enova Online Services, Inc. (f/k/a Cash America Online Services, Inc.) (incorporated by reference to Exhibit 3.199 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.123	Certificate of Formation of EuroNetCash, LLC (incorporated by reference to Exhibit 3.200 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.124	Limited Liability Company Agreement of EuroNetCash, LLC (incorporated by reference to Exhibit 3.201 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.125	Certificate of Formation of Headway Capital, LLC (f/k/a TrafficGen, LLC, f/k/a Cash America Net of Nebraska, LLC), as amended (incorporated by reference to Exhibit 3.282 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.126	Amended and Restated Limited Liability Company Agreement of Headway Capital, LLC (f/k/a TrafficGen, LLC, f/k/a Cash America Net of Nebraska, LLC) (incorporated by reference to Exhibit 3.283 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.127	Certificate of Incorporation of Mobile Leasing Group, Inc. (f/k/a EGH Services, Inc.), as amended (incorporated by reference to Exhibit 3.214 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.128	Bylaws of Mobile Leasing Group, Inc. (f/k/a EGH Services, Inc.) (incorporated by reference to Exhibit 3.215 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.129	Certificate of Formation of NC Financial Solutions of Alabama, LLC (incorporated by reference to Exhibit 3.218 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.130	Limited Liability Company Agreement of NC Financial Solutions of Alabama, LLC (incorporated by reference to Exhibit 3.219 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.131	Certificate of Formation of NC Financial Solutions of Arizona, LLC (f/k/a AEL Net of Arizona, LLC), as amended (incorporated by reference to Exhibit 3.220 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.132	Limited Liability Company Agreement of NC Financial Solutions of Arizona, LLC (f/k/a AEL Net of Arizona, LLC) (incorporated by reference to Exhibit 3.221 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.133	Certificate of Formation of NC Financial Solutions of California, LLC (incorporated by reference to Exhibit 3.222 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.134	Limited Liability Company Agreement of NC Financial Solutions of California, LLC (incorporated by reference to Exhibit 3.223 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.135	Certificate of Formation of NC Financial Solutions of Delaware, LLC (incorporated by reference to Exhibit 3.226 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.136	Limited Liability Company Agreement of NC Financial Solutions of Delaware, LLC (incorporated by reference to Exhibit 3.227 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.137	Certificate of Formation of NC Financial Solutions of Florida, LLC (f/k/a CNU Technologies of Alabama, LLC, f/k/a AEL Net of Alabama, LLC), as amended (incorporated by reference to Exhibit 3.164 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.138	Limited Liability Company Agreement of NC Financial Solutions of Florida, LLC (f/k/a CNU Technologies of Alabama, LLC, f/k/a AEL Net of Alabama, LLC) (incorporated by reference to Exhibit 3.165 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.139	Certificate of Formation of NC Financial Solutions of Georgia, LLC (f/k/a AEL Net of Georgia, LLC), as amended (incorporated by reference to Exhibit 3.228 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.140	Limited Liability Company Agreement of NC Financial Solutions of Georgia, LLC (f/k/a AEL Net of Georgia, LLC) (incorporated by reference to Exhibit 3.229 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.141	Certificate of Formation of NC Financial Solutions of Idaho, LLC (incorporated by reference to Exhibit 3.230 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.142	Limited Liability Company Agreement of NC Financial Solutions of Idaho, LLC (incorporated by reference to Exhibit 3.231 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.143	Certificate of Formation of NC Financial Solutions of Illinois, LLC (incorporated by reference to Exhibit 3.232 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.144	Limited Liability Company Agreement of NC Financial Solutions of Illinois, LLC (incorporated by reference to Exhibit 3.233 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.145	Certificate of Formation of NC Financial Solutions of Indiana, LLC (f/k/a CNU Technologies of Arizona, LLC, f/k/a Arizona Consumer Financial Solutions, LLC), as amended (incorporated by reference to Exhibit 3.166 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.146	Limited Liability Company Agreement of NC Financial Solutions of Indiana, LLC (f/k/a CNU Technologies of Arizona, LLC, f/k/a Arizona Consumer Financial Solutions, LLC) (incorporated by reference to Exhibit 3.167 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.147	Certificate of Formation of NC Financial Solutions of Kansas, LLC (incorporated by reference to Exhibit 3.234 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.148	Limited Liability Company Agreement of NC Financial Solutions of Kansas, LLC (incorporated by reference to Exhibit 3.235 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.149	Certificate of Formation of NC Financial Solutions of Louisiana, LLC

3.150	Limited Liability Company Agreement of NC Financial Solutions of Louisiana, LLC

3.151	Certificate of Formation of NC Financial Solutions of Maryland, LLC (incorporated by reference to Exhibit 3.236 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.152	Limited Liability Company Agreement of NC Financial Solutions of Maryland, LLC (incorporated by reference to Exhibit 3.237 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.153	Certificate of Formation of NC Financial Solutions of Mississippi, LLC (f/k/a AEL Net of Mississippi, LLC), as amended (incorporated by reference to Exhibit 3.238 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.154	Limited Liability Company Agreement of NC Financial Solutions of Mississippi, LLC (f/k/a AEL Net of Mississippi, LLC) (incorporated by reference to Exhibit 3.239 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.155	Certificate of Formation of NC Financial Solutions of Missouri, LLC (incorporated by reference to Exhibit 3.240 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.156	Limited Liability Company Agreement of NC Financial Solutions of Missouri, LLC (incorporated by reference to Exhibit 3.241 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.157	Certificate of Formation of NC Financial Solutions of Montana, LLC

3.158	Limited Liability Company Agreement of NC Financial Solutions of Montana, LLC

3.159	Certificate of Formation of NC Financial Solutions of Nevada, LLC (incorporated by reference to Exhibit 3.242 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.160	Limited Liability Company Agreement of NC Financial Solutions of Nevada, LLC (incorporated by reference to Exhibit 3.243 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.161	Certificate of Formation of NC Financial Solutions of New Hampshire, LLC (f/k/a CNU Technologies of California, LLC, f/k/a AEL Net of California, LLC), as amended (incorporated by reference to Exhibit 3.168 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.162	Limited Liability Company Agreement of NC Financial Solutions of New Hampshire, LLC (f/k/a CNU Technologies of California, LLC, f/k/a AEL Net of California, LLC) (incorporated by reference to Exhibit 3.169 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.163	Certificate of Formation of NC Financial Solutions of New Jersey, LLC (f/k/a CNU Technologies of New Mexico, LLC, f/k/a AEL Net of New Mexico, LLC), as amended (incorporated by reference to Exhibit 3.172 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.164	Limited Liability Company Agreement of NC Financial Solutions of New Jersey, LLC (f/k/a CNU Technologies of New Mexico, LLC, f/k/a AEL Net of New Mexico, LLC) (incorporated by reference to Exhibit 3.173 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.165	Certificate of Formation of NC Financial Solutions of New Mexico, LLC (incorporated by reference to Exhibit 3.244 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.166	Limited Liability Company Agreement of NC Financial Solutions of New Mexico, LLC (incorporated by reference to Exhibit 3.245 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.167	Certificate of Formation of NC Financial Solutions of North Dakota, LLC (incorporated by reference to Exhibit 3.246 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.168	Limited Liability Company Agreement of NC Financial Solutions of North Dakota, LLC (incorporated by reference to Exhibit 3.247 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.169	Certificate of Formation of NC Financial Solutions of Ohio, LLC (f/k/a AEL Net of Ohio, LLC), as amended (incorporated by reference to Exhibit 3.248 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.170	Limited Liability Company Agreement of NC Financial Solutions of Ohio, LLC (f/k/a AEL Net of Ohio, LLC) (incorporated by reference to Exhibit 3.249 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.171	Certificate of Formation of NC Financial Solutions of Oregon, LLC (f/k/a CNU Technologies of South Carolina, LLC, f/k/a NC Financial Solutions of South Carolina, LLC, f/k/a AEL Net of South Carolina), as amended (incorporated by reference to Exhibit 3.174 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.172	Limited Liability Company Agreement of NC Financial Solutions of Oregon, LLC (f/k/a CNU Technologies of South Carolina, LLC, f/k/a NC Financial Solutions of South Carolina, LLC, f/k/a AEL Net of South Carolina) (incorporated by reference to Exhibit 3.175 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.173	Certificate of Formation of NC Financial Solutions of Rhode Island, LLC

3.174	Limited Liability Company Agreement of NC Financial Solutions of Rhode Island, LLC

3.175	Certificate of Formation of NC Financial Solutions of South Carolina, LLC (f/k/a CNU Technologies of South Carolina, LLC), as amended (incorporated by reference to Exhibit 3.250 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.176	Limited Liability Company Agreement of NC Financial Solutions of South Carolina, LLC (f/k/a CNU Technologies of South Carolina, LLC) (incorporated by reference to Exhibit 3.251 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.177	Certificate of Formation of NC Financial Solutions of South Dakota, LLC (incorporated by reference to Exhibit 3.252 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.178	Limited Liability Company Agreement of NC Financial Solutions of South Dakota, LLC (incorporated by reference to Exhibit 3.253 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.179	Certificate of Formation of NC Financial Solutions of Tennessee, LLC (f/k/a AEL Net of Tennessee, LLC), as amended (incorporated by reference to Exhibit 3.254 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.180	Limited Liability Company Agreement of NC Financial Solutions of Tennessee, LLC (f/k/a AEL Net of Tennessee, LLC) (incorporated by reference to Exhibit 3.255 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.181	Certificate of Formation of NC Financial Solutions of Texas, LLC (f/k/a AEL Net of Texas, LLC), as amended (incorporated by reference to Exhibit 3.256 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.182	Limited Liability Company Agreement of NC Financial Solutions of Texas, LLC (f/k/a AEL Net of Texas, LLC) (incorporated by reference to Exhibit 3.257 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.183	Certificate of Formation of NC Financial Solutions of Utah, LLC (incorporated by reference to Exhibit 3.258 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

EXHIBIT NO.	DESCRIPTION

3.184	Limited Liability Company Agreement of NC Financial Solutions of Utah, LLC (incorporated by reference to Exhibit 3.259 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.185	Certificate of Formation of NC Financial Solutions of Virginia, LLC (f/k/a AEL Net of Virginia, LLC), as amended (incorporated by reference to Exhibit 3.260 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.186	Limited Liability Company Agreement of NC Financial Solutions of Virginia, LLC (f/k/a AEL Net of Virginia, LLC) (incorporated by reference to Exhibit 3.261 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.187	Certificate of Formation of NC Financial Solutions of Wisconsin, LLC (f/k/a AEL Net of Wisconsin, LLC), as amended (incorporated by reference to Exhibit 3.262 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.188	Limited Liability Company Agreement of NC Financial Solutions of Wisconsin, LLC (f/k/a AEL Net of Wisconsin, LLC) (incorporated by reference to Exhibit 3.263 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.189	Certificate of Formation of NC Financial Solutions, LLC (incorporated by reference to Exhibit 3.264 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.190	Limited Liability Company Agreement of NC Financial Solutions, LLC (incorporated by reference to Exhibit 3.265 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.191	Certificate of Formation of Ohio Consumer Financial Solutions, LLC (incorporated by reference to Exhibit 3.266 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.192	Limited Liability Company Agreement of Ohio Consumer Financial Solutions, LLC (incorporated by reference to Exhibit 3.267 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.193	Certificate of Formation of Tennessee CNU, LLC

3.194	Limited Liability Company Agreement of Tennessee CNU, LLC

3.195	Certificate of Formation of The Check Giant NM, LLC, as amended (incorporated by reference to Exhibit 3.278 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

3.196	Operating Agreement of The Check Giant NM, LLC (incorporated by reference to Exhibit 3.279 to the Form S-4 Registration Statement of Cash America International, Inc. dated November 12, 2013)

4.1	Indenture, dated May 30, 2014, between Enova International, Inc., the U.S. subsidiaries of Enova International, Inc., as guarantors, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 10 filed on July 31, 2014)

4.2	First Supplemental Indenture, dated as of October 1, 2014, between Enova International, Inc., NC Financial Solutions of Louisiana, LLC, NC Financial Solutions of Montana, LLC, and NC Financial Solutions of Rhode Island, LLC, each, as subsidiary guarantor, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 to Amendment No. 2 to the Registration Statement on Form 10 filed on October 2, 2014)

EXHIBIT NO.	DESCRIPTION

4.3	Second Supplemental Indenture, dated as of February 13, 2015, between Enova International, Inc., Tennessee CNU, LLC, as subsidiary guarantor, and U.S. Bank National Association, as trustee

4.4	Registration Rights Agreement, dated May 30, 2014, between Enova International, Inc., the U.S. subsidiaries of Enova International, Inc., and Jefferies LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form 10 filed on July 31, 2014)

5.1	Opinion of Kirkland & Ellis LLP

10.1	Transition Services Agreement between Cash America International, Inc. and Enova International, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 19, 2014)

10.2	Tax Matters Agreement between Cash America International, Inc. and Enova International, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 19, 2014)

10.3	Software Lease and Maintenance Agreement between Cash America International, Inc. and Enova International, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on November 19, 2014)

10.4	Enova International, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-K filed on March 20, 2015)†

10.5	Enova International, Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form 10 filed on July 31, 2014)†

10.6	Enova International, Inc. Nonqualified Savings Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form 10 filed on July 31, 2014)†

10.7	Continued Employment and Separation Agreement between Enova Financial Holdings, LLC, a subsidiary of the Company, and Timothy S. Ho dated January 29, 2013 (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form 10 filed on July 31, 2014)†

10.8	Credit Agreement, dated as of May 14, 2014, by and among Enova International, Inc., as borrower, the U.S. subsidiaries of Enova International, Inc., as guarantors, Jefferies Finance LLC, as administrative agent, and Jefferies Group LLC, as lender (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form 10 filed on July 31, 2014)

10.9	Amendment to Credit Agreement, dated March 25, 2015, by and among Enova International, Inc., the Guarantors, the Required Lenders and Jefferies Finance LLC, as administrative agent for the Lenders

10.10	Lease Agreement, dated July 25, 2014, between 175 Jackson L.L.C. and Enova International, Inc. (incorporated by reference to Exhibit 10.11 to Amendment No. 4 to the Registration Statement on Form 10 filed on October 2, 2014)

10.11	Form of Enova International, Inc. Severance Pay Plan for Executives (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Registration Statement on Form 10 filed on October 2, 2014)†

10.12	Form of Enova International, Inc. Senior Executive Bonus Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement on Form 10 filed on October 2, 2014)†

EXHIBIT NO.	DESCRIPTION

10.13	Summary of 2014 Terms and Conditions of the Enova International, Inc. Short-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form 10 filed on October 2, 2014)†

10.14	Enova International, Inc. Executive Change-in-Control Severance and Restrictive Covenant Agreement for Chief Executive Officer (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 19, 2014)†

10.15	Form of Enova International, Inc. Executive Change-in-Control Severance and Restrictive Covenant Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 19, 2014)†

10.16	Form of Enova International, Inc. 2014 Long-Term Incentive Plan Award Agreement for Special Grant of Restricted Stock Units for Directors (incorporated by reference to Exhibit 10.16 to Enova International, Inc.‘s Form 10-K filed on March 20, 2015)†

10.17	Form of Enova International, Inc. 2014 Long-Term Incentive Plan Award Agreement for Grant of Restricted Stock Units (for Officers) (incorporated by reference to Exhibit 10.18 to Amendment No. 3 to the Registration Statement on Form 10 filed on October 17, 2014)†

10.18	Form of Enova International, Inc. 2014 Long-Term Incentive Plan Award Agreement for Special Grant of Nonqualified Stock Option with a Limited Stock Appreciation Right (for Officers) (incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registration Statement on Form 10 filed on October 17, 2014)†

10.19	Cash America International, Inc. 1994 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to Cash America International, Inc.’s Form 10-K filed on March 29, 1995)†

10.20	Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “CSH LTIP”) (incorporated by reference to Exhibit 10.1 to Cash America International, Inc.’s Form 8-K filed on April 28, 2009)†

10.21	Amendment to the CSH LTIP dated May 18, 2011 (incorporated by reference to Exhibit 10.2 to Cash America International, Inc.’s Form 10-Q filed on July 22, 2011)†

10.22	Second Amendment to the CSH LTIP dated May 24, 2012 (incorporated by reference to Exhibit 10.2 to Cash America International, Inc.’s Form 10-Q filed on July 27, 2012)†

10.23	Cash America International, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Appendix A to Cash America International, Inc.’s proxy statement on Form DEF 14A filed on April 11, 2014)†

10.24	Stockholder’s and Registration Rights Agreement between Cash America International, Inc. and Enova International, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 19, 2014)

12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1)

24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference)

25.1	Statement of Trustee Eligibility

EXHIBIT NO.	DESCRIPTION

99.1	Form of Letter of Transmittal for Old Notes

99.2	Form of Letter to DTC Participants Regarding the Exchange Offer

99.3	Form of Letter of Beneficial Owners of the Old Notes Regarding the Exchange Offer

101	Interactive Data Files

†	Denotes management contract or compensatory plan.

ITEM 22.	UNDERTAKINGS

The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv) any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

ENOVA INTERNATIONAL, INC. (Registrant)

By:	/s/ David A. Fisher
David A. Fisher, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A Fisher and Lisa M. Young, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	Director, President and Chief Executive Officer (Principal Executive Officer)	March 25, 2015

/s/ Robert S. Clifton Robert S. Clifton	Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	March 25, 2015

/s/ Daniel R. Feehan Daniel R. Feehan	Director	March 25, 2015

/s/ William M. Goodyear William M. Goodyear	Director	March 25, 2015

/s/ James A. Gray James A. Gray	Director	March 25, 2015

/s/ David C. Habiger David C. Habiger	Director	March 25, 2015

Name	Title	Date

/s/ Gregg A. Kaplan Gregg A. Kaplan	Director	March 25, 2015

/s/ Mark A. Tebbe Mark A. Tebbe	Director	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

AEL NET MARKETING, LLC	CNU OF NEW HAMPSHIRE, LLC
AEL NET OF MISSOURI, LLC	CNU OF NEW MEXICO, LLC
CASHEURONET UK, LLC	CNU OF NORTH DAKOTA, LLC
CASHNET CSO OF MARYLAND, LLC	CNU OF OHIO, LLC
CASHNETUSA OF FLORIDA, LLC	CNU OF OKLAHOMA, LLC
CNU NEWCO, LLC	CNU OF OREGON, LLC
CNU OF ALABAMA, LLC	CNU OF RHODE ISLAND, LLC
CNU OF ALASKA, LLC	CNU OF SOUTH CAROLINA, LLC
CNU OF ARIZONA, LLC	CNU OF SOUTH DAKOTA, LLC
CNU OF CALIFORNIA, LLC	CNU OF TENNESSEE, LLC
CNU OF COLORADO, LLC	CNU OF TEXAS, LLC
CNU OF DELAWARE, LLC	CNU OF UTAH, LLC
CNU OF FLORIDA, LLC	CNU OF VIRGINIA, LLC
CNU OF HAWAII, LLC	CNU OF WASHINGTON, LLC
CNU OF IDAHO, LLC	CNU OF WISCONSIN, LLC
CNU OF ILLINOIS, LLC	CNU OF WYOMING, LLC
CNU OF INDIANA, LLC	CNU TECHNOLOGIES OF IOWA, LLC
CNU OF KANSAS, LLC	DOLLARSDIRECT, LLC
CNU OF LOUISIANA, LLC	ENOVA BRAZIL, LLC
CNU OF MAINE, LLC	ENOVA INTERNATIONAL GEC, LLC
CNU OF MICHIGAN, LLC	EURONETCASH, LLC
CNU OF MINNESOTA, LLC	HEADWAY CAPITAL, LLC
CNU OF MISSISSIPPI, LLC	OHIO CONSUMER FINANCIAL SOLUTIONS, LLC
CNU OF MISSOURI, LLC	TENNESSEE CNU, LLC
CNU OF MONTANA, LLC
CNU OF NEVADA, LLC

(Registrants)

By:	CNU Online Holdings, LLC,
The sole member of each of the foregoing
Registrants

	By:	/s/ David A. Fisher
David A. Fisher, Manager of the sole
member

	By:	/s/ Lisa M. Young
Lisa M. Young, Manager of the sole
member

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A. Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer and Treasurer, and Manager of sole member (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Manager of sole member	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

BILLERS ACCEPTANCE GROUP, LLC
CNU ONLINE HOLDINGS, LLC
DEBIT PLUS, LLC
ENOVA FINANCIAL HOLDINGS, LLC
NC FINANCIAL SOLUTIONS, LLC
(Registrants)

By:	/s/ David A. Fisher
David A. Fisher, Manager

By:	/s/ Lisa M. Young
Lisa M. Young, Manager

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer, Treasurer, and Manager (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Manager	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

CASHNETUSA CO LLC
CASHNETUSA OR LLC
THE CHECK GIANT NM LLC
(Registrants)

By:	CNU of New Mexico, LLC,
Manager of each of the foregoing Registrants

	By:	CNU Online Holdings, LLC
Its sole member

		By:	/s/ David A. Fisher
David A. Fisher, Manager of the
sole member

		By:	/s/ Lisa M. Young
Lisa M. Young, Manager of the
sole member

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A. Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer and Treasurer, and Manager of the sole member (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Manager of the sole member	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

CNU DOLLARSDIRECT INC.
CNU DOLLARSDIRECT LENDING INC.
ENOVA ONLINE SERVICES, INC.
MOBILE LEASING GROUP, INC.
(Registrants)

By:	/s/ David A. Fisher
David A. Fisher, President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer, Treasurer, and Director (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Director	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

DEBIT PLUS PAYMENT SOLUTIONS, LLC
DEBIT PLUS SERVICES, LLC
DEBIT PLUS TECHNOLOGIES, LLC
(Registrants)

By:	Debit Plus, LLC,
The sole member of each of the foregoing
Registrants

	By:	/s/ David A. Fisher
David A. Fisher, Manager of the sole
member

	By:	/s/ Lisa M. Young
Lisa M. Young, Manager of the sole
member

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer, Treasurer, and Manager of the sole member (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Manager of the sole member	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

DP LABOR HOLDINGS, LLC
(Registrants)

By:	/s/ David A. Fisher
David A. Fisher, Manager

By:	/s/ Lisa M. Young
Lisa M. Young, Manager

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer, Treasurer, and Manager (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Manager	March 25, 2015

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 25, 2015.

CREDITME, LLC
NC FINANCIAL SOLUTIONS OF ALABAMA, LLC
NC FINANCIAL SOLUTIONS OF ARIZONA, LLC
NC FINANCIAL SOLUTIONS OF CALIFORNIA, LLC
NC FINANCIAL SOLUTIONS OF DELAWARE, LLC
NC FINANCIAL SOLUTIONS OF FLORIDA, LLC
NC FINANCIAL SOLUTIONS OF GEORGIA, LLC
NC FINANCIAL SOLUTIONS OF IDAHO, LLC
NC FINANCIAL SOLUTIONS OF ILLINOIS, LLC
NC FINANCIAL SOLUTIONS OF INDIANA, LLC
NC FINANCIAL SOLUTIONS OF KANSAS, LLC
NC FINANCIAL SOLUTIONS OF LOUISIANA, LLC
NC FINANCIAL SOLUTIONS OF MARYLAND, LLC
NC FINANCIAL SOLUTIONS OF MISSISSIPPI, LLC
NC FINANCIAL SOLUTIONS OF MISSOURI, LLC
NC FINANCIAL SOLUTIONS OF MONTANA, LLC
NC FINANCIAL SOLUTIONS OF NEVADA, LLC
NC FINANCIAL SOLUTIONS OF NEW HAMPSHIRE, LLC
NC FINANCIAL SOLUTIONS OF NEW JERSEY, LLC
NC FINANCIAL SOLUTIONS OF NEW MEXICO, LLC
NC FINANCIAL SOLUTIONS OF NORTH DAKOTA, LLC
NC FINANCIAL SOLUTIONS OF OHIO, LLC
NC FINANCIAL SOLUTIONS OF OREGON, LLC
NC FINANCIAL SOLUTIONS OF RHODE ISLAND, LLC
NC FINANCIAL SOLUTIONS OF SOUTH CAROLINA, LLC
NC FINANCIAL SOLUTIONS OF SOUTH DAKOTA, LLC
NC FINANCIAL SOLUTIONS OF TENNESSEE, LLC
NC FINANCIAL SOLUTIONS OF TEXAS, LLC
NC FINANCIAL SOLUTIONS OF UTAH, LLC
NC FINANCIAL SOLUTIONS OF VIRGINIA, LLC
NC FINANCIAL SOLUTIONS OF WISCONSIN, LLC
(Registrants)

By:	NC Financial Solutions, LLC
The sole member of each of the foregoing
Registrants

	By:	/s/ David A. Fisher
David A. Fisher, Manager

	By:	/s/ Lisa M. Young
Lisa M. Young, Manager

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David A Fisher and Lisa M. Young with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and any and all amendments to this Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Fisher David A. Fisher	President, Chief Executive Officer, Treasurer, and Manager of the sole member (Principal Executive, Financial, and Accounting Officer)	March 25, 2015

/s/ Lisa M. Young Lisa M. Young	Vice President, Secretary, and Manager of the sole member	March 25, 2015